                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / /  Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                        JEFFERIES GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                        JEFFERIES GROUP, INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
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     2)  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     3)  Per unit price or other underlying value of transaction computed pursu-
         ant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):.
         -----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:
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     5)  Total fee paid:
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/X/  Fee paid previously with filing of preliminary confidential materials by registrant.

/ /  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
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
                                     [LOGO]

                                                                  March 18, 1999

Dear Jefferies Group, Inc. Stockholder:

    You are cordially invited to attend a Special Meeting of Stockholders (the
"Special Meeting") of Jefferies Group, Inc. ("Group") to be held at The New York
Helmsley Hotel, 212 East 42nd Street, New York, New York 10017, on April 20,
1999 at 9:00 a.m., local time. At the Special Meeting, you will be asked to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement"), between Group and Group's approximately 80.5% owned subsidiary, Investment
Technology Group, Inc. ("ITGI") and to approve and adopt the issuance of the Merger Shares (defined below). The Merger Agreement provides for the merger (the
"Merger") of ITGI with and into Group (with the surviving corporation being "New
ITGI") and for the issuance of shares of common stock of Group (the "Group
Common Stock") to stockholders of ITGI other than Group pursuant to the Merger
Agreement (the "Merger Shares").

    The Merger will occur only after we distribute to you in a spin-off transaction (the "Spin-Off") all of the outstanding common stock of JEF Holding
Company, Inc. ("New JEF"), a newly created wholly-owned subsidiary of Group.
Prior to the Spin-Off, Group will transfer to New JEF all of the assets of Group
(including the brokerage and investment banking businesses conducted by Group's non-ITGI subsidiaries) except for the capital stock of ITGI, and all of Group's liabilities, other than liabilities related to ITGI (the "Transfers"). The
Spin-Off is subject to numerous conditions, including Group Stockholder approval of the Merger Agreement. As a result, your vote is important. Group owns, and has the right to vote at the ITGI stockholders' meeting, sufficient shares to approve the Merger Agreement without the vote of any other ITGI stockholder and intends to vote its ITGI shares to approve the Merger Agreement.

    The completion of the Merger and the Spin-Off will result in a complete separation of ITGI from the other Group businesses. The Spin-Off and the Merger will be tax-free to Group Stockholders. As a result of the Merger, you will own a direct interest in the ITGI business through shares of New ITGI, rather than an indirect interest in the ITGI business through ownership of Group shares. You will own the same number of shares of New ITGI that you owned of Group prior to the Merger. ITGI has applied for the listing of the New ITGI common stock on the New York Stock Exchange (the "NYSE") under the symbol "ITG." As a result of the
Spin-Off, you will continue to own the non-ITGI businesses of Group through ownership of New JEF common stock. You will own the same number of shares of New
JEF that you owned of Group as of the record date for the Spin-Off. New JEF common stock will be publicly traded on the NYSE under the symbol "JEF."
Coincident with the Merger, Jefferies Group, Inc., as the surviving corporation in the Merger, will change its name to Investment Technology Group, Inc. and JEF
Holding Company, Inc. will change its name to Jefferies Group, Inc.

    At the Special Meeting, you will also be asked to consider and act upon proposals to approve two incentive compensation plans of New JEF. These proposals are being presented to you because Group Stockholders will become New
JEF stockholders as a result of the Spin-Off.

    Your vote is important. Whether or not you plan to attend the Special
Meeting in person, I urge you to either complete, date, sign and return the accompanying proxy card in the provided prepaid envelope or attend the Special
Meeting and vote in person.

Sincerely,

       [LOGO]

Frank E. Baxter
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
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                               [LOGO]

                             JEFFERIES GROUP, INC.
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 20, 1999

To the Stockholders of Jefferies Group, Inc.:

    NOTICE IS HEREBY GIVEN that Jefferies Group, Inc., a Delaware corporation ("Group"), will hold a special meeting of Stockholders (including any postponement or adjournment, the "Special Meeting") at The New York Helmsley Hotel, 212 East 42nd Street, New York, New York 10017, on April 20, 1999 at 9:00 a.m., local time, for the following purposes:

        (1) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger to be dated as of the mailing date of this notice (the "Merger Agreement"), between Group and Investment Technology Group, Inc., a Delaware corporation ("ITGI"), providing for the merger (the "Merger") of ITGI with and into Group and to also approve the issuance of Group Common Stock pursuant to the Merger Agreement. The Merger is subject to numerous conditions as set forth in the Merger Agreement, including the condition that the Merger would occur only after Group distributes (the "Spin-Off") to you all of the outstanding common stock of JEF Holding Company, Inc. ("New JEF"), a wholly-owned subsidiary of Group, following the transfer of all of Group's assets, except for Group's approximately 80.5% interest in the capital stock of ITGI, and all of Group's liabilities (other than liabilities related to ITGI), to New JEF or its subsidiaries and the satisfaction of all other terms and conditions related to the Spin-Off;

        (2) To consider and vote upon a proposal to approve the 1999 Incentive Compensation Plan of New JEF (the "Incentive Plan");

        (3) To consider and vote upon a proposal to approve the 1999 Directors' Stock Compensation Plan of New JEF (the "Directors' Plan");

        (4) To consider and vote upon a proposal to grant the Group Board of Directors discretionary authority to postpone or adjourn the Special Meeting in order to solicit additional votes to approve any matter set forth in paragraph (1), (2) or (3) above if the Secretary of Group determines that there are not sufficient votes to approve any such matter ("Grant of Discretionary Authority"); and

        (5) To transact any other business that may properly come before the Special Meeting or any one or more adjournments thereof.

    The Board of Directors of Group has fixed the close of business on March 1, 1999 as the record date for determination of Group Stockholders entitled to notice of and to vote at the Special Meeting (the "Special Meeting Record Date"). A complete list of stockholders entitled to vote will be available for inspection at the offices of Group at 11100 Santa Monica Boulevard, 11th Floor, Los Angeles, CA 90025 for a period of ten days prior to the Special Meeting.

    By Order of the Board of Directors

          [LOGO]

Jerry M. Gluck
SECRETARY

Los Angeles, California
March 18, 1999

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE FILL IN, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. PLEASE DO NOT SEND STOCK CERTIFICATES WITH YOUR PROXY CARD.

                               TABLE OF CONTENTS

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SUMMARY....................................................................................................           1
    QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF...............................................................           1
    QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE STOCKHOLDER VOTE........................................           5
    The Transactions.......................................................................................           9
    The Special ITGI Cash Dividend.........................................................................          11
    Effect of Transactions on Stockholder Rights and Stock Ownership.......................................          12
    Structural and Ownership Changes Arising from the Transactions.........................................          13

RISK FACTORS...............................................................................................          15

THE SPECIAL MEETING........................................................................................          19

THE TRANSACTIONS...........................................................................................          20
    The Transfers and Spin-Off.............................................................................          20
    Agreements Between Group and New JEF Relating to the Spin-Off..........................................          24
    Background of and Reasons for the Transactions.........................................................          28
    The Merger.............................................................................................          30
    Opinion of Group's Financial Advisor Concerning the Merger.............................................          34
    The Merger Agreement...................................................................................          35
    The Special Committee of ITGI's Board of Directors.....................................................          42
    Opinion of ITGI's Financial Advisor....................................................................          46
    Special ITGI Cash Dividend.............................................................................          46
    No Dissenters' Rights..................................................................................          46

APPROVAL OF THE 1999 INCENTIVE COMPENSATION PLAN...........................................................          47
    Reasons for Approval by Group Stockholders.............................................................          47
    Description of the Incentive Plan......................................................................          48
    Federal Income Tax Implications of the Incentive Plan..................................................          52
    Vote Required for Approval.............................................................................          54
    Recommendation of the Board of Directors of Group......................................................          54

APPROVAL OF THE 1999 DIRECTORS' STOCK COMPENSATION PLAN....................................................          55
    Reasons for Approval by Group Stockholders.............................................................          55
    Current Director Compensation Under the Existing Plans.................................................          55
    Description of the Directors' Plan.....................................................................          56
    Federal Income Tax Implications of the Directors' Plan.................................................          59
    Vote Required for Approval.............................................................................          60
    Recommendation of the Board of Directors of Group......................................................          60

DESCRIPTION OF NEW JEF CAPITAL STOCK.......................................................................          61
    Introduction...........................................................................................          61
    Authorized and Outstanding Capital Stock...............................................................          61
    New JEF Common Stock; Delaware Antitakeover Provisions.................................................          61
    Preferred Stock........................................................................................          62
    Certain Antitakeover Provisions--New JEF Certificate and Bylaws........................................          62
    Other Delaware Corporate Law Provisions Affecting New JEF Stockholders.................................          63

                                       ii
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MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED STOCKHOLDER MATTERS..............................          66
    Group..................................................................................................          66
    ITGI...................................................................................................          67
SELECTED HISTORICAL FINANCIAL DATA OF GROUP................................................................          68
UNAUDITED SUPPLEMENTAL SELECTED HISTORICAL FINANCIAL DATA
  OF NEW JEF...............................................................................................          69
MANAGEMENT'S DISCUSSION AND ANALYSIS OF SUPPLEMENTAL FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NEW
  JEF......................................................................................................          70
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION OF NEW JEF (EXCLUDING
  DISCONTINUED OPERATIONS).................................................................................          80
SELECTED HISTORICAL FINANCIAL DATA OF ITGI.................................................................          82
UNAUDITED PRO FORMA FINANCIAL DATA OF ITGI.................................................................          83
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ITGI..............          87
COMPARATIVE PER SHARE DATA OF GROUP AND ITGI...............................................................          95
BUSINESS OF NEW JEF........................................................................................          96
    JEFCO..................................................................................................          96
    JIL....................................................................................................          96
    JPL....................................................................................................          96
    W & D Securities, Inc..................................................................................          96
    Corporate Finance......................................................................................          97
    Commission Business....................................................................................          97
    Principal Transactions.................................................................................          98
    Interest...............................................................................................          99
    Risk Management........................................................................................         101
    Properties.............................................................................................         101
    Employees..............................................................................................         101
BUSINESS OF ITGI AND NEW ITGI..............................................................................         102
    POSIT..................................................................................................         102
    QuantEX................................................................................................         104
    SmartServers...........................................................................................         104
    Electronic Trading Desk................................................................................         105
    ITG Platform...........................................................................................         105
    "ISIS" Pre- and Post-trade Analysis....................................................................         106
    ITG/Opt................................................................................................         106
    ITG Research...........................................................................................         107
    ITG Europe.............................................................................................         107
    Australian POSIT.......................................................................................         107
    Canadian QuantEX.......................................................................................         107
    Arizona Stock Exchange.................................................................................         108
    Regulation.............................................................................................         108
    Credit Risk............................................................................................         109
    License and Relationship with BARRA....................................................................         109
    Competition............................................................................................         110
    Research and Product Development.......................................................................         110
    Employees..............................................................................................         112

                                      iii
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MANAGEMENT OF GROUP AND NEW JEF............................................................................         113
    Directors..............................................................................................         113
    Other Executive Officers...............................................................................         114
    Director Compensation..................................................................................         114
    Executive Compensation.................................................................................         116
    Employment Contracts and Termination of Employment and Change-in-Control Arrangements..................         119
    Pension Plan...........................................................................................         119
    Impact of the Spin-Off and Merger on Group's Employee Benefit Plans....................................         120
    Compliance with Section 16(a) of the Exchange Act......................................................         122

MANAGEMENT OF ITGI AND NEW ITGI............................................................................         124
    Directors..............................................................................................         124
    Other Executive Officers...............................................................................         125

BENEFICIAL OWNERSHIP OF GROUP COMMON STOCK BY DIRECTORS, OFFICERS AND PRINCIPAL STOCKHOLDERS OF GROUP......         126

EXPERTS....................................................................................................         129

OTHER MATTERS; STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETINGS OF NEW JEF AND NEW ITGI..................         129
WHERE YOU CAN FIND MORE INFORMATION........................................................................         129

INDEX TO UNAUDITED PROFORMA FINANCIAL STATEMENTS...........................................................         F-1

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APPENDIX A      MERGER AGREEMENT
APPENDIX B      DISTRIBUTION AGREEMENT
APPENDIX C      BENEFITS AGREEMENT
APPENDIX D      TAX SHARING AND INDEMNIFICATION AGREEMENT
APPENDIX E      OPINION OF J.P. MORGAN SECURITIES INC.
APPENDIX F      SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

   QuantEX-Registered Trademark- ("QuantEX") is a registered trademark of ITGI. POSIT-Registered Trademark- ("POSIT") is a registered service mark of the POSIT Joint Venture. SmartServer is a service mark of ITGI.

    This Proxy/Information Statement and the accompanying form of proxies are first being mailed to the Stockholders on or about March 19, 1999.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN (OR, TO THE EXTENT NOT SUPERSEDED BY INFORMATION PRESENTED HEREIN, INCORPORATED BY REFERENCE INTO) THIS PROXY/INFORMATION STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION DIFFERENT FROM THE INFORMATION CONTAINED IN (OR INCORPORATED BY REFERENCE INTO) THIS PROXY/INFORMATION STATEMENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY/INFORMATION STATEMENT IS ACCURATE AS OF ANY LATER DATE, AND THE MAILING OF THIS PROXY/INFORMATION STATEMENT TO STOCKHOLDERS SHALL NOT MEAN OTHERWISE.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT
CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE
TRANSFERS, THE SPIN-OFF AND THE MERGER (COLLECTIVELY, THE "TRANSACTIONS"), AND
FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD
READ CAREFULLY THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS TO WHICH WE HAVE
REFERRED YOU. SEE "WHERE YOU CAN FIND ADDITIONAL INFORMATION" ON PAGE 129 OF
THIS PROXY/INFORMATION STATEMENT. THE ACTUAL TERMS OF THE MERGER ARE CONTAINED
IN THE MERGER AGREEMENT, WHICH IS INCLUDED IN THIS PROXY/ INFORMATION STATEMENT
AS APPENDIX A. EXCEPT WHERE THE CONTEXT SUGGESTS OTHERWISE, (1) REFERENCES TO
"WE," "OUR," "US" OR WORDS OF SIMILAR IMPORT MEAN JEFFERIES GROUP, INC., A
DELAWARE CORPORATION, BEFORE THE MERGER AND (2) REFERENCES TO "NEW JEF" MEAN JEF
HOLDING COMPANY, INC. AND ITS SUBSIDIARIES, BEFORE ITS NAME CHANGE, WHICH WILL
OCCUR FOLLOWING THE MERGER, AND JEFFERIES GROUP, INC. (FOLLOWING THE MERGER AND
THE AFOREMENTIONED NAME CHANGE) AND ITS SUBSIDIARIES.

                    QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF

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WHAT ARE THE PRACTICAL         PRACTICAL EFFECTS OF THE TRANSFERS AND SPIN-OFF. New JEF
  EFFECTS OF THE               will own the Brokerage and Investment Banking Business
  TRANSACTIONS?                (defined below) following completion of the Transfers. After the Spin-Off is completed, Group Stockholders will own New
                               JEF shares and, therefore, a direct interest in the
                               Brokerage and Investment Banking Business (defined below).
                               You will own the same number of shares of New JEF that you owned of Group as of the close of business on April 20, 1999
                               (the "Spin-Off Record Date").

                               PRACTICAL EFFECTS OF THE MERGER. You will own shares of New
                               ITGI, and therefore own a direct interest in the
                               Technology-Based Trading and Research Business (defined
                               below), as a result of the Merger. You will own the same
                               number of shares of New ITGI that you owned of Group prior to the Merger.

PLEASE PROVIDE SOME            For many years, Group has been engaged, through its
  BACKGROUND INFORMATION       subsidiaries, in the active conduct of two principal lines
  REGARDING THE TRANSACTIONS.  of business:

                               - a full-service brokerage and investment banking business
                               (the "Brokerage and Investment Banking Business") serving
                                 institutions and small to medium-sized corporations that
                                 is primarily conducted through Group's subsidiary,
                                 Jefferies & Company, Inc. ("JEFCO"); and

                               - a technology-based equity trading services and transaction research business (the "Technology-Based Trading and
                                 Research Business") serving institutional investors and
                                 brokers that is conducted by ITGI through its subsidiary
                                 ITG Inc. ("ITG").

                               The Transactions are being pursued in order to separate the
                               Brokerage and Investment Banking Business from the
                               Technology-Based Trading and Research Business.

WHY ARE WE SEPARATING NEW JEF  FOCUSED PERFORMANCE. We believe that, after completing the
  FROM GROUP THROUGH THE       Spin- Off, New JEF will have an enhanced ability to focus
  SPIN-OFF?                    more directly on the Brokerage and Investment Banking
                               Business. New JEF will be in a better position to obtain,
                               retain and motivate employees through equity-based
                               incentives (including incentives offered through the
                               Incentive Plan, and the New JEF employee stock ownership
                               plan ("ESOP")) that can more directly link the results of
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                                       1
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                               the Brokerage and Investment Banking Business and New JEF
                               stock performance. Since employee performance is one of the most critical determinants affecting New JEF's results and stock price, enhanced incentive opportunities that are
                               directly linked to stock performance create powerful new
                               incentives for improved performance.

                               DIRECT INVESTMENT. The Spin-Off will give you a direct
                               investment in New JEF and New ITGI. We believe that,
                               following the Spin-Off, the financial markets will be able to focus on the individual strengths of New JEF and New ITGI and more accurately evaluate the performance of each
                               distinct business compared to companies in the same or
                               similar businesses.

WHAT DO I HAVE TO DO TO        NOTHING. No proxy or vote is necessary for the Spin-Off.
  PARTICIPATE IN THE           However, since Group Stockholder approval of the Merger
  SPIN-OFF?                    Agreement is one of the conditions of the Spin-Off, your
                               vote is important for the Merger and we urge you to review this document and complete and return the enclosed proxy
                               card as soon as possible.

                               If you own Group Common Stock as of the Spin-Off Record
                               Date, common stock of New JEF (the "New JEF Common Stock")
                               will be mailed to you or credited to your account without
                               any further action. You should not mail in Group Common
                               Stock certificates to receive New JEF Common Stock
                               certificates, particularly since your certificates of Group
                               Common Stock will evidence your ownership of New ITGI Common
                               Stock unless and until they are exchanged for New ITGI
                               Common Stock certificates.

PLEASE EXPLAIN THE             ONE-FOR-ONE. One share of New JEF Common Stock will be
  DISTRIBUTION RATIO.          distributed in the Spin-Off for every share of Group Common
                               Stock owned as of the Spin-Off Record Date (the
                               "Distribution Ratio"). The Distribution Ratio will not alter the number of Shares of Group Common Stock that you own
                               before the Merger or the number of shares of New ITGI Common
                               Stock that you will own after the Merger. See, however
                               "--Questions and Answers About the Merger and the
                               Stockholder Vote -- Will the Merger affect the value of the
                               ITGI Common Stock".

                               EXAMPLE: If you own 100 shares of Group Common Stock as of the close of business on the Spin-Off Record Date, you will receive 100 shares of New JEF Common Stock through the
                               Spin-Off. Assuming you do not alter your ownership of those
                               100 shares of Group Common Stock before the Merger, you will own 100 shares of New ITGI Common Stock after the Merger.

WILL MY DIVIDENDS CHANGE?      NO CHANGE IN DIVIDEND POLICY IS EXPECTED. Before the
                               Spin-Off, Group paid a $.05 per share quarterly dividend.
                               After the Spin-Off, New JEF expects to continue the policy of paying a $.05 per share quarterly dividend subject, as is currently the case with Group, to the continuation of
                               acceptable earnings levels, as determined by the Board in
                               its sole judgment.

                               EXAMPLE: If you owned 100 shares of Group Common Stock, your last quarterly dividend would have been $5.00 (or 100 shares
                               X $.05). Assuming you maintain a constant number of shares of New JEF Common Stock after the Spin-Off and New JEF
                               experiences acceptable earnings levels, it is expected that you will continue to
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                                       2
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                               receive the same $5.00 quarterly dividend from New JEF after the Spin-Off.

WILL SHARES TRADE ANY          YES. Because there is no public market for the New JEF
  DIFFERENTLY AS A RESULT OF   Common Stock, a temporary form of interim trading called
  THE SPIN-OFF?                "when-issued trading" will occur for New JEF Common Stock on the New York Stock Exchange beginning about one week before the Spin-Off. When-issued listings can be identified by the
                               "wi" letters next to New JEF Common Stock on the New York
                               Stock Exchange. During this time, Group Common Stock will
                               continue to trade on a regular way basis, and will trade on a "when-distributed" basis, which is the regular way trading price less an approximate amount per share constituting the anticipated value of the Spin-Off, based primarily on
                               when-issued trading prices for New JEF Common Stock. This
                               process occurs in order to develop an orderly market and
                               trading price for New JEF Common Stock after the Spin-Off.

ARE THE TRANSFERS OR THE       NO. We believe, based on the advice of our counsel, Morgan,
  SPIN-OFF TAXABLE FOR U.S.    Lewis & Bockius LLP, that we have structured the Transfers
  TAX PURPOSES?                and the Spin-Off to qualify as tax-free transactions for
                               U.S. federal income tax purposes. We have received tax
                               rulings from the Internal Revenue Service (the "IRS") with the concurrence of the IRS concerning the tax-free treatment of the Transfers and the Spin-Off for Group and our
                               Stockholders, respectively, (the "Tax Ruling").

DO THE TRANSACTIONS GIVE RISE  YES. Within a reasonable time after the Spin-Off, Group will
  TO TAX BASIS ALLOCATION      send a letter to stockholders that will explain the way to
  ISSUES FOR MY SHARES?        allocate tax basis between New ITGI Common Stock you will
                               hold after the Merger and the New JEF Common Stock
                               distributed in the Spin-Off. The allocation will be based
                               upon average trading values for New ITGI Common Stock and
                               New JEF Common Stock coincident with the Spin-Off.

WILL NEW JEF AND NEW ITGI BE   NO. New JEF and New ITGI will not be under common ownership
  RELATED IN ANY WAY AFTER     or control following the Spin-Off. Group (and therefore New
  THE SPIN-OFF?                ITGI as the successor to Group in the Merger) will be party to agreements with New JEF to define their ongoing
                               relationship, to cooperate regarding past matters and to
                               allocate responsibility for past obligations and certain
                               obligations that might arise in the future.

ARE THERE ANY NEW RISKS        YES. New JEF's separation from Group presents certain
  INVOLVED IN OWNING NEW JEF   additional risks because New JEF's revenues and earnings
  COMMON STOCK?                will be less, in absolute terms, and less diversified, and may be less stable, than Group's consolidated revenues and earnings, including the revenue and earnings of ITGI. In
                               addition to these new risks, the Brokerage and Investment
                               Banking Business, whether owned by Group or New JEF, is
                               subject to risks related to the volatile nature of the
                               securities business, competition, the extensive federal,
                               state and foreign regulation of the securities business, its high-yield securities underwriting activities, its
                               underwriting and trading activities generally, potential
                               securities law liability, the effect of antitakeover
                               provisions, its dependence on the availability of capital
                               and funding, and its dependence on personnel.

                               For further discussion of the risks related to New JEF
                               Common Stock see "Risk Factors" beginning at page 15.
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                                       3
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ARE THERE ANY DIFFERENCES      YES. As a result of the termination of various incentive
  BETWEEN THE CAPITALIZATION   compensation plans and arrangements in connection with the
  OF NEW JEF AND GROUP?        completion of the Transactions, it is anticipated that the total capitalization of New JEF will be greater than the
                               current total consolidated capitalization of Group,
                               including ITGI.

                               For further details on the post-Spin-Off capitalization of
                               New JEF see the pro forma financial information beginning at page 80.

WHAT ARE THE ACCOUNTING        After the Spin-Off, New JEF will report historical ITGI
  RAMIFICATIONS OF THE         results as a discontinued operation in its consolidated
  SPIN-OFF?                    financial statements. The results of the ITGI and New JEF
                               businesses will no longer be consolidated.

PLEASE EXPLAIN THE SEQUENCE    THE TRANSFERS. In order for us to separate the Brokerage and
  OF THE TRANSACTIONS          Investment Banking Business and the Technology-Based Trading
                               and Research Business, we will first transfer to New JEF or its subsidiaries all of our assets (except for our
                               approximately 80.5% interest in the capital stock of ITGI)
                               and liabilities (except for liabilities of or related to
                               ITGI) including the outstanding publicly traded debt
                               obligations of Group of approximately $150 million. After
                               the Transfers have been completed, New JEF will own the
                               Brokerage and Investment Banking Business.

                               THE SPIN-OFF. Next, after all conditions to the Spin-Off
                               have been satisfied, we will distribute all of the
                               outstanding New JEF Common Stock to our Stockholders of
                               record as of the close of business on the Spin-Off Record
                               Date.

                               THE MERGER. Finally, ITGI will merge with and into Group,
                               resulting in the issuance of Merger Shares to the existing public (i.e., non-Group) ITGI stockholders. The end result of these actions will be that ownership of each of the
                               Brokerage and Investment Banking Business and the
                               Technology-Based Trading and Research Business will be
                               completely separated (without any common ownership by Group)
                               and you will hold shares of each of New JEF and New ITGI
                               directly.

HAS THE BOARD OF DIRECTORS     YES. On March 17, 1999, our Board of Directors unanimously
  APPROVED THE TRANSFERS AND   approved the Transfers and the Spin-Off.
  SPIN-OFF?

ARE ANY FURTHER APPROVALS      NO. Delaware law does not require our Stockholders' approval
  NECESSARY UNDER STATE LAW?   to effect the Transfers or consummate the Spin-Off.

        QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE STOCKHOLDER VOTE

WHY IS GROUP PROPOSING THAT    TO ELIMINATE PUBLIC OWNERSHIP REDUNDANCIES THAT WOULD
  ITGI MERGE WITH GROUP?       OTHERWISE ARISE AFTER THE SPIN-OFF. ITGI and Group will
                               combine through the Merger in order to:
                               - enhance investor understanding and establish one
                               publicly-traded vehicle concerning the Technology-Based
                                 Trading and Research Business;
                               - eliminate the publicly traded middle-tier holding company that will result from, and become unnecessary as a result
                                 of, the Transfers and the Spin-Off; and
                               - minimize investor confusion concerning the
                               Technology-Based Trading and Research Business.
                               The Merger will result in the stockholders of Group becoming direct stockholders of New ITGI and Group ceasing to be
                               ITGI's parent company.
                               As an independent company, ITGI will have greater
                               flexibility to determine its capital structure and will have the opportunity to use New ITGI Common Stock to raise
                               capital and make acquisitions.
DOES THE BOARD OF DIRECTORS    YES. The Group Board of Directors unanimously recommends
  RECOMMEND VOTING IN FAVOR    that you approve the Merger Agreement and the issuance of
  OF THE MERGER AND THE        Group Common Stock pursuant to the Merger Agreement.
  ISSUANCE OF MERGER SHARES?
WHAT WILL GROUP AND ITGI       GROUP STOCKHOLDERS. After the Merger, each Group Stockholder
  STOCKHOLDERS OWN AS A        will continue to own the same number of shares of Common
  RESULT OF THE MERGER?        Stock of New ITGI as the number of shares of Group Common
                               Stock that such stockholder owned before the Merger.
                               ITGI STOCKHOLDERS. In the Merger, each issued and
                               outstanding share of ITGI Common Stock (other than the
                               shares held by Group) will be converted into the right to
                               receive such number of shares of New ITGI Common Stock in
                               accordance with an exchange ratio formula. This exchange
                               ratio will be equal to the result obtained by dividing the total number of shares of Group Common Stock outstanding
                               immediately prior to the Merger by the total number of
                               shares of ITGI Common Stock held by Group immediately prior to the Merger (the "Exchange Ratio").
WHAT DOES THE EXCHANGE RATIO   The Exchange Ratio formula has been established to provide:
  ACCOMPLISH?
                               - the non-Group ITGI stockholders (the "ITGI Public
                                 Stockholders") with the same proportionate common stock
                                 ownership of New ITGI that they held of ITGI prior to the
                                 Merger; and
                               - the Stockholders of Group, as an entirety, with the same collective percentage ownership of New ITGI that Group
                                 held of ITGI prior to the Merger.

                               EXCHANGE RATIO CALCULATION. For example, based upon an
                               anticipated number of outstanding shares of Group Common
                               Stock before the Merger of approximately 23.9 million and
                               the number of shares of ITGI Common Stock held by Group
                               (15.0 million), the Exchange Ratio would have been 1.59
                               (23.9 million divided by 15.0 million).
                               EXCHANGE RATIO ILLUSTRATION. Assuming Group's 15.0 million shares of ITGI Common Stock will represent, consistent with the foregoing assumptions, 80.5% of the outstanding ITGI
                               Common Stock (or 18.6 million shares), the 3.6 million
                               shares of ITGI Common Stock owned by the ITGI Public
                               Stockholders would become approximately 5.8 million shares of New ITGI Common Stock immediately following the Merger
                               (3.6 million times the 1.59 Exchange Ratio).
                               EFFECTS OF THE EXCHANGE RATIO. As a result of the foregoing, the ITGI Public Stockholders would collectively own
                               approximately 19.5% of the New ITGI Common Stock (5.8
                               million shares divided by 29.7 million shares) and Group
                               Stockholders would collectively own approximately 80.5% of
                               New ITGI Common Stock (23.9 million divided by 29.7
                               million). See "--Structural and Ownership Changes Arising
                               from the Transactions" and "Transactions--The Merger."
IS THE EXCHANGE RATIO FAIR?    YES. J.P. Morgan Securities Inc. ("J.P. Morgan") has
                               rendered an opinion that the Exchange Ratio is fair to Group from a financial point of view.
HOW DOES THE MERGER IMPACT     NO ULTIMATE OVERALL CHANGE. The ITGI Public Stockholders and
  OVERALL STOCK OWNERSHIP?     the existing stockholders of Group will directly own all of the equity interest in New ITGI, with the former ITGI Public
                               Stockholders having the same collective percentage ownership of New ITGI that they held of ITGI prior to the Merger and the former stockholders of Group having the same collective percentage ownership of New ITGI that Group held of ITGI
                               prior to the Merger.
WILL THE MERGER AFFECT THE     PERHAPS. The aggregate value of ITGI Common Stock may or may
  VALUE OF THE ITGI COMMON     not change as a result of the Merger, because we cannot
  STOCK?                       predict the overall stock market impact of the Merger and
                               the related transactions on the trading price of ITGI Common
                               Stock. However, New ITGI Common Stock is likely to trade
                               immediately following the Merger at a per share price lower than the per share price at which ITGI Common Stock trades immediately prior to the Merger, because the number of
                               shares of New ITGI Common Stock outstanding immediately
                               after the Merger will be greater than the number of shares of ITGI Common Stock outstanding immediately before the
                               Merger.
WILL I OWE ANY U.S. FEDERAL    NO. You should not owe any U.S. Federal income tax as a
  INCOME TAX AS A RESULT OF    result of the Merger because you will not be receiving any
  THE MERGER?                  consideration pursuant to the Merger.
WHAT ARE THE OTHER MATERIAL    Group has received rulings from the Internal Revenue Service
  TAX CONSEQUENCES ASSOCIATED  that the Merger will qualify as a tax-free transaction for
  WITH THE MERGER?             ITGI and Group for U.S. Federal income tax purposes.
                               Further, ITGI and Group have conditioned the Merger on the receipt of legal opinions stating that the Merger will
                               qualify as a tax-free transaction for the ITGI Public
                               Stockholders for U.S. federal income tax purposes (except
                               with respect to cash received by the ITGI Public
                               Stockholders in lieu of fractional shares). See "The
                               Transactions--The Merger; U.S. Federal Income Tax
                               Consequences of the Merger."

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WHAT ARE THE SIGNIFICANT       THE MERGER WILL BE ACCOUNTED FOR AS A MERGER OF "ENTITIES
  ACCOUNTING CONSEQUENCES OF   UNDER COMMON CONTROL" in accordance with generally accepted
  THE MERGER?                  accounting principles. Accordingly, the accounting will
                               reflect the historical cost basis of each party's assets and liabilities.
WHEN DO YOU EXPECT THE MERGER  WE EXPECT THAT THE MERGER WILL OCCUR IN THE SECOND QUARTER
  TO BE COMPLETED?             OF 1999. Group and ITGI are working towards completing the
                               Merger as quickly as possible.
SHOULD I SEND IN MY STOCK      NO. The number of shares of Group Common Stock that you own
  CERTIFICATES NOW?            will not be affected by the Merger.
HOW MANY VOTES ARE REQUIRED    The Merger Agreement and the issuance of the Merger Shares
  TO APPROVE THE MERGER        must be approved and adopted by the affirmative vote of the
  AGREEMENT?                   holders of a majority of the outstanding shares of our
                               Common Stock. We will not effect the Spin-Off if the Merger
                               Agreement and the issuance of Merger Shares are not approved and adopted by the requisite stockholder vote.
                               Holders of record of Group Common Stock as of the Special
                               Meeting Record Date are entitled to cast one vote for each share of Group Common Stock held as of such date. At the
                               Special Meeting Record Date, there were approximately 23.2 million shares of our Common Stock outstanding and entitled to vote. As of the Special Meeting Record Date, our
                               directors and executive officers beneficially owned
                               approximately 15% of our Common Stock entitled to vote at
                               the Special Meeting.
WHAT OTHER MATTERS WILL BE     IN ADDITION TO THE MERGER, YOU WILL BE ASKED TO APPROVE THE
  VOTED ON AT THE SPECIAL      INCENTIVE PLAN AND THE DIRECTORS' PLAN FOR NEW JEF. To carry
  MEETING?                     out one of the purposes of the Spin-Off, the creation of
                               incentive compensation opportunities for directors and
                               employees of New JEF that are directly linked to
                               performance, the Boards of Directors of Group and New JEF
                               have each approved the Incentive Plan and the Directors'
                               Plan and seek stockholder approval and adoption of these
                               plans from you, the future holders of New JEF Common Stock.
                               Our Board and the New JEF Board unanimously recommend that you approve and adopt the Incentive Plan and the Directors'
                               Plan. See "The Special Meetings--Special Meeting." Approval
                               of each of the Incentive Plan and the Directors' Plan
                               requires the affirmative vote of a majority of the votes
                               held by holders of our Common Stock present and entitled to vote at the Special Meeting in person or represented by
                               proxy. We are also seeking Stockholders' express authority to postpone or adjourn the Special Meeting in case we need to solicit additional votes to approve any of the foregoing matters being presented to Stockholders, as described herein generally and in the Notice to Stockholders, in particular.
WHAT SHOULD I DO NOW?          JUST MAIL YOUR SIGNED PROXY CARD NO LATER THAN APRIL 12,
                               1999. The Special Meeting will be held at 9:00 a.m., local time on April 20, 1999 at The New York Helmsley Hotel, 212
                               East 42nd Street, New York, New York 10017.
CAN I CHANGE MY VOTES AFTER I  YES. You can change your vote at any time before the vote is
  HAVE MAILED IN A SIGNED      taken at the Special Meeting. You can do this in one of
  PROXY CARD?                  three ways. First, you can send a written notice dated later than your proxy card stating that you would like to revoke your prior, current proxy. Second, you can complete and
                               submit a new proxy card dated later than your original proxy card. If you choose either of these two

                               methods, you must submit your notice of revocation or your new proxy card to Jefferies Group, Inc., 11100 Santa Monica
                               Boulevard, 11th Floor, Los Angeles, California 90025,
                               Attention: Secretary. Group must receive the notice or new proxy card before the vote is taken at the Special Meeting.
                               Third, you can attend the Special Meeting and vote in
                               person. Simply attending the Special Meeting, however will not revoke your proxy. If you have instructed a broker to
                               vote your shares, follow the directions received from your broker as to how to change your vote.
IF MY SHARES ARE HELD IN       ONLY IF YOU GIVE YOUR BROKER PROMPT INSTRUCTIONS ON HOW TO
  "STREET NAME" BY MY BROKER,  VOTE. You should instruct your broker to vote your shares.
  WILL MY BROKER VOTE MY       Without instructions, your shares will not be voted by that
  SHARES FOR ME?               broker and the failure to vote will have the same effect as a vote against the approval and adoption of the Merger
                               Agreement and the issuance of the Merger Shares. A failure to properly instruct your broker will have no negative
                               effect on the vote with respect to the Incentive Plan or the
                               Directors' Plan.

                                THE TRANSACTIONS

    BACKGROUND

    The success of both the Brokerage and Investment Banking Business and the Technology-Based Trading and Research Business depends on each having separate management teams and highly skilled employees that are focused on their respective businesses. The management and employees of the Brokerage and Investment Banking Business are primarily focused on investment banking, brokerage, capital raising, research, mergers and acquisition activities, business restructuring advisory services and a traditional, broker-dealer business. The management and employees of the Technology-Based Trading and Research Business's are primarily focused on the use of technology for trading securities and the development of securities research and analysis products.

    Although Group and ITGI are each publicly-traded and have separate management teams, we have concluded that further separation of the two organizations is in the best interests of Group and our Stockholders. This separation would be achieved through the combined effect of the Transfers and the Spin-Off.

    THE TRANSFERS AND THE SPIN-OFF

    The Transfers will be completed in order for New JEF to own the Brokerage and Investment Banking Business and in order to transfer Group liabilities that are not related to ITGI. After completion of the Transfers and satisfaction of all other conditions to the Spin-Off, we will distribute all of the outstanding New JEF Common Stock pro rata to our Stockholders of record as of the Spin-Off Record Date. The Spin-Off would occur immediately prior to the Merger.

    Our management believes that, after completing the Transfers and the Spin-Off, New JEF management will have an enhanced ability to focus more directly on the Brokerage and Investment Banking Business. New JEF will have a better opportunity to obtain, retain and motivate employees through equity-based incentives (including incentives offered through the Incentive Plan and a New JEF ESOP) that can more directly link the results of the Brokerage and Investment Banking Business and New JEF stock performance.

    In order for us to ensure that the Transfers and the Spin-Off are tax-free, it was necessary for us to structure the Transactions as a spin-off of New JEF Common Stock, rather than a direct spin-off of ITGI Common Stock, to Group Stockholders.

    THE MERGER

    Immediately after the Transfers and the Spin-Off, New JEF will be a publicly traded corporation that will own the Brokerage and Investment Banking Business. ITGI will be a publicly traded corporation that will own directly the Technology-Based Trading and Research Business, and Group will be a publicly traded corporation that will control (through its approximately 80.5% ownership interest in ITGI), the Technology-Based Trading and Research Business. The Merger will be completed to establish one publicly traded company that owns and controls the Technology-Based Trading and Research Business.

    After the satisfaction or waiver of all conditions set forth in the Merger Agreement, including receipt of all required stockholder approvals, the Merger will become effective (the "Effective Time") upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. At the Effective Time, ITGI will be merged with and into Group and Group will continue as the surviving corporation under a new name, Investment Technology Group, Inc. Following the Merger, New JEF will change its name to Jefferies Group, Inc. Prior to the Spin-Off, the New JEF board of directors and Jefferies Group, Inc., in its capacity as sole stockholder of New JEF, approved and authorized the name change to be filed and become effective as soon as is practicable following the Merger. Subject to the terms and conditions of the Merger Agreement, each issued and outstanding share of ITGI

Common Stock (other than any shares held by Group) will be converted into the right to receive the number of Merger Shares based on the Exchange Ratio.

    Group and ITGI are each obligated to effect the Merger only if various conditions set forth in the Merger Agreement, including the completion of the Transfers and the Spin-Off, are waived or satisfied. Either Group or ITGI may terminate the Merger Agreement at any time prior to the Effective Time, whether before or after approval by the stockholders of Group or ITGI of the matters presented in connection with the Merger, upon the occurrence of certain events set forth in the Merger Agreement. See "The Transactions--The Merger."

    INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS.

    Stockholders should be aware that certain directors and executive officers, including some officers who are also directors, have certain interests in the Transactions that are different from, or in addition to, the interests of Stockholders generally.

    The Compensation Committee of the Board of Directors of Group has terminated and settled on an accelerated basis phantom incentive compensation shares and related earnings for the following executive officers of Group in the following amounts: Frank Baxter, $2,601,795; Michael Klowden, $336,705; and Clarence Schmitz, $224,388. The Compensation Committee also has accelerated the vesting of all unvested stock options granted before January 1, 1998 to facilitate the exercise of these options before the Spin-Off Record Date and the Merger. As a result, the options held by the following executive officers of Group will have been accelerated for the following number of shares: Jerry Gluck, 5,000 shares; Gary Burnison, 5,000 shares; and Maxine Syrjamaki, 5,000 shares. Optionees holding Group options granted after January 1, 1998, and directors holding options, regardless of grant date, may exchange such options for options of New JEF with such terms that are designed to preserve the inherent value and contractual rights of such Group options (the "Replacement Option Exchange"). In lieu of participating in the Replacement Option Exchange, directors may elect to exercise Group options in advance of the option's scheduled contractual expiration date and receive a make-whole grant of New JEF options with a fair market value determined after subtracting gain realized on any exercise effected in advance of scheduled contractual expiration from the Black-Scholes fair market value of the option before exercise ("Make-Whole Grants"). Options subject to Make Whole Grants would have an exercise price determined by reference to volume weighted average trading prices for New JEF Common Stock during the five trading days after the Spin-Off.

    The following executive officers of Group will be entitled to receive an accelerated vesting of matching contributions made under the terms of Group's Employee Stock Purchase Plan (the "ESPP") with respect to the following number of shares of Group Common Stock: Frank Baxter, 258 shares; Michael Klowden, 899 shares; Jerry Gluck, 258 shares; and Gary Burnison, 87 shares. Aside from such provisions, the Compensation Committee of the Board of Directors of Group has not altered the economic terms of outstanding compensation awards held by executive officers or directors in connection with the Transactions. The aggregate value of the foregoing interests, exclusive of values associated with the Replacement Option Exchange and the Make-Whole Grants (each of which are intended to preserve the intrinsic value of outstanding contractual rights), is $3,489,824, taking into account the price per share of Group Common Stock on March 15, 1999 ($45.19 per share). See "Management of Group and New JEF--Impact of the Spin-Off and Merger on Group's Employee Benefit Plans."

    THE PARTIES TO THE MERGER

    JEFFERIES GROUP, INC. We are a publicly-traded holding company that trades under the New York Stock Exchange symbol "JEF." Group's four current primary subsidiaries, JEFCO, ITGI, described separately below, Jefferies International Limited ("JIL"), and Jefferies Pacific Limited ("JPL"), provide investment banking, securities brokerage and trading, and other financial services.

    Group's current principal subsidiary in the investment banking and brokerage business, JEFCO, was founded in 1962. JEFCO's international investment banking operations focus on capital raising, research, mergers and acquisitions and advisory and restructuring services for small- to medium-sized companies. JEFCO's brokerage operations conduct equity, convertible debt and taxable fixed income securities brokerage and trading. JEFCO is one of the leading national brokerage firms engaged in the distribution and trading of blocks of equity securities and often conducts such activities in the "third market." The term "third market" refers to transactions in listed equity securities that occur outside of national securities exchanges.

    JIL, a broker-dealer subsidiary of Group, was incorporated in 1986 in England. JIL is a member of The International Stock Exchange and The Securities and Futures Authority. JIL introduces customers trading in U.S. securities to JEFCO and also trades as a broker-dealer in international equity and convertible securities and American Depositary Receipts ("ADRs"). In 1995, JIL formed a wholly-owned subsidiary, Jefferies (Switzerland) Ltd. In 1996, JIL formed a wholly-owned subsidiary, Jefferies (Japan) Limited, which maintains a branch office in Tokyo. JPL, also a broker-dealer subsidiary of Group, was incorporated in 1992 in Hong Kong. JPL presently introduces foreign customers trading in U.S. securities to JEFCO.

    Group and its various subsidiaries maintain offices in Los Angeles, New York, Short Hills, Jersey City, Chicago, Dallas, Boston, Atlanta, New Orleans, Houston, San Francisco, Stamford, London, Hong Kong, Zurich and Tokyo. Group's executive offices are located at 11100 Santa Monica Boulevard, Los Angeles, California 90025, and its telephone number is (310) 445-1199.

    INVESTMENT TECHNOLOGY GROUP, INC. ITGI is a holding company that conducts its operations through subsidiaries that provide automated equity trading services and transaction research to institutional investors and brokers. Prior to the initial public offering of its common stock in 1994, ITGI was a wholly-owned subsidiary of Group. ITGI Common Stock has, since such time, been publicly traded on the Nasdaq National Market under the symbol "ITGI." As of the date of this Proxy/ Information Statement, Group owns approximately 80.5% of the outstanding ITGI common stock. ITG, one of ITGI's principal subsidiaries, is a full service execution firm and broker-dealer that utilizes transaction processing technology to increase the effectiveness and lower the cost of institutional and other trading.

    ITGI's executive offices are located at 380 Madison Avenue, New York, New York 10017, and its telephone number is (212) 588-4000.

    THE SPECIAL MEETING.

    This document is being furnished to you in order for our Board of Directors to solicit your vote by proxy at the Special Meeting. The Special Meeting will be held at 9:00 a.m., local time on April 20, 1999, at The New York Helmsley Hotel, 212 East 42nd Street, New York, New York 10017.

                         THE SPECIAL ITGI CASH DIVIDEND

    ITGI has, as of March 16, 1999, declared a cash dividend of $4.00 per share to all ITGI stockholders, including Group (the "Special ITGI Cash Dividend"). As a result, $60.0 million of the Special ITGI Cash Dividend will be payable to Group. The Special ITGI Cash Dividend will be payable to all of ITGI's stockholders of record as of April 20, 1999 (the "Special ITGI Cash Dividend Record Date"). Payment of the Special ITGI Cash Dividend is conditioned upon the satisfaction or waiver of other conditions to the Merger pursuant to the Merger Agreement. The Special ITGI Cash Dividend is expected to be paid on April 21, 1999. We believe, based on the advice of counsel, Morgan, Lewis & Bockius LLP, that the Special ITGI Cash Dividend paid to Group will not result in taxable income to Group. The Special ITGI Cash Dividend paid to the ITGI Public Stockholders will be a taxable dividend.

    As part of the Transfers, Group will contribute the $60 million it is expected to receive in respect of the Special ITGI Cash Dividend to JEFCO immediately prior to the transfer of the capital stock of

JEFCO (and Group's non-ITGI subsidiaries) to New JEF, and New JEF will assume Group's existing liabilities that are unrelated to ITGI, including the outstanding publicly traded debt obligations of Group of approximately $150 million. The transfer by Group to JEFCO of amounts received in respect of the Special ITGI Cash Dividend will be made to increase the consolidated capital of New JEF, to offset in part the leverage arising from the publicly-traded notes of Group to be assumed by New JEF in connection with the Transfers, and to satisfy working capital demands and requirements associated with the Brokerage and Investment Banking Businesses.

        EFFECT OF TRANSACTIONS ON STOCKHOLDER RIGHTS AND STOCK OWNERSHIP

    You will not have dissenters' rights of appraisal in connection with the Merger or the Transfers. See "The Transactions--No Dissenters' Rights."

    Provisions in the New JEF Amended and Restated Certificate of Incorporation and Bylaws, as compared to the Group Certificate of Incorporation and Bylaws, and in the New ITGI Certificate of Incorporation and Bylaws, as compared to the ITGI Certificate of Incorporation and Bylaws, may make more difficult or more expensive or discourage a tender offer, change in control or takeover attempt that is opposed by the Board of Directors of New JEF or New ITGI, respectively. As a result, stockholders may have a reduced likelihood of receiving a takeover premium, a potential takeover may not occur, and such provisions may adversely affect the market price of New JEF Common Stock or New ITGI Common Stock, respectively. These anti-takeover provisions include:

    - a prohibition on stockholders' calling a special meeting of stockholders;

    - the imposition of procedural requirements concerning stockholder proposals at stockholder meetings;

    - a prohibition on stockholder action by written consent; and

    - the requirement that any anti-takeover provisions (such as those described above) may be repealed or altered only upon the affirmative vote of at least 66 2/3% of the stockholders.

See "The Transactions--The Spin-Off--Comparison of Rights of Current Group Stockholders and New JEF Stockholders Following the Spin-Off" and "The Merger--Comparison of Rights of Current Group Stockholders and New ITGI Stockholders Following the Merger" and "Description of New JEF Capital Stock--New JEF Common Stock; Delaware Antitakeover Provisions," "--Preferred Stock," and "-- Certain Antitakeover Provisions--New JEF Certificate and Bylaws."

The charts on the following pages illustrate the structure of Group, ITGI and their principal subsidiaries before the Transactions are effected and the structural and ownership changes brought about following the Transfers, the Spin-Off and the Merger.

         STRUCTURAL AND OWNERSHIP CHANGES ARISING FROM THE TRANSACTIONS

                                     [LOGO]

                                     [LOGO]

                                  RISK FACTORS

    YOU SHOULD CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION SET FORTH IN THE PROXY/ INFORMATION STATEMENT, THAT ARE RELEVANT TO THE TRANSACTIONS.

    WE ALSO CAUTION YOU THAT THIS PROXY/INFORMATION STATEMENT INCLUDES FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). ALL STATEMENTS REGARDING THE REASONS FOR AND INTENDED EFFECTS OF THE TRANSACTIONS AND OUR AND NEW JEF'S EXPECTED FUTURE FINANCIAL POSITION, RESULTS OF OPERATIONS, CASH FLOWS, DIVIDENDS, FINANCING PLANS, BUSINESS STRATEGIES, COMPETITIVE POSITIONS, PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS, AND CONCERNING SECURITIES MARKETS AND ECONOMIC TRENDS ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH WE AND NEW JEF BELIEVE OUR EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, NO ASSURANCE CAN BE GIVEN THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE EXPECTATIONS REFLECTED IN THE FORWARD-LOOKING STATEMENTS HEREIN INCLUDE, AMONG OTHERS, THOSE SET FORTH BELOW AS WELL AS GENERAL ECONOMIC AND BUSINESS CONDITIONS; CHANGES IN SECURITIES, CREDIT AND FINANCIAL MARKET CONDITIONS; ADVERSE CHANGES OR VOLATILITY IN INTEREST RATES; EFFICACY OF TECHNOLOGY; COSTS OR DIFFICULTIES RELATING TO THE ESTABLISHMENT OF NEW JEF AND ITGI AS INDEPENDENT ENTITIES; AND INCREASED COMPETITIVE PRESSURES.

RISK THAT THE TRANSFERS, THE SPIN-OFF AND THE MERGER MAY NOT BE TAX-FREE AND
  THAT THE TRANSACTIONS WILL NOT OCCUR

    We have received rulings from the IRS through the Tax Ruling to the effect, among other things, that the Transfers, the Spin-Off and the Merger will qualify as tax-free transactions with respect to New JEF, ITGI, Group and Group Stockholders under Sections 332, 351, 355 and 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Such rulings, while generally binding upon the IRS, are subject to certain factual representations and assumptions. If these factual representations and assumptions were incorrect in a material respect, the rulings would be jeopardized. We are not aware of any facts or circumstances which would cause such representations and assumptions to be untrue in any material respect. In addition, each of New JEF, ITGI and Group (and therefore New ITGI following the Merger) has agreed to certain restrictions on its future actions to provide further assurances that the Transfers, the Spin-Off and the Merger will qualify as tax free. If any of New JEF, ITGI, Group or New ITGI fails to abide by such restrictions and, as a result, the Spin-Off and the Merger fail to qualify as tax-free transactions, then such breaching party will be obligated to indemnify the non-breaching party or parties for any resulting tax liability. However, such tax liability could be substantial, and there is no assurance that such breaching party would be able to satisfy its indemnification obligation. Further, the Merger is conditioned on our receipt of legal opinions stating that the Merger will be tax-free to ITGI Public Stockholders (except with respect to cash received by ITGI Public Stockholders in lieu of fractional shares). Such legal opinions neither bind nor preclude the IRS from adopting a contrary position. If the Tax Ruling is withdrawn or modified by the IRS in any material adverse respect, or if we do not receive the legal opinions regarding tax consequences to the ITGI Public Stockholders, the Transfers, the Spin-Off and the Merger will not occur.
NEW JEF REVENUES AND EARNINGS WILL BE LESS DIVERSIFIED AND MAY BE LESS STABLE
  AFTER THE SPIN-OFF

    After the separation of New JEF through the Spin-Off, New JEF's revenues and earnings will be less diversified, and may be less stable, than our consolidated revenues and earnings (including ITGI) in the periods prior to the Spin-Off. When the Spin-Off is complete, New JEF will derive virtually all of its revenues and earnings from its Brokerage and Investment Banking Business and, unlike our historical results, will not include the revenues and earnings of ITGI, which have experienced significant growth in recent years. While New JEF believes that revenues from its Brokerage and Investment Banking Business will remain moderately stable in the future, New JEF, in general, and New JEF's Brokerage and Investment Banking Business, in particular, may be vulnerable to revenue and earnings erosion and significant fluctuations resulting from adverse equity, debt and interest rate market conditions, increased competition or adverse competitive developments, economic downturns and New JEF's strategic focus on small to mid-sized companies in select industries.

NEW ITGI OR NEW JEF MAY BE UNABLE TO SATISFY INDEMNIFICATION OBLIGATIONS

    New JEF and Group have entered into a Distribution Agreement dated as of March 17, 1999 (the "Distribution Agreement"), which, among other things, will allocate responsibility between Group (and therefore New ITGI following the Merger) and New JEF for various liabilities and obligations. The Distribution Agreement provides, among other things, that New JEF will indemnify Group and its successors (and therefore New ITGI after the Merger) for the liabilities assumed by New JEF pursuant to the Distribution Agreement, and Group and its successors, including New ITGI after the Merger, will indemnify New JEF for liabilities related to ITGI. See "The Transactions--Arrangements between Group and ITGI Relating to the Spin-Off--Distribution Agreement." However, the availability of such indemnities will depend upon the future financial strength of New JEF and Group and its successors, such as New ITGI. No assurance can be given that the relevant company will be in a position to fund such indemnities.

THE NEW JEF COMMON STOCK TRADING PRICES CANNOT BE PREDICTED AND MAY FLUCTUATE
  SIGNIFICANTLY UNTIL AN ORDERLY MARKET DEVELOPS

    For many years, there has been a trading market for Group Common Stock; however, this market reflected investor perceptions concerning the results and prospects of both the Brokerage and Investment Banking Business and the Technology-Based Trading and Research Business. Following the Spin-Off, New JEF will only conduct the Brokerage and Investment Banking Business, and the Technology-Based Trading and Research Business will not impact investor perceptions, or the market price, of New JEF Common Stock. There has been no prior trading market for New JEF Common Stock and we cannot predict, estimate or give assurances about the trading prices for New JEF Common Stock before or after the date of the Spin-Off. On the date of the Spin-Off, the New JEF Common Stock is likely to trade at a price lower than the price at which the Group Common Stock traded regular way prior to the Spin-Off in light of the Distribution Ratio and the separation of New JEF from Group and ITGI following the completion of the Transfers and the Spin-Off. Until the New JEF Common Stock is fully distributed and an orderly market develops, the trading prices for New JEF Common Stock may fluctuate significantly. Prices for the New JEF Common Stock will be determined in the trading markets and may be influenced by many factors, including the depth and liquidity of the market for New JEF Common Stock, investor perceptions of New JEF and its business, changes in debt and equity market conditions, changes in interest rates and results, and general economic and market conditions.

SUBSTANTIAL SALES OF GROUP COMMON STOCK, NEW JEF COMMON STOCK OR NEW ITGI COMMON
  STOCK COULD ADVERSELY AFFECT MARKET PRICES

    In the approximately three-month period prior to the Spin-Off, it is expected that approximately 2.7 million shares of Group Common Stock will be issued pursuant to the termination of Group benefit plans, the exercise of outstanding Group options and the issuance of restricted stock. See "Management of Group and New JEF--Impact of the Spin-Off and Merger on Group's Employee Benefit Plans." Recipients of such shares, in the aggregate, will incur significant tax liabilities in connection with the receipt, exercise or purchase of such shares and in most cases the funding of such liabilities will only be possible through the sale of Group Common Stock (prior to completion of the Transactions) or the sale of New ITGI or New JEF Common Stock after the completion of the Transactions. The New JEF Common Stock distributed to Group stockholders in the Spin-Off will be freely transferable under the Securities Act, except for securities received by persons who may be deemed affiliates of New JEF. The sale of a substantial number of shares of Group Common Stock,

New JEF Common Stock or New ITGI Common Stock could adversely affect the market price of such securities.

NEW CERTIFICATE AND BYLAW PROVISIONS MAY HAVE THE EFFECT OF IMPEDING A TAKEOVER

    Provisions in the New JEF Certificate of Incorporation and Bylaws, as compared to the Group Certificate of Incorporation and Bylaws, and in the New ITGI Certificate of Incorporation and Bylaws, as compared to the ITGI Certificate of Incorporation and Bylaws, and in the General Corporation Law of the State of Delaware may make more difficult or more expensive or discourage a tender offer, change in control or takeover attempt that is opposed by the Board of Directors of New JEF or New ITGI, respectively. As a result, stockholders may have a reduced likelihood of receiving a takeover premium, a potential takeover may not occur, and such provisions may adversely affect the market price of New JEF Common Stock or New ITGI Common Stock, respectively. These anti-takeover provisions include:

    - a prohibition on stockholders' calling a special meeting of stockholders;

    - the imposition of procedural requirements concerning stockholder proposals at stockholder meetings;

    - a prohibition on stockholder action by written consent; and

    - the requirement that any anti-takeover provisions may be repealed or altered only upon the affirmative vote of at least 66 2/3% of the stockholders.

    See "The Transactions--The Spin-Off--Comparison of Rights of Current Group Stockholders and New JEF Stockholders Following the Spin-Off," "--The Merger--Comparison of Rights of Current Group Stockholders and New ITGI Stockholders Following the Merger," "Description of New JEF Capital Stock--New JEF Common Stock; Delaware Antitakeover Provisions," "--Preferred Stock," and "--Antitakeover Provisions--New JEF Certificate and Bylaws." In addition, provisions in the Tax Sharing Agreement (as defined herein) that are intended to preserve the tax-free status of the Spin-Off for Federal income tax purposes could discourage certain takeover proposals or make them more expensive. See "The Transactions--Arrangements Between Group and New JEF Relating to the Spin-Off--Tax Sharing Agreement."
SHARES ELIGIBLE FOR FUTURE SALE--THERE MAY BE SUBSTANTIAL SALES OF NEW ITGI
  COMMON STOCK FOLLOWING THE MERGER, WHICH MAY ADVERSELY AFFECT THE PRICE OF THE NEW ITGI COMMON STOCK.

    Following the Merger, there will be approximately 29.7 million shares of New ITGI Common Stock outstanding, of which approximately 28 million shares will be tradeable without restriction by persons other than "affiliates" of New ITGI. The remaining shares of New ITGI Common Stock may be deemed "restricted" securities within the meaning of the Securities Act, and, as such, may be sold only pursuant to registration under the Securities Act or an exemption therefrom, including the exemptions contained in Rule 144 under the Securities Act. No assurance can be given that holders of "restricted" shares of New ITGI Common Stock will not decide, based upon the prevailing market and other conditions, to dispose of all or a portion of such stock pursuant to the provisions of Rule 144 under the Securities Act.

    Following the Merger, there will be approximately 5.5 million outstanding options to purchase shares of New ITGI Common Stock at varying exercise prices. New ITGI expects to enter into registration rights agreements with holders of certain options, pursuant to which New ITGI will be required to file, within 90 days following the consummation of the Merger, a registration statement with respect to an underwritten public offering of the shares issuable upon exercise of such options.

    Following the Merger, the Group ESOP as assumed by New JEF (the "New JEF ESOP") will own approximately 1.9 million shares of New ITGI Common Stock and the ESOP to be created by New ITGI (the "New ITGI ESOP"), will own approximately 117,000 shares of New JEF Common Stock for the benefit of New ITGI employees. New JEF and ITGI anticipate that the approximately 117,000 shares of the New JEF Common Stock held by the New ITGI ESOP will be exchanged for New ITGI Common Stock held by the New JEF ESOP, based upon fair market values for the respective shares. New JEF has advised ITGI that any New ITGI Common Stock remaining in the New JEF ESOP after such exchange must be disposed of by the New JEF ESOP in an orderly fashion over a reasonable period of time after consummation of the Merger, and it is expected that such shares will be sold in the public market.

    No predictions can be made about the effect, if any, that market sales of shares of New ITGI Common Stock or the availability of such shares for sale would have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of New ITGI Common Stock in the public market, or the perception that such sale could occur, may have an adverse impact on the market price for the shares of New ITGI Common Stock or New ITGI's ability to raise capital through a public offering of New ITGI's equity securities. Additionally, New ITGI may also determine to issue its Common Stock to fund acquisitions, which may have such an effect, as well as be financially dilutive to its stockholders.

                              THE SPECIAL MEETING

THE SPECIAL MEETING

    DATE, TIME AND PLACE OF THE SPECIAL MEETING

    The Special Meeting will be held at 9:00 a.m., local time, on April 20, 1999, at The New York Helmsley Hotel, 212 East 42nd Street, New York, New York 10017.

    MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    At the Special Meeting, our Stockholders will consider and vote upon proposals to approve and adopt the Merger Agreement and the issuance of the Merger Shares, the Incentive Plan, the Directors' Plan and the Grant of Discretionary Authority. See "The Transactions" and the Appendices attached hereto for more information related to the Transactions.

    VOTING AT THE SPECIAL MEETING; RECORD DATE; QUORUM

    On the Special Meeting Record Date, there were 23.2 million shares of our Common Stock outstanding and entitled to vote at the Special Meeting. These shares were held by approximately 294 holders of record. Each Stockholder of record on the Special Meeting Record Date is entitled to cast one vote per share on each proposal. This vote may be cast at the Special Meeting either in person or by properly executed proxy. The presence, in person or by proxy, of the holders of a majority of our outstanding Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. The Merger Agreement and the issuance of the Merger Shares must be approved and adopted by the affirmative vote of the holders of a majority of the shares of our Common Stock that are outstanding as of the Special Meeting Record Date. Approval of each of the Incentive Plan, the Directors' Plan and the Grant of Discretionary Authority requires the affirmative vote of a majority of the votes held by holders of our Common Stock present and entitled to vote at the Special Meeting assuming the presence of a proper quorum. As of the Special Meeting Record Date, our directors and executive officers beneficially owned approximately 15% of our Common Stock entitled to vote at the Special Meeting. Our Board unanimously recommends that you approve and adopt the Merger Agreement and the issuance of the Merger Shares, the Incentive Plan, the Directors' Plan and the Grant of Discretionary Authority.

    PROXIES

    We are furnishing you with this Proxy/Information Statement in connection with the solicitations of proxies by and on behalf of our Board for use at the Special Meeting. Proxies in the form enclosed, which are properly executed and returned and not subsequently revoked, will be voted at the Special Meeting. These proxies will be voted in accordance with the directions specified thereon, and otherwise in accordance with the judgment of the persons designated as proxies. If no directions are indicated on a properly executed proxy, such proxy will be voted in favor of the Merger Agreement and the issuance of the Merger Shares, and each other proposal. You may revoke a proxy at any time before it is exercised. This may be accomplished by:

    (1) notifying us in writing at 11100 Santa Monica Boulevard, Los Angeles, California 90025, Attention: Secretary, Jefferies Group, Inc.;

    (2) executing and delivering a proxy bearing a later date; or

    (3) by attending the Special Meeting and voting by ballot.

TREATMENT OF BROKER NON-VOTES AND ABSTENTIONS AT THE SPECIAL MEETING

    All shares of Group Common Stock represented by properly executed proxies received prior to or at the Special Meeting, as the case may be, and not revoked, will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, such proxies will be voted FOR the approval of each of the matters set forth on the proxy card. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the Special Meeting, will not be voted. Accordingly, since an affirmative majority approval is required at the Special Meeting for the Merger Agreement and the issuance of Merger Shares, a proxy marked "ABSTAIN" will have the effect of a negative vote. Since a majority of the votes present and entitled to vote at the Special Meeting is required to approve the Incentive Plan, the Directors' Plan and the Grant of Discretionary Authority, a proxy marked "ABSTAIN" will also have the effect of a vote against such proposals.

    Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum at the Special Meeting. In accordance with New York Stock Exchange rules, brokers and nominees are precluded from exercising their voting discretion with respect to the approval and adoption of the proposals at the Special Meeting and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares with respect to such matters. Therefore, a "broker non-vote" will have the effect of a negative vote with respect to the Merger Agreement and the issuance of the Merger Shares pursuant to the Merger Agreement. Since a majority of the votes present and entitled to vote at the Special Meeting is required to approve the Incentive Plan and the Directors' Plan, shares represented by a broker non-vote will not have any effect on the votes concerning the Incentive Plan, the Directors' Plan and the Grant of Discretionary Authority.

    The cost of solicitation of Group proxies for the Special Meeting will be shared equally between Group and ITGI will be paid by Group. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners; and Group will, upon request, reimburse them for their reasonable expense in so doing. Group has retained Georgeson & Company Inc. to aid in the solicitation of proxies for the Special Meeting and to verify certain records related to the solicitation at a fee of approximately $20,000 plus expenses.

                                THE TRANSACTIONS

    The following is a brief summary of material aspects of the Transactions. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement and the Distribution Agreement, which are attached to this Proxy/Information Statement as Appendix A and Appendix B, respectively, and are incorporated herein by reference. We urge you to read each agreement carefully.

THE TRANSFERS AND SPIN-OFF

    POTENTIAL BENEFITS ASSOCIATED WITH THE TRANSFERS AND THE SPIN-OFF

    Our Board of Directors has determined that the Transfers and the Spin-Off will be beneficial to our business and our Stockholders. The New JEF and ITGI businesses have distinct financial, investment and operating characteristics. After the completion of the Transfers and Spin-Off, New JEF's management will have greater equity-based incentive performance opportunities and greater freedom to adopt strategies and pursue objectives that they believe are more appropriate to New JEF than are possible under the present Group ownership structure. Management also believes that New JEF will be better able to concentrate its attention and financial resources on New JEF's core business opportunities and respond to industry conditions and competitive developments.

    Following the Transfers and the Spin-Off, New JEF will have a better opportunity to obtain, retain and motivate its employees through equity-based incentives, including the Incentive Plan and a New JEF ESOP, that can more directly link New JEF business results and New JEF stock performance. We believe that Group's current compensation plans provide inadequate incentives for employees of the Brokerage and Investment Banking Business because such compensation is tied to the performance of Group (including ITGI) rather than the performance of New JEF's Brokerage and Investment Banking Business. Moreover, Group currently is not able to offer an ESOP funded with equity securities related only to the Brokerage and Investment Banking Business and therefore cannot provide its Brokerage and Investment Banking Business employees with a direct link between their performance and the market value of the equity interests they receive as compensation under the Group ESOP. The completion of the Spin-Off, the continuation of the Group ESOP as the New JEF ESOP, the redenomination of New JEF employee balances in the New JEF ESOP to New JEF Common Stock only, future allocations of New JEF Common Stock under the New JEF ESOP and the grant of awards under the Incentive Plan will provide a beneficial direct link between employee performance and stock performance and therefore provide enhanced stock-based incentive opportunities that are competitive with arrangements offered by other investment banking and brokerage firms. Consequently, we are hopeful that the more direct link between incentive compensation arrangements for key employees of New JEF and the performance of the New JEF Common Stock will prove beneficial for New JEF stockholders.

    We also believe that, following the Merger and the Spin-Off, the financial markets will be able to focus on the individual strengths of New JEF's Brokerage and Investment Banking Business and more accurately evaluate its performance compared to competitive and peer companies. The elimination of the consolidation of ITGI's financial results with the Brokerage and Investment Banking Business should provide stockholders with a clearer view of the financial performance and condition of the Brokerage and Investment Banking Business.

    MANNER OF EFFECTING THE SPIN-OFF

    The general terms and conditions relating to the Transfers and the Spin-Off are set forth in the Distribution Agreement between Group and New JEF attached hereto as Appendix B. See "--Arrangements Between New JEF and Group Relating to the Spin-Off--Distribution Agreement." We will effect the Spin-Off by delivering all of the outstanding shares of New JEF Common Stock to EquiServe, (the "Distribution Agent") for distribution to our Stockholders as of the Spin-Off Record Date. It is expected that certificates representing shares of New JEF Common Stock will be mailed to Stockholders as soon as practicable after April 27, 1999.

    NO ISSUANCE OF NEW JEF FRACTIONAL SHARES THROUGH THE SPIN-OFF

    No certificates or scrip representing fractional interests in shares of New JEF Common Stock ("Fractional Shares") will be issued to our Stockholders as part of the Spin-Off. The Distribution Agent, acting as agent for the Stockholders otherwise entitled to receive in the Spin-Off certificates representing Fractional Shares, will aggregate and sell in the open market all Fractional Shares at then prevailing prices and distribute the net proceeds to our Stockholders who are entitled to payment.

    RESULTS OF THE TRANSFERS AND THE SPIN-OFF

    After the Transfers and the Spin-Off, New JEF will be a separate public company and New JEF Common Stock will be traded on the NYSE. The number and identity of stockholders of New JEF immediately after the Spin-Off will be the same as the number and identity of stockholders of Group on the Spin-Off Record Date. Immediately after the Spin-Off, New JEF expects to have approximately 294 holders of record of New JEF Common Stock and approximately 23.9 million shares of New JEF Common Stock outstanding, based on the anticipated number of record stockholders and issued and outstanding shares of Group Common Stock as of the close of business on the Spin-Off Record Date and the Distribution Ratio of one share of New JEF Common Stock for each outstanding share of Group Common Stock.

    U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF

    Group has received rulings from the IRS, through the Tax Ruling, that the Spin-Off will qualify as a tax-free spin-off to Group and its Stockholders under Sections 355 and 368 of the Code and, therefore, that the material U.S. federal income tax consequences to holders of Group Common Stock as a result of the Spin-Off will be as follows:

    (1) except as described below with respect to Fractional Shares, the Stockholders will not recognize income, gain or loss upon the receipt of New JEF Common Stock in the Spin-Off;

    (2) the aggregate tax basis of a Stockholder's Group Common Stock and New JEF Common Stock (including any Fractional Share interests to which a Group stockholder is entitled) held by a Stockholder after the Spin-Off will be the same as the tax basis of the Group Common Stock held by such Stockholder immediately before the Spin-Off, and will be allocated between the shares of New JEF Common Stock and Group Common Stock in proportion to their relative fair market values at the time of the Spin-Off;

    (3) the holding period for tax purposes of the shares of New JEF Common Stock received by a Group Stockholder (including any Fractional Share interests to which a Group Stockholder is entitled) will include the period during which the Stockholder held Group Common Stock, provided that the shares of Group Common Stock are held as a capital asset by such Stockholder at the time of the Spin-Off; and

    (4) cash received in lieu of Fractional Share interests in New JEF Common Stock will give rise to gain or loss equal to the difference between the amount of cash received and the tax basis allocable to such Fractional Share interests. Such gain or loss will be capital gain or loss if the shares of Group Common Stock are held as a capital asset at the time of the Spin-Off.

A condition to the Spin-Off is that the Tax Ruling shall not have been withdrawn or modified by the IRS in any material adverse respect.

    U.S. Treasury regulations require each Group Stockholder that receives New JEF Common Stock in the Spin-Off to attach to the Stockholder's federal income tax return for the year in which such stock is received a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Code to the Spin-Off. Within a reasonable time after the Spin-Off, Stockholders of record as of the Spin-Off Record Date will be provided with the information necessary to comply with that requirement, and will provide information regarding the allocation of basis described in clause (2) in the preceding paragraph.

    The foregoing is only a summary of the material U.S. Federal income tax consequences of the Spin-Off under the law in effect as of the date hereof. IT DOES NOT PURPORT TO COVER ALL INCOME TAX CONSEQUENCES AND MAY NOT APPLY TO STOCKHOLDERS WHO ACQUIRED THEIR GROUP COMMON STOCK IN CONNECTION WITH A GRANT OF SHARES AS COMPENSATION, WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, OR WHO ARE OTHERWISE SUBJECT TO SPECIAL TREATMENT UNDER THE CODE.

    All Stockholders should consult their own tax advisors regarding the appropriate income tax treatment of their receipt of New JEF Common Stock pursuant to the Spin-Off, including the application of Federal, state, local and foreign tax laws, and the effect of possible changes in tax law that may affect the tax consequences described above.

    LISTING AND TRADING OF NEW JEF COMMON STOCK

    There is not currently a public market for the New JEF Common Stock. An application has been made to list the New JEF Common Stock on the NYSE and listing under the symbol "JEF" is anticipated. A "when-issued" trading market for New JEF Common Stock is expected to develop approximately one week before the Spin-Off Record Date. The term "when-issued" means that shares can be traded prior to the time certificates are actually available or issued. The prices at which the New JEF Common Stock may trade on a "when-issued" basis before the Spin-Off, on a regular way basis after the Spin-Off or after such time certificates are actually available or issued cannot be predicted. Until the New JEF Common Stock is fully distributed and an orderly market develops, trading prices for New JEF Common Stock may fluctuate significantly. The prices at which the New JEF Common Stock trades will be determined by the marketplace and may be influenced by many factors including, among others, the depth and liquidity of the market for New JEF Common Stock, investor perception of New JEF and its business, market conditions for interest rates and fixed income and equity securities, New JEF's results and general economic and market conditions.

    New JEF and Group understand that the NYSE will require that shares of Group Common Stock that are sold or purchased from the period beginning on April 16, 1999, and ending on April 27, 1999, be accompanied by due-bills representing the New JEF Common Stock distributable with respect to such shares and that during such period the Group Common Stock may not be purchased or sold separately from the due bills. The Transfer Agent and Registrar for the New JEF Common Stock will be First Chicago Trust Company of New York, a division of EquiServe.

    New JEF Common Stock distributed to Stockholders in the Spin-Off will be freely transferable under the Securities Act, except for securities received by persons who may be deemed to be affiliates of New JEF pursuant to Rule 405 under the Securities Act. Persons who may be deemed to be affiliates of New JEF after the Spin-Off generally include individuals or entities that control, are controlled by, or are under common control with New JEF, and such persons include directors of New JEF. Persons who are affiliates of New JEF will be permitted to sell their shares of New JEF Common Stock received in the Spin-Off pursuant to Rule 144 under the Securities Act except for the holding period requirements of Rule 144 which are not applicable in this instance. As a result, New JEF Common Stock received by New JEF affiliates pursuant to the Spin-Off may be sold if certain provisions of Rule 144 under the Securities Act are complied with (e.g., the amount sold within a three-month period does not exceed the greater of one percent of the outstanding New JEF Common Stock or the average weekly trading volume for New JEF Common Stock during the preceding four week period and the securities are sold in "brokers' transactions" and in compliance with certain notice provisions under Rule 144).

    ACCOUNTING TREATMENT OF THE SPIN-OFF

    The Spin-Off will result in New JEF reporting historical results and balance sheet amounts relating to ITGI prior to the Spin-Off as a discontinued operation of New JEF.

    COMPARISON OF RIGHTS OF CURRENT GROUP STOCKHOLDERS AND NEW JEF STOCKHOLDERS
     FOLLOWING THE SPIN-OFF

    Upon the consummation of the Spin-Off, you will become stockholders of New JEF. Since Group and New JEF are each organized under the laws of the State of Delaware, any differences in your rights as a holder of common stock of these two corporations will arise solely from differences in certificates of incorporation and bylaws of these two corporations. The following are summaries of material differences between your rights as stockholders of Group and New JEF. The following discussions are not intended to be complete and are qualified in their entirety by reference to the Delaware General Corporation Law ("DGCL"), the certificate of incorporation and bylaws of Group and the New JEF amended and restated certificate of incorporation (the "New JEF Certificate") and the New JEF bylaws (the "New JEF Bylaws").

    SPECIAL MEETINGS. The Group Bylaws state that the special meetings of the stockholders for any purpose may be called by the Board of Directors, President or the Secretary. A special meeting of the stockholders of Group shall be called by the President or the Secretary whenever stockholders owning a majority of the shares of Group entitled to vote on matters to be submitted to the stockholders shall make application therefor in writing. The New JEF Certificate and Bylaws provide that special meetings may be called by the Board of Directors or any person authorized by the Board of Directors to call a special meeting. The New JEF Certificate and Bylaws preclude stockholders from having the ability to call special meetings of stockholders.

    ACTION BY STOCKHOLDERS WITHOUT A MEETING. The Group Bylaws expressly include a provision permitting the Group Stockholders to consent in writing to any action without a meeting, provided such consent is signed by stockholders having at least the minimum number of votes required to authorize such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted. The New JEF Certificate and Bylaws do not permit stockholders to take action by any written consent in lieu of a meeting.

    STOCKHOLDERS PROPOSALS. The Group Bylaws do not include a provision restricting the manner in which nominations for directors may be made by stockholders or the other business which may be brought before a meeting. The New JEF Bylaws provide that nominations by stockholders of persons for election to the Board of Directors at a stockholder's meeting and for the proposal of other business to be considered at a stockholder's meeting generally must be received not less than 60 days, nor more than 90 days, prior to the meeting and such proposals must supply adequate information concerning the proponent and the proposal, as specified in the New JEF Bylaws.

    CHARTER AMENDMENTS. Under the Group Certificate and New JEF Certificate, an amendment or change to the certificate of incorporation requires the approval of the Board of Directors, followed by a vote of the owners of a majority of the shares entitled to vote thereon. However, the New JEF Certificate also requires the approval of the holders of at least 66 2/3% of the voting power of all of the shares entitled to vote to alter, amend, repeal or adopt any provision inconsistent with or limiting the effect of provisions of certain enumerated antitakeover provisions in the New JEF Certificate, whereas the Group Certificate contains no comparable provision.

    AMENDMENTS TO BYLAWS. Each of the Group Bylaws and New JEF Bylaws provide that the bylaws may be amended or repealed, and new bylaws may be made, by an affirmative majority of the votes cast at any annual or special meeting of stockholders, or by an affirmative vote of a majority of the directors present at a meeting of the Board of Directors. However, the New JEF Bylaws also require, in connection with stockholder proposed changes to the New JEF Bylaws, the approval of the holders of at least 66 2/3% of the voting power of all of the shares entitled to vote to alter, amend, repeal or adopt any bylaw provision inconsistent with or limiting the effect of provisions of certain enumerated antitakeover provisions in the New JEF Bylaws, whereas the Group Bylaws contain no comparable provision.

AGREEMENTS BETWEEN GROUP AND NEW JEF RELATING TO THE SPIN-OFF

    To facilitate the orderly transition into two independent companies, Group and New JEF have entered into certain agreements described in this section.

    DISTRIBUTION AGREEMENT

    New JEF is party to the Distribution Agreement, which provides for, among other things, the principal corporate transactions required to effect the Spin-Off, the conditions precedent to the

Spin-Off, the allocation between Group (and therefore New ITGI following the Merger) and New JEF of certain assets and liabilities and certain other transition arrangements.

    CONDITIONS TO THE SPIN-OFF. The Spin-Off will occur only in the event all of the following conditions, among others, are satisfied or waived by Group:

    (1) the Registration Statement on Form 10 (the "Exchange Act Registration Statement") under the Exchange Act filed by New JEF with the SEC shall have been declared, or become, effective;

    (2) ITGI shall have paid the Special ITGI Cash Dividend;

    (3) the Transfers shall have been consummated, including that Group shall have transferred the Group obligations under separate indentures governing its 8 7/8% Senior Notes due 2004 and 7 1/2% Senior Notes due 2007 to New JEF (the "Senior Notes") and Group shall have executed supplemental indentures pursuant to which New JEF shall assume and Group shall be released from the obligations concerning the Senior Notes;

    (4) the New JEF Common Stock shall have been approved for listing on the NYSE;

    (5) the Tax Ruling shall not have been withdrawn or modified by the IRS in any material adverse respect;

    (6) the pre-closing conditions under the Merger Agreement shall have been satisfied or waived by Group and the pre-closing of the Merger shall have been completed (see "--The Merger; the Merger Agreement"); and

    (7) Group being satisfied at all relevant times before the Spin-Off that it owned at least 80% of the outstanding ITGI capital stock.

    ALLOCATION OF ASSETS AND LIABILITIES. The Distribution Agreement provides generally that all assets of Group (other than Group's ownership of ITGI capital stock) and all liabilities of Group (other than liabilities of or related to
ITGI) will be transferred to and assumed by New JEF or JEFCO. New JEF has agreed to obtain and maintain any necessary letters of credit obtained by Group for New JEF's benefit prior to the Effective Time. See clause 12 under "--The Merger; The Merger Agreement; Group Covenants." If Group cannot transfer any non-ITGI liabilities to New JEF, Group (and New JEF following the Spin-Off) will obtain letters of credit for certain non transferred liabilities that have not been mitigated, as provided for in the Merger Agreement.

    CROSS-INDEMNIFICATION. On and after the date of the Spin-Off, New JEF has agreed to indemnify, defend and hold harmless Group and its successors (including New ITGI following the Merger) and their subsidiaries, and each of their respective directors, officers, employees and agents (the "ITGI Indemnitees") from and against any and all claims, costs, damages, losses, liabilities and expenses (including, without limitation, reasonable expenses of investigation and reasonable attorney fees and expenses, but excluding consequential damages of the indemnified party, in connection with any and all claims, suits, arbitrations, inquiries, proceedings or investigations by or before any court, governmental or other regulatory or administrative agency or commission or any other tribunal ("Actions") or threatened Actions) (collectively, "Indemnifiable Losses") incurred or suffered by any of the ITGI Indemnitees and arising out of, or due to or otherwise in connection with any of the Holding Liabilities (as defined in the Distribution Agreement) or the failure of New JEF or any of its subsidiaries to assume, pay, perform or otherwise discharge, any of the Holding Liabilities.

    On and after the date of the Spin-Off, Group and its successors (including New ITGI following the Merger, collectively, the "ITGI Group") have agreed to indemnify, defend and hold harmless New JEF and its subsidiaries and each of their respective directors, officers, employees and agents (the "New JEF Indemnitees") from and against any and all Indemnifiable Losses incurred or suffered by any of the New JEF Indemnitees and arising out of, or due to or otherwise in connection with any of the ITGI Liabilities (as defined in the Distribution Agreement) or the failure of the ITGI Group to pay, perform or otherwise discharge, any of the ITGI Liabilities. The Distribution Agreement includes procedures for notice and payment of indemnification claims and provides that the indemnifying party may assume the defense of the claim or suit brought by a third party.

    BENEFITS AGREEMENT

    New JEF and Group have entered into the benefits agreement attached hereto as Appendix C (the "Benefits Agreement"). The Benefits Agreement provides, among other things, that as of the Effective Time, New JEF shall assume, retain and be liable for all wages, salaries, welfare, retirement, incentive compensation and other employee related liabilities and obligations with respect to employees of Group (excluding ITGI and its subsidiaries) and New ITGI shall assume, retain and be liable for such liabilities and obligations with respect to employees of ITGI and its subsidiaries.

    Prior to the Effective Time, Group amended the profit sharing and employee stock ownership plans to provide that all active participants in such plans shall be fully vested in their accounts. Generally, New JEF will assume and become a successor employer with respect to the profit sharing and employee stock ownership plans currently maintained by Group and will continue such plans for the benefit of eligible employees of Group (excluding ITGI and its subsidiaries). New ITGI will establish a profit sharing plan and an employee stock ownership plan for the benefit of its eligible employees as soon as practicable following the Effective Time. Assets equal to the aggregate account balances of employees of ITGI and its subsidiaries in the profit sharing and employee stock ownership plans assumed by New JEF shall be transferred to the New ITGI plans to be maintained for the benefit of such employees.

    New JEF will also assume and become the successor employer for the defined benefit pension plan currently maintained by Group. The accrued benefits of all active participants in the pension plan shall be vested as of December 31, 1998. As soon as is practicable following the Effective Time, and if such action is approved by the IRS, participants in the pension plan who will continue to be employees of New ITGI and its subsidiaries will be given the opportunity to receive actuarially equivalent lump sum distributions of the benefits they have accrued under the pension plan. In order to reflect certain modifications to the pension plan affecting the amount of benefits to be provided to the employees of New ITGI and its subsidiaries in connection with their termination of participation in the plan and in order to reflect New ITGI's share of the funding obligations under the plan, New ITGI will pay to the pension plan an actuarially computed amount in order to discharge the costs associated with such benefits and its share of such funding obligations.

    Prior to the Effective Time, optionees under the Group stock incentive plan shall have the opportunity to exercise stock options previously granted under the plan. New JEF shall be responsible for all liabilities relating to stock options granted by Group prior to the Effective Time. In contemplation of the Spin-Off, the Capital Accumulation Plan for Key Employees (the "Group CAP Plan"), a nonqualified deferred compensation plan maintained by Group, was terminated and all balances of cash and Group common stock held under the plan were distributed except with respect to the accounts of five participants in the plan. The liability associated with the accounts of the four participants who will be New JEF employees will be assumed by New JEF and the liability associated with the account of the participant who is an ITGI employee has been assumed by ITGI. In exchange for ITGI's assumption of such liability, Group has paid approximately $1.1 million to ITGI. In addition, prior to the Effective Time, Group Common Stock under the Employee Stock Purchase Plan shall be distributed to participants.

    New ITGI will assume the ITGI 1994 Stock Option and Long-Term Incentive Plan, the ITGI Employee Stock Purchase Plan, the ITGI Pay-For-Performance Incentive Plan and the ITGI Non-

Employee Directors' Stock Option Plan. Awards authorized under those plans may be made to employees and directors of New ITGI following the Effective Time.

    TAX SHARING AND INDEMNIFICATION AGREEMENT

    New JEF, ITGI and Group have entered into a Tax Sharing and Indemnification Agreement as attached hereto as Appendix D and an Amended and Restated Tax Sharing Agreement as attached thereto as Exhibit A (collectively, the "Tax Sharing Agreement"). The Tax Sharing Agreement will allocate pre-Spin-Off tax liabilities between New JEF, ITGI and Group and their respective subsidiaries for the year of the New JEF Spin-Off and prior tax years. The term "Ancillary Agreements" is sometimes referred to in this document as the Distribution Agreement, the Benefits Agreement and the Tax Sharing Agreement, collectively. Under the Tax Sharing Agreement, for all Group tax years ending before or including the Distribution Date, New JEF will bear any excess over ITGI's share (computed as if ITGI and its subsidiaries were a separate consolidated or combined group) of Group's:

    (1) Federal consolidated income tax liability,

    (2) any unitary or combined state or local income or franchise tax liability, and

    (3) any foreign income tax liability.

    Each of ITGI and New JEF is also responsible for paying all tax liabilities arising from any tax returns which it files separately. Each of ITGI and New JEF will be responsible for that portion of the Federal consolidated income tax liability of Group attributable to it. In addition, each of ITGI and New JEF will pay to the other the amount by which the Federal consolidated income tax liability of Group has been reduced as a result of the inclusion of ITGI and New JEF, and their respective subsidiaries, in Group. If Group's tax liability for any tax year ending before or including the date of the Spin-Off is changed or adjusted as a result of a tax examination or otherwise, then each of ITGI's and New JEF's share of Group's adjusted tax liability or benefit shall be recomputed and agreed to by the parties. Any payments due between New JEF and ITGI as a result of the recomputation will include interest for the periods in question at the rates charged by the applicable tax authority with respect to underpayments of income tax or paid by the applicable tax authority on overpayments of income tax.

    The Tax Sharing Agreement generally provides that in the event that either New ITGI or New JEF takes any action inconsistent with, or fails to take any action required by, or in accordance with, the qualification of the Spin-Off as tax-free, then New ITGI or New JEF, as the case may be, will be liable for and indemnify and hold the other party harmless from any tax liability resulting from such action or inaction. If either party engages in any transaction involving its stock or assets, and as a result, the Spin-Off is treated as a taxable event, then the party engaging in such transaction shall hold the other party harmless from any tax liabilities that result from the treatment of the Spin-Off as a taxable event.

    CLEARING AGREEMENT

    Pursuant to a Fully Disclosed Clearing Agreement dated as of March 15, 1994 (the "Clearing Agreement"), JEFCO, as clearing broker, provides certain execution and clearing services for customer and proprietary accounts of ITG (the "Introduced Accounts"). These services include, among others, (1) execution of orders, (2) mailing of confirmations, notices and monthly statements, (3) providing reports to ITGI, (4) settling certain contracts and transactions, (5) engaging in all cashiering functions and (6) record keeping. JEFCO is required to remit fees to ITG on a weekly basis after deduction of amounts due. Introduced Accounts may only be charged such fees or other charges as JEFCO may direct. The Clearing Agreement establishes procedures applicable to Introduced Accounts and the processing of transactions for such accounts and establishes the various responsibilities of the parties. With certain exceptions, JEFCO is responsible for all Introduced Accounts and transactions in such accounts. JEFCO reserves the right to reject any proposed account and to terminate any Introduced Account. The Clearing Agreement also requires ITG to indemnify against certain liabilities arising from, among other things, failed settlements, failure of Introduced Accounts to satisfy any applicable margin requirements, ITG's failure to perform its duties and obligations and claims between ITG and its customers. In 1998, ITG paid approximately $11.9 million to JEFCO for services performed under the clearing agreement.

    Effective as of January 1, 1999, JEFCO and ITG entered into a new clearing agreement on substantially similar terms as the Clearing Agreement except that:
(a) the new agreement has an initial term of January 1, 1999 to June 30, 2000,
(b) with 180 days' prior notice, either party can cancel the agreement at any time for any reason, effective on or after June 30, 2000, (c) neither party can terminate the agreement prior to June 30, 2000 except for a material breach by the other party and (d) rates for services provided through June 30, 2000 are the same as in 1998. JEFCO believes that the terms of this agreement are generally as favorable as those that could be negotiated with unaffiliated third parties.

BACKGROUND OF AND REASONS FOR THE TRANSACTIONS

    For many years, Group has been engaged, through its subsidiaries, in the active conduct of two principal lines of business:

    - the Brokerage and Investment Banking Business, which consists of a full-service international investment banking and brokerage business serving institutions and small- to medium-sized corporations and is conducted primarily through its wholly-owned subsidiary, JEFCO; and

    - the Technology-based Trading and Research Business, which serves institutional investors and brokers and is conducted through ITGI and its subsidiaries.

    Each of the Brokerage and Investment Banking Business and the Technology-Based Trading and Research Business has separate management teams and highly skilled employees on which the success of the business is dependent. The Brokerage and Investment Banking Business's management and employees are primarily focused on investment banking, brokerage, capital raising, research, mergers and acquisition activities, business restructuring advisory services and a traditional, broker-dealer business. The Technology-Based Trading and Research Business's management and employees are primarily focused on the use of technology to create a seamless infrastructure for trading securities and developing high-content, leading-edge securities research and analysis products.

    In April 1996, Group had a meeting with the IRS to explore the tax treatment which would flow from a possible spin-off by Group of ITGI. At this meeting, Group management discussed a proposed spin-off of ITGI, several related transactions and the business purposes for those proposed transactions including:

    - the need to obtain and retain the services of key employees by offering direct equity interests in ITGI,

    - the need to improve the fit and focus of incentive compensation arrangements for each of Group's two principal lines of business (the "fit and focus" business purpose),

    - the ability to enhance ITGI's stock as acquisition currency, and

    - the formation of a leveraged ESOP to acquire shares of ITGI in the open market.

    At a second meeting with the IRS in August 1996, Group discussed whether a ruling position announced by the IRS was applicable to compensatory employee stock options and whether outstanding employee stock options in ITGI's stock would be treated by the IRS as outstanding stock for purposes of determining whether Group had the requisite control of ITGI prior to the possible ITGI spin-off.

    In August 1996, Group deferred its decision to proceed with the spin-off of ITGI, largely due to the fact that the key employee who sought a direct interest in ITGI stock before taking the position as successor to the Chief Executive Officer of ITGI advised Group that an ITGI spin-off would not be necessary as a condition to his acceptance of the position. In addition, from a business perspective, the decision to defer further consideration of an ITGI spin-off was due to concern that, at that time, a spin-off of ITGI could lead to two undercapitalized businesses.

    More than a year later, Group renewed discussion with the IRS regarding the proposed ITGI spin-off and requested an additional pre-submission conference, which was held in December 1997. At this conference, management of Group discussed the business purposes for the transactions, including:

    - the need to obtain and retain the services of key employees by offering them direct equity interests in ITGI, including through an ESOP,

    - the need to improve the fit and focus of incentive compensation arrangements for each of Group's two principal lines of business, and

    - the ability to enhance ITGI's stock as acquisition currency.

    At this conference, management of Group also discussed the effect of a more than 5% shareholder on the fit and focus business purpose and the effect of outstanding ITGI stock options in analyzing whether Group had the requisite control of ITGI prior to the proposed ITGI spin-off.

    During January and February, 1998, after consideration of the issues discussed in the conferences and based on advice from its employee compensation advisor and other factors, management of Group and ITGI concluded that a separation of the Investment Banking Brokerage Business from the Technology-Based Trading and Research Business would benefit both businesses by enhancing their ability to obtain, retain and motivate employees through equity-based compensation incentives that can more directly be linked to the results of their respective businesses. In order to effect the Spin-Off business purpose, and solely in contemplation of the Spin-Off, New JEF will adopt a program of equity-based compensation, including the Incentive Plan, the Directors' Plan, the New JEF ESOP, a Section 401(k)/After-Tax Thrift Plan and an Employee Stock Purchase Plan designed to tie employee compensation specifically to the results of New JEF's operations, with incentives appropriate to the Brokerage and Investment Banking Business. The management of Group concluded that the current intermingling of the two businesses' results seriously dilutes the effectiveness of these programs as they currently exist at Group. It is expected that, following the Spin-Off, this separation of equity-based compensation, including in particular the Incentive Plan and a New JEF ESOP, will represent a significant long-term commitment to grant stock to employees and significantly improve the ability of New JEF to compete for employees in a tight labor market.

    On March 17, 1999 the Group Board unanimously approved the Transactions and believes that the terms of the Transactions are fair to, and in the best interests of, the stockholders of Group. The Transfers and Spin-Off will result in the separation of the Brokerage and Investment Banking Business from the Technology-Based Trading and Research Business of ITGI. In addition, the Merger will be effected following the Spin-Off in order to combine public trading in one stock (i.e., New ITGI related to the Technology-Based Trading and Research Business), rather than the two corporate entities (Group and ITGI) following the separation of New JEF from Group as a result of the Spin-Off.

    In the course of its deliberations with respect to considering approval of the Transactions, the Group Board received the advice of management regarding the Brokerage and Investment Banking Business and the Technology-Based Trading and Research Business and the advice of management and legal counsel regarding the terms and provisions of the Merger Agreement, the Distribution

Agreement, the Benefits Agreement and the Tax Sharing Agreement. The Group Board considered a number of other factors in approving the Transactions, including without limitation:

    - that the continuation of the Group ESOP as the New JEF ESOP and the redenomination of Group Common Stock balances from the Group ESOP to only New JEF Common Stock balances and the allocation of additional shares of New JEF in the future will provide a valuable incentive to New JEF's employees,

    - that the Transactions would improve the fit and focus of incentive compensation arrangements for each of Group's two principal lines of business, and

    - that the Transactions would provide Group Stockholders with a clearer picture of the separate financial results of each business.

    The foregoing discussion of the information and factors considered and given weight by the Group Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Transactions, the Group Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

THE MERGER

    As soon as practicable following the satisfaction or waiver of all conditions to the Merger, including the consummation of the Transfers and the Spin-Off, the Merger will be consummated upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. The time that the Certificate of Merger is filed is referred to herein as the "Effective Time" and the date of filing is referred to as the "Effective Date."

    IMPACT OF MERGER ON GROUP AND ITGI STOCKHOLDERS

    The Merger will effectively result in the transfer of Group's ownership of ITGI to Group Stockholders. As a Stockholder of Group, the Merger will enable you to directly own shares of New ITGI. After the Merger, each former Group Stockholder will own the same number of shares of Common Stock in New ITGI as the number of shares of Group Common Stock that such Group Stockholder owned before the Merger.

    Pursuant to the Merger Agreement, as of the Effective Time, each issued and outstanding share of ITGI Common Stock (other than any shares held by Group) will be converted into the right to receive such number of shares of Group Common Stock pursuant to the Exchange Ratio. The Exchange Ratio is equal to the result obtained by dividing

    - the total number of shares of Group Common Stock outstanding immediately prior to the Effective Time by

    - the total number of shares of ITGI Common Stock held by Group immediately prior to the Effective Time.

The Exchange Ratio is a formula that has been established to provide

    - the ITGI Public Stockholders with the same proportionate ownership of New ITGI that they owned of ITGI prior to the Effective Time and

    - the Stockholders of Group with collectively the same percentage ownership of New ITGI that Group owned of ITGI prior to the Merger.

    For example, based upon the anticipated outstanding shares of Group Common Stock as of the Effective Date (23.9 million), the Exchange Ratio would have been 1.59 (23.9 million divided by 15.0 million) and the ITGI Public Stockholders would have collectively owned 19.5% of the New ITGI Common Stock and our Stockholders would have collectively owned 80.5% of New ITGI Common Stock. Additionally, pursuant to the Merger Agreement,

    - each vested ITGI Option will be converted into a vested New ITGI Option;
      and

    - each unvested ITGI Option will be converted into an unvested New ITGI Option, with vesting established in accordance with the vesting schedule of the replaced option;

provided, however, such ITGI options will be adjusted so as to preserve the inherent value of the options prior to the Special ITGI Cash Dividend and the Merger, respectively, and therefore appropriate adjustments (a) will be made to reduce the exercise price to take into account the effects of the Special ITGI Cash Dividend and (b) may be made to increase the number of shares subject to the option and decrease the option exercise price to reflect the Exchange Ratio.

    U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following discussion is a summary of the material U.S. federal income tax consequences of the Merger to ITGI, Group and the ITGI Public Stockholders. The discussion which follows is based on the Code, Treasury regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect.

    Group has received rulings from the IRS through the Tax Ruling that, among other things, the Merger will qualify as a tax-free liquidation with respect to Group and ITGI under Section 332 of the Code. Consummation of the Merger is conditioned upon the Tax Ruling not being withdrawn by the IRS or modified by the IRS in any material adverse respect. Further, it is a condition to the obligations of ITGI and Group under the Merger Agreement that Group receive an opinion from Morgan, Lewis & Bockius LLP regarding certain federal income tax consequences of the Merger and ITGI receive an opinion from Cahill Gordon & Reindel regarding certain federal income tax consequences of the Merger, each dated as of the date of this Proxy/Information Statement, to the effect that:
(1) with respect to the ITGI Public Stockholders, the Merger will qualify as a "reorganization" under Section 368(a) of the Code and (2) ITGI and Group each will be a party to that reorganization within the meaning of Section 368(b) (the "Tax Opinions"). Morgan, Lewis & Bockius LLP and Cahill Gordon & Reindel will confirm their respective opinions as of the Effective Time, provided that there shall have been no change in law between the date of this Proxy/Information Statement and the Effective Time and the Merger is consummated in accordance with the provisions of the Merger Agreement.

    TAX OPINIONS. The Tax Opinions will assume consummation of the Merger in accordance with the provisions of the Merger Agreement and the absence of changes in existing law, and may rely on assumptions and representations of ITGI and Group relating to the requirements of a reorganization. The Tax Opinions neither bind nor preclude the Internal Revenue Service from adopting a contrary position. An opinion of counsel sets forth such counsel's legal judgment and has no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be successfully asserted by the Internal Revenue Service or adopted by a court if the issues are litigated. We believe, based upon the Tax Ruling and the Tax Opinions, that the Merger will have the U.S. federal income tax consequences discussed below.

    TAX IMPLICATIONS TO GROUP AND ITGI. No income, gain or loss will be recognized by Group or ITGI for federal income tax purposes as a result of the Merger.

    TAX IMPLICATIONS TO ITGI PUBLIC STOCKHOLDERS. With respect to the ITGI Public Stockholders, the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and Group and ITGI will each be a party to such reorganization within the meaning of Section 368(b) of the Code. Except to the extent that ITGI Public Stockholders receive cash in lieu of fractional shares of Group Common Stock, ITGI Public Stockholders who exchange ITGI Common Stock in the Merger solely for Group Common Stock will not recognize gain or loss for federal income tax purposes upon the receipt of Group Common Stock in exchange for their ITGI Common Stock. An ITGI Public Stockholder's aggregate tax basis for the Group Common Stock received pursuant to the Merger will equal such ITGI Public Stockholder's aggregate tax basis in the ITGI Common Stock exchanged therefor, reduced by the portion of the stockholder's tax basis properly allocated to the fractional share interest, if any, for which the stockholder receives cash. An ITGI Public Stockholder's holding period for the Group Common Stock received pursuant to the Merger will include the holding period of the ITGI Common Stock surrendered in exchange therefor, provided that the ITGI Common Stock was held as a capital asset on the Effective Date. An ITGI Public Stockholder who receives cash in lieu of a fractional share interest in Group Common Stock pursuant to the Merger will be treated as having received such cash in exchange for such fractional share interest and generally will recognize gain or loss on such deemed exchange in an amount equal to the difference between the amount of cash received and the basis of the ITGI Common Stock held by such ITGI Public Stockholder that is allocable to such fractional share. In general, such gain or loss will constitute capital gain or loss if the ITGI Common Stock was held as a capital asset on the Effective Date, and will be long-term capital gain or loss if such ITGI Common Stock has been held for more than one year as of the Effective Date of the Merger.

    ITGI Public Stockholders should consult their own tax advisors regarding the appropriate income tax treatment of their receipt of Group Common Stock, including the application of Federal, state, local and foreign tax laws, and the effect of possible changes in tax law that may affect the tax consequences described above.

    The foregoing is only a summary of the material U.S. Federal income tax consequences of the Merger under the law in effect as of the date hereof. IT DOES NOT PURPORT TO COVER ALL INCOME TAX CONSEQUENCES AND MAY NOT APPLY TO STOCKHOLDERS WHO ACQUIRED THEIR ITGI COMMON STOCK IN CONNECTION WITH A GRANT OF SHARES AS COMPENSATION, WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, OR WHO ARE OTHERWISE SUBJECT TO SPECIAL TREATMENT UNDER THE CODE.

    COMPARISON OF RIGHTS OF CURRENT GROUP STOCKHOLDERS AND NEW ITGI STOCKHOLDERS
     FOLLOWING THE MERGER

    Although Group will be the surviving corporation in the Merger, the Group Certificate and Group Bylaws will not be the charter and bylaws of New ITGI. In connection with the consummation of the Merger, the certificate of incorporation of ITGI and the bylaws of ITGI will be amended and restated and become the charter and bylaws of New ITGI. Since Group and New ITGI are each organized under the laws of the State of Delaware, any differences in your rights as a holder of common stock of these two corporations will arise solely from the aforementioned charter and bylaw amendments. The following are summaries of material differences between your rights as stockholders of Group and New ITGI. The following discussions are not intended to be complete and are qualified in their entirety by reference to the DGCL, the existing certificate of incorporation and bylaws of the Group and the certificate of incorporation and bylaws of New ITGI after giving affect to the aforementioned charter and bylaw amendments (the "New ITGI Certificate" and the "New ITGI Bylaws," respectively).

    SPECIAL MEETINGS. The Group Bylaws state that the special meetings of the stockholders for any purpose may be called by the Board of Directors, President or the Secretary. A special meeting of the stockholders of Group shall be called by the President or the Secretary whenever stockholders owning a majority of the shares of Group entitled to vote on matters to be submitted to the stockholders shall make application therefor in writing. The New ITGI Certificate and Bylaws provide that special meetings may be called only by the Secretary of the Corporation at the request of a majority of the directors or any person authorized by the majority vote of the directors. The New ITGI Certificate and Bylaws, therefore, preclude stockholders from having the ability to call special meetings of stockholders.

    ACTION BY STOCKHOLDERS WITHOUT A MEETING. The Group Bylaws expressly include a provision permitting the Group Stockholders to consent in writing to any action without a meeting, provided such consent is signed by stockholders having at least the minimum number of votes required to authorize such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted. The New ITGI Certificate and Bylaws do not permit stockholders to take action by any written consent in lieu of a meeting.

    STOCKHOLDER'S PROPOSALS. The Group Certificate and Bylaws do not include a provision restricting the manner in which nominations for directors may be made by stockholders or the manner in which business may be brought before a meeting. The New ITGI Bylaws provide that nominations by stockholders of persons for election to the Board of Directors at the annual meeting and for the proposal of other business to be considered at an annual meeting generally must be received not less than 60 days, nor more than 90 days, prior to the meeting.

    CHARTER AMENDMENTS. Under the Group Certificate and New ITGI Certificate, an amendment to the certificate of incorporation requires the approval of the Board of Directors, followed by a vote of the owners of a majority of the shares entitled to vote thereon. However, the New ITGI Certificate also requires the approval of the holders of at least 66 2/3% of the voting power of all the shares entitled to vote to alter, amend, repeal or adopt any provision inconsistent with or limiting the effect of provisions of certain enumerated antitakeover provisions in the New ITGI Certificate, whereas the Group Certificate has no comparable provision.

    AMENDMENTS TO BYLAWS. Each of the Group Bylaws and New ITGI Bylaws provide that the bylaws may be amended or repealed, and new bylaws may be made, by an affirmative majority of the votes cast at any annual or special meeting of stockholders, or by an affirmative vote of a majority of the directors present at a meeting of the Board of Directors. However, the New ITGI Bylaws also require the approval of the holders of at least 66 2/3% of the voting power of all of the shares entitled to vote to alter, amend, repeal or adopt any bylaw provision inconsistent with or limiting the effect of provisions of certain enumerated antitakeover provisions in the New ITGI Bylaws, whereas the Group Bylaws contain no comparable provision.

    EXCHANGE AGENT

    First Chicago Trust Company of New York, a division of EquiServe, has been selected as exchange agent (the "Exchange Agent") under the Merger Agreement. As soon as practicable after the Effective Time, Group shall deposit with the Exchange Agent, for the benefit of the ITGI Public Stockholders, certificates representing the Merger Shares The Exchange Agent will deliver the certificates representing the Merger Shares upon surrender for exchange of the ITGI Common Stock.

    ACCOUNTING TREATMENT OF THE MERGER

    The Merger will be accounted for as a merger of "entities under common control" in accordance with generally accepted accounting principles. Accordingly, the accounting will reflect the historical cost basis of each party's assets and liabilities.

    RECOMMENDATION OF THE BOARD OF DIRECTORS OF GROUP CONCERNING THE MERGER

    THE GROUP BOARD BELIEVES THAT THE TERMS OF THE TRANSACTIONS ARE FAIR TO, AND IN THE BEST INTERESTS OF, GROUP AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED AND ADOPTED THE TRANSACTIONS CONTEMPLATED HEREIN.

    THE GROUP BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF GROUP VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE ISSUANCE OF THE MERGER SHARES.

OPINION OF GROUP'S FINANCIAL ADVISOR CONCERNING THE MERGER

    Beginning in late 1997, Group held discussions with J.P. Morgan concerning the proposed Merger. On June 18, 1998, Group officially retained J.P. Morgan as its financial advisor and to deliver a fairness opinion in connection with the proposed Merger.

    At the meeting of Group's Board of Directors on January 27, 1999, J.P. Morgan rendered its oral opinion that the Exchange Ratio is fair from a financial point of view to Group. No limitations were imposed by Group's Board of Directors upon J.P. Morgan with respect to the investigations made or such procedures followed by it in rendering its opinion.

    J.P. Morgan subsequently confirmed its oral opinion by delivering a written opinion on March 17, 1999 to the Group Board and the full text of such written opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix E to this Proxy/ Information Statement and incorporated herein by reference. Group's stockholders are urged to read the opinion in its entirety. J.P. Morgan's written opinion is addressed to the Board of Directors of Group, is directed only to the Exchange Ratio in the Merger and does not constitute a recommendation to any stockholder of Group as to how such stockholder should vote at the Special Meeting. The summary of the opinion of J.P. Morgan set forth in this Proxy/Information Statement is qualified in its entirety by reference to the full text of such opinion.

    In arriving at its opinion, J.P. Morgan reviewed, among other things, the Merger Agreement, drafts of this Proxy/Information Statement, the audited financial statements of Group and ITGI for the fiscal year ended December 31, 1997 and drafts of the audited financial statements at Group and ITGI for the fiscal year ended December 31, 1998. J.P. Morgan also held discussions with certain members of the management of Group and ITGI with respect to certain aspects of the Merger and considered such other information as it deemed appropriate for the purposes of its opinion.

    J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by Group and ITGI or otherwise reviewed by J.P. Morgan, and J.P. Morgan has not assumed any responsibility or liability therefor. J.P. Morgan has not conducted any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to J.P. Morgan. J.P. Morgan has assumed that the Merger will have the tax and accounting consequences described in this Proxy/Information Statement, and in discussions with, and materials furnished to J.P. Morgan by, representatives of Group, and that the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement and Proxy/Information Statement.

    J.P. Morgan's opinion is based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. Subsequent developments may affect this opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan expressed no opinion as to the price at which Group's Common Stock or New ITGI's Common Stock will trade at any future time.

    In accordance with customary investment banking practice, J.P. Morgan employed generally accepted methods in reaching its opinion. The following is a summary of the material financial analysis utilized by J.P. Morgan in connection with providing its opinion.

    In reviewing the Exchange Ratio, J.P. Morgan based its analysis on the premise that Group Stockholders and ITGI Public Stockholders should own New ITGI in the same proportion as their economic ownership of ITGI prior to the Merger. Group's Stockholders' current ownership of ITGI through Group is 15.0 million shares, representing an 80.5% economic and voting interest in ITGI. This interest is divided among the approximately 23.9 million shares of proforma outstanding Group Common Stock as of the Effective Date. In order to maintain the current ownership relationship existing as between the two classes of stockholders, the shares of ITGI Common Stock held by ITGI Public Stockholders would have to be exchanged for Group shares at the same ratio as that in which Group's stockholders' ownership of ITGI is expressed, namely 23.9 million divided by 15.0 million, or 1.59. The Exchange Ratio of 1.59 multiplied by the
3.6 million ITGI Public Stockholders' shares of ITGI Common Stock equals 5.7 million shares of New ITGI to be held by ITGI Public Stockholders. After giving effect to the Exchange Ratio under the foregoing assumption, the total outstanding shares in New ITGI following the Merger would be 29.7 million. The ownership interest of the ITGI Public Stockholders of 5.7 million would represent 19.5% of the total shares outstanding of New ITGI, and the ownership interest of Group of 23.9 million would represent 80.5% of the total outstanding shares of New ITGI, consistent with the premise outlined above.

    The summary set forth above does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan based its analyses on assumptions that it deemed reasonable. The other principal assumptions upon which J.P. Morgan based its analyses are set forth above.

    As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise Group with respect to the Merger on the basis of such experience and its familiarity with Group.

    For services rendered in connection with the Spin-off and Merger, Group has agreed to pay J.P. Morgan a fee of $2 million. In addition, Group has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities.

    J.P. Morgan and its affiliates maintain banking and other business relationships with Group and its affiliates, for which it receives customary fees. In the ordinary course of their businesses, affiliates of J.P. Morgan may actively trade the debt and equity securities of Group or ITGI for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

THE MERGER AGREEMENT

    The Merger Agreement is the agreement pursuant to which Group and ITGI agree to merge. The Merger Agreement sets forth the rights, responsibilities and obligations of ITGI and Group and establishes the Exchange Ratio. The Exchange Ratio establishes the relative stock ownership of Group Stockholders and ITGI Stockholders in New ITGI. See "--Impact of the Merger on Group and ITGI Stockholders." A summary of material provisions of the Merger Agreement is set forth herein. You should review carefully the full text of the Merger Agreement, which is attached hereto as Appendix A and incorporated herein by reference.

    REPRESENTATIONS AND WARRANTIES.

    ITGI REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains representations and warranties by ITGI relating to a number of matters, including:
    (1) the due organization, valid existence and good standing of ITGI;
    (2) the authorization, execution and delivery of the Merger Agreement by ITGI, enforceability of the Merger Agreement against ITGI and related matters;
    (3) the absence of conflicts under ITGI's charter and bylaws or under any governmental order or law and the absence of breaches of any material agreement binding upon ITGI;
    (4) the capital structure of ITGI;
    (5) broker and finder fees; and

    (6) the supplemental indentures and related documentation concerning New JEF's assumption of certain of the Senior Notes.

    GROUP REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains representations and warranties by Group relating to a number of matters, including:
    (1) the due organization, valid existence and good standing of Group;
    (2) the authorization, execution and delivery of the Merger Agreement and the Ancillary Agreements by Group, enforceability of the Merger Agreement and the Ancillary Agreements against Group and related matters;
    (3) the absence of conflicts under Group's charter and bylaws or under any governmental order or law and the absence of breaches of any material agreement binding upon Group;
    (4) the capital structure of Group;
    (5) broker and finders fees; and

    (6) the supplemental indentures and related documentation concerning New JEF's assumption of certain of the Senior Notes.

    CERTAIN COVENANTS AND AGREEMENTS.

    ITGI COVENANTS. Among other covenants and agreements, ITGI has agreed, for itself and its subsidiaries, that, during the period from the date of the Merger Agreement to the Closing Date, without the prior written consent of Group, it will and will cause each of its subsidiaries to:
    (1) conduct its affairs in the ordinary course of business consistent with past and then current practice;
    (2) not adopt, amend or modify any employment or personnel contract or plan, or increase the level of compensation payable to any officer or employee other than in accordance with past practice or as otherwise required by law or the terms of any such contract or plan;
    (3) (a) not issue any capital stock or security convertible into capital stock, except pursuant to certain outstanding stock options and equity compensation awards that are not covered by agreements preventing the purchase or acquisition of ITGI Common Stock until after the later of the Effective Time and April 30, 1999 ("Lock-Up Agreements"); (b) grant any option to purchase or acquire ITGI Common Stock outside of the ordinary course, inconsistent with past practice or exercisable prior to April 30, 1999; or (c) otherwise alter its capital structure;

    (4) not pay any dividend (except as contemplated by the Merger Agreement) or make any distribution (including any stock split or stock dividend) with respect to its securities;
    (5) not enter into any contract or arrangement other than in the ordinary course of business;
    (6) not amend its Certificate of Incorporation or Bylaws;
    (7) promptly advise Group if it has more than 18,750,000 shares of ITGI Common Stock outstanding at any time prior to the closing date or any person holding, or exercising rights under, ITGI Common Stock Equivalents shall have validly tendered any exercise form related thereto and demanded the issuance and delivery of ITGI Common Stock in respect of any such ITGI Common Stock Equivalent prior to the Effective Time;
    (8) not amend any Lock-Up Agreement without Group's prior written consent;
    (9) take responsibility for information in the Proxy Statement/Prospectus being distributed to ITGI's stockholders, except that ITGI will not be responsible for information relating solely to Group and its non-ITGI subsidiaries, the Transfers, the Ancillary Agreements, the Spin-Off or the Group-provided information concerning the Merger. ITGI agrees to consult with Group before filing any amendment or supplement to the Proxy Statement/Prospectus or submitting any information to the SEC in connection therewith;
    (10) be responsible for one half of all Transaction Expenses (as defined in the Merger Agreement) of Group and ITGI, subject to certain conditions, limitations and exclusions set forth therein;
    (11) use its reasonable best efforts to obtain all governmental consents and other consents referenced in the Merger Agreement;
    (12) refrain from purchasing, or entering into options or contracts that would allow or obligate ITGI to purchase, Group Common Stock prior to the Effective Time; use its commercially reasonable efforts to obtain agreement from the holders of ITGI common stock equivalents not to exercise such options prior to the earlier of the Effective Time or April 30, 1999; and
    (13) not at any time after the Pre-Closing and prior to the Merger knowingly take any action that would result in ITGI's ceasing to be a member of the affiliated group (within the meaning of Section 1504 (a) of the Code) of which Group is the parent.

    GROUP COVENANTS. Among other covenants and agreements, Group has agreed, for itself and its non-ITGI subsidiaries, that, during the period from the date of the Merger Agreement to the Closing Date, without the prior written consent of ITGI, it will and will cause each of its non-ITGI subsidiaries to:
    (1) conduct its affairs in the ordinary course of business consistent with past and then current practice;
    (2) not adopt, amend or modify any employment or personnel contract or plan, or increase the level of compensation payable to any officer or employee other than in accordance with past practice or as otherwise required by law or the terms of any such contract or plan;
    (3) not issue any capital stock or security convertible into capital stock, except any stock options or equity compensation award that becomes, upon consummation of the Merger, an option to purchase JEF Holding Common Stock or an amount in equity of JEF Holding, or otherwise alter its capital structure;
    (4) not pay any dividend (except as contemplated by the Merger Agreement or the Ancillary Agreements) or make any distribution with respect to its securities;
    (5) not enter into any contract or arrangement other than in the ordinary course of business;

    (6) not amend its Certificate of Incorporation or Bylaws;
    (7) take responsibility for information in this Proxy/Information Statement, except that Group will not be responsible for information relating solely to ITGI and its subsidiaries, the Special Cash Dividend or the ITGI-provided information concerning the Merger. Group agrees to consult with ITGI before filing any amendment or supplement to the Proxy/Information Statement or submitting any information to the SEC in connection therewith;
    (8) be responsible for one half of all Transaction Expenses (as defined in the Merger Agreement) of Group and ITGI, subject to certain conditions, limitations and exclusions set forth therein;
    (9) use its reasonable best efforts to obtain all required governmental consents and other consents listed in the disclosure schedules to the Merger Agreement;
    (10) not amend, modify or waive any provision of the Distribution Agreement without ITGI's consent not to be unreasonably withheld;
    (11) in the event that at any time prior to the Pre-Closing, Group receives a third party offer to purchase its entire equity interest in ITGI, use its commercially reasonable best efforts to obtain, but shall not be obligated to obtain, the same economic terms and benefits of such offer for the benefit of the ITGI Public Stockholders;
    (12) take all necessary action to effect the transfer to New JEF, prior to the Effective Time, of all Group liabilities that are not related to ITGI; if Group cannot transfer any non-ITGI liabilities to New JEF by the time the Merger is effected, and therefore Group has non-ITGI liabilities immediately prior to the Merger, Group will take action satisfactory to ITGI to mitigate these liabilities, such as in the form of prepayments, insurance, reserves and the like, and Group is obligated to obtain one or more letters of credit for the benefit of ITGI to the extent any such unmitigated liabilities exceed the following amounts:

       - $5.0 million from the Effective Time until its first anniversary;

       - $3.33 million from the first anniversary of the Effective Time to its second anniversary;

       - $1.67 million from the second anniversary of the Effective Time until its third anniversary; and

       - $0 after the third anniversary of the Effective Time; and
    (13) not, any time from and after Pre-Closing and prior to the Merger, knowingly take any action that would result in ITGI's ceasing to be a member of the affiliated group (within the meaning of Section 1504(a) of the Code) of which Group is the parent.

    The parties have agreed to proceed to closing the Merger only if certain conditions are satisfied not later than the day of the meetings of Group and ITGI stockholders unless extended in writing by Group and ITGI (the "Pre-Closing Date").

    MUTUAL PRE-CLOSING CONDITIONS. The mutual Pre-Closing conditions to the obligation of Group or ITGI to complete the Merger include the following:

    (1) the Merger Agreement (including the Charter Amendments) and the issuance of the Merger Shares shall have been approved and adopted by the requisite votes of the Group stockholders in accordance with the DGCL, New York Stock Exchange requirements and the Certificate of Incorporation and Bylaws of Group. The Merger Agreement shall have been approved and adopted by the requisite votes of ITGI's stockholders in accordance with the DGCL and the Certificate of Incorporation and Bylaws of ITGI.

    (2) no temporary restraining order, preliminary or permanent injunction, sanction or other order issued by any court of competent jurisdiction, self-regulatory organization or body, or stock exchange or other legal or regulatory restraint or prohibition shall have been issued and be in effect

       (a) restraining or prohibiting the consummation of the Merger, the Spin-Off or the transactions contemplated by the Ancillary Agreements or the Merger Agreement or

       (b) prohibiting or limiting the ownership, operation or control by New ITGI or Group or any of their respective Subsidiaries of any portion of the business or assets of ITGI or any of their respective subsidiaries as of the Effective Time, or compelling New ITGI or Group or ITGI or any of their respective Subsidiaries to dispose of, grant rights in respect of, or hold separate any portion of the business or assets of Group, ITGI or any of their respective Subsidiaries as of the Effective Time; nor shall any action have been taken by a governmental regulatory authority, agency or instrumentality, self-regulatory organization or body, stock exchange or any federal, state or foreign statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any governmental regulatory authority, agency or instrumentality, self-regulatory organization or body, stock exchange or arbitrator, which is in effect and has the effect of making the Spin-Off or Merger, or the transactions contemplated thereby, illegal or otherwise prohibiting the consummation of the Spin-Off or Merger;

    (3) the registration statement with respect to the ITGI Proxy/Prospectus of Group shall have been declared effective under the Securities Act and no stop orders with respect thereto shall have been issued, and the Proxy/Information Statement shall have been furnished to the stockholders of Group, the definitive Proxy/Prospectus shall have been furnished to the stockholders of ITGI, and Group shall have received all requisite authorizations under all applicable state securities or blue sky laws necessary to consummate the issuance of the Merger Shares;

    (4) approval for listing by the NYSE, upon official notice of issuance of the Merger Shares, shall have been received by Group;

    (5) the Tax Ruling shall not have been withdrawn or modified by the IRS in any material adverse respect prior to the Pre-Closing;

    (6) receipt of the accounting advisory letter from KPMG LLP, dated as of the Pre-Closing Date;

    (7) execution and delivery of the Escrow Agreement by and among Group, ITGI and the Bank of New York (the "Escrow Agent") pursuant to which:

       (a) ITGI shall deposit into escrow cash in an amount equal to the Special ITGI Cash Dividend, to be released without condition or limitation by the Escrow Agent on the business day following the completion of the Pre-Closing Date to all of ITGI's stockholders of record as of the close of business on the date of the stockholders' meetings;
       (b) Documents shall be executed and placed into escrow concerning any remaining Transfers following the contribution by Group to New JEF of Group's pro rata share of the Special ITGI Cash Dividend which will be effected throughout the Escrow Agent in accordance with the Escrow Agreement) so that all remaining Transfers can be effected pursuant to the Distribution Agreement immediately following payment of the Special ITGI Cash Dividend;

       (c) Group shall deposit into escrow an agreement between Group and the Distribution Agent for the New JEF Common Stock, pursuant to which Group shall irrevocably direct the Distribution Agent to, and the Distribution Agent shall agree to, distribute all New JEF Common Stock to Group's stockholders immediately after being instructed to do so by the Escrow Agent, who shall issue such instructions unless the Escrow Agent shall have received a certificate from ITGI and Group prior to 9:00 am E.T. on the Closing Date to the effect that either the 80% condition (in paragraph 8 below) or the Tax Ruling condition (in paragraph 5 above) have not been satisfied; and

       (d) ITGI and Group shall deposit into escrow the executed Certificate of Merger, to be filed without condition or limitation by the Escrow Agent with the Secretary of State of the State of Delaware on the fifth business day following the Stockholders' Meetings after the issuance of the instructions to the Distribution Agent described above and immediately after the Distribution Agent shall have confirmed in writing its book-entry distribution of all New JEF Common Stock to Group's stockholders.
    (8) Group and ITGI shall be reasonably satisfied that, at all relevant times prior to the Pre-Closing Date, Group owns at least 80% of the outstanding ITGI Common Stock and that no capital stock of ITGI (other than ITGI Common Stock) shall have been issued or outstanding; and
    (9) satisfaction or waiver of the Distribution Agreement conditions.

    If any of the above Pre-Closing conditions are waived to the detriment of Group Stockholders in any material respect, Group will resolicit proxies to all Group Stockholders prior to the Merger occurring.

    PRE-CLOSING CONDITIONS TO GROUP'S OBLIGATION. The obligations of Group to effect the Merger are subject to the satisfaction or waiver of each of the following additional conditions as of the Pre-Closing, any of which may be waived, in writing, exclusively by Group:
    (1) the representations and warranties of ITGI contained in the Merger Agreement shall be true and correct at the Effective Time in all material respects with the same effect as though made at such time, except to the extent waived thereunder or affected by the transactions contemplated therein;
    (2) ITGI shall have performed in all material respects all obligations and complied in all material respects with all agreements, undertakings, covenants and conditions required by the Merger Agreement and the Ancillary Agreements to be performed or complied with by it at or prior to the Effective Time;
    (3) ITGI shall have delivered to Group a certificate in form and substance satisfactory to Group dated the date of the Effective Time and signed by the chief executive officer and the chief financial officer of ITGI;
    (4) ITGI shall have delivered to Group an opinion of Cahill Gordon & Reindel, counsel to ITGI, dated the Pre-Closing Date and which is satisfactory to counsel for Group, to the effect set forth in the Merger Agreement;
    (5) Group shall have received an opinion of Morgan, Lewis & Bockius LLP dated the Pre-Closing Date to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code with respect to ITGI stockholders other than Group and that each of ITGI and Group will be a party to the reorganization within the meaning of Section 368(b) of the Code; and

    (6) ITGI shall have obtained all consents to the Merger required in the Merger Agreement disclosure schedules.
    If any of the above Pre-Closing conditions are waived to the detriment of Group Stockholders in any material respect, Group will resolicit proxies to all Group Stockholders prior to the Merger occurring.

    PRE-CLOSING CONDITIONS TO ITGI'S OBLIGATION. The obligations of ITGI to effect the Merger is subject to the satisfaction of each of the following additional conditions as of the Pre-Closing, any of which may be waived, in writing, exclusively by ITGI:
    (1) the representations and warranties of Group contained in the Merger Agreement shall be true and correct at the Effective Time in all material respects with the same effect as though made at such time, except to the extent waived thereunder or affected by the transactions contemplated therein;
    (2) Group shall have performed in all material respects all obligations and complied in all material respects with all agreements, undertakings, covenants and conditions required by the Merger Agreement and the Ancillary Agreements to be performed or complied with by it at or prior to the Effective Time;
    (3) Group shall have delivered to ITGI a certificate in form and substance satisfactory to ITGI dated the date of the Effective Time and signed by the chief executive officer and the chief financial officer of Group;
    (4) Group shall have delivered to ITGI a copy of duly adopted resolutions of the Board of Directors of Group accelerating the vesting and exercisability of all options to purchase or acquire Group Common Stock;
    (5) all outstanding Group Common Stock Equivalents shall have been exercised or canceled or exchanged (conditioned upon completion of the Spin-Off) for options, shares or common stock equivalents of New JEF as of or within two business days following the Pre-Closing Date, or reserved against without New ITGI's responsibility after the Closing Date;
    (6) Supplemental indentures and related documents concerning New JEF's assumption of certain of the Senior Notes shall have been executed and delivered and Group shall have taken all necessary action to effect the transfer of all Group liabilities and mitigate any excess liabilities not transferred as provided for pursuant to the Distribution Agreement and delivered any letters of credit required by paragraph (12) under "Group Covenants";
    (7) Group shall have delivered to ITGI an opinion, dated the Pre-Closing Date, satisfactory to counsel for ITGI, of Morgan, Lewis & Bockius LLP, counsel for Group, to the effect set forth in the Merger Agreement.
    (8) ITGI shall have received an opinion of Cahill Gordon & Reindel dated the Pre-Closing Date to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code with respect to ITGI stockholders other than Group and that each of ITGI and Group will be a party to the reorganization within the meaning of Section 368(b) of the Code;
    (9) The Distribution Agreement shall not have been amended without the consent of ITGI; and
    (10) Group shall have obtained all consents to the Merger required in the Merger Agreement disclosure schedules and all certificates, consents and opinions, including any provision therein permitting ITGI to rely thereon, delivered in connection with the Supplemental Indentures shall not have been withdrawn.

    CONDITIONS TO CLOSING.

    In addition to the Pre-Closing conditions described above, Group and ITGI have agreed to certain conditions to be satisfied as of the Effective Date, any of which may be waived, in writing, by Group or ITGI, as appropriate:
    (1) the Pre-Closing shall have been consummated and the Escrow Agreement shall have been fully complied with;
    (2) at all relevant times prior to the Spin-Off and the Effective Time, Group shall have owned at least 80% of the outstanding ITGI Common Stock and no other ITGI capital stock (other than Common Stock) shall have been issued or outstanding; and
    (3) The favorable Tax Ruling shall not have been, prior to the Effective Time, withdrawn or modified by the IRS in any material adverse respect.
    If any of the above conditions are waived to the detriment of Group Stockholders in any material respect, Group will resolicit proxies to all Group Stockholders prior to the Merger occurring.

    TERMINATION.

    The Merger Agreement may be terminated at any time prior to the Pre-Closing Date,
    (1) by mutual written consent of Group and ITGI,
    (2) by either party upon:
       (a) the failure of the other party to satisfy any material covenant or agreement set forth in the Merger Agreement or the Ancillary Agreements;
       (b) upon the discovery of any representation of the other party which is false in any material respect or for which there is a material omission to disclose information which makes any representation of the other party materially misleading; or
       (c) the failure to satisfy any mutual condition to the obligation of either party to consummate the Pre-Closing or the failure of the other party to satisfy a condition to such party's obligation to consummate the Pre-Closing.

    The Merger Agreement may be terminated at any time after the Pre-Closing Date and before the Closing Date,

    (1) by mutual written consent of Group and ITGI,

    (2) by either party upon:
       (a) the failure of the condition that Group shall have owned at least 80% of the outstanding ITGI Common Stock and not other ITGI capital stock (other than Common Stock) shall have been issued or outstanding, unless and to the extent such failure occurred as a result of such party's breach of any representation, warranty or covenant set forth in the Merger Agreement; or

       (b) the IRS has withdrawn or modified the Tax Ruling in any material adverse manner.

BACKGROUND OF AND NEGOTIATIONS INVOLVING THE SPECIAL COMMITTEE OF ITGI'S BOARD
  OF DIRECTORS

    At a meeting of ITGI's board of directors on March 17, 1998, the ITGI board determined that the terms of the Transactions should be reviewed and negotiated by members of the ITGI board who were independent with respect to Group. Accordingly, the ITGI board unanimously approved the appointment of a special committee, consisting of William I Jacobs and Robert L. King (the "ITGI

Special Committee"), to review the terms of and make recommendations to the ITGI board concerning the Transactions. Neither Mr. Jacobs nor Mr. King is a director, officer or employee of Group nor an officer or employee of ITGI. At a meeting on May 12, 1998, the ITGI board authorized the ITGI Special Committee to retain advisors and take all other actions that it deemed necessary to the proper and complete conduct of any such review and recommendation.

    After its formation, the ITGI Special Committee retained independent legal advisors. Prior to commencing negotiations with Group regarding the Spin-Off, the members of the ITGI Special Committee and ITGI entered into separate indemnification agreements that, among other things, specified or clarified the directors' entitlement to indemnification and certain procedures and presumptions that would apply to claims for indemnification in connection with the proposed Spin-Off or any other transaction arising out of the negotiations.

    The ITGI Special Committee thereafter discussed with its legal advisors the procedures to be followed in evaluating the proposed Spin-Off, including the retention of a financial advisor. In April 1998, the ITGI Special Committee held discussions with the investment banking firm of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") regarding DLJ's engagement as its financial advisor. At a meeting on April 23, 1998, the ITGI Special Committee discussed with DLJ in general terms the evaluation process and analysis that DLJ would undertake pursuant to its engagement.

    From April 23, 1998 through May 12, 1998, the ITGI Special Committee and its advisors reviewed certain public and non-public information with respect to ITGI and the proposed Transactions. Representatives of the Special Committee's advisors met on several occasions among themselves, with members of ITGI's management and with ITGI's legal counsel. The focus of the discussions was the proposed structure of the Spin-Off and the potential additional complications such a structure might engender compared to a spin-off of ITGI effected as a special dividend by Group to its stockholders of the shares of ITGI owned by Group (the ITGI Special Committee in its deliberations sometimes referred to this alternative Spin-Off structure used by it for comparative purposes as a "ITGI Stock Dividend Spin-Off"). At a meeting of the ITGI Special Committee on May 12, 1998, the ITGI Special Committee received a report from their advisors on their activities to date and discussed, among other things, the issues associated with the large number of ITGI stock options scheduled to expire early in 1999, the appropriate size of the special cash dividend proposed to be paid by ITGI in connection with the Spin-Off, the allocation of transaction costs between ITGI and Group, the terms of the execution, clearing and other agreements to be entered into between ITGI and Group, the desirability of obtaining noteholder consents to New JEF's assumption of Group's obligations under two outstanding issues of publicly-traded notes (the "Notes") and the likelihood that Group would be able to fulfill its indemnity and other obligations to ITGI following the Transactions. The ITGI Special Committee determined that a principal objective of the negotiations with Group would be to ensure that, as nearly as practicable, ITGI following the Spin-Off would be in the same position as if the transaction were structured as the ITGI Stock Dividend Spin-Off. In particular, to the greatest extent possible, ITGI following its merger with Group should be substantially free from liabilities (including contingent liabilities) related to the activities of Group (excluding ITGI and its subsidiaries) prior to the Spin-Off. The ITGI Special Committee instructed its advisors to continue their analyses of the issues discussed at the meeting.

    During the summer and early fall of 1998, the ITGI Special Committee's advisors continued their "due diligence" investigation of ITGI and Group and met with ITGI's legal counsel and commented on preliminary drafts of the Transaction documents. The ITGI Special Committee held meetings at which it was briefed on the status of negotiations, issues that might arise and the probable accounting treatment of the Spin-Off. The ITGI Special Committee was advised that, in general, the surviving corporation in the Merger should not be required to record goodwill as an asset on its balance sheet provided that, at the time of the Merger, Group could fairly be viewed as substantially free of liabilities unrelated to ITGI's business. DLJ advised the ITGI Special Committee that, if a substantial amount of goodwill were to be recorded because of the Merger, the reduction in earnings that would result from the amortization of that goodwill potentially could have an adverse effect on the prices at which the surviving corporation's common stock would trade after the Merger. To that time, Group had taken the position that the Merger Agreement should not contain a condition to closing based on accounting treatment in light of the Group Contingency Concerns discussed below. The ITGI Special Committee also was advised that, in order to avoid goodwill accounting treatment, the relative levels of equity ownership of ITGI's various stockholders could not change--in other words, it would not be possible to avoid goodwill accounting and at the same time seek an exchange ratio in the Merger that would increase the percentage ownership of the ITGI Public Stockholders. In considering the implications of these accounting issues, the ITGI Special Committee noted that if in fact Group was substantially free from liabilities at the time of the Merger, it would be fair to leave the relative ownership levels of the ITGI Public Stockholders unchanged. The ITGI Special Committee instructed its advisors that the transaction must be structured in a way that avoided the need to record goodwill and that it should be a condition to the consummation of the transaction that satisfactory accounting treatment be available following the Merger.

    Throughout the course of negotiations between Group and ITGI before mid-December of 1998, Group communicated to ITGI's management and counsel that it was reluctant to agree to a closing condition based on the absence of goodwill recognition in connection with the Merger and to the related covenant request to cause Group to be free of all liabilities prior to the Merger due to the associated need for third party consents, and other matters, that were outside of Group's control and the related risks that the Spin-Off (which by necessity must occur before the Merger) could be declared and paid prior to the occurrence of subsequent events that could prevent the closing of the Merger and the realization of the benefits associated with the Merger (the "Group Contingency Concerns").

    On December 10, 1998 the ITGI Special Committee and its advisors met with representatives of ITGI's management and counsel to receive a report on the progress of the transaction and identify the significant issues remaining for negotiation with Group. The ITGI Special Committee was advised that Group continued to maintain that the accounting consequences of the Merger should not affect ITGI's obligation to complete the transaction in light of the Group Contingency Concerns. The ITGI Special Committee directed its representatives to respond that ITGI would not complete the transaction unless it was satisfied that no goodwill would be required to be recorded for accounting purposes. The ITGI Special Committee then reviewed the status of discussions with Group regarding ITGI's payment of a special cash dividend and ITGI's contribution toward the expenses of the Spin-Off. The ITGI Special Committee had previously determined that, since the dividend would be paid pro rata to all stockholders, the principal concern with respect to the dividend was not unfair treatment of the ITGI Public Stockholders but rather the prudence of the dividend--whether it would leave ITGI with sufficient resources and liquidity to operate after the Merger without any adverse effect on its business. The ITGI Special Committee concluded, after reviewing and discussing operating budgets and cash flow forecasts presented by ITGI's management, that a $75 million dividend should not adversely affect the business. The ITGI Special Committee instructed that the response to Group should be to limit the dividend to no more than $75 million. The ITGI Special Committee emphasized that this determination was based, among other things, on estimates of the amount of transaction costs payable by ITGI in connection with the Spin-Off. ITGI's management provisionally had agreed with Group's management that the transaction costs to be incurred by each company should be shared equally by the two companies. The ITGI Special Committee asked ITGI's management to prepare a detailed estimate of these expenses and to advise as to the possibility that the expenses would exceed the estimate. At its December 10 meeting, the ITGI Special Committee received a presentation from ITGI's management regarding the terms of the clearing and execution agreements that had been provisionally agreed with Group. The ITGI Special Committee was advised that the economic terms of the proposed agreements were consistent with prevailing industry terms and that ITGI would be entitled to terminate the agreements if it so desired within a relatively short time period (after June 30, 2000, in the case of the Clearing Agreement).

    On December 14, 1998 the ITGI Special Committee met with its advisors and with members of ITGI's management and its counsel. At the meeting, the ITGI Special Committee told ITGI's management that, on the basis of information furnished at and subsequent to the December 10 meeting, the following positions should be taken in seeking to finalize the terms of the Spin-Off: (1) an important overall objective should continue to be that the effect and consequences of the Spin-Off be as similar as possible to those of a ITGI Stock Dividend Spin-Off; (2) it should be a condition to the closing of the Spin-Off that ITGI would be satisfied concerning the accounting treatment of the Merger;
(3) proper actions should be taken prior to the closing of the Merger to ensure that when the Merger becomes effective the surviving corporation will be substantially free of liabilities not related to ITGI's business; (4) ITGI's obligation to share transaction costs should be capped; (5) the Special ITGI Cash Dividend should be not greater than $75 million; and (6) the terms of the proposed clearing and execution agreements negotiated by ITGI's management were satisfactory.

    In subsequent negotiations, Group, ITGI and representatives of the ITGI Special Committee agreed in principle to the execution of a preclosing and escrow agreement in order to eliminate substantially all risks associated with the Group Contingency Concerns and substantially eliminate the risk that the Special ITGI Cash Dividend or the Spin-Off might be paid or distributed, respectively, only to have the Merger then fail to occur. Group further agreed that satisfactory accounting treatment should be a mutual condition to the consummation of the Transactions and also agreed that the ITGI Special Cash Dividend would be $4.00 per share, amounting to no more than $75 million in the aggregate. Group refused to agree to a cap on ITGI's share of expenses, but it proposed to cap the amount of expenses related to the Notes that ITGI would be required to pay. Group proposed to use its best efforts to seek all third-party consents required for ITGI to be released effective as of the closing from all non-ITGI liabilities of Group (such as office leases and guarantees), but insisted that if the third party consents could not be obtained on commercially acceptable terms, ITGI should be required to close the transaction but with the benefit of a full indemnity from New JEF in respect of all such liabilities. Group further advised, in response to an inquiry from ITGI's representatives, that Group intended to vote its shares in ITGI in favor of the Merger, but that it would not contractually commit to such a vote due to fiduciary duty and business judgment considerations.

    At a meeting of ITGI's board of directors on January 20, 1999, the ITGI Special Committee reported to the ITGI Board that it was prepared to recommend approval in principle of the terms negotiated to date, as reflected in draft documents provided to and reviewed by the ITGI Special Committee, subject however to several conditions. First, at the closing, all or substantially all of Group's non-ITGI liabilities must be fully and unconditionally released and ITGI's obligation to share transaction costs must be capped. Secondly, since Group would not be making a contractual commitment to vote its shares of ITGI Common Stock in favor of the Merger, Group should commit to allow ITGI's minority stockholders to participate in any sale or similar transaction that might occur pursuant to a third party proposal (should one emerge) on the same terms as Group. Third, final approval of the transaction terms should be given only when all documentation was complete and satisfactory to the ITGI Special Committee and after the Tax Ruling was received and deemed satisfactory. Negotiations involving Group and the ITGI Special Committee were subsequently completed after Group agreed to provide protection in the Merger Agreement for the ITGI Public Stockholders in the event of a third-party purchase, agreed to the requested expense cap and agreed that to the extent that at the closing Group had unreleased liabilities in excess of a level agreed by the parties to be immaterial, New JEF would secure its indemnity obligation in respect of the excess amount with an irrevocable standby letter of credit issued by a financial institution. The ITGI Special Committee subsequently agreed that for this purpose liabilities of up to $5 million could be deemed immaterial, provided the amount was reduced ratably to zero over no more than three years.

SPECIAL ITGI CASH DIVIDEND

    ITGI has, as of March 16, 1999, declared the Special ITGI Cash Dividend, of which approximately $60.0 million will be payable to Group. The Special ITGI Cash Dividend will be payable to all of ITGI's stockholders of record as of the Special ITGI Cash Dividend Record Date. Payment of the Special ITGI Cash Dividend is conditioned upon approval of the Merger Agreement by stockholders of Group and ITGI, the approval of the issuance of the Merger Shares by stockholders of Group and the satisfaction of all other conditions to the Merger pursuant to the Merger Agreement. The Special ITGI Cash Dividend is expected to be paid on April 21, 1999. Group believes, based on the advice of counsel, Morgan, Lewis & Bockius LLP, that the Special ITGI Cash Dividend paid to Group will not result in taxable income to Group. The Special ITGI Cash Dividend paid to the ITGI Public Stockholders will be a taxable dividend for ITGI Public Stockholders.

    As part of the Transfers, Group will contribute the $60 million it is expected to receive in respect of the Special ITGI Cash Dividend to JEFCO immediately prior to the transfer of the capital stock of JEFCO and Group's non-ITGI subsidiaries to New JEF, and New JEF will assume Group's existing liabilities that are unrelated to ITGI, including the outstanding publicly traded debt obligations of Group of approximately $150 million. The transfer by Group to JEFCO of amounts received in respect of the Special ITGI Cash Dividend will be made to increase the consolidated capital of New JEF, to Offset in part the leverage arising from the publicly-traded debt of Group to be assumed by New JEF in connection with the Transfers, and to satisfy working capital demands and requirements associated with the Brokerage and Investment Banking Businesses.

NO DISSENTERS' RIGHTS

    Under the DGCL, the Group Stockholders will not have dissenters' rights of appraisal in connection with the Transfers or the Merger.

                APPROVAL OF THE 1999 INCENTIVE COMPENSATION PLAN

REASONS FOR APPROVAL BY GROUP STOCKHOLDERS

    At the Special Meeting, Group Stockholders will be asked to approve the Incentive Plan of New JEF. If approved, the Incentive Plan will serve the function for New JEF that Group's 1993 Stock Ownership and Long-Term Incentive Plan (the "1993 Plan") and Pay-For-Performance Incentive Plan (the "Performance Plan") have served for Group. Group has relied on stock option and cash-denominated annual incentive awards under the 1993 Plan and Performance Plan as the principal means by which executive officers' compensation is tied to the performance of Group.

    The Group Board of Directors and Compensation Committee believe that attracting and retaining executives and other key employees of high quality has been essential to Group's growth and success. A comprehensive compensation program which includes different types of incentives for motivating employees and rewards for outstanding service likewise will be important to New JEF's future success. In particular, stock options and stock-related-awards will continue to be an important element of compensation for executives and other employees, because such awards enable them to acquire or increase their proprietary interest in the firm, thereby promoting a closer identity of interests between them and the firm's stockholders. Annual incentive awards and other performance-based awards will provide rewards for achieving specific performance objectives (such as profitability). Such awards will help New JEF to remain competitive with firms engaged in diversified financial and brokerage services, and will provide an increased incentive for the recipient to expend his or her maximum efforts for the success of the firm's business. The Group Board and Compensation Committee therefore view the Incentive Plan as a key part of the New JEF compensation program.

    The Group Board and Compensation Committee also intend that New JEF's ability to claim tax deductions for compensation paid should be preserved to the greatest extent practicable. Section 162(m) of the Code limits the deductions a publicly held company can claim for compensation in excess of $1 million in a given year paid to certain executive officers (generally, the officers who are "named executive officers" in the summary compensation table in Group's Proxy/Information Statement). "Performance-based" compensation that meets certain requirements is not counted against the $1 million deductibility cap. Therefore, Group is seeking stockholder approval of the material terms of certain awards, including annual incentive awards, to named executives under the Incentive Plan, in order to meet a key requirement for such awards to qualify as "performance-based" compensation under Section 162(m) of the Code. If the Incentive Plan is approved by stockholders, annual incentive awards granted under the Incentive Plan to named executives generally will be payable only upon achievement of pre-established performance goals relating to the firm as a whole or specific business units for which the individual executive has principal responsibility. The Group Board and Compensation Committee believe that such annual incentive awards have and will continue to provide strong motivation to executives to achieve performance objectives set by the New JEF Compensation Committee, and thereby place strong emphasis on the building of value for all stockholders.

    For purposes of Section 162(m) of the Code, approval of the Incentive Plan will be deemed also to include approval of the eligibility of executive officers and other employees and service providers to participate in the Incentive Plan, the annual per-person limitations described below under the caption "SHARES AVAILABLE AND AWARD LIMITATIONS," the general business criteria upon which performance objectives for performance awards, including annual incentive awards, are based, described below under the caption "PERFORMANCE-BASED AWARDS" and "ANNUAL INCENTIVE AWARDS," and the stock-price appreciation performance goal inherent in stock options and stock appreciation rights ("SARs"). Because stockholder approval of general business criteria, without specific targeted levels of performance, qualifies annual incentive awards for a period of approximately five years, stockholder approval of such business criteria will meet the requirements under Section 162(m) until 2004.

Stockholder approval of the performance goal inherent in stock options and SARs (increases in the market price of stock) is not subject to a time limit under
Section 162(m).

    Stockholder approval of the Incentive Plan is also intended to meet requirements of the NYSE.

DESCRIPTION OF THE INCENTIVE PLAN

    The following is a brief description of the material features of the Incentive Plan.

    SHARES AVAILABLE AND AWARD LIMITATIONS

    The Incentive Plan imposes a limit on the number of shares of New JEF Common Stock that may be subject to awards. An award relating to shares may be granted if the aggregate number of shares subject to then-outstanding awards plus the number of shares subject to the award being granted do not exceed 25% of the number of shares issued and outstanding immediately prior to the grant. For this purpose, an option is "outstanding" until it is exercised and any other award is "outstanding" in the calendar year in which it is granted and for so long thereafter as it remains subject to any vesting condition requiring continued employment. Options and other awards granted in substitution for Group options and awards will not count against this aggregate share limitation, however. The number of shares subject to these substituted New JEF options and the exercise price per share will be adjusted, based on the market prices of Group Common Stock prior to the Spin-Off and New JEF Common Stock after the Spin-Off, in a manner intended to preserve but not enlarge the aggregate in-the-money value of the options. Although the terms of this adjustment cannot be determined at this time, the adjustment is expected to substantially increase the number of shares subject to each option and substantially reduce the per share exercise price. New JEF estimates that Group options relating to not more than 370,000 shares will be adjusted and reissued as substitute New JEF options. Regardless of this aggregate share limitation, the maximum number of shares that may be subject to tax-favored incentive stock options will be 1.5 million (subject to adjustment for extraordinary corporate events). Shares delivered under the Incentive Plan may be either newly issued or treasury shares of New JEF Common Stock. Currently, there is no market for New JEF Common Stock. See "Market Price of and Dividends on Common Stock and Related Stockholder Matters."

    In addition, the Incentive Plan includes a limitation on the amount of awards that may be granted to any one participant in a given calendar year in order to qualify awards as "performance-based" compensation not subject to the limitation on deductibility under Section 162(m) of the Code. Under this per-person limitation, no participant may in any fiscal year be granted (1) options and SARs relating to more than 800,000 shares of New JEF Common Stock, and (2) stock-based performance awards relating to more than 500,000 shares, subject in each case to adjustment for extraordinary corporate events. With respect to annual incentive awards, the maximum amount payable to a participant in settlement of such awards relating to a given fiscal year will be

    (1) in the case of the Chief Executive Officer or any other executive officer principally having firm-wide responsibilities, 25% of profits after taxes (but before payment of bonuses), and

    (2) in the case of an executive officer or other person principally having responsibilities for one or more business units, the greatest of 30% of the net income of such business unit(s), 10% of the revenues of such business unit(s), or 25% of the economic value added of such business unit(s).

With respect to other performance awards (other than annual incentive awards) not valued by reference to common stock at the date of grant, the maximum amount that may be earned by any one participant upon achievement of performance objectives shall be $5 million for each full or partial year in the period over which performance is measured; for this purpose, the term "earned" refers to satisfaction of the performance conditions, regardless of any additional period of deferral or risk of forfeiture upon termination of employment or service. These limits apply only to awards under the Incentive Plan, and do not limit New JEFs' ability to enter into compensation arrangements outside of the Incentive Plan.

    Adjustments to the number and kind of shares subject to the share limitations and annual per-person limitations relating to stock-denominated awards under the Incentive Plan and to the number and kind of shares subject to outstanding awards, as well as adjustments to exercise prices and other terms of awards (including supplemental payments), are authorized in the event that a dividend or other distribution (whether in cash, shares, or other property), recapitalization, reclassification, stock split, reorganization, business combination, or other similar corporate transaction or event affects the New JEF Common Stock. The New JEF Compensation Committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles, except that any adjustments to awards intended to qualify as "performance-based" must conform to requirements under Section 162(m).

    New JEF will have other plans relating to common stock, possibly including an employee stock purchase plan, an employee stock ownership plan, and, if approved by stockholders, the proposed 1999 Directors' Stock Compensation Plan. See "Approval of the 1999 Directors' Stock Compensation Plan."

    ELIGIBILITY

    Executive officers and other officers and employees of New JEF and its subsidiaries, including any such person who may also be a director, and any other person who provides substantial personal services (other than solely as a director) will be eligible to be granted awards under the Incentive Plan. A prospective employee may be granted an award, but no value may be realized thereunder if such person does not become an employee. Upon completion of the Spin-Off, an estimated 900 persons would be eligible for awards under the Incentive Plan. Under the 1993 Plan and Performance Plan, approximately 84 persons held outstanding awards at December 31, 1998; no determination has been made whether awards will be granted more broadly under the Incentive Plan than has been Group's practice under the 1993 Plan and Performance Plan.

    ADMINISTRATION

    The Incentive Plan will be administered by the Compensation Committee of the Board of Directors of New JEF (the "Committee"), except that the New JEF Board may appoint any other committee to administer the Incentive Plan and may itself act to administer the Incentive Plan. (References to "Committee" herein include the Board in any case in which it exercises authority with respect to an award.) Subject to the terms and conditions of the Incentive Plan, the Committee is authorized to select participants, determine the type and number of awards to be granted and the number of shares to which awards will relate or the amount of an annual incentive award, specify times at which awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of such awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the Incentive Plan, and make all other determinations which may be necessary or advisable for the administration of the Incentive Plan. Nothing in the Incentive Plan precludes the Committee from authorizing payment of other compensation, including bonuses based upon performance, to officers and employees, including executive officers. The Incentive Plan provides that Committee members shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the Incentive Plan.

    STOCK OPTIONS AND SARS

    The Committee is authorized to grant stock options, including both incentive stock options ("ISOs"), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and SARs entitling the participant to receive the excess of the fair market value of a share on the date of exercise or other specified date over the grant price of the SAR. The exercise price of an option and the grant price of an SAR is determined by the Committee, but generally may not be less than the fair market value of the stock on the date of grant (except as described below). The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment generally are fixed by the Committee, subject to a restriction that no ISO, or SAR in tandem therewith, may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash, stock or other property (possibly including notes or obligations to make payment on a deferred basis, or through broker-assisted cashless exercise procedures) or by surrender of other outstanding awards having a fair market value equal to the exercise price. Methods of exercise and settlement and other terms of SARs will be determined by the Committee.

    RESTRICTED AND DEFERRED STOCK

    The Committee is authorized to make awards of restricted stock and deferred stock. Prior to the end of the restricted period, shares received as restricted stock may not be sold or disposed of by participants, and may be forfeited in the event of termination of employment. The restricted period generally is established by the Committee. An award of restricted stock entitles the participant to all of the rights of a stockholder of New JEF, including the right to vote the shares and the right to receive any dividends thereon, unless otherwise determined by the Committee. Deferred stock gives participants the right to receive shares at the end of a specified deferral period, subject to forfeiture of the award in the event of termination of employment under certain circumstances prior to the end of a specified restricted period (which need not be the same as the deferral period). Prior to settlement, deferred stock awards carry no voting or dividend rights or other rights associated with stock ownership, but dividend equivalents may be paid on such deferred stock.

    OTHER STOCK-BASED AWARDS, BONUS STOCK, AND AWARDS IN LIEU OF OTHER
     OBLIGATIONS

    The Incentive Plan authorizes the Committee to grant awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to New JEF Common Stock. The Committee will determine the terms and conditions of such awards, including the consideration to be paid to exercise awards in the nature of purchase rights, the periods during which awards will be outstanding, and any forfeiture conditions and restrictions on awards. In addition, the Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other awards in lieu of obligations under other plans or compensatory arrangements, subject to such terms as the Committee may specify.

    PERFORMANCE-BASED AWARDS

    The Committee may require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria, as a condition of awards being granted or becoming exercisable or settleable under the Incentive Plan, or as a condition to accelerating the timing of such events. If so determined by the Committee, in order to avoid the limitations on deductibility under Section 162(m) of the Code, the business criteria used by the Committee in establishing performance goals applicable to performance awards to the named executives, applicable to New JEF on a consolidated basis or to specified subsidiaries, divisions, or other business units, will be selected from among the following:

    - earnings per share;

    - revenues;

    - cash flow;

    - cash flow return on investment;

    - return on net assets, return on assets, return on investment, return on capital, return on equity, or profitability;

    - economic value added ("EVA");

    - operating margins or profit margins;

    - earnings before or after taxes; pretax earnings; pretax earnings before interest, depreciation and amortization; operating earnings; pretax operating earnings, before or after interest expense and before or after incentives, service fees, and extraordinary or special items; net income;

    - total stockholder return or stock price;

    - book value per share;

    - expense management; improvements in capital structure; working capital; costs; and

    - any of the above goals as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor's 500 Stock Index or a group of comparative companies.

EVA means the amount by which a business unit's income exceeds the cost of the capital used by the business unit during the performance period, as determined by the Committee. Earnings of a business unit may be before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, and general and administrative expenses for the performance period, if so specified by the Committee.

    ANNUAL INCENTIVE AWARDS

    The Committee is authorized to grant annual incentive awards, settleable in cash or in stock upon achievement of preestablished performance objectives achieved during a specified one-year period. The performance objectives will be one or more of the performance objectives available for other performance awards under the Incentive Plan, as described in the preceding paragraph. As stated above, annual incentive awards granted to named executives are intended to constitute "performance-based compensation" not subject to the limitation on deductibility under Code Section 162(m). The Committee generally must establish the performance objectives, the corresponding amounts payable (subject to per-person limits), other terms of settlement, and all other terms of such awards not later than 90 days after the beginning of the fiscal year.

    OTHER TERMS OF AWARDS

    Awards may be settled in cash, New JEF Common Stock, other awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on any deferred amounts. The Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of obligations under the Incentive Plan. The Committee may condition awards on the payment of taxes such as by withholding a portion of the stock or other property to be distributed (or previously acquired stock or other property surrendered by the participant) in order to satisfy tax obligations. Awards granted under the Incentive Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death, except that the Committee may permit transfers in individual cases, including for estate-planning purposes.

    Awards under the Incentive Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant awards in substitution for other awards under the Incentive Plan, awards under other compensatory plans, or other rights to payment from New JEF, and may grant awards in addition to and in tandem with such other awards or rights as well.

    VESTING, FORFEITURES, AND ACCELERATION THEREOF

    The Committee may, in its discretion determine the vesting schedule of options and other awards, the circumstances that will result in forfeiture of awards, the post-termination exercise periods of options and similar awards, and the events that will result in acceleration of the ability to exercise and the lapse of restrictions, or the expiration of any deferral period, on any award.

    AMENDMENT AND TERMINATION OF THE INCENTIVE PLAN

    The New JEF Board will be able to amend, suspend, discontinue, or terminate the Incentive Plan or the Committee's authority to grant awards thereunder without stockholder approval unless required by law, regulation, or stock exchange rules, or deemed advisable. Thus, stockholder approval will not necessarily be required for amendments which might increase the cost of the Incentive Plan or broaden eligibility. Unless earlier terminated, the Incentive Plan will terminate at such time that no shares reserved under the Incentive Plan remain available and New JEF has no further obligation with respect to any outstanding award.

    EFFECT OF STOCKHOLDER APPROVAL ON AWARDS

    Awards to be granted under the Incentive Plan will be within the discretion of the Committee, and cannot be ascertained at this time. The terms of awards to be granted under the Incentive Plan to replace awards granted under Group plans and outstanding at the time of the Spin-Off are described above under the caption "Management of Group and New JEF--Impact of the Spin-Off and Merger on Group's Employee Benefit Plans; Jefferies Group, Inc. Stock Ownership and Long-Term Incentive Plan; New JEF Incentive Plan;" the amount and terms of such replacement awards will not be determinable until the spin-off becomes effective. Annual incentive awards and stock options granted in the 1996-1998 period to Group's named executives as of December 31, 1998 are shown in "Management of Group and New JEF--Summary Compensation Table," and other information relating to such awards is set forth under the caption "Stock Options" above. If stockholders decline to approve the Incentive Plan, awards will not be granted under the Incentive Plan to the extent necessary to meet the requirements of Treasury Regulation 1.162-27(e)(4).

FEDERAL INCOME TAX IMPLICATIONS OF THE INCENTIVE PLAN

    The following is a brief description of the federal income tax consequences generally arising with respect to awards that may be granted under the Incentive Plan. The grant of an option or SAR (including a stock-based award in the nature of a purchase right) will create no federal income tax consequences for the participant or New JEF. A participant will not have taxable income upon exercising an ISO (except that the alternative minimum tax may apply). Upon exercising an option other than an ISO (including a stock-based award in the nature of a purchase right), the participant must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and nonforfeitable stock acquired on the date of exercise. Upon exercising an SAR, the participant must generally recognize ordinary income equal to the cash or to the fair market value of the freely transferable and nonforfeitable stock received.

    Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of

    (1) the fair market value of the shares at the date of exercise of the ISO minus the exercise price or

    (2) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant's disposition of shares acquired upon the exercise of an option or SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax basis in such shares (generally, the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option or SAR).

    New JEF generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with options and SARs, but will not be entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, New JEF will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods prior to disposition of the shares.

    With respect to other awards granted under the Incentive Plan that may be settled either in cash or in stock or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of stock or other property actually received. Except as discussed below, New JEF generally will be entitled to a deduction for the same amount. With respect to awards involving stock or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. Except as discussed below, New JEF generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant. A participant may elect to be taxed at the time of receipt of shares or other property rather than upon lapse of restrictions on transferability or the substantial risk of forfeiture, but if the participant subsequently forfeits such shares or property he would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he previously paid tax.

    As discussed above, compensation that qualifies as "performance-based" compensation is excluded from the $1,000,000 deductibility cap of Code Section 162(m), and therefore remains fully deductible by the company that pays it. Under the Incentive Plan, options and SARs granted with an exercise price or grant price at least equal to 100% of fair market value of the underlying stock at the date of grant, annual incentive awards to employees the Committee expects to be named executives at the time compensation is received, and certain other awards which are conditioned upon achievement of performance goals are intended to qualify as such "performance-based" compensation. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the Incentive Plan will be fully deductible under all circumstances. In addition, other awards under the Incentive Plan generally will not so qualify, so that compensation paid to certain executives in connection with such awards may, to the extent it and other compensation subject to Section 162(m)'s deductibility cap exceed $1,000,000 in a given year, be subject to the limitation of Section 162(m).

    The foregoing provides only a general description of the application of federal income tax laws to certain types of awards under the Incentive Plan. This discussion is intended for the information of Group Stockholders considering how to vote at the Special Meeting and not as tax guidance to participants in the Incentive Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the Incentive Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). The summary does not address the effects of other federal taxes (including possible "golden parachute" excise taxes) or taxes imposed under state, local, or foreign tax laws.

VOTE REQUIRED FOR APPROVAL

    Approval of the Incentive Plan will require the affirmative vote of holders of a majority of the shares of Group Common Stock present in person or represented by proxy and entitled to vote on the matter.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF GROUP

    THE GROUP BOARD OF DIRECTORS CONSIDERS APPROVAL OF THE INCENTIVE PLAN TO BE IN THE BEST INTERESTS OF GROUP AND NEW JEF AND THEIR PRESENT AND FUTURE STOCKHOLDERS, AND HAS UNANIMOUSLY APPROVED THE ADOPTION OF THE INCENTIVE PLAN.

    THE GROUP BOARD UNANIMOUSLY RECOMMENDS THAT GROUP STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE INCENTIVE PLAN.

            APPROVAL OF THE 1999 DIRECTORS' STOCK COMPENSATION PLAN

REASONS FOR APPROVAL BY GROUP STOCKHOLDERS

    At the Special Meeting, Group Stockholders will be asked to approve the Directors' Plan of New JEF. If approved, the Directors' Plan will serve the function for New JEF currently served by two Group plans, the Non-Employee Directors' Stock Option Plan originally approved by stockholders in 1994 (the "1994 Option Plan") and the Non-Employee Directors' Deferred Compensation Plan originally approved by stockholders in 1996 (the "1996 Deferral Plan" and, with the 1994 Option Plan, the "Existing Plans"). Stockholder approval of the Directors' Plan is being sought in part to meet certain requirements of the NYSE.

    While initially continuing the compensation policies similar to those under the Existing Plans, the Directors' Plan will provide the Board with greater flexibility to modify the amount and type of awards granted to non-employee directors and the terms on which such awards are granted than is permitted under the Existing Plans. In addition, adoption of the Directors' Plan will reserve a total of 500,000 shares as compared to 301,051 remaining available under the Existing Plans as of March 15, 1999. Greater flexibility is intended to help Group to remain competitive in its compensation package for directors, in order to help attract and retain highly qualified persons to serve in that capacity. Director plans designed and implemented in 1996 and earlier generally were required by Rule 16b-3 under the Exchange Act to contain more rigid and inflexible terms. Amendments to Rule 16b-3 adopted in 1996 permit much greater flexibility, and a growing number of companies have taken advantage of this flexibility. For example, a number of companies have sought to increase the portion of director compensation paid in shares rather than in cash, on an elective or mandatory basis. While Group, through the 1996 Deferral Plan, has participated in this trend, the proposed Directors' Plan will allow New JEF to continue to offer innovative forms of stock-based compensation that increase directors' proprietary interest in NEW JEF and more closely align their interests with those of stockholders.

INITIAL NEW JEF DIRECTOR COMPENSATION POLICY AND CURRENT DIRECTOR COMPENSATION
  UNDER THE EXISTING PLANS

    Initially under the Directors' Plan, New JEF's policies with respect to automatic option grants to non-employee directors and grants of options or deferred shares in lieu of cash fees at the election of non-employee directors will be similar to the current program under the Existing Plans. Under the 1994 Option Plan, each non-employee Director is automatically granted each year an option to purchase 2,000 shares of Group's Common Stock after the annual stockholders' meeting at which he is elected a director, and a newly elected Director is automatically granted an option to purchase 5,000 shares. Such options have an exercise price equal to 100% of the fair market value of a share at the date of grant, become exercisable three months after the date of grant, and expire at the earliest of five years after the date of grant, 12 months after the optionee ceases to serve as a Director due to death, disability or retirement or 60 days after the optionee ceases to serve as a Director for any other reason.

    The initial policy under the Directors' Plan will provide for an automatic grant of an option to purchase 4,000 shares of New JEF Common Stock after each annual stockholders' meeting and upon the effectiveness of the Spin-Off, and an automatic grant of an option to purchase 5,000 shares upon the initial election or appointment of a new Director. Certain additional awards through the Replacement Option Exchange or through Make-Whole Grants will be made upon the effectiveness of the Spin-Off, as described herein.

    Under the 1996 Deferral Plan, each non-employee Director may elect to receive annual retainer and Chairman's fees in the form of stock options and/or to defer receipt of any Director fees in a deferred cash account or as deferred shares. If a Director elects to be paid fees in the form of options, the number of options granted is that number having an aggregate value, determined under a modified "Black-Scholes" option valuation model, equal to the amount of such fees. Such options have a term of ten years, and an exercise price per share equal to 100% of the fair market value of a share at the date of grant. If fees are deferred in cash, interest is credited at the prime rate. If fees are deferred in the form of deferred shares, Group credits the Director's deferral account with a number of deferred shares equal to the number of shares having an aggregate fair market value at the date the fees otherwise would be payable equal to the amount of fees deferred. Dividend equivalents are credited on such deferred shares, which amounts are deemed to be reinvested in additional deferred shares. Deferrals are settled at such time as the Director has elected in a deferral election form, by delivery of one share of Common Stock in settlement of each deferred share and delivery of cash in settlement of the deferred cash account. The initial policy under the Directors' Plan will not materially change the terms of deferrals by directors. Certain adjustments to deferred shares will be made in connection with the Spin-Off, as described below.

DESCRIPTION OF THE DIRECTORS' PLAN

    The following is a brief description of the material features of the Directors' Plan.

    SHARES AVAILABLE AND AWARD LIMITATIONS

    The Directors' Plan reserves 500,000 shares of New JEF Common Stock for future options and awards. This includes the number of shares to be delivered under awards replacing awards granted under the Existing Plans and replacing other options granted to Group's current and former non-employee directors. If an award expires for any reason without having been exercised in full or is forfeited or canceled, the shares subject thereto will again be available for delivery under the Directors' Plan. There is currently no trading market for shares of New JEF Common Stock. See "Market Price of and Dividends on Common Stock and Related Stockholder Matters."

    The Directors' Plan also imposes limits on individual awards. Options may be granted outright-- that is, granted without a corresponding reduction in cash fees payable--for up to 10,000 shares to a director in a single year. Deferred shares or restricted stock may be granted outright to a Director in a single year in a number equal to 50% of the number that could be granted with a corresponding reduction in cash fees. Options, deferred shares, and restricted stock granted with a corresponding reduction in cash fees are, of course, limited by the level of cash fees. As is the case for most publicly held corporations, the level of cash fees is established from time to time by the Board. These limitations do not apply to awards through the Replacement Option Exchange or through Make-Whole Grants.

    Adjustments to the number and kind of shares subject to the aggregate share limitation, the annual per-person limitation on the amount of options that may be granted outright, the number and kind of shares subject to outstanding awards and to be granted under any Board policy providing automatic grants under the Directors' Plan then in effect, as well as adjustments to exercise prices and other terms of awards, are authorized in the event that an extraordinary dividend or other distribution (whether in cash, shares, or other property), recapitalization, reclassification, stock split, reorganization, business combination, or other similar corporate transaction or event affects the New JEF Common Stock.

    New JEF may adopt other plans and arrangements providing compensation to non-employee Directors in the form of common stock, although no such additional arrangements are currently planned.

    ELIGIBILITY

    Only non-employee Directors of New JEF will be eligible to participate in the Directors' Plan, except a former director of Group may be granted awards in substitution for Group options or deferred shares outstanding at the time of the Spin-Off. Upon completion of the Spin-Off, an estimated three persons would be eligible for awards under the Directors' Plan.

    ADMINISTRATION

    The Directors' Plan generally will be administered by the Board of Directors of New JEF. Officers of New JEF and employees of the New JEF businesses will perform administrative functions as well, but will not determine the amount or timing of discretionary awards. The Board can amend, suspend, or terminate the Directors' Plan without further stockholder approval, unless such approval is required by law or regulation or under the rules of the NYSE. Thus, stockholder approval will not necessarily be required for amendments which might increase the cost of the Directors' Plan or broaden eligibility. Stockholder approval will not be deemed to be required under laws or regulations that condition favorable treatment of participants on such approval, although the Board may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable.

    OUTRIGHT GRANTS OF OPTIONS, DEFERRED SHARES, AND RESTRICTED STOCK

    As stated above, the Directors' Plan authorizes the Board to determine the amount and timing of outright grants of stock options, deferred shares, and restricted stock to non-employee Directors, as well as the times at which such options will become exercisable, the terms under which any such awards will be forfeited upon termination of a Director's service, and other terms of awards. For purposes of this discussion, an "outright" grant is a grant as to which there is no corresponding reduction in cash fees payable to the Director. The Board's initial policy with respect to such outright grants of options, including vesting and forfeiture terms, is described above; such policy does not include an authorization of outright grants of deferred shares or restricted stock under the initial compensation plan for non-employee directors.

    Options granted outright under the Directors' Plan will have an exercise price equal to 100% of the fair market value of the underlying common stock at the date of grant, and a maximum term of ten years. Directors will not be required to pay any cash consideration at the time of grant of such options.

    A deferred share represents a contractual right to receive one share of common stock at a specified future date. Deferred shares granted outright may be subject to a risk of forfeiture and nontransferable for a period determined by the Board, but delivery of shares in settlement of the award may be deferred to a date after the lapse of the forfeiture/nontransferability restriction. Restricted stock is an award of shares, issued in the name of the Director, which are subject to a risk of forfeiture and nontransferable for a specified vesting period. Such stock may be held in escrow on behalf of the Director until it becomes vested. Dividend equivalents are credited on outstanding deferred shares, and dividends are payable on outstanding restricted stock, with such dividend equivalents or dividends in each case deemed reinvested in additional like awards (unless otherwise determined by the Board). Directors generally will pay no cash consideration at the time of grant of deferred shares or restricted stock (except as may be required by law). Directors have voting rights with respect to outstanding restricted stock, but not with respect to deferred shares.

    OPTIONS GRANTED IN PAYMENT OF FEES AND DEFERRAL OF FEES IN DEFERRED SHARES
     AND DEFERRED CASH

    The Directors' Plan will permit each non-employee director to elect to receive annual retainer fees and Chairman's fees in the form of stock options and to defer receipt of any Director fees in a deferred cash account or as deferred shares. To participate, a non-employee Director must file an election to participate prior to the beginning of a plan year, specifying the amount of fees and compensation to be received in the form of options or deferred in the form of deferred cash or deferred shares. A plan year generally begins at the time of the Director's election at an annual meeting of shareholders and continues through the next annual meeting (a plan year will begin for a

Director initially elected other than at an annual meeting at the time of such initial election), except that, upon completion of the Spin-Off, the plan year will be deemed to be a continuation of the plan year under the 1996 Deferral Plan (with elections under that plan applying equally under the Directors'
Plan).

    If and to the extent elected by a non-employee Director, retainer fees will be paid in the form of a stock option. Initially, New JEF will authorize payment to each non-employee Director of annual retainer fees of $20,000 and Chairman's fees for service as chairman of a Board committee of $3,000 (the same rates as currently in effect for Group). Such options will be valued and have related terms, and fees reduced, based on an option valuation methodology adopted by the Board. Under the 1996 Deferral Plan, the Board has valued options using a modified "Black-Scholes" valuation model, reducing fees by the aggregate value of the options determined under such model. Under this approach, the exercise price per share equals 100% of the fair market value of the underlying shares at the date of grant. During the 1998 plan year, no directors elected to receive options in lieu of their annual retainer fees.

    The Directors' Plan will allow the Board to use other valuation methodologies. An example of an alternative methodology used by some companies is to grant options with a discounted exercise price per share, for example 25% of then-current fair market value, with the amount of fees reduced equal to 75% of the then-current fair market value of the shares underlying options.

    Options granted in payment of fees generally will become exercisable as to 25% of the underlying shares on the June 30, September 30, December 31, and March 31 following the grant (or at a faster rate if options are granted at times other than the customary annual meeting date), except that an option will become fully exercisable at the end of the plan year if the Director serves through such date. Options will expire ten years after the date of grant, except that any part of the option not exercisable at the time a Director ceases to serve as a Director will expire at that time, regardless of the reason for the Director's termination and the part of an unexercisable option attributable to fees for service as Chairman or a member of a committee will expire at the time committee service terminates.

    A non-employee Director may elect to defer receipt of annual retainer fees (other than fees paid in the form of options), fees for service as chairman of a Board committee, and Board and committee meeting fees by filing an election prior to the beginning of a plan year. If such fees are deferred in the form of cash, New JEF will credit a cash account established for the Director with the amount of fees deferred, at the date such fees otherwise would be payable to the Director. Interest will be credited to such account for a plan year at a rate specified by the Board. Under the Board's initial policy, that rate will be the prime interest rate in effect at the date of the preceding annual meeting of stockholders. The Directors' Plan will permit deferred cash to be carried forward from the 1996 Deferral Plan.

    If Directors' fees are deferred in the form of deferred shares, New JEF will credit a deferral account established for the Director with a number of deferred shares equal to the number of shares (including fractional shares) having an aggregate fair market value at the date fees otherwise would be payable equal to the amount of fees deferred in such form. Dividend equivalents equal to dividends declared and paid on New JEF Common Stock will be credited on deferred shares then credited to a Director's account, which amounts will be deemed to be reinvested in additional deferred shares.

    A Director's deferred cash account and deferred share account generally will be settled at such times, and in a lump sum or installments, as may have been elected by the Director in his or her deferral election form, by distribution of
(1) cash equal to the balance in the deferred cash account and (2) a number of shares equal to the number of deferred shares credited to the deferred share account. Distributions will be accelerated in certain circumstances, including upon the participant's death and certain transactions terminating the corporate existence of Group. Rights relating to deferred cash and deferred shares not resulting from an outright grant under the Directors' Plan are non-forfeitable.

    OTHER INFORMATION REGARDING THE DIRECTORS' PLAN

    All options granted under the Directors' Plan will be non-qualified stock options. A Director may pay the exercise price of an option in cash or by surrendering previously acquired shares of common stock. Options generally will not be transferable other than by will or by the laws of descent and distribution or to a designated beneficiary in the event of death, and are exercisable during the Director's lifetime only by the Director, except that transfers for estate planning purposes may be permitted.

    Unless earlier terminated by the Board, the Directors' Plan will terminate when no shares remain available under the Plan and New JEF has no further rights and obligations under the Plan, or upon certain transactions terminating the corporate existence of New JEF. It is not possible at present to predict the number of options that will be granted or the number of shares that will be issuable in settlement of deferred shares under the Directors' Plan.

    GRANTS UPON EFFECTIVENESS OF THE SPIN-OFF

    Options will be granted under the Directors' Plan in connection with the Spin-Off. If a Group Director who will become a New JEF Director holds an outstanding Group option at the time of the Spin-Off, he will have such Group option cancelled and receive instead an option to purchase New JEF shares. The number of shares subject to the New JEF option and the exercise price will be adjusted, based on the market prices of Group Common Stock prior to the Spin-Off and New JEF Common Stock after the Spin-Off, in a manner intended to preserve but not enlarge the aggregate in-the-money value of the option. This adjustment is expected to increase the number of shares subject to the option and reduce the per share exercise price. If a Group Director who will become a director of New JEF elects to exercise his options prior to the Spin-Off, a Make-Whole Grant of New JEF options will be granted under the Directors' Plan upon the effectiveness of the Spin-Off. Deferred shares credited to the director's deferral account will be adjusted into a number of New JEF deferred shares having an equal aggregate value following the Spin-Off, and will continue to be deferred under the Directors' Plan.

    In addition, the automatic annual grant of an option to purchase 4,000 shares of New JEF Common Stock to each non-employee Director will become effective at the time of the Spin-Off.

FEDERAL INCOME TAX IMPLICATIONS OF THE DIRECTORS' PLAN

    The federal income tax consequences of non-qualified stock options and outright grants of deferred shares and restricted stock are described above under the caption "Approval of the 1999 Incentive Compensation Plan--Federal Income Tax Implications of the Incentive Plan." Other deferrals permitted under the Directors' Plan generally will have the following federal income tax consequences. If a Director defers fees in the form of deferred cash or deferred shares, he or she will not recognize ordinary income at the date the fees would otherwise have been paid or as a result of the crediting of deferred cash or deferred shares to his or her account (including interest credited to the cash account or upon the deemed reinvestment of dividend equivalents in the deferred share account). The Director will, however, at the date of settlement of such accounts by payment of cash or issuance of common stock to the Director, recognize ordinary income equal to the amount of cash and the fair market value of the common stock received at that date.

    The foregoing provides only a general description of the application of federal income tax laws to the Directors' Plan. This discussion is intended for the information of Group Stockholders considering how to vote at the Special Meeting and not as tax guidance to participants in the Directors' Plan. The summary does not address the effects of other federal taxes or taxes imposed under state, local, or foreign tax laws.

VOTE REQUIRED FOR APPROVAL

    Approval of the Directors' Plan will require the affirmative vote of holders of a majority of the shares of Group Common Stock present in person or represented by proxy and entitled to vote on the matter.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF GROUP

    THE GROUP BOARD OF DIRECTORS CONSIDERS APPROVAL OF THE DIRECTORS' PLAN TO BE IN THE BEST INTERESTS OF GROUP AND NEW JEF AND THEIR PRESENT AND FUTURE STOCKHOLDERS, AND HAS UNANIMOUSLY APPROVED THE ADOPTION OF THE DIRECTORS' PLAN

    THE GROUP BOARD UNANIMOUSLY RECOMMENDS THAT GROUP STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE DIRECTORS' PLAN.

                      DESCRIPTION OF NEW JEF CAPITAL STOCK

INTRODUCTION

    We presently expect that New JEF will have the following capital stock authorization and terms.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

    The authorized capital stock of New JEF will consist of 100 million shares of New JEF Common Stock, $.0001 par value per share, and 10 million shares of Preferred Stock $.001 par value per share (the "Preferred Stock").

    Following the completion of the Spin-Off, approximately 23.9 million shares of New JEF Common Stock outstanding will be held of record by approximately 294 persons, excluding shares of New JEF Common Stock issuable upon the exercise of New JEF stock options. See "The Transactions--The Spin-Off and the Transfers; Results of the Spin-Off and the Transfers" and "Approval of the 1999 Incentive Compensation Plan." No shares of Preferred Stock have been issued by New JEF, and there is no present intention to issue any shares of Preferred Stock.

NEW JEF COMMON STOCK; DELAWARE ANTITAKEOVER PROVISIONS

    Holders of shares of New JEF Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders and are not entitled to cumulate votes for the election of directors. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of shares of New JEF Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the New JEF Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of New JEF, the holders of shares of New JEF Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. Holders of New JEF Common Stock have no preemptive, conversion or other subscription rights and there are no redemption or sinking fund provisions applicable to the New JEF Common Stock.

    SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    New JEF is subject to the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"). Subject to certain exceptions, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. A "business combination" includes

    (1) mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder,

    (2) certain transactions resulting in the issuance or transfer to an interested stockholder of any stock of such corporation or its subsidiaries, and

    (3) other transactions resulting in a disproportionate financial benefit to an interested stockholder.

    The restrictions of Section 203 of the Delaware General Corporation Law do not apply where:

    (1) the business combination or the transaction in which the stockholder becomes interested is approved by the corporation's Board of Directors prior to the date the interested stockholder acquired its shares;

    (2) the interested stockholder acquired at least 85% of the outstanding voting stock of the corporation in the transaction in which the stockholder became an interested stockholder excluding, for determining the number of shares outstanding, shares owned by persons who are directors as well as officers and by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    (3) the business combination is approved by the Board of Directors and the affirmative vote of two-thirds of the outstanding voting stock not owned by the interested stockholder at an annual or special meeting.

    The business combinations provisions of Section 203 of the DGCL may have the effect of deterring merger proposals, tender offers or other attempts to effect changes in control of New JEF that are not negotiated with and approved by the Board of Directors.

PREFERRED STOCK

    The New JEF Certificate provides that New JEF may issue up to 10 million shares of Preferred Stock. The New JEF Board has the authority to issue Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions, including the dividend, conversion, voting, redemption (including sinking fund provisions), and other rights, liquidation preferences, and the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders of New JEF. Because the terms of the Preferred Stock may be fixed by the New JEF Board without stockholder action, the Preferred Stock could be issued quickly with terms calculated to defeat a proposed takeover of New JEF to make the removal of management of New JEF more difficult. Under certain circumstances this could have the effect of decreasing the market price of the New JEF Common Stock.

CERTAIN ANTITAKEOVER PROVISIONS--NEW JEF CERTIFICATE AND BYLAWS

    Certain provisions of the New JEF Certificate and Bylaws may have the effect, either alone or in combination with each other, of making more difficult or discouraging a tender offer, takeover attempt or change in control that is opposed by New JEF's Board of Directors but that a stockholder might consider to be in its best interest. New JEF believes that such provisions are necessary to enable New JEF to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by the Board of Directors to be in the best interests of New JEF and its stockholders. These provisions are summarized in the following paragraphs.

    BUSINESS CONDUCTED AT MEETINGS; DIRECTOR NOMINATION

    The JEF Bylaws provide that in order to bring matters before the annual meetings of stockholders, stockholders must give notice to New JEF containing certain information within 60 to 90 days prior to the anniversary date of the previous year's annual meeting or, if the date of the annual meeting is not within 30 days of the anniversary date of the previous year's annual meeting, no earlier than 90 days prior to such annual meeting and no later than the close of business on the tenth day following the day on which notice of the date of such meeting was mailed or the tenth day following the day on which public disclosure of the date of the meeting of stockholders was made, whichever first occurs. In order to nominate candidates for directors of New JEF, stockholders must give notice to New JEF containing certain information within 60 to 90 days prior to the anniversary date of the previous year's annual meeting or, if the date of an annual meeting is not within 30 days of the anniversary of the previous year's annual meeting, not later than the close of business on the tenth day following the day on which notice of the date of such meeting was mailed or public disclosure of the date of the meeting of stockholders was made, whichever first occurs.

    SPECIAL MEETING OF STOCKHOLDERS

    The DGCL provides that special meetings of stockholders may be called by the Board of Directors of New JEF or any person authorized by the New JEF Certificate or JEF Bylaws to call a special meeting. The New JEF Certificate and Bylaws provide that special meetings may be called by the Board of Directors or any person authorized by the Board of Directors to call a special meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting by or at the direction of the Board of Directors. In order to nominate candidates for directors of New JEF at a special meeting in such circumstances, stockholders must give notice to New JEF containing certain information not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

    NO STOCKHOLDER ACTION BY WRITTEN CONSENT; STOCKHOLDER ACTION AT MEETINGS

    The New JEF Certificate and New JEF Bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders, and prohibit stockholder action by written consent in lieu of a meeting.

    SUPERMAJORITY VOTING

    The New JEF Certificate and New JEF Bylaws require the approval of the holders of at least 66 2/3% of the voting power of all of the shares entitled to vote to alter, amend, repeal or adopt any provision inconsistent with or limiting the effect of provisions of certain enumerated antitakeover provisions in the New JEF Certificate and JEF Bylaws, including the anti-takeover provisions listed above. The Board of Directors may amend, supplement or repeal the JEF Bylaws at any time, except as limited by law.

OTHER DELAWARE CORPORATE LAW PROVISIONS AFFECTING NEW JEF STOCKHOLDERS

    DIVIDEND RIGHTS

    Under the DGCL, a corporation may pay dividends either

    (1) out of "surplus" (as defined below) or,

    (2) if no such surplus exists, out of net profits for the fiscal year in which such dividends are declared and/or for its preceding fiscal year; except that no dividends may be paid out of such net profits if the "capital" (as defined below) of the corporation is diminished by depreciation in the value of its property or by losses, or otherwise to an amount less than the aggregate amount of capital represented by the issued and outstanding stock having a preference upon the distribution of assets.

        "Surplus" is defined in the DGCL as the amount by which net assets (total assets less total liabilities) exceeds the capital of the corporation. In accordance with the DGCL, "capital" is determined by the Board of Directors and will not be less than the aggregate par value of the outstanding capital stock of the corporation having par value. In addition, the DGCL generally provides that a corporation may redeem or repurchase its own shares only if such redemption or repurchase would not "impair the capital" of the corporation. The ability of a Delaware corporation to pay dividends on, or redeem or to make repurchases or redemptions of, its shares is dependent on the financial status of the corporation standing alone and not on a consolidated basis.

    FIDUCIARY DUTIES OF DIRECTORS

    Under the DGCL, the business and affairs of a corporation are managed by or under the direction of its boards of directors. In exercising their powers, directors are charged with a fiduciary duty to protect the interests of the corporation and to act in the best interests of its stockholders. Delaware courts have held that the duty of care requires the directors to exercise an informed business judgment, known as the "business judgment rule." A party challenging the propriety of a decision of a Board of Directors bears the burden of rebutting the applicability of the presumption of the business judgment rule by demonstrating that, in reaching their decision, the directors breached one or more of their fiduciary duties--good faith, loyalty and due care. If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors' conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of such control.

    LIABILITY OF DIRECTORS

    The DGCL permits a corporation to include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to such corporation or its stockholders for monetary damages arising from a breach of fiduciary duty, except for:

    (1) a breach of the duty of loyalty to the corporation or its stockholders,

    (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

    (3) a declaration of a dividend or the authorization of the repurchase or redemption of stock in violation of the DGCL or

    (4) any transaction from which the director derived an improper personal benefit.

The certificates of incorporation of each of Group and New JEF limits the liability of directors to those set forth above.

    INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under the DGCL, a corporation may indemnify any person involved in a third party action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being a director or officer of the corporation, against expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred in connection with such action, suit or proceeding (and against expenses incurred in a derivative action on behalf of such corporation) or incurred by reason of such person's being or having been a representative of such corporation, if such person acted in good faith and reasonably believed that his actions were in or not opposed to the best interests of such corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. The DGCL also provides that a corporation may advance to such director or officer expenses incurred by him in defending any action, upon receipt of an undertaking by the person to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification. A determination as to the amount of the indemnification to be made by the corporation shall be made by a majority vote of the directors who are not parties to such action, even though less than a quorum, or, if such directors so direct, by independent legal counsel. No indemnification for expenses in derivative actions is permitted under the DGCL where the person is adjudged liable to the corporation, unless a court finds him entitled to such indemnification. If, however, the person is successful in defending a third party or derivative action, indemnification for expenses incurred is mandatory. The DGCL provides further that the provisions for indemnification contained therein are nonexclusive of any other rights to which the party may be entitled under any bylaw, agreement or vote of stockholders or disinterested directors. The bylaws of each of Group and New JEF provide for indemnification of any person to the fullest extent permitted by law.

    ANNUAL MEETINGS

    Under the DGCL, if the annual meeting for the election of directors is not held on the designated date, the directors are required to cause such a meeting to be held as soon thereafter as convenient. If they fail to do so for a period of 30 days after the designated date, or if no date has been designated for a period of 13 months after the organization of the corporation or after its last annual meeting, the Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

    MERGERS AND MAJOR TRANSACTIONS

    Under the DGCL, whenever the approval of the stockholders of a corporation is required for an agreement of merger or consolidation or for a sale, lease or exchange of all or substantially all of its assets, such agreement, sale, lease or exchange must be approved by the affirmative vote of the owners of a majority of outstanding shares entitled to vote thereon. Notwithstanding the foregoing, unless required by its certificate of incorporation, no vote of the stockholders of a constituent corporation surviving a merger is necessary to authorize such merger if:

    (1) the agreement of merger does not amend the certificate of incorporation of such constituent corporation,

    (2) each share of stock of such constituent corporation outstanding prior to such merger is to be an identical outstanding or treasury share of the surviving corporation after such merger,

    (3) either no shares of Common Stock of the surviving corporation and no shares, securities or obligations convertible into such Common Stock are to be issued under such agreement of merger, or the number of shares of Common Stock issued or so issuable does not exceed 20% of the number thereof outstanding immediately prior to such merger, and

    (4) certain other conditions are satisfied.

In addition, the DGCL provides that a parent corporation that is the record holder of at least 90% of the outstanding shares of each class of stock of a subsidiary may merge such subsidiary into such parent corporation without the approval of such subsidiary's stockholders or Board of Directors. Furthermore, the DGCL provides that no stockholder vote is required to approve a merger of a constituent corporation with a single direct or indirect wholly owned subsidiary of such corporation, subject to certain qualifications.

                 MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK
                        AND RELATED STOCKHOLDER MATTERS

GROUP

    Group's Common Stock began trading on the NYSE on March 15, 1996, under the symbol JEF. Previously, Group's Common Stock traded in the Nasdaq National Market System under the symbol Group. The following table sets forth for the periods indicated, the range of high and low prices per share for the Group Common Stock as reported by the NYSE. All price range and dividends per share information has been restated to retroactively reflect the effect of the two-for-one stock splits declared by the Group Board of Directors on November 19, 1997 and March 2, 1996.

                                                                     HIGH        LOW
                                                                   ---------  ---------
1999
-----------------------------------------------------------------
First Quarter (through March 15, 1999)...........................  $   55.25  $   36.94

1998
-----------------------------------------------------------------
First Quarter....................................................  $   56.88  $   32.50
Second Quarter...................................................      59.50      40.00
Third Quarter....................................................      51.25      24.38
Fourth Quarter...................................................      50.88      16.56

1997
-----------------------------------------------------------------
First Quarter....................................................  $   24.13  $   19.38
Second Quarter...................................................      30.38      20.00
Third Quarter....................................................      38.16      26.63
Fourth Quarter...................................................      48.00      31.88

    On March 15, 1999, the closing sales price per share for Group Common Stock as reported on the NYSE was $45.19. On March 17, 1998, the last full trading day prior to the public announcement of the Transactions, the last reported sale price was $51.31 per share for Group Common Stock. There were approximately 294 holders of record of Group's Common Stock at March 1, 1999.

    In 1988, Group instituted a policy of paying regular quarterly cash dividends. There are no restrictions on Group's present ability to pay dividends on Common Stock, other than the applicable provisions of the DGCL.

    Dividends per Group Common Share (declared and paid):

                                                        FIRST       SECOND        THIRD       FOURTH
                                                       QUARTER      QUARTER      QUARTER      QUARTER
                                                     -----------  -----------  -----------  -----------
1998...............................................   $   .0500    $   .0500    $   .0500    $   .0500
1997...............................................   $   .0250    $   .0250    $   .0250    $   .0500

ITGI

    ITGI's Common Stock is quoted on the Nasdaq National Market under the symbol "ITGI." ITGI has applied for listing of New ITGI Common Stock on the New York Stock Exchange under the symbol "ITG."

    The following table sets forth for the periods indicated, the range of the high and low closing sales prices per share for ITGI's Common Stock as reportedis on the Nasdaq National Market.

                                                                     HIGH        LOW
                                                                   ---------  ---------
1999
-----------------------------------------------------------------
First Quarter (through March 15, 1999)...........................  $   67.00  $   35.50

1998
-----------------------------------------------------------------
First Quarter....................................................  $   37.50  $   24.38
Second Quarter...................................................      35.50      25.50
Third Quarter....................................................      34.00      27.25
Fourth Quarter...................................................      62.06      18.50

1997
-----------------------------------------------------------------
First Quarter....................................................  $   23.75  $   18.38
Second Quarter...................................................      26.88      17.88
Third Quarter....................................................      32.00      26.31
Fourth Quarter...................................................      31.25      26.25

    On March 15, 1999, the closing sales price per share for ITGI Common Stock as reported on the Nasdaq National Market was $46.50. On March 17, 1998, the last full trading day prior to the public announcement of the Transactions, the last reported sale price was $31.25 per share for ITGI Common Stock. On December 31, 1998, ITGI Common Stock was held by approximately 1,500 holders of record or through nominees in street name accounts with brokers.

    ITGI has not paid a dividend since May 4, 1994. Prior to and subject to the consummation of the Merger, ITGI will pay the Special ITGI Cash Dividend of $4.00 per share to each stockholder of record as of April 20, 1999. See "The Transactions--Special ITGI Cash Dividend." ITGI's revolving credit facility restricts ITGI's ability to pay dividends. See "Management's Discussion of Financial Condition and Result of Operations of ITGI--Liquidity and Capital Resources." ITGI's dividend policy following the Merger will be to retain earnings to finance the operations and expansion of ITGI's businesses. Other than the Special ITGI Cash Dividend, ITGI does not anticipate paying any cash dividends on ITGI Common Stock in the foreseeable future.

                  SELECTED HISTORICAL FINANCIAL DATA OF GROUP

The following selected historical financial information has been derived from the Group's consolidated financial statements and should be read in conjunction with such consolidated financial statements and the notes thereto, which are incorporated by reference into this Proxy/Information Statement. The selected data as of and for each of the years in the five-year period ended December 31, 1998 have been derived from Group's consolidated financial statements, which financial statements have been audited by KPMG LLP, independent auditors.

    All share and per share information has been restated to retroactively reflect the effect of the two-for-one stock splits declared by the Board of Directors on November 19, 1997 and March 2, 1996. Earnings per share information has been restated to retroactively reflect the adoption of Statement of Financial Accounting Standards No. 128. Certain reclassifications have been made to the prior period amounts to conform to the current periods presentation.

                                                                       YEAR ENDED DECEMBER 31,
                                                        -----------------------------------------------------
                                                          1998       1997       1996       1995       1994
                                                        ---------  ---------  ---------  ---------  ---------

                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
Commissions...........................................  $ 395,211  $ 282,317  $ 222,048  $ 165,610  $ 144,208
Principal transactions................................    174,240    177,214    143,912     97,954     67,013
Corporate finance.....................................    126,651    228,640     97,870     72,003     39,818
Interest..............................................     90,799     70,740     47,803     65,792     51,223
Other.................................................     11,809      5,593      4,993      4,228      1,902
                                                        ---------  ---------  ---------  ---------  ---------
      Total revenues..................................    798,710    764,504    516,626    405,587    304,164
Interest expense......................................     75,178     61,466     37,852     54,365     41,626
                                                        ---------  ---------  ---------  ---------  ---------
Revenues, net of interest expense.....................    723,532    703,038    478,774    351,222    262,538
Non-interest expenses:
Compensation and benefits.............................    380,737    409,979    264,041    195,278    145,372
Floor brokerage and clearing fees.....................     42,063     35,028     27,323     20,273     18,660
Communications........................................     67,851     55,959     35,177     24,960     20,997
Occupancy and equipment rental........................     19,931     21,238     17,207     15,993     14,271
Travel and promotional................................     21,662     19,207     13,541     10,296      8,909
Software royalties....................................     15,252      9,853      8,805      5,987      5,028
Other.................................................     37,844     35,824     29,493     25,197     18,522
                                                        ---------  ---------  ---------  ---------  ---------
      Total non-interest expenses.....................    585,340    587,088    395,587    297,984    231,759
                                                        ---------  ---------  ---------  ---------  ---------
Operating income......................................    138,192    115,950     83,187     53,238     30,779
Other income--Gain on initial public offering of
  Investment Technology Group, Inc....................         --         --         --         --      8,257
                                                        ---------  ---------  ---------  ---------  ---------
Earnings before income taxes and minority interest....    138,192    115,950     83,187     53,238     39,036
Income taxes..........................................     60,533     47,677     35,438     21,911     17,568
                                                        ---------  ---------  ---------  ---------  ---------
Earnings before minority interest.....................     77,659     68,273     47,749     31,327     21,468
Minority interest.....................................      7,977      4,706      4,189      2,798      1,244
                                                        ---------  ---------  ---------  ---------  ---------
Net earnings..........................................  $  69,682  $  63,567  $  43,560  $  28,529  $  20,224
                                                        ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------
Earnings per share of Common Stock:
    Basic earnings per share..........................  $    3.12  $    2.95  $    1.90  $    1.23  $    0.84
                                                        ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------
    Diluted earnings per share........................  $    2.96  $    2.80  $    1.84  $    1.19  $    0.81
                                                        ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------
Weighted average shares of Common Stock:
    Basic.............................................     22,346     21,552     22,980     23,270     23,956
    Diluted...........................................     22,954     22,349     23,410     23,922     24,756
Cash dividends per common share.......................  $   0.200  $   0.125  $   0.087  $   0.050  $   0.050
SELECTED BALANCE SHEET DATA (AT PERIOD END):
Total assets..........................................  $2,683,640 $2,099,542 $1,568,087 $1,536,969 $1,557,348
Long-term debt........................................  $ 149,387  $ 149,290  $  52,987  $  56,322  $  59,570
Total stockholders' equity............................  $ 334,775  $ 242,756  $ 195,445  $ 186,261  $ 163,235
Book value per share of Common Stock..................  $   15.77  $   11.97  $    9.43  $    8.28  $    7.28
Shares outstanding....................................     21,230     20,286     20,726     22,514     22,420

      UNAUDITED SUPPLEMENTAL SELECTED HISTORICAL FINANCIAL DATA OF NEW JEF

The unaudited supplemental selected historical financial data of New JEF presented below as of and for each of the years in the five-year period ended December 31, 1998, reflects the historical financial statements of New JEF, as successor to Group, as reclassified to show the effects on reported results of operations and financial position of New JEF assuming the proposed Spin-Off was consummated and, as a result, ITGI is reported as a discontinued operation.

    All share and per share information has been restated to retroactively reflect the effect of the two-for-one stock splits declared by Group's Board of Directors on November 19, 1997 and March 2, 1996. Earnings per share information has been restated to retroactively reflect the adoption of Statement of Financial Accounting Standards No. 128. Such data should be read in connection with the consolidated financial statements incorporated by reference herein.

                                                                       YEAR ENDED DECEMBER 31,
                                                        -----------------------------------------------------
                                                          1998       1997       1996       1995       1994
                                                        ---------  ---------  ---------  ---------  ---------

                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SUPPLEMENTAL EARNINGS STATEMENT DATA
Revenues:
Commissions...........................................  $ 190,870  $ 148,940  $ 113,512  $  95,892  $  89,459
Principal transactions................................    177,189    179,081    145,207     98,629     67,412
Corporate finance.....................................    126,651    228,640     97,870     72,003     39,818
Interest..............................................     91,024     70,656     47,443     65,784     50,918
Other.................................................      4,881      3,525      2,991      1,974        948
                                                        ---------  ---------  ---------  ---------  ---------
      Total revenues..................................    590,615    630,842    407,023    334,282    248,555
Interest expense......................................     75,153     61,314     37,840     54,343     41,587
                                                        ---------  ---------  ---------  ---------  ---------
Revenues, net of interest expense.....................    515,462    569,528    369,183    279,939    206,968
                                                        ---------  ---------  ---------  ---------  ---------
Non-interest expenses:
Compensation and benefits.............................    321,943    373,619    234,446    175,101    127,826
Floor brokerage and clearing fees.....................     32,425     26,754     21,606     15,874     15,999
Communications........................................     47,210     40,305     24,474     18,762     16,014
Occupancy and equipment rental........................     14,036     15,701     13,003     13,047     11,657
Travel and promotional................................     17,710     15,300     10,703      7,770      7,538
Other.................................................     22,945     29,159     22,765     21,035     14,927
                                                        ---------  ---------  ---------  ---------  ---------
      Total non-interest expenses.....................    456,269    500,838    326,997    251,589    193,961
                                                        ---------  ---------  ---------  ---------  ---------
Earnings before income taxes..........................     59,193     68,690     42,186     28,350     13,007
Income taxes..........................................     22,992     27,334     17,772     11,928      6,375
                                                        ---------  ---------  ---------  ---------  ---------
Earnings from continuing operations...................     36,201     41,356     24,414     16,422      6,632
Discontinued operations of ITGI, net of tax...........     33,481     22,211     19,146     12,107     13,592
                                                        ---------  ---------  ---------  ---------  ---------
Net earnings..........................................  $  69,682  $  63,567  $  43,560  $  28,529  $  20,224
                                                        ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------
Earnings per share of Common Stock:
    Basic:
      Continuing operations...........................  $    1.62  $    1.92  $    1.06  $    0.71  $    0.28
      Discontinued operations of ITGI, net of tax.....       1.50       1.03       0.84       0.52       0.56
                                                        ---------  ---------  ---------  ---------  ---------
      Net earnings....................................  $    3.12  $    2.95  $    1.90  $    1.23  $    0.84
                                                        ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------
    Diluted:
      Continuing operations...........................  $    1.58  $    1.85  $    1.04  $    0.69  $    0.27
                                                        ---------  ---------  ---------  ---------  ---------
      Discontinued operations of ITGI, net of tax.....       1.38       0.95       0.80       0.50       0.54
                                                        ---------  ---------  ---------  ---------  ---------
      Diluted earnings per share......................  $    2.96  $    2.80  $    1.84  $    1.19  $    0.81
                                                        ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------
Weighted average shares of Common Stock:
    Basic.............................................     22,346     21,552     22,980     23,270     23,956
    Diluted...........................................     22,954     22,349     23,410     23,922     24,756
Cash dividends per common share.......................  $   0.200  $   0.125  $   0.087  $   0.050  $   0.050
SELECTED BALANCE SHEET DATA (AT PERIOD END):
Total assets..........................................  $2,617,864 $2,058,106 $1,533,906 $1,519,949 $1,538,126
Long-term debt........................................  $ 149,387  $ 149,290  $  52,987  $  56,322  $  59,570
Total stockholders' equity............................  $ 334,775  $ 242,756  $ 195,445  $ 186,261  $ 163,235
Book value per share of Common Stock..................  $   15.77  $   11.97  $    9.43  $    8.28  $    7.28
Shares outstanding....................................     21,230     20,286     20,726     22,514     22,420

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF SUPPLEMENTAL FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS OF NEW JEF

    The following Management's Discussion and Analysis of Supplemental Financial Condition and Results of Operations assumes the proposed Spin-Off is consummated and reflects the historical financial statements of Group restated to reflect ITGI as a discontinued operation.

ANALYSIS OF FINANCIAL CONDITION

    Total assets increased $559.8 million from $2,058.1 million at December 31, 1997 to $2,617.9 million at December 31, 1998. The increase is mostly due to a $748.4 million increase in receivable from brokers and dealers related to securities borrowed. The increase in securities borrowed is mostly related to an increase in payables to brokers and dealers (related to securities loaned) payables to brokers and dealers (related to securities loaned). Securities owned and securities sold, not yet purchased decreased $144.3 million and $149.3 million, respectively, from December 31, 1997 to December 31, 1998, largely due to the discontinuance of statistical arbitrage trading.

    Total liabilities increased $467.7 million from $1,815.4 million at December 31, 1997 to $2,283.1 million at December 31, 1998. The increase is largely due to the before-mentioned increases in payable to brokers and dealers and partially offset by the before-mentioned decrease in securities sold, not yet purchased.

SUMMARY OF REVENUES BY SOURCE

    The earnings of New JEF are subject to wide fluctuations since many factors over which New JEF has little or no control, particularly the overall volume of trading and the volatility and general level of market prices, may significantly affect its operations. The following provides a summary of revenues by source for the past three years.

                                                                           YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------------------------
                                                                 1998                       1997                1996
                                                       -------------------------  -------------------------  ----------

                                                                       % OF                       % OF
                                                                       TOTAL                      TOTAL
                                                         AMOUNT      REVENUES       AMOUNT      REVENUES       AMOUNT
                                                       ----------  -------------  ----------  -------------  ----------
                                                                            (DOLLARS IN THOUSANDS)
Commissions and principal transactions:
  Equities Division..................................  $  261,664           44%   $  206,430           33%   $  164,077
  International Division.............................      50,889            9        56,525            9        43,288
  Taxable Fixed Income Division......................      40,071            7        34,714            6        28,839
  Convertible Division...............................      13,011            2         9,336            1         8,132
  Other Proprietary Trading..........................       2,424           --        21,016            3        14,383
                                                       ----------          ---    ----------          ---    ----------
      Total..........................................     368,059           62       328,021           52       258,719
                                                       ----------          ---    ----------          ---    ----------
Corporate Finance....................................     126,651           22       228,640           36        97,870
Interest.............................................      91,024           15        70,656           11        47,443
Other................................................       4,881            1         3,525            1         2,991
                                                       ----------          ---    ----------          ---    ----------
      Total revenues.................................  $  590,615          100%   $  630,842          100%   $  407,023
                                                       ----------          ---    ----------          ---    ----------
                                                       ----------          ---    ----------          ---    ----------



                                                           % OF
                                                           TOTAL
                                                         REVENUES
                                                       -------------

Commissions and principal transactions:
  Equities Division..................................           40%
  International Division.............................           11
  Taxable Fixed Income Division......................            7
  Convertible Division...............................            2
  Other Proprietary Trading..........................            3
                                                               ---
      Total..........................................           63
                                                               ---
Corporate Finance....................................           24
Interest.............................................           12
Other................................................            1
                                                               ---
      Total revenues.................................          100%
                                                               ---
                                                               ---

1998 COMPARED TO 1997

    Revenues, net of interest expense, decreased $54.1 million, or 9%, in 1998 as compared to 1997. The decrease was due to a $102.0 million, or 45%, decrease in corporate finance, partially offset by a $41.9 million, or 28%, increase in commissions. Commission revenues increased mostly due to the Equities Division. Revenues from principal transactions decreased $1.9 million, or 1%, primarily due to reduced trading gains in other investments. Corporate finance revenues declined due to the difficult environment for underwritings during 1998. Net interest income increased by $6.5 million mostly due to an excess of securities borrowed interest income over securities loaned interest expense.

    Total non-interest expenses decreased $44.6 million, or 9%, in 1998 as compared to 1997. Compensation and benefits decreased $51.7 million, or 14% primarily due to a $65.6 million decrease in performance-based compensation, partially offset by an $8.1 increase in salaries, a $4.1 increase in payroll taxes and employee benefits and a $2.0 million increase in sales commissions. Other expense decreased $6.2 million, or 21%, largely due to lower litigation expenses and provisions. Communications increased $6.9 million, or 17%, primarily due to increased Y2K costs. Floor brokerage and clearing fees increased $5.7 million, or 21%, mostly due to increased volume of business executed on the various exchanges. Travel and promotional expense increased $2.4 million, or 16%, mostly due to increased business travel. Occupancy and equipment rental decreased $1.7 million, or 11%, mostly due to a reduction in office move related expenses.

    As a result of the above, earnings from continuing operations before income taxes were down $5.2 million, or 12%.

    The discontinued operations of ITGI increased $11.3 million, or 51%, in 1998 as compared to 1997.

    Net earnings were up 10% to $69.7 million, as compared to $63.6 million in 1997. The effective tax rate on earnings from continuing operations was approximately 38.8% in 1998 compared to approximately 39.8% in 1997. The reduction in the effective tax rate was due largely to a reduction in the effective state tax rate.

    Basic earnings per share from continuing operations were $3.12 in 1998 on
22.3 million shares compared to $2.95 in 1997 on 21.6 million shares. Diluted earnings per share from continuing operations were $2.96 in 1998 on 23.0 million shares compared to $2.80 in 1997 on 22.3 million shares.

1997 COMPARED TO 1996

    Revenues, net of interest expense, increased $200.3 million, or 54%, in 1997 as compared to 1996. The increase was due to a $130.8 million, or 134%, increase in corporate finance, a $35.4 million, or 31%, increase in commissions and a $33.9 million, or 23%, increase in principal transactions. Commission revenues increased mostly due to the Equities Division and the International Division. Revenues from principal transactions increased primarily due to increased trading gains in the Equities Division, the International Division, and the Taxable Fixed Income Division. Corporate finance revenues benefited from increased debt financing deals. Net interest income decreased only slightly from the prior year.

    Total non-interest expenses increased $173.8 million, or 53%, in 1997 as compared to 1996. Compensation and benefits increased $139.2 million, or 59% primarily due to a $101.8 million increase in performance-based compensation, a $24.7 million increase in sales commissions and an $8.8 million increase in salaries. Salaries increased due largely to expansion in the Corporate Finance Division, the Equity Research Division and the Equities Division. Other expense increased $6.4 million, or 28%, largely due to higher litigation expenses and provisions. Communications increased $15.8 million, or 65%, primarily due to increased trade volume and personnel. Floor brokerage and clearing fees increased $5.1 million, or 24%, mostly due to increased volume of business executed on the various exchanges. Travel and promotional expense increased $4.6 million, or 43%, mostly due to increased business travel. Occupancy and equipment rental increased $2.7 million, or 21%, mostly due to the relocation and addition of office space.

    As a result of the above, earnings from continuing operations before income taxes were up $26.5 million, or 63%.

    The discontinued operations of ITGI increased $3.1 million, or 16%, in 1997 as compared to 1996.

    Net earnings were up 46% to $63.6 million, as compared to $43.6 million in 1996. The effective tax rate on earnings from continuing operations was approximately 39.8% in 1997 compared to approximately 42.1% in 1996. The reduction in the effective tax rate was due largely to a reversal of taxes related to ITGI shares that were repurchased during 1997.

    Basic earnings per share from continuing operations were $2.95 in 1997 on
21.6 million shares compared to $1.90 in 1996 on 23.0 million shares. Diluted earnings per share from continuing operations were $2.80 in 1997 on 22.3 million shares compared to $1.84 in 1996 on 23.4 million shares.

LIQUIDITY AND CAPITAL RESOURCES

    In connection with the Transfers and the Spin-Off, it is anticipated that certain events will take place that will increase New JEF's liquidity and capital. For more details as to the nature of the expected infusion and the anticipated amounts, refer to the "Unaudited Pro Forma Condensed Consolidated Statement of Financial Condition of New JEF (Excluding Discontinued Operations)." It is expected that these additional liquidity and capital amounts will be invested into New JEF's core Brokerage and Investment Banking Business. Management believes that the expected levels of liquidity and capital in New JEF will be adequate to satisfy the short-term and long-term operating requirements of New JEF.

    Also, as part of the Transfers and the Spin-Off, New JEF will assume the outstanding Senior Notes of Group in the amount of $150 million. Through the above described capital and liquidity infusions and future earnings, it is expected that the Senior Notes will either be paid off when due or refinanced in the ordinary course of business.

    A substantial portion of New JEF's assets are liquid, consisting of cash or assets readily convertible into cash. The majority of securities positions (both long and short) in New JEF's trading accounts are readily marketable and actively traded. Receivables from brokers and dealers are primarily current open transactions or securities borrowed transactions which can be settled or closed out within a few days. Receivables from customers, officers and directors include margin balances and amounts due on uncompleted transactions. Most of New JEF's receivables are secured by marketable securities.

    New JEF's assets are funded by equity capital, senior debt, subordinated debt, securities loaned, customer free credit balances, bank loans and other payables. Bank loans represent secured and unsecured short-term borrowings (usually overnight) which are generally payable on demand. Secured bank loans are collateralized by a combination of customer, noncustomer and firm securities. JEFCO has always been able to obtain necessary short-term borrowings in the past and believes that it will continue to be able to do so in the future. Additionally, JEFCO has letters of credit outstanding which are used in the normal course of business to satisfy various collateral requirements in lieu of depositing cash or securities.

    JEFCO and W & D are subject to the net capital requirements of the Commission and other regulators, which are designed to measure the general financial soundness and liquidity of broker-dealers. JEFCO and W & D have consistently operated in excess of the minimum requirements. As of December 31, 1998, JEFCO's and W & D's net capital was $217.4 million and $2.0 million, respectively, which exceeded minimum net capital requirements by $213.4 million and $1.8 million, respectively. JEFCO and W & D use the alternative method of calculating their regulatory net capital.

    In 1998, Jefferies Group, Inc. repurchased 334,234 shares (including 275,400 shares purchased in connection with the Company's Capital Accumulation Plan) of its Common Stock at prices ranging from $17.25 to $52.81.

    During 1997, JEFCO obtained a NASDR approved $200 million revolving credit facility to be used in connection with underwriting activities.

    The repurchased shares of Common Stock, excluding the shares repurchased in connection with the Group CAP Plan, were mostly retired.

    On January 25, 1999, in anticipation of the Transactions, the Group CAP Plan was liquidated. Liquidation of this plan is part of the capital infusion to New JEF contemplated as part of the Transactions, and resulted in employees receiving approximately 1.5 million shares of Group Common Stock. These shares payable under the Group CAP Plan are included in the basic and diluted weighted average shares of New JEF.

MARKET RISK

    New JEF adopted SEC Release No. 33-7386, issued in 1997, which requires qualitative disclosures of market risk exposure and quantitative disclosures of the magnitude of market risk.

    New JEF maintains equity securities inventories in exchange-listed, Nasdaq and private securities on both a long and short basis. The fair value of these securities at December 31, 1998, was $43 million in long positions and $26 million in short positions. The potential loss in fair value, using a hypothetical 10% decline in prices, is estimated to be approximately $2 million due to the offset of losses in long positions with gains in short positions. In addition, New JEF generally enters into exchange-traded option and index futures contracts to hedge against potential losses in inventory positions, thus reducing this potential loss exposure. This hypothetical 10% decline in prices would not be material to New JEF's financial position, results of operations or cash flows.

    New JEF also invests in money market funds; high-yield, corporate and U.S. Government agency debt and mutual bond funds. Money market funds do not have maturity dates and do not present a material market risk. The fair value of high yield, corporate and U.S. Government agency debt at December 31, 1998 was $57 million in long positions and $12 million in short positions. Mutual bond funds also do not have maturity dates and total $33 million at December 31, 1998. The potential loss in fair value of the high-yield, corporate and U.S. Government agency debt and the mutual bond funds, using a hypothetical 5% decline in value, is estimated to be approximately $4 million due to the offset of losses in long positions with gains in short positions. This hypothetical 5% decline in value would not be material to New JEF's financial position, results of operations or cash flows.

    At December 31, 1998, New JEF had $150 million aggregate principal amount of Senior Notes, with fixed interest rates. New JEF has no cash flow exposure regarding these Notes due to the fixed rate of interest.

    The table below provides information about New JEF's derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, exchange rates and stock price movements (in thousands of dollars.) For debt obligations and reverse repurchase agreements, the table presents principal cash flows with expected maturity dates. For foreign exchange forward contracts, index futures contracts and option contracts the table presents notional amounts with expected maturity dates.

                                                               EXPECTED MATURITY DATE
                                                          --------------------------------
                                                                                  AFTER                    FAIR
                                                            1999       2000        2003       TOTAL       VALUE
                                                          ---------  ---------  ----------  ----------  ----------
INTEREST RATE SENSITIVITY
8.875% Senior Notes.....................................                        $   50,000  $   50,000  $   51,625
7.5% Senior Notes.......................................                        $  100,000  $  100,000  $  100,000
Reverse repurchase agreements (1), weighted average
  interest rate of 4.95%................................  $  28,000                         $   28,000  $   28,000
EXCHANGE RATE SENSITIVITY
Foreign exchange forward contracts--Sale................  $   8,759                         $    8,759  $    8,759
STOCK PRICE SENSITIVITY
Index futures contracts--Sale...........................  $   3,559                         $    3,559  $     (178)
Option contracts........................................
  Purchase..............................................  $   1,825  $   1,125              $    2,950  $      666
  Sale..................................................  $   1,577  $   1,350              $    2,927  $      574

------------------------

(1) Includes reverse repurchase agreements of $28,000 included in cash and securities segregated and on deposit for regulatory purposes or deposited with clearing and depository organizations.

EFFECTS OF CHANGES IN FOREIGN CURRENCY RATES

    New JEF maintains a foreign securities business in its foreign offices (London, Hong Kong, Zurich and Tokyo) as well as in some of its domestic offices. Most of these activities are hedged by related foreign currency liabilities or by forward exchange contracts. However, New JEF is still subject to some foreign currency risk. A change in the foreign currency rates could create either a foreign currency transaction gain/loss (recorded in New JEF's Consolidated Statements of Earnings) or a foreign currency translation adjustment to the stockholders' equity section of New JEF's Consolidated Statements of Financial Condition.

NEW ACCOUNTING STANDARD ON EARNINGS PER SHARE

    Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share," establishes standards for computing and presenting earnings per share ("EPS"). SFAS No. 128 replaced the presentation of primary EPS with a presentation of basic EPS. SFAS No. 128 also requires dual presentation of basic and diluted EPS on the face of the statement of earnings for entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic earnings per share of common stock are computed by dividing net earnings by the average number of shares outstanding and certain other shares committed to, but not yet issued. Diluted earnings per share of common stock are computed by dividing net earnings by the average number of shares outstanding of common stock and all dilutive common stock equivalents outstanding during the period. EPS information has been restated to retroactively reflect the adoption of SFAS No. 128.

NEW ACCOUNTING STANDARD ON COMPREHENSIVE INCOME

    SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. All items that are required to be recognized under accounting standards as components of comprehensive income are required to be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

    SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

    New JEF implemented SFAS No. 130 in 1997. The adoption of SFAS No. 130 did not have any impact on New JEF.

NEW ACCOUNTING STANDARD ON SEGMENT REPORTING

    SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers.

    SFAS No. 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments.

    SFAS No. 131 also requires that a public business enterprise report descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the enterprise's general-purpose financial statements, and changes in the measurement of segment amounts from period to period.

    New JEF implemented SFAS No. 131 in 1998. The adoption of SFAS No. 131 did not have any impact on New JEF.

NEW ACCOUNTING STANDARD ON EMPLOYERS' DISCLOSURE ABOUT PENSIONS AND OTHER
  POSTRETIREMENT BENEFITS

    SFAS No. 132, "Employers' Disclosure About Pensions and Other Post-retirement Benefits," revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures.

    New JEF implemented SFAS No. 132 in 1998. The adoption of SFAS No. 132 did not have any impact on New JEF.

NEW ACCOUNTING STANDARD ON DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

    SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.

    This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. SFAS No. 133 is not expected to have a material impact on New JEF.

THE YEAR 2000 PROJECT

    The Year 2000 ("Y2K") preparedness effort by Group (the "Y2K Project") began in late 1997 and early 1998 with an initial assessment of Group's systems, its risk of exposure, the steps necessary to achieve Y2K compliance, and the resources necessary to implement those steps. As a result, Group engaged Keane, Inc. as independent Y2K consultants, and Ernst & Young, LLP ("E&Y") to provide quarterly reviews of the Y2K Project as an internal audit outsourcer and to provide the independent accountant's report required by Release No. 34-40608. Together with the advice of these professionals, Group formulated and adopted a Y2K Master Plan.

    The first phase of the Y2K Project, the Inventory, Assessment and Planning phase, involved a complete assessment of Group's systems, both information technology ("IT") related and non-IT related, and a survey of all vendors and key clients. Systems were categorized into one of three "Triage" Levels--Mission Critical, Business Important, or Other, with "Mission Critical" defined as those systems, the failure of which would result in Group being unable to conduct business. Group also created the framework for the Remediation and Testing phase that would follow, and set schedules for reaching the Operational Sustainability and Fully Compliant phases. This planning process provided a guide for each of Group's divisions in its preparation of more detailed project plans that outline specific areas of work on each system. The Y2K Project called for the devotion of resources primarily to Mission Critical systems during 1998, and Business Important and Other systems primarily in the first quarter of 1999.

    CURRENT STATE OF READINESS

    Group has now completed the first phase of the Y2K Project (Inventory, Assessment and Planning), and is working toward completion of the second phase:
Remediation and Testing. As of March 1, 1999, phase two was approximately 90% complete. The remediation portion of this phase has been completed, and the testing portion has been under way since mid-1998. Although we originally planned to complete phase two by December 31, 1998, and participate in extended point to point testing in early 1999, we received notice during the fourth quarter that certification and extended point to point testing would commence in November. Resources were redirected during the fourth quarter to prepare Group for participation in these tests, causing a delay in testing previously scheduled for the fourth quarter 1998. In addition, complaint versions of certain key applications did not arrive until late December 1998 or early January 1999, which prevented their testing until that time.

    Group has polled each of its vendors about their Y2K compliance. Of the 668 vendors contacted, 539 (80.1%) have responded and all who responded have indicated that they are or intend to become Y2K compliant by mid-1999. Group is actively attempting to obtain assurances from the remaining vendors, though none of the remaining vendors provides Mission Critical services. Notwithstanding these representations from our vendors, Group is not relying on vendor statements of readiness but is independently testing each system and connection as part of the Y2K Project. Group has obtained assurances from all its vendors of Mission Critical systems that each vendor will be Y2K compliant and Group has no reason to believe any of those vendors will be unable to attain compliance. However, because Group may be forced to rely on contingency plans which may have a material adverse effect on Group's business and operations, as discussed below, Group is independently testing each system and connection for Y2K compliance.

    Group representatives have also contacted key clients and have begun testing with certain of those clients. Due to the nature of Group's business, the clients that comprise the vast majority of Group's revenues are institutional and are regulated by various governmental and self-regulatory bodies. Group has therefore determined to review the filings made by those clients during the second quarter of 1999 before conducting a broad based survey of client Y2K readiness. Depending on the result of this review, Group may find it necessary to survey its clients or to request written certification of their Y2K compliance.

    Group has completed testing on systems needed to participate in the Securities Industry Association's ("SIA") street-wide testing and is now participating in the SIA test. As of March 15, 1999, Group had successfully completed two testing cycles, which resulted in no external errors and only minor internal errors. The remainder of testing to be performed involves testing each system using either compliant environment regression testing or unit regression and forward date testing in the existing environment. All IT systems are then subjected to system regression testing, followed by user group testing before they are placed into production. Each system, (IT and non-IT) will then be subjected to forward date testing in a simulated production environment. Group has begun testing with certain key clients and Group has now obtained compliant versions of key systems and is in the process of testing those systems and any connections with third party vendors. Group is working with its landlords and lessors to assure the continued functionality of the Mission Critical non-IT systems upon which it is dependent, and is in the process of preparing contingency plans for non-IT failures as described below. Other than its internal audits and periodic reporting requirements to the Commission and the NASD, Group has not been reviewed or audited by any state or federal regulators.

    COSTS TO ADDRESS Y2K ISSUES

    Group's consolidated budget for the Y2K Project is $19.8 million with $16.8 million attributable to Group and its subsidiaries, other than ITGI, and $3.0 million attributable to ITGI. Current spending rates and projected expenses indicate that Group will stay within that budget. As of December 1998, approximately $12.4 million of costs in the consolidated budget had already been incurred. This budget includes new software and hardware, consultants to assist with project administration, quarterly internal audit outsourcing by E&Y, and a large number of the present IT staff devoting a substantial portion of their time to the Y2K Project. Until we achieve Operational Sustainability, the vast majority of IT resources will continue to be redirected into the Y2K Project and new development unrelated to Y2K has been limited to only the most essential projects. The budget for 1999 is approximately $6.3 million, which will be reassessed in the second half of 1999 to account for the possible implementation of contingency plans if any vendors will not achieve Y2K compliance.

    RISKS

    Though Group expects to achieve Operational Sustainability by mid-1999, and to be fully compliant by the end of the third quarter of 1999, a number of material risks remain which could have a materially adverse impact on Group or New JEF. These risks generally arise as a result of either: (1) failures of internal systems or (2) failures of third party systems.

    Despite the considerable testing and remediation efforts Group has undertaken, latent errors in Group's internal systems that remain undetected could cause failures in those systems. Failures in one or more key systems would almost certainly result in substantial impairment of JEFCO's ability to efficiently process orders and trades or to perform its clearing functions. Although Group expects that the contingency plans discussed below will allow it to continue operations, those contingency plans may not support the volume of trading JEFCO is accustomed to and could therefore cause substantial losses in revenue while they are relied upon. In the event failures occur, lost data may result in failed trades and related violations of NASD and SEC rules and regulations. To minimize the time during which it must rely on any contingency plan, Group and New JEF after the Spin-Off plan to devote all available resources to restoring normal system operations in the event any failures occur.

    There is also a substantial risk that failures by third parties could compromise the major order-processing systems upon which Group is heavily dependent. Vendors such as Automatic Data Processing, Inc. and the Securities Industry Automation Corporation have represented to Group that they either are or intend to become Y2K compliant and Group stands ready to test with each of these parties as soon as they are prepared to do so, but the failure of any one of these systems could result in a significant interruption of normal business for Group. Due to the interdependence of Group's systems on those third party systems, Group does not believe any effective replacement products could be adopted if those systems are not remediated and is therefore focusing its attention on assisting with the remediation and testing process and on developing contingency plans.

    In addition, there is also a risk that JEFCO's ability to conduct transactions will be materially impaired by the failure of any significant component of the national clearing and settlement system, of major counterparties, exchanges or financial institutions in the marketplace. Failures by one or more of the New York Stock Exchange, Inc., the Nasdaq Stock Market, the Depository Trust Company, the National Securities Clearing Corporation or any of the largest banks or brokerage firms could prevent the entire market from effectively transmitting and receiving data after the Year 2000, despite the Y2K compliance of Group's systems. Although it is expected that each of these parties will conduct extensive testing to ensure that each is Y2K compliant, there can be no assurance that an unforeseen problem will not create a market disruption that in turn affects Group's Brokerage and Investment Banking Business.

    CONTINGENCY PLANS

    Group is in the final drafting stages of its Y2K Contingency Plan (the "Contingency Plan"), a detailed mediation and recovery plan that covers each of the six most significant risks that may arise from a Y2K failure:

        1)  loss of data,

        2)  software failures,

        3)  telecommunications failures,

        4)  loss of key hardware,

        5)  loss of key personnel, and

        6)  loss of facilities.

    The Contingency Plan addresses each of these risks with respect to each of Group's nine key business areas (Equities, International, Taxable Fixed Income, Convertibles, Corporate Finance, Operations, Accounting, Facilities and Technology), and addresses both internal systems and failures by key third party information providers and other vendors. The Contingency Plan also sets forth an approach to maintaining business continuity for each of Group's key business areas. The specific workarounds for failures of various systems are set forth in the Contingency Plan, and range from the use of cellular phones or relocation of personnel in the event of a communications failure to the installation of backup software or hardware.

    The completed portion of the Contingency Plan provides an analysis of each reasonably possible failure scenario for a given Mission Critical system or process. Specifically, the Contingency Plan sets forth (1) the likelihood of failure of the system or process, (2) the circumstances under which such a failure would occur, (3) the impact the failure would have on the competitive environment of Group, and (4) a detailed mitigation strategy for each type of failure. Mitigation strategies typically list specific products or vendors that can be used to replace failed systems, manual workarounds for ordinarily automated processes and alternative sources for data or datastreams that are interrupted or become unreliable. Additional mitigation strategies are offered where appropriate. The Contingency Plan also includes a specific description of start up procedures to reactivate systems that go down, itemizes the staffing and equipment requirements that will be associated with repairing or re-starting a given system and a contact list of key individuals familiar with the system or process that should be contacted to assist with remediation or business restoration procedures. Finally, the Contingency Plan includes a matrix showing the way each system or process would be impacted by each of the six primary risk areas discussed above, and the testing, remediation, business recovery, responsible persons and timetable involved in the restoration of each.

    As of the date of hereof, the Y2K Contingency Plan was complete with respect to Mission Critical systems, except for finalization of the business continuity section, which should be completed by the second quarter of 1999. Funds to begin actual implementation of Contingency Plans will be allocated in the second quarter of 1999 based upon perceived risk of failure of each system.

    FORWARD LOOKING STATEMENTS

    Group's projections in this section are based upon assumptions, which it believes to be correct, but which are not guaranteed. Any change in those assumptions could result in material variations in those projections, including the projected costs for remediation and testing, the feasibility of using contingency plans, and the impact of third party failures. Any such change could have a material adverse impact on New JEF and its results of operations.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL
            CONDITION OF NEW JEF (EXCLUDING DISCONTINUED OPERATIONS)

    Assuming the proposed Spin-Off was consummated at the beginning of 1998, we believe that the pro forma consolidated statement of continuing operations for this period would not differ materially from the results of New JEF presented in "Unaudited Supplemental Selected Historical Financial Data of New JEF" excluding discontinued operations, except for any earnings realized on the new stockholders' equity infused in conjunction with the proposed Spin-Off. For specific details of the expected infused stockholders' equity, refer to the following Unaudited Pro Forma Condensed Consolidated Statement of Financial Condition of New JEF.

    The following unaudited pro forma condensed consolidated Statement of Financial Condition of New JEF as of December 31, 1998 has been derived from unaudited financial statements prepared by New JEF. These financial statements reflect the financial condition of New JEF assuming the Transfers and Spin-Off are consummated. The historical data excludes the net assets of ITGI, which, upon consummation of the Spin-Off, will be reported as net assets of discontinued operations. In the opinion of management, the unaudited pro forma statement of financial condition, which gives effect to the Spin-Off as if it had occurred on December 31, 1998, includes all significant, normal and recurring adjustments necessary for the fair presentation of the financial position. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position that will actually occur when the transaction is consummated.

    In connection with the Spin-Off, it is anticipated that certain events will take place that will increase both New JEF's stockholders' equity and the number of shares outstanding. The following is summary of such events:

1. Prior to the Spin-Off, ITGI will declare and pay the Special ITGI Cash Dividend to all of its shareholders, including Group. For purposes of this pro forma statement of financial condition, the Special ITGI Cash Dividend is assumed to be $4 per share. Group owns 15 million shares of ITGI and would receive approximately $60 million. Prior to the Spin-Off, Group will contribute its entire share of the Special ITGI Cash Dividend to JEFCO.

2. In January 1999, Group liquidated the Group CAP Plan which resulted in the issuance of approximately 1.5 million shares of Group Common Stock and a cash payment of approximately $40 million (the "Group CAP Plan Termination"). In connection with the Group CAP Plan Termination, Group expects to realize a tax benefit of approximately $23 million. The obligation under the Group CAP Plan, which had been fully accrued on Group's statement of financial condition, was eliminated upon the issuance of shares and payment of cash pursuant to, and coincident with, the termination of the Group CAP Plan.

3. In the first quarter of 1999, Group accelerated the vesting of all outstanding options issued prior to January 1, 1998 and issued restricted stock to certain employees. Group will not adjust the terms of the outstanding stock options that were issued prior to January 1, 1998 to reflect the economic impact of the Spin-Off. As such, it is anticipated that all options issued prior to January 1, 1998, will be exercised before the Spin-Off and will result in exercise proceeds of approximately $9 million and a related tax benefit of approximately $13 million for purposes of this pro forma statement of financial condition (based upon the closing price of Group Common Stock on the NYSE on March 15, 1999 of $45.19 per share). The exact amount of the tax benefit will be dependent upon the fair market value of Group Common Stock on or about the date of issuance of the shares. Assuming a Group Common Stock price range of $35 to $55, the expected tax benefit will range from approximately $11 million to approximately $14 million. The exercise of options and issuance of restricted shares is expected to result in an increase of Group's Common Stock outstanding of 1.2 million.

4. New JEF's share of the transaction costs for 1999 are expected to be approximately $6.3 million.

                                                                              DECEMBER 31, 1998 (UNAUDITED)
                                                                    --------------------------------------------------
                                                                     HISTORICAL
                                                                     CONTINUING    PRO FORMA
                                                                     OPERATIONS   ADJUSTMENTS     REF      PRO FORMA
                                                                    ------------  -----------     ---     ------------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
ASSETS
Cash and cash equivalents.........................................  $     55,581   $  22,401          (a) $     77,982
Receivables from brokers and dealers..............................     2,018,090                             2,018,090
Other assets......................................................       435,860      35,704          (b)      471,564
                                                                    ------------  -----------             ------------
  Total assets....................................................  $  2,509,531   $  58,105              $  2,567,636
                                                                    ------------  -----------             ------------
                                                                    ------------  -----------             ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Payable to brokers and dealers....................................  $  1,602,906                          $  1,602,906
Securities sold, not yet purchased, payable to customers, accrued
  expenses and other liabilities..................................       530,796     (61,789)         (c)      469,007
Long-term debt....................................................       149,387                               149,387
                                                                    ------------  -----------             ------------
  Total liabilities...............................................     2,283,089     (61,789)                2,221,300
Stockholders' equity..............................................       226,442     119,894          (d)      346,336
                                                                    ------------  -----------             ------------
  Total liabilities and stockholders' equity......................  $  2,509,531   $  58,105              $  2,567,636
                                                                    ------------  -----------             ------------
                                                                    ------------  -----------             ------------
Outstanding shares................................................        21,230                                23,900
                                                                    ------------                          ------------
                                                                    ------------                          ------------
Book value per share..............................................  $      10.67                          $      14.49
                                                                    ------------                          ------------
                                                                    ------------                          ------------

------------------------

FOOTNOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

(a)        Pro Forma Cash Adjustment includes the following:
           Dividend from ITGI.................................  $  60,000
           Stock option exercise proceeds.....................      8,752
           Group CAP Plan cash payment........................    (40,101)
           Transaction costs..................................     (6,250)
                                                                ---------
           Total..............................................  $  22,401
                                                                ---------
                                                                ---------
(b)        Pro Forma Other Asset Adjustment includes the
             following:
           Stock option exercise tax benefit..................  $  12,565
           Group CAP Plan distribution tax benefit............     23,139
                                                                ---------
           Total..............................................  $  35,704
                                                                ---------
                                                                ---------
(c)        Pro Forma Accrued Expenses adjustment includes the
             following:
           Elimination of Group CAP Plan liability............  $ (61,789)
                                                                ---------
                                                                ---------
(d)        Pro Forma Stockholders' Equity adjustment includes
             the following:
           Dividend from ITGI.................................  $  60,000
           Stock option net exercise proceeds.................      8,752
           Transaction costs..................................     (6,250)
           Other asset adjustments (see (b) above)............     35,704
           Stock-based portion of Group CAP Plan
             distribution.....................................     21,688
                                                                ---------
           Total..............................................  $ 119,894
                                                                ---------
                                                                ---------
(e)        Outstanding share rollforward (in millions):
           Shares outstanding at December 31, 1998............       21.2
           Group CAP Plan termination.........................        1.5
           Stock option exercises and restricted stock
             grants...........................................        1.2
                                                                ---------
           Pro forma outstanding shares at December 31,
             1998.............................................       23.9
                                                                ---------
                                                                ---------

                   SELECTED HISTORICAL FINANCIAL DATA OF ITGI

    The following selected historical financial information has been derived from the ITGI consolidated financial statements and should be read in connection with the consolidated financial statements in ITGI's Annual Report on Form 10-K filed with the SEC and incorporated herein by reference.

                                                                                  YEAR ENDED DECEMBER 31,
                                                                  -------------------------------------------------------
                                                                    1998       1997       1996       1995       1994(1)
                                                                  ---------  ---------  ---------  ---------  -----------

                                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Total revenues..................................................  $ 212,205  $ 137,042  $ 111,556  $  72,381   $  56,716
Total expenses..................................................    131,270     89,782     70,555     47,493      69,106
                                                                  ---------  ---------  ---------  ---------  -----------
Income (loss) before income taxes...............................     80,935     47,260     41,001     24,888     (12,390)
Income tax expense (benefit)....................................     37,541     20,343     17,666      9,983      (4,529)
                                                                  ---------  ---------  ---------  ---------  -----------
Net income (loss)...............................................  $  43,394  $  26,917  $  23,335  $  14,905   $  (7,861)
                                                                  ---------  ---------  ---------  ---------  -----------
                                                                  ---------  ---------  ---------  ---------  -----------
Basic net earnings (loss) per share of common stock.............  $    2.36  $    1.48  $    1.28  $    0.81   $   (0.45)
                                                                  ---------  ---------  ---------  ---------  -----------
                                                                  ---------  ---------  ---------  ---------  -----------
Diluted net earnings (loss) per share of common stock...........  $    2.25  $    1.42  $    1.26  $    0.81   $   (0.45)
                                                                  ---------  ---------  ---------  ---------  -----------
                                                                  ---------  ---------  ---------  ---------  -----------
Basic weighted average shares outstanding (in millions).........       18.4       18.2       18.3       18.5        17.5
Diluted weighted average shares and common stock
  equivalents (in millions).....................................       19.3       18.9       18.6       18.5        17.5

                                                                                       DECEMBER 31,
                                                                   -----------------------------------------------------
                                                                     1998       1997       1996       1995       1994
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                                  (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION DATA:
Total assets.....................................................  $ 180,512  $ 113,641  $  82,798  $  55,318  $  38,354
Total stockholders' equity.......................................  $ 143,709  $  93,763  $  67,093  $  45,479  $  31,893

------------------------------

(1) In connection with ITGI's initial public offering (the "Offering") in May 1994, certain management employment agreements, the performance share plans (consisting of a 12.7% phantom equity interest in ITG and an annual profits bonus component, the "ITGI Performance Share Plans") and non-compensatory ITG stock options (on 10% of the outstanding shares of ITG common stock) were terminated as of May 1, 1994 in exchange for $31.1 million in cash, a portion of which was used to purchase Group Common Stock. ITGI, prior to December 31, 1993, had expenses and paid to Group an additional $9.4 million related to ITGI Performance Share Plans. Immediately prior to the consummation of the Offering, Group transferred its $9.4 million liability and an equivalent amount of cash to ITGI to be applied by ITGI as part of the termination of the ITGI Performance Share Plans. The total liability in connection with the above-mentioned plans was $40.5 million. Of the non-recurring expense of $31.1 million, approximately $900,000 was recorded in ITGI Performance Share Plans expense in the first two quarters of 1994 under the terms of the prior agreement. The total ITGI Performance Share Plans expense recorded for the first two quarters of 1994 was $1.5 million. The remaining $600,000 of such expense was for the annual profits bonus component of the ITGI Performance Share Plans for January 1, 1994 through May 1, 1994 (the termination date of the above-mentioned plans). Only the future annual profits bonus component (post-Offering) of the above-mentioned plans was determined to be a component of the $40.5 million liability. The annual profits bonus component was earned during the period January 1, 1994 through May 1, 1994 by the payees regardless of the Offering. The remaining liability of $30.2 million was recorded as termination of plans expense in the second quarter of 1994.

                   UNAUDITED PRO FORMA FINANCIAL DATA OF ITGI

    ITGI prepared the following unaudited pro forma statement of financial condition data for ITGI as of December 31, 1998, assuming the Transactions had been consummated on that date. ITGI prepared the following unaudited pro forma statement of income data for ITGI for the year ended December 31, 1998, assuming the Transactions had been consummated at the beginning of the period. The pro forma adjustments are based upon available information and certain assumptions that ITGI believes are reasonable under the circumstances. The unaudited pro forma financial data are not necessarily indicative of the operating results or financial position that ITGI would have achieved if the Transactions had been consummated on the data indicated and should not be construed as representative of future operating results or financial position. The unaudited pro forma financial data should be read in conjunction with "The Transactions" and the consolidated financial statements and the notes thereto of ITGI incorporated by reference herein.

UNAUDITED PRO FORMA STATEMENT OF FINANCIAL CONDITION DATA

                                                                               AT DECEMBER 31, 1998 (UNAUDITED)
                                                                       ------------------------------------------------
                                                                                    PROFORMA
                                                                       HISTORICAL  ADJUSTMENTS     REF.       PROFORMA
                                                                       ----------  -----------      ---      ----------

                                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
ASSETS:
Cash and cash equivalents............................................  $  116,924   $ (64,820)           A   $   52,104
Premises and equipment...............................................      19,662                                19,662
Other................................................................      43,926     (12,940)           A       30,986
                                                                       ----------                            ----------
                                                                       $  180,512   $ (77,760)               $  102,752
                                                                       ----------                            ----------
                                                                       ----------                            ----------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Accounts payable and accrued expenses................................  $   26,036                            $   26,036
Other liabilities....................................................      10,767                                10,767
Subordinated note payable............................................          --       1,353            A        1,353

STOCKHOLDERS' EQUITY:
Preferred stock, par value $.01 per share; 5,000 shares authorized, no shares issued and outstanding, actual; 1,000 shares authorized,
  no shares issued and outstanding, pro forma........................          --                                    --
Common stock, par value $.01 per share; 30,000 shares authorized,
  19,195 shares issued and outstanding, actual; 100,000 shares
  authorized, 29,669 shares issued and outstanding, pro forma........         194         103            B          297
Additional paid-in capital...........................................      51,511       1,395            B       52,906
Retained earnings....................................................     104,925     (80,611)           A       24,314
Common stock held in treasury........................................     (12,760)                              (12,760)
Accumulated other comprehensive loss: currency translation
  adjustment.........................................................        (161)         --                      (161)
                                                                       ----------                            ----------
Total stockholders' equity...........................................     143,709     (79,113)                   64,596
                                                                       ----------                            ----------
                                                                       $  180,512   $ (77,760)               $  102,752
                                                                       ----------                            ----------
                                                                       ----------                            ----------

------------------------

PRO FORMA STATEMENT OF FINANCIAL CONDITION DATA REFERENCE NOTES:

    A. Reflects payment of the Special ITGI Cash Dividend (assumed to be $74.4 million in the aggregate) and certain transaction expenses of approximately $6.3 million. The Special ITGI

       Cash Dividend is assumed to be paid with a cash dividend from ITG Inc. of approximately $73.0 million and proceeds of a $1.4 million subordinated loan. The loan allows ITG Inc. to have sufficient regulatory capital. See "Business--Regulation." Since the Special ITGI Cash Dividend will be paid in April 1999 (instead of on December 31, 1998 as assumed in the Unaudited Pro Forma Statement of Financial Condition Data), ITGI will not borrow funds, but will have sufficient cash balances generated from its operations, to fund the entire Special ITGI Cash Dividend.

       Also reflects a refund from Group of $2.9 million for tax credit taken by Group with respect to the pay-out of the ITG employees who participated in the Group Cap Plan. The offset would have been reflected as a reduction in deferred taxes of $1.4 million and an increase in additional paid-in capital of $1.5 million.

    B. Reflects reduction in par value of the outstanding common stock, which was reclassified to additional paid-in-capital.

UNAUDITED PRO FORMA STATEMENT OF INCOME DATA

                                                                                 YEAR ENDED DECEMBER 31, 1998
                                                                       ------------------------------------------------
                                                                                    PROFORMA
                                                                       HISTORICAL  ADJUSTMENTS     REF.       PROFORMA
                                                                       ----------  -----------      ---      ----------

                                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
        Total revenues...............................................  $  212,205   $  (2,101)           C   $  210,104
        Total expenses...............................................     131,270       2,405            C      133,675
                                                                       ----------                            ----------
        Income before income taxes...................................      80,935      (4,506)                   76,429
        Income tax expense...........................................      37,541      (2,090)           D       35,451
                                                                       ----------                            ----------
        Net income...................................................  $   43,394   $  (2,416)               $   40,978
                                                                       ----------                            ----------

        Basic net earnings per share of common stock.................  $     2.36                        E   $     1.40
                                                                       ----------                            ----------
                                                                       ----------                            ----------
        Diluted net earnings per share of common stock...............  $     2.25                        E   $     1.28
                                                                       ----------                            ----------
                                                                       ----------                            ----------
        Basic weighted average shares outstanding (in millions)......        18.4                        E         29.3
        Diluted weighted average shares and common stock equivalents
          (in millions)..............................................        19.3                        E         31.9

------------------------

UNAUDITED PRO FORMA STATEMENT OF INCOME DATA REFERENCE NOTES:

    C. Cash and cash equivalents of $35.7 million, were used as a partial payment of the $72.9 million Special ITGI Cash Dividend. The remaining balance of the Special ITGI Cash Dividend was funded with proceeds of a $37.2 million subordinated loan. The note was repaid in full over the year. Based on an assumed rate of interest of prime plus 2%, ITGI incurred approximately $2.4 million of interest expense. The repayment of principal and interest reduced cash and cash equivalents thus decreasing the average balance of cash and cash equivalents. As a result, interest income declined by approximately $2.1 million. Since the Special ITGI Cash Dividend will be paid in April 1999 (instead of on December 31, 1998 as assumed in the Unaudited Pro Forma Statement of Financial Condition
       Data), ITGI will not borrow funds, but will have sufficient cash balances generated from its operations, to fund the entire Special ITGI Cash Dividend.

    D. The reduction in interest income of approximately $2.1 million and the increase in interest expense of approximately $2.4 million resulted in a reduction in income taxes of approximately $2.1 million.

    E. In order to determine the number of shares issued and outstanding for calculating both basic and diluted earnings per share, the historical shares issued and outstanding must be adjusted for the Special ITGI Cash Dividend and the Exchange Ratio.

       SPECIAL ITGI CASH DIVIDEND:

           Options and shares reserved under a deferred compensation plan were adjusted in the following manner as a result of the assumed $72.9 million Special ITGI Cash Dividend.

           ITGI adjusted the exercise price of each option and, to compensate for the resulting loss in intrinsic value for such adjusted options, ITGI increased the number of shares issuable upon exercise of each option as follows:

           The exercise price of each option was assumed to be reduced so that
       (1) the ratio of the old exercise price over the volume weighted average market price of the ITGI common stock on the first trading day after the pre-closing for the Merger (the "Pre-Dividend Price") was equal to (2) the ratio of the new exercise price over the greater of (x) the volume weighted average market price of the ITGI common stock on the second trading day after the pre-closing (the "Post-Dividend Price") or (y) the Pre-Dividend Price less the per share amount of the Special ITGI Cash Dividend. In addition, if the Post-Dividend Price exceeds the Pre-Dividend Price, there will be no adjustment to the old exercise price.

           The number of shares of ITGI Common Stock subject to each option will be increased in an aggregate amount such that the aggregate intrinsic value of the options equals the aggregate intrinsic value of the original options of such holder.

           All other terms and conditions relating to stock options will remain unchanged.

           For pro forma adjustment purposes, a Pre-Dividend Price of $62.06 per share and a Post-Dividend Price of $58.06 per share is assumed. Pursuant to the adjustment described above, the number of shares issuable upon exercise of stock options increased from 3.2 million to 3.4 million. After applying the Exchange Ratio, there were outstanding options to purchase 5.5 million shares at revised strike prices.

           ITGI also assumed adjustments in the number of shares reserved for issuance to participants under a deferred compensation plan to account for the Special ITGI Cash Dividend, which such participants will not receive. For each share reserved for issuance, ITGI will reserve an additional fractional share equal to $4.00 divided by the post-dividend price which ITGI assumed to be $58.06. Pursuant to this adjustment, ITGI assumed that the number of shares reserved under this plan increased from approximately 111,000 to approximately 119,000. After applying the exchange ratio, there were approximately 190,000 shares reserved under such plan.

       EXCHANGE RATIO:

           Shares of ITGI common stock (other than those held by Group) are assumed to be exchanged for shares of New ITGI common stock pursuant to the Exchange Ratio. Options to purchase ITGI common stock are assumed to be exchanged for options to purchase New ITGI common stock pursuant to the Exchange Ratio.

           The exchange ratio is the ratio of the number of shares of Group Common Stock outstanding over the number of shares of ITGI common stock held by Group. For pro forma purposes, ITGI used the number of Group shares issued and outstanding at December 31, 1998, net of treasury shares (21.2 million), plus the number of shares issuable upon exercise of outstanding options (1.2 million) and the number of shares reserved under a deferred compensation plan (1.5 million) for an Exchange Ratio of approximately 1.59 (23.9 million divided 15.0 million). ITGI had 18.6 million shares, net of treasury shares, issued and outstanding of which Group owned 15.0 million and other stockholders held 3.6 million. Therefore, ITGI's minority stockholders received 5.7 million shares for the 3.6 million they previously held.

       ITGI'S BASIC AND DILUTED SHARES OUTSTANDING:

           The number of basic shares issued and outstanding is equal to Group's shares outstanding before the Merger of 23.9 million plus the minority interest shares now issued and outstanding of 5.7 million. The number of diluted shares equals basic shares issued and outstanding plus dilution calculated under the treasury method for the options outstanding of 5.5 million.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ITGI

    You should read the following discussion and analysis along with ITGI's financial statements, including the notes in ITGI's annual report on Form 10-K incoporated by reference herein.

GENERAL

    ITGI is a leading provider of automated securities trade execution and analysis services to institutional equity investors. ITGI is a full-service execution firm that utilizes transaction processing technology to increase the effectiveness and lower the cost of institutional and other trading. ITGI generates substantially all of ITGI's revenues from a single line of business consisting of the following four services:

    - POSIT, an electronic stock crossing system;

    - QuantEX, a decision-support, trade management and routing system;

    - ITG Platform, a PC-based routing and trade management system; and

    - Electronic Trading Desk, an agency-only trading desk offering clients efficient trading services with multiple sources of liquidity.

    REVENUES primarily consist of commissions and fees from customers' use of ITGI's transaction processing and analysis services. Because these commissions and fees are paid on a per-transaction basis, revenues fluctuate from period to period depending on the volume of securities traded through ITGI's services.

    EXPENSES consist of compensation and employee benefits, transaction processing, software royalties, occupancy and equipment, consulting, telecommunications and data processing services, net loss on long-term investments, spin-off costs and other general and administrative expenses. Compensation and employee benefits expenses include base salaries, bonuses, employment agency fees, part-time employee compensation, commissions paid to employees of Group, fringe benefits, including employer contributions for medical insurance, life insurance, retirement plans and payroll taxes, reduced by the employee portion of capitalized software. Transaction processing expenses consist of floor brokerage and clearing fees. Software royalties are payments to ITGI's POSIT joint venture partner, BARRA. Occupancy and equipment expenses include rent, depreciation, amortization of leasehold improvements, maintenance, utilities, occupancy taxes and property insurance. Consulting expenses are fees and commissions paid to non-employee consultants for equity research, product development and other activities. Telecommunications and data processing services include costs for computer hardware, office automation and workstations, data center equipment, market data services and voice, data, telex and network communications. Net loss on long-term investments includes gains on the sale of equity investments, as offset by amortization of goodwill, equity loss pickup and initial start-up costs. Spin-off costs including legal, accounting, consulting and various other expenses in connection with the Transactions. Other general and administrative expenses include amortization of goodwill, legal, audit, tax and promotional expenses.

    ITGI has entered into a Merger Agreement with Group, under which ITGI will merge with and into Group, with Group as the surviving entity in the Merger. Following the Merger, Group will be renamed Investment Technology Group, Inc. On March 16, 1999, ITGI declared the Special Cash Dividend conditioned upon approval of the Merger by stockholders of Group and ITGI and the satisfaction of other conditions to the Merger. The following is a discussion of ITGI's historical results of operations and may not reflect the impact of the Transactions and the Special Cash Dividend on ITGI, although ITGI believes that they should not materially affect ITGI's future results of operations.

RESULTS OF OPERATIONS

    The table below sets forth certain items in the statement of income expressed as a percentage of revenues for the periods indicated:

                                                                                               YEAR ENDED DECEMBER 31,
                                                                                           -------------------------------
                                                                                             1998       1997       1996
                                                                                           ---------  ---------  ---------
Revenues.................................................................................      100.0%     100.0%     100.0%
Expenses
  Compensation and employee benefits.....................................................       24.3       22.5       22.5
  Transaction processing.................................................................       12.7       15.6       14.1
  Software royalties.....................................................................        7.2        7.2        7.9
  Occupancy and equipment................................................................        5.6        6.7        5.5
  Consulting.............................................................................        1.1        1.5        2.2
  Telecommunications and data processing services........................................        3.8        4.8        4.3
  Net loss on long-term investments......................................................        0.1        0.2        0.0
  Spin-off costs.........................................................................        0.9        0.0        0.0
  Other general and administrative.......................................................        6.2        7.3        6.8
                                                                                           ---------  ---------  ---------
    Total expenses.......................................................................       61.9       65.5       63.2
Operating income.........................................................................       38.1       34.5       36.8
Income tax expense.......................................................................       17.7       14.8       15.8
                                                                                           ---------  ---------  ---------
Net income...............................................................................       20.4       19.6       20.9
                                                                                           ---------  ---------  ---------
                                                                                           ---------  ---------  ---------

    YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    REVENUES

    Total revenues increased $75.2 million, or 54.9%, from $137.0 million to $212.2 million. The number of trading days were 252 in 1998 compared to 253 in 1997. Revenues per trading day increased by $300,000, or 55.5%, from $542,000 to $842,000. Revenues per employee increased $182,000, or 28.8%, from $631,000 to $813,000. The increases were attributable to increases in the number of ITGI's customers and increases in trading volume by ITGI's existing customers. Revenues from the Electronic Trading Desk increased $19.5 million, or 64.9%, from $30.1 million to $49.6 million. Number of shares crossed on the POSIT system increased
2.1 billion, or 56.8%, from 3.7 billion to 5.8 billion. POSIT revenues in turn increased $41.6 million, or 55.2%, from $75.4 million to $117.0 million. QuantEX revenues increased $12.0 million, or 39.9%, from $30.1 million to $42.1 million.

    EXPENSES

    Total expenses increased $41.5 million, or 46.2%, from $89.8 million to $131.3 million.

    The following table itemizes expenses by category (in thousands):

                                                                YEAR ENDED DECEMBER 31,
                                                           ---------------------------------
                                                                                                             %
                                                                  1998             1997        CHANGE     CHANGE
                                                           ------------------  -------------  ---------  ---------
Compensation and employee benefits.......................      $   51,462        $  30,479    $  20,983       68.8%
Transaction processing...................................          26,920           21,413        5,507       25.7
Software royalties.......................................          15,247            9,848        5,399       54.8
Occupancy and equipment..................................          11,886            9,204        2,682       29.1
Consulting...............................................           2,338            2,017          321       15.9
Telecommunications and data processing services..........           8,138            6,605        1,533       23.2
Net gain on long-term investments........................             204              297          (93)     (31.3)
Spin-Off costs...........................................           1,936               --        1,936        N/A
Other general and administrative.........................          13,139            9,919        3,220       32.5
Income taxes.............................................          37,541           20,343       17,198       84.5

    COMPENSATION AND EMPLOYEE BENEFITS. Salaries, bonuses and related employee benefits increased approximately $21.0 million over the prior year. Such increases were primarily due to ITGI's profitability-based compensation, growth in its employee base of 44 or 20.3%, from 217 to 261 and additional compensation necessary to attract and retain quality personnel, which accounted for 69% of this increase. Over 50% of the increase in new employees were staffed in technology, product development and production infrastructure. In addition, ITGI's board of directors voted to accelerate the vesting of the options of its recently deceased President and Chief Executive Officer, Scott P. Mason, resulting in a $2.8 million charge to compensation expense, representing 13% of the increase.

    TRANSACTION PROCESSING. The increase in transaction processing is primarily due to an increase in ticket charges associated with a higher volume of transactions in 1998. The increase in ticket charges of 28% was not proportionate with the increase in revenues of 55% due to volume discounts associated with clearing and execution services. A decrease in specialist fees of 26% and floor broker fees of 3%, was offset by the volume increases in shares executed by specialists of 49% and floor brokers of 51%, resulting in a net increase in transaction processing expenses. Transaction processing as a percentage of revenues decreased 18.6% from 15.6% in 1997 to 12.7% in 1998.

    SOFTWARE ROYALTIES. As software royalties are contractually fixed at 13% of POSIT revenues, the increase is wholly attributable to the increase in POSIT revenues.

    OCCUPANCY AND EQUIPMENT. The increase in occupancy and equipment is primarily attributable to additional depreciation and amortization of leasehold improvements (representing 65% of the increase) and rent expense (representing 33% of the increase) related to the relocation and expansion of ITGI's corporate headquarters (occupied in June 1997), combined with increases in headcount and purchases of additional technologically advanced software.

    CONSULTING. The increase in consulting expense is primarily due to costs incurred for accounting and financial research of international joint venture opportunities and a major telecommunication system conversion.

    TELECOMMUNICATIONS AND DATA PROCESSING SERVICES. The increase in technological and data communications processing expenses stems primarily from the data feed upgrades for clients, primarily market data line connections, and expenses relating to a telecommunication network conversion and contingency planning.

    NET LOSS ON LONG-TERM INVESTMENTS. The decrease on the net loss on long-term investments is due to income of $3.8 million recognized from the sale of ITGI's 37.4% equity ownership interest in the

LongView Group, Inc., offset by initial start-up costs for ITG Europe of $1.3 million and the combined costs of equity loss pick-up and amortization of goodwill on ITG Australia of $0.2 million and the LongView Group, Inc, of $0.8 million.

    SPIN-OFF COSTS. The spin-off expenses are attributable to ITGI's legal, accounting, consulting and other expenses incurred for the spin-off transactions.

    OTHER GENERAL AND ADMINISTRATIVE. The increase in other general and administrative expenses was the result of a write-off of a net receivable from the former Global POSIT joint venture of approximately $1 million, accelerated software amortization for specific products, increases in business development costs, such as advertising and active sales efforts, and additional administrative costs, associated with ITG Europe.

    INCOME TAX EXPENSE

    The increase in income tax expense is the result of an increase in pretax income and an increase in the effective tax rate from 43.0% in 1997 to 46.4% in 1998. The increase in the effective rate was due to certain non-deductible expenses, such as goodwill amortization and spin-off costs and the inability to offset international losses with United States profits in calculating income tax expense, that were not present in 1997.

    YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    REVENUES

    Total revenues increased $25.4 million, or 22.9%, from $111.6 million to $137.0 million. Increased revenues were attributed to a growing use of POSIT, QuantEX and Electronic Trading Desk services. POSIT revenues increased $8.2 million, or 12.2%, from $67.2 million to $75.4 million while QuantEX revenues increased $5.2 million, or 21.2%, from $24.9 million to $30.1 million. Electronic Trading Desk services increased $12.3 million, or 69.2%, from $17.8 million to $30.1 million. Revenues per trading day increased by $103,000, or 23.5%, from $439,000 to $542,000. Revenues per employee decreased $80,000, or 11.3%, from $711,000 to $631,000.

    EXPENSES

    Total expenses increased $19.2 million, or 27.3%, from $70.6 million to $89.8 million.

    The following table itemizes expenses by category (in thousands):

                                                                         YEAR ENDED DECEMBER
                                                                                 31,
                                                                         --------------------
                                                                           1997       1996      CHANGE     % CHANGE
                                                                         ---------  ---------  ---------  -----------
Compensation and employee benefits.....................................  $  30,479  $  25,047  $   5,432        21.7%
Transaction processing.................................................     21,413     15,737      5,676        36.1
Software royalties.....................................................      9,848      8,798      1,050        11.9
Occupancy and equipment................................................      9,204      6,111      3,093        50.6
Consulting.............................................................      2,017      2,492       (475)      (19.1)
Telecommunications and data processing services........................      6,605      4,789      1,816        37.9
Net loss on long-term investments......................................        297         --        297         N/A
Spin-off costs.........................................................         --         --         --         N/A
Other general and administrative.......................................      9,919      7,581      2,338        30.8
Income taxes...........................................................     20,343     17,666      2,677        15.2

    COMPENSATION AND EMPLOYEE BENEFITS. The increase in compensation and employee benefits expenses is due to an increase in the number of employees offset by an increase in capitalized software.

Capitalized software development costs increased approximately $4.4 million, primarily due to additional projects and an increase in staff engaged in software development. Compensation and employee benefits expenses per person decreased $18,000, or 11.3%, from $159,000 to $141,000.

    TRANSACTION PROCESSING. The increase in transactions processing expenses is primarily due to the expense associated with a higher volume of transactions and shares. Transaction processing expenses as a percentage of revenues increased from 14.1% to 15.6%, primarily from a shift in the business mix towards QuantEX and Electronic Trading Desk services. Those products have slightly lower margins than POSIT due to charges for floor brokerage fees which are not incurred with the POSIT business.

    SOFTWARE ROYALTIES. As software royalties are contractually fixed at 13% of POSIT revenues, the increase is wholly attributable to an increase in POSIT revenues.

    OCCUPANCY AND EQUIPMENT. The increase in occupancy and equipment expense is due primarily to relocation of ITGI's corporate headquarters from 900 Third Avenue to 380 Madison Avenue in mid-June 1997. Rent expense increased accordingly as the rental square footage increased by more than 100%. ITGI also had to accelerate the write-off of the unamortized leasehold improvements from the 900 Third Avenue location. In addition, depreciation expense increased approximately $1.7 million as a result of purchases of additional equipment associated with both the move and increased headcount.

    CONSULTING. Consulting is primarily for functions, which ITGI currently believes, are advantageous to out-source. The decrease is due primarily to ITGI's undertaking in 1996 nonrecurring special projects related to contingency planning and systems' security.

    TELECOMMUNICATIONS AND DATA PROCESSING SERVICE. The increase is due primarily to communications costs incurred in 1995 and 1996 relating to the POSIT Joint Venture, which were presented for payment in the second quarter of 1997. In addition, duplicate services were required for the 900 Third Avenue and 380 Madison Avenue locations in connection with the move of ITGI's headquarters.

    NET LOSS ON LONG-TERM INVESTMENTS. The increase in the net loss on long-term investments is due to the combined costs of equity loss pick-up and amortization of goodwill on ITG Australia and the LongView Group, Inc, of $79,000 and $218,000, respectively.

    OTHER GENERAL AND ADMINISTRATIVE EXPENSE. The increase is largely attributable to the increase in headcount of 60 employees. Related costs, primarily services provided by Jefco, increased by approximately $374,000. Travel and entertainment costs increased by approximately $1.1 million primarily from an increased effort to promote ITGI's products. Legal fees increased by approximately $510,000 as a result of exploring several strategic initiatives and the costs associated with outsourcing legal services pending the hiring of a new in-house general counsel.

    INCOME TAX EXPENSE

    Income tax expense increased by $2.6 million, or 14.7% from $17,700 to $20,300. The increase is primarily due to an increase in pretax income. The effective tax rate in 1997 and 1996 was 43.0% and 43.1%, respectively.

DEPENDENCE ON MAJOR CUSTOMERS

    During 1998, revenue from ITGI's 10 largest customers accounted for approximately 30.7% of its total revenue while revenue from each of ITGI's three largest customers accounted for 7.9%, 4.5% and 3.2%, respectively, of total revenue. During 1997, revenue from ITGI's 10 largest customers accounted for approximately 34.5% of its total revenue while revenue from each of ITGI's three largest customers accounted for 8.8%, 5.9%, and 3.4%, respectively, of total revenue. Customers may discontinue use of ITGI's services at any time. The loss of any significant customers could have a material adverse effect on ITGI's results of operations. In addition, the loss of significant POSIT customers could result in lower share volumes of securities offered through POSIT, which may adversely affect the liquidity of the system.

LIQUIDITY AND CAPITAL RESOURCES

    ITGI's liquidity and capital resource requirements are the result of the funding of working capital needs, primarily consisting of compensation, benefits and transaction processing fees and software royalty fees. Historically, all working capital requirements have been met by cash from operations. A substantial portion of ITGI's assets are liquid, consisting of cash and cash equivalents or assets readily convertible into cash.

    ITGI believes that its cash flow from operations and existing cash balances will be sufficient to meet its cash requirements. ITGI generally invests its excess cash in money market funds and other short-term investments that generally mature within 90 days or less. Additionally, securities owned, at fair value, include highly liquid, variable rate municipal securities, auction rate preferred stock and common stock. At December 31, 1998, such cash equivalents amounted to $77.3 million and receivables from brokers, dealers and other of $24.1 million were due within 30 days.

    ITGI also invests a portion of its excess cash balances in cash enhanced strategies, which ITGI believes should yield higher returns without any significant effect on risk. As of December 31, 1998, ITGI had an investment in an arbitrage fund. The fund's strategy is to invest in a hedge portfolio of convertible securities. This strategy seeks an enhanced level of capital appreciation by focusing on current income and capital appreciation. At December 31, 1998, the amount of these investments was $1.0 million.

    Historically, all regulatory capital needs of ITG Inc. have been provided by cash from operations. See "Business--Regulation." ITGI believes that cash flows from operations and the payment of the exercise price upon the exercise of expiring options will provide ITG Inc. with sufficient regulatory capital. On March 16, 1999, ITGI entered into an agreement with a bank to borrow, effective upon the closing of the merger, up to $20 million on a revolving basis to enable ITG Inc. to satisfy its regulatory net capital requirements. This commitment will expire on March 14, 2000. Any amounts drawn may be prepaid at any time, but no later than March 15, 2001. ITGI has agreed to pay an up-front fee totaling 1.5% of this commitment and will incur a fee at a rate per annum equal to 0.35% on the daily amount of the unused commitment to March 13, 2000. The interest rate on any amounts drawn will be prime; if such amounts are not repaid within two weeks, the interest rate will increase to prime plus 2%. The credit facility is secured by a pledge of the stock of ITG Inc., ITG Ventures, Inc. and ITG Global Trading Incorporated. This agreement limits ITGI's ability to pay cash dividends or incur indebtedness and requires ITGI to comply with certain financial covenants. Assuming that the merger and related transactions will close on March 31, 1999, following payment of the special cash dividend ITGI estimates that ITG Inc. will have excess net regulatory capital of approximately $20 million (not including the $20 million available under the new revolving credit facility). Although ITGI believes that the combination of its existing net regulatory capital, operating cash flows and the revolving credit facility will be sufficient to meet regulatory capital requirements, a shortfall in net regulatory capital would have a material adverse effect on ITGI's business and results of operations.

    In 1998, ITGI established a $2 million credit line with a bank to fund temporary regulatory capital shortfalls encountered periodically by ITG Australia. The lender charges ITGI interest at the Federal Funds rate plus 1%. ITGI lends amounts borrowed to ITG Australia and charges interest at the Federal Funds rate plus 2%. At December 31, 1998, no amounts were outstanding under this bank credit line and no amounts were owed to ITGI by ITG Australia. Borrowings from the bank and loans to ITG Australia will not be permitted during the period that the revolving credit agreement discussed above is effective.

    ITGI also invests a portion of its excess cash balances in cash enhanced strategies, which it believes should yield higher returns without any significant effect on risk. As of December 31, 1998, ITGI had an investment in an arbitrage fund. The fund's strategy is to invest in a hedged portfolio of convertible securities. This strategy seeks an enhanced level of capital appreciation by focusing on current income and capital appreciation. At December 31, 1998, the amount of these investments was $1.0 million.

EFFECTS OF INFLATION

    ITGI does not believe that the relatively moderate levels of inflation which have been experienced in North America in recent years have had a significant effect on its revenue or profitability. However, high inflation may lead to higher interest rates which might cause investment funds to move from equity securities to debt securities or cash equivalents.

THE YEAR 2000 ISSUE

    Some computer systems and software products were originally designed to accept only two digit entries in the data code field. As a result, certain computer systems and software packages will not be able to interpret dates beyond December 31, 1999 and thus will interpret dates beginning January 1, 2000 incorrectly. This could potentially result in computer failure or miscalculations, causing operating disruptions, including an inability to process transactions, send invoices or engage in normal business operations. Therefore, companies may have to upgrade or replace computer and software systems in order to comply with the "Year 2000" requirements.

    STRATEGY

    ITGI is well aware of and is actively addressing the Year 2000 issue and the potential problems that can arise in any computer and software system. Planning and evaluation work began in 1997 including the identification of those systems affected. ITGI established a "Year 2000 working group" to address the Year 2000 issue. ITGI has targeted its efforts into three major areas: (1) vendors; (2) company proprietary products; and (3) clients.

    VENDORS. ITGI's ability to successfully meet the Year 2000 challenge is in part dependent on its vendors. ITGI has contacted its vendors to determine the status of their Year 2000 programs and has created a database recording each vendor's readiness status. Over 95% of ITGI's vendors have responded that their systems are currently Year 2000 compliant, and substantially all of ITGI's vendors have indicated that they expect their systems to be Year 2000 compliant by September 30, 1999. Based upon the results of testing to date, ITGI is satisfied with the representations it has received from its vendors. ITGI is in the process of integrating Year 2000 compliant versions of its vendors' software and hardware with its proprietary products.

    COMPANY PROPRIETARY PRODUCTS. ITGI has evaluated its trading systems and has endeavored to examine all code contained in its internally produced software. ITGI has completed regression testing of all mission critical systems and released Year 2000 compliant versions of all such systems other than QuantEX. ITGI plans to complete date-forward testing of all mission critical systems and release a Year 2000 compliant version of QuantEX by the end of June 1999. ITGI also intends to participate in the Securities Industry Association's industry-wide testing program in 1999.

    CLIENTS. ITGI sent a letter explaining its Year 2000 strategy to all clients in July 1998. In addition, it contacted clients on a project-by-project basis to ascertain compatibility between ITGI's systems and changes made to the clients' systems. ITGI plans to provide point-to-point testing opportunities for its clients starting in April 1999.

    YEAR 2000 CONTINGENCY PLANNING

    ITGI is in the early stages of establishing a Year 2000 contingency plan to deal with both internal and external failures of critical systems. The Year 2000 issue can affect all businesses that rely heavily on automated systems. ITGI's Year 2000 contingency plan is therefore intended to address failures of internal systems, client connections and connections to trading destinations, as well as failures of major infrastructure components. ITGI intends to have its contingency plan in place by July 1999 and to update and refine such plan as needed on a continuing basis. ITGI believes, however, that such contingency plan will not provide satisfactory solutions for its worst-case scenario--the general failure of computer and communication systems relied upon by the securities industry, such as the systems provided by long distance telephone companies, the stock exchanges, Nasdaq, The Depository Trust Company and ADP Brokerage Services, and the failure of Jefco and W&D to provide services under their clearing and execution agreement with ITGI. Such failure would prevent ITGI from operating in whole or in part until such systems or services have been restored and could have a material adverse effect on ITGI.

    In the event any of ITGI's internally developed systems fails, ITGI will undertake to remediate such system on an emergency basis at the time of such failure. To ensure that adequate staff will be available to handle any such emergencies in January of 2000, ITGI has imposed a moratorium on employee vacations during the first two weeks of January 2000, and has made arrangements to have a number of software development personnel (normally based in ITGI's Culver City office) at ITGI's New York headquarters during the final week of December 1999 and the first week of January 2000. ITGI's inability to remediate a failure of any of its internally developed mission critical systems would prevent it from operating in whole or in part until such systems have been restored and could have a material adverse effect on ITGI.

    COSTS

    ITGI does not believe that the costs incurred to ready its systems for the Year 2000 will have a material effect on its financial condition. Total costs for the whole project are estimated to be between $2.5 and $3.0 million, which includes the cost of personnel, consultants and software and hardware costs. Through December 31, 1998, ITGI had spent approximately $1.5 million on the Year 2000 project.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information". SFAS 131 requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires that these enterprises report certain information about their products and services, the geographical areas in which they operate, and their major customers. SFAS 131 is effective for fiscal years beginning after December 15, 1997, although earlier application was permitted. The disclosure requirements of this standard were not applicable since ITGI manages its operations through a single line of business (institutional agency trade executions).

    In March 1998, the Accounting Standards Executive Committee issued Statement of Position 98-1 "ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE". SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use. It identifies the characteristics of internal-use software and provides examples to assist in determining when the computer software is for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998, although earlier application is encouraged, and should be applied to internal-use computer software costs incurred in those fiscal years for all projects, including those in progress upon initial application of this SOP. ITGI does not anticipate that the implementation of this statement will have a material impact on its consolidated financial statements.

                  COMPARATIVE PER SHARE DATA OF GROUP AND ITGI

    The following table sets forth selected per share data for Group and ITGI on a historical and unaudited pro forma combined basis. The unaudited pro forma financial data assume that the Transactions were consummated at the beginning of the earliest period presented. Book value data for all pro forma presentations are based upon the number of outstanding shares of Group Common Stock adjusted to include the maximum number of Merger Shares issued. The information set forth below should be read in conjunction with the selected historical consolidated financial data of Group and ITGI, including the notes thereto, incorporated herein by reference. See "--Selected Consolidated Financial Data of Group" and "Selected Consolidated Financial Data of ITGI."

                                                                                           YEAR ENDED DECEMBER 31,
                                                                                       -------------------------------
                                                                                         1998       1997       1996
                                                                                       ---------  ---------  ---------
GROUP HISTORICAL:
Cash dividends declared per share....................................................  $     .20  $    .125  $   .0875
Book value per share at period ending................................................  $   15.77
Basic earnings per share from continuing operations..................................  $    1.62  $    1.92  $    1.06
Diluted earnings per share from continuing operations................................  $    1.58  $    1.85  $    1.04

ITGI HISTORICAL:
Cash dividends declared per share....................................................         --         --         --
Book value per share at period ending................................................  $    7.73
Basic earnings per share from continuing operations..................................  $    2.36  $    1.48  $    1.28
Diluted earnings per share from continuing operations................................  $    2.25  $    1.42  $    1.26

NEW ITGI UNAUDITED PRO FORMA COMBINED:(1)
Cash dividends declared per share....................................................         --         --         --
Book value per share at period ending................................................  $    2.18
Basic earnings per share from continuing operations..................................  $    1.40
Diluted earnings per share from continuing operations................................  $    1.28

NEW ITGI EQUIVALENT PRO FORMA:(2)
Cash dividends declared per share....................................................         --         --         --
Book value per share.................................................................  $    3.47
Basic earnings per share from continuing operations..................................  $    2.23
Diluted earnings per share from continuing operations................................  $    2.04

------------------------

(1) The unaudited pro forma income from continuing operations per share data for the year ended December 31, 1998 illustrates the results as if the Transactions had occurred on January 1, 1998. The pro forma per share data do not purport to represent what New ITGI's results of operations or financial position would have actually been or to project New ITGI's results of operations for any future period or financial position at any future date.

(2) The New ITGI equivalent pro forma per share data equals the New ITGI unaudited pro forma combined times the Exchange Ratio.

                              BUSINESS OF NEW JEF

    The following is a description of the New JEF business after giving effect to the Transfers and the Spin-Off. Following the Spin-Off, New JEF will operate as a holding company through three primary subsidiaries, JEFCO, JIL and JPL, as an international investment bank that focuses on capital raising, research, mergers and acquisitions, advisory and restructuring services for small- to medium-sized companies and trading in equity and taxable fixed-income securities, convertible bonds, options, futures and international securities for institutional clients. Unless the context otherwise requires, New JEF will also include the operations of New JEF's other subsidiaries and W&D Securities, Inc.

JEFCO

    JEFCO was founded in 1962 and is engaged in equity, convertible debt and taxable fixed income securities brokerage and trading and corporate finance. JEFCO is one of the leading national firms engaged in the distribution and trading of blocks of equity securities both on the national securities exchanges and in the "third market." The term "third market" refers to transactions in listed equity securities effected away from national securities exchanges. JEFCO's revenues are derived primarily from commission revenues and market making or trading as principal in equity, taxable fixed income, convertible securities options, futures and international securities with or on behalf of institutional investors, with the balance generated by corporate finance and other activities. JEFCO currently provides equity research in the areas of energy, telecommunications, consumer, real estate (including real estate investment trusts (REITS)), gaming and entertainment, business services, and financial services.

JIL

    JIL, a broker-dealer subsidiary, was incorporated in 1986 in England. JIL is a member of The International Stock Exchange and The Securities and Futures Authority. JIL introduces customers trading in U.S. securities to JEFCO and also trades as a broker-dealer in international equity and convertible securities and American Depositary Receipts ("ADRs"). In 1995, JIL formed a wholly owned Swiss subsidiary, Jefferies (Switzerland) Ltd. In 1996, JIL formed a wholly-owned English subsidiary, Jefferies (Japan) Limited, which maintains a branch office in Tokyo.

JPL

    JPL, a broker subsidiary, was incorporated in 1992 in Hong Kong. JPL presently introduces foreign customers trading in U.S. securities to JEFCO.

W & D SECURITIES, INC.

    W & D Securities, Inc. ("W & D") primarily provides execution services on the NYSE and other exchanges to JEFCO and ITG. In order to comply with regulatory requirements of the NYSE that generally prohibit NYSE members and their affiliates from executing, as principal and, in certain cases, as agent, transactions in NYSE-listed securities off the NYSE, Group gave up its formal legal control of W & D, effective January 1, 1983, by exchanging all of the W & D common stock owned by it for non-voting preferred stock of W & D. The common stock of W & D is presently held by an officer of W & D who has agreed with Group that, at the option of Group, he will sell such stock to Group for nominal consideration. In the event that Group were to regain ownership of such common stock, Group believes that the NYSE would assert that W & D would be in violation of the NYSE's rules unless similar arrangements satisfactory to the NYSE were made with respect to the ownership of the common stock.

    While the NYSE has generally approved the above arrangements, there can be no assurance that it will not raise objections in the future. In light of these arrangements and the high proportion of the equity of W & D represented by the non-voting preferred stock held by Group, W & D is consolidated as a subsidiary of Group for financial statement purposes. JEFCO believes that it can make satisfactory alternative arrangements for executing transactions in listed securities on the NYSE if it were precluded from doing so through W & D. In connection with the Transfers, all obligations and rights of Group with respect to W&D will be assumed by and transferred to New JEF.

CORPORATE FINANCE

    JEFCO's Corporate Finance Division offers corporations (primarily middle market growth companies) a full range of financial advisory services as well as debt, equity, and convertible financing service. Products include acquisition financing, bridge and senior loan financing, private placements and public offerings of debt and equity securities, debt refinancings, restructuring, merger and acquisition and exclusive sales advice, structured financings and securitizations, consent and waiver solicitations, and company and bondholder representations in corporate restructurings. JEFCO's research department covers 223 companies in 12 industries. Investment banking activity involves both economic and regulatory risks. An underwriter may incur losses if it is unable to sell the securities it is committed to purchase or if it is forced to liquidate its commitments at less than the agreed upon purchase price. In addition, under the Securities Act and other laws and court decisions with respect to underwriters' liability and limitations on indemnification of underwriters by issuers, an underwriter is subject to substantial potential liability for material misstatements or omissions in prospectuses and other communications with respect to underwritten offerings. Further, underwriting commitments constitute a charge against net capital, and JEFCO's underwriting commitments may be limited by the requirement that it must, at all times, be in compliance with the Uniform Net Capital Rule 15c3-1 of the Commission.

    The New JEF businesses intend to continue to pursue opportunities for their corporate customers which may require them to finance and/or underwrite the issuance of securities. Under circumstances where JEFCO is required to act as an underwriter or to trade on a proprietary basis with its customers, the New JEF businesses may assume greater risk than would normally be assumed in certain other principal transactions.

COMMISSION BUSINESS

    A substantial portion of the New JEF businesses' revenues is derived from customer commissions on brokerage transactions in equity (primarily listed) and debt securities for domestic and international investors such as investment advisors, banks, mutual funds, insurance companies and pension and profit sharing plans. Such investors normally purchase and sell securities in block transactions, the execution of which requires special marketing and trading expertise. JEFCO, for example, is one of the leading national firms in the execution of equity block transactions, and believes that its institutional customers are attracted by the quality of its execution (with respect to considerations of quantity, timing and price) and its competitive commission rates, which are negotiated on the basis of market conditions, the size of the particular transaction and other factors. In addition to domestic equity securities, JEFCO executes transactions in taxable fixed income securities, domestic and international convertible securities, international equity securities, ADRs, options, preferred stocks, financial futures and other similar products.

    All of the New JEF businesses' equity account executives are electronically interconnected through a system permitting simultaneous verbal and graphic communication of trading and order information by all participants. The New JEF businesses believe that their execution capability is significantly enhanced by this system, which permits their account executives to respond to each other and to negotiate order indications directly with customers rather than through a separate trading department.

PRINCIPAL TRANSACTIONS

    In the regular course of its business, JEFCO take securities positions as a market-maker to facilitate customer transactions and for investment purposes. In making markets and when trading for their own accounts, the New JEF businesses expose their own capital to the risk of fluctuations in market value. Trading profits (or losses) depend primarily upon the skills of the employees engaged in market making and position taking, the amount of capital allocated to positions in securities and the general trend of prices in the securities markets.

    The New JEF businesses monitor their risk by maintaining their securities positions at or below certain pre-established levels. These levels reduce certain opportunities to realize profits in the event that the value of such securities increases. However, they also reduce the risk of loss in the event of a decrease in such value and result in controlled interest costs incurred on funds provided to maintain such positions.

    EQUITIES

    The Equities Division of JEFCO makes markets in over 600 over-the-counter equity and ADR securities, and trades securities for its own account, as well as to accommodate customer transactions. The Equities and International Divisions engage in hedged trading involving securities listed or traded in both domestic and foreign markets.

    TAXABLE FIXED INCOME

    The Taxable Fixed Income Division of JEFCO trades high grade and non-investment grade public and private debt securities. The Division specializes in trading and making markets in over 300 unrated or less than investment grade corporate debt securities and accounts for these positions at market value. At December 31, 1998, the aggregate long and short market value of these positions was $28.7 million and $8.3 million, respectively. Risk of loss upon default by the borrower is significantly greater with respect to unrated or less than investment grade corporate debt securities than with other corporate debt securities. These securities are generally unsecured and are often subordinated to other creditors of the issuer. These issuers usually have high levels of indebtedness and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than are investment grade issuers. There is a limited market for some of these securities, and market quotes are generally available from a small number of dealers.

    CONVERTIBLE SECURITIES AND WARRANTS

    The New JEF businesses also trade domestic and international convertible securities and warrants and assists corporate and institutional clients in identifying attractive investments in these securities and warrants.

    OTHER PROPRIETARY TRADING

    The New JEF businesses invest in statistically-defined market-neutral strategies in the equities markets and in merger-related arbitrage activities. The New JEF businesses conduct these activities through relationships with independent management firms pursuant to which the New JEF businesses delegate investment decisions to the managers. In addition, the New JEF businesses have investments in partnerships and mutual funds as well as other relationships with independent management firms which contribute to revenues from principal transactions.

INTEREST

    The New JEF businesses derive a substantial portion of their interest revenues, and incurs a substantial portion of their interest expenses, in connection with their securities borrowed/securities loaned activity. The New JEF businesses also earn interest on their securities portfolio, on their operating and segregated balances, on their margin lending activity and on certain of their investments.

    SECURITIES BORROWED/SECURITIES LOANED

    In connection with both its trading and brokerage activities, The New JEF businesses borrow securities to cover short sales and to complete transactions in which customers have failed to deliver securities by the required settlement date and lends securities to other brokers and dealers for similar purposes. The New JEF businesses have an active securities borrowed and lending matched book business ("Matched Book"), in which the New JEF businesses borrow securities from one party and lend them to another party. When a New JEF business borrows securities, the New JEF business provides cash to the lender as collateral, which is reflected in New JEF's financial statements as receivable from brokers and dealers. The New JEF businesses earn interest revenues on this cash collateral. Similarly, when a New JEF business lends securities to another party, that party provides cash to the New JEF business as collateral, which is reflected in New JEF's financial statements as payable to brokers and dealers. The New JEF businesses pay interest expense on the cash collateral received from the party borrowing the securities. A substantial portion of the New JEF businesses' interest revenues and interest expense results from the Matched Book activity.

    MARGIN LENDING

    Customers' transactions are executed on either a cash or margin basis. In a margin transaction, a New JEF business extends credit to the customer, collateralized by securities and cash in the customer's account, for a portion of the purchase price, and receives income from interest charged on such extensions of credit.

    In permitting a customer to purchase securities on margin, a New JEF business is subject to the risk that a market decline could reduce the value of its collateral below the amount of the customer's indebtedness and that the customer might otherwise be unable to repay the indebtedness.

    In addition to monitoring the creditworthiness of its customers, the New JEF businesses also consider the trading liquidity and volatility of the securities it accepts as collateral for its margin loans. Trading liquidity and volatility may be dependent, in part, upon the market on which the security is traded, the number of outstanding shares of the issuer, events affecting the issuer and/or securities markets in general, and whether or not there are any legal restrictions on the sale of the securities. Certain types of securities have historical trading patterns which may assist the New JEF businesses in making their evaluation. Historical trading patterns, however, may not be good indicators over relatively short time periods or in markets which are affected by unusual or unexpected developments. The New JEF businesses consider all of these factors at the time they agree to extend credit to customers and continue to review their extensions of credit on an ongoing basis.

    The majority of the New JEF businesses' margin loans are made to United States citizens or to corporations which are domiciled in the United States. A New JEF business may extend credit to investors or corporations who are citizens of foreign countries or who may reside outside the United States. The New JEF businesses believe that should such foreign investors default upon their loans and should the collateral for those loans be insufficient to satisfy the investors' obligations, it may be more difficult to collect such investors' outstanding indebtedness than would be the case if investors were citizens or residents of the United States.

    Although the New JEF businesses attempt to minimize the risk associated with the extension of credit in margin accounts, there is no assurance that the assumptions on which the New JEF businesses base their decisions will be correct or that they are in a position to predict factors or events which will have an adverse impact on any individual customer or issuer, or the securities markets in general.

COMPETITION

    All aspects of the businesses of New JEF are intensely competitive. The New JEF businesses compete directly with numerous other brokers and dealers, investment banking firms and banks. In addition to competition from firms currently in the securities business, there has been increasing competition from others offering financial services. These developments and others have resulted, and may continue to result, in significant additional competition for the New JEF businesses.

    Member firms of the NYSE generally are prohibited from effecting transactions when acting as principal and, in certain cases, as agents, in listed equity securities off the NYSE, and therefore, unlike JEFCO, are precluded from effecting such transactions in the third market. Such firms may execute certain transactions in listed equity securities in the third market for customers, although typically they do not do so. Since firms which the New JEF businesses regard as its major competitors in the execution of transactions in equity securities for institutional investors are members of the NYSE, any removal of these prohibitions could adversely affect the New JEF businesses.

REGULATION

    The securities industry in the United States is subject to extensive regulation under both federal and state laws. The Commission is the federal agency responsible for the administration of federal securities laws. In addition, self-regulatory organizations, principally the NASDR and the securities exchanges, are actively involved in the regulation of broker-dealers. These self-regulatory organizations conduct periodic examinations of member broker-dealers in accordance with rules they have adopted and amended from time to time, subject to approval by the Commission. Securities firms are also subject to regulation by state securities commissions in those states in which they do business. JEFCO is registered as a broker-dealer in 50 states, the District of Columbia and Puerto Rico. W & D is registered as a broker-dealer in 3 states.

    Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure of securities firms, record-keeping and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by the Commission and self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, may directly affect the mode of operation and profitability of broker-dealers. The Commission, self-regulatory organizations and state securities commissions may conduct administrative proceedings which can result in censure, fine, suspension, expulsion of a broker-dealer, its officers or employees, or revocation of broker-dealer licenses. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets, rather than protection of creditors and stockholders of broker-dealers.

    As registered broker-dealers, JEFCO and W & D are required by law to belong to the Securities Investor Protection Corporation ("SIPC"). In the event of a member's insolvency, the SIPC fund provides protection for customer accounts up to $500,000 per customer, with a limitation of $100,000 on claims for cash balances.

    NET CAPITAL REQUIREMENTS. Every U.S. registered broker-dealer doing business with the public is subject to the Commission's Uniform Net Capital Rule (the "Rule"), which specifies minimum net capital requirements. Jefferies Group, Inc. is not a registered broker-dealer and is therefore not subject to the Rule; however, its United States broker-dealer subsidiaries are subject thereto.

    The Rule provides that a broker-dealer doing business with the public shall not permit its aggregate indebtedness to exceed 15 times its adjusted net capital (the "basic method") or, alternatively, that it not permit its adjusted net capital to be less than 2% of its aggregate debit balances (primarily receivables from customers and broker-dealers) computed in accordance with such Rule (the "alternative method"). JEFCO and W & D use the alternative method of calculation.

    Compliance with applicable net capital rules could limit operations of New JEF such as underwriting and trading activities, that require use of significant amounts of capital, and may also restrict loans, advances, dividends and other payments by JEFCO or W & D to the New JEF businesses. As of December 31, 1998, JEFCO's and W & D's net capital was $217.4 million and $2.0 million, respectively, which exceeded minimum net capital requirements by $213.4 million and $1.8 million, respectively.

RISK MANAGEMENT

    As an international investment bank, risk is an inherent part of the New JEF businesses. Global markets, by their nature, are prone to uncertainty and subject participants to a variety of risks. The New JEF businesses have developed policies and procedures to identify, measure and monitor each of the risks involved in their trading, brokerage and corporate finance activities on an international basis. Risk management is considered to be of paramount importance. The New JEF businesses devote significant resources across all of their worldwide trading operations to the measurement, management and analysis of risk, including investments in personnel, information technology infrastructure and systems.

LEGAL PROCEEDINGS

    INCOME TAXES. Group received a "30-day letter" proposing certain adjustments which, if sustained, would result in a tax deficiency of approximately $10.0 million plus interest. Substantially all of the proposed adjustments relate to ITGI and include (i) the disallowance of deductions taken in connection with the termination of certain compensation plans at the time of ITGI's initial public offering in 1994 and (ii) the disallowance of tax credits taken in connection with certain research and development expenditures. New JEF intends to vigorously contest the proposed adjustments and believes that resolution of this matter will not have a material adverse effect on New JEF. ITGI is handling the response to this matter and, under the Tax Sharing Agreement, is obligated to indemnify JEF Holding for any tax deficiency related to ITGI.

    OTHER. Many aspects of New JEF's business involve substantial risks of liability. In the normal course of business, New JEF and its subsidiaries have been named as defendants or co-defendants in lawsuits involving primarily claims for damages. New JEF's management believes that pending litigation will not have a material adverse effect on New JEF.

PROPERTIES

    New JEF's Brokerage and Investment Banking Business maintain sales offices in Los Angeles, New York, Short Hills, Chicago, Dallas, Boston, Atlanta, New Orleans, Houston, San Francisco, Stamford, London, Hong Kong, Zurich and Tokyo. In addition, New JEF maintains operations offices in Los Angeles and Jersey City. New JEF leases all of its office space which management believes is adequate for its business.

EMPLOYEES

    Assuming the Spin-Off occurred on December 31, 1998, New JEF would have had 895 employees, of which 885 were full-time and 10 were part-time.

                         BUSINESS OF ITGI AND NEW ITGI

    Following the Merger, New ITGI will be called Investment Technology Group, Inc., and its principal subsidiaries will continue to include: (1) ITG Inc., a broker-dealer in securities registered under the Exchange Act, (2) Investment Technology Group International Limited ("ITG International"), which is a 50% partner in the ITG Europe joint venture, and (3) ITG Australia Holdings Pty Limited, which is a 50% partner in ITG Pacific Holdings Pty Limited. ITG provides equity trading services and transaction research to institutional investors and brokers.

    ITG is a full service trade execution firm that uses technology to increase the effectiveness and lower the cost of trading. With an emphasis on ongoing research, ITG offers the following services:

    - POSIT: an electronic stock crossing system.

    - QuantEX: a decision-support, trade management and routing system.

    - SmartServers: offers server based implementation of trading strategies.

    - Electronic Trading Desk: an agency-only trading desk offering clients efficient trading services accessing multiple sources of liquidity.

    - ITG Platform: a PC-based routing and trade management system.

    - ISIS: a set of pre- and post-trade tools for systematically analyzing and lowering transaction costs.

    - ITG/Opt: a computer-based equity portfolio selection system.

    - Research: research, development, sales and consulting services to ITG's clients.

    ITG generates revenues on a "per transaction" basis for all orders executed. Orders are delivered to ITG from ITG's "front-end" software products, QuantEX and ITG Platform, as well as vendors' front-ends and direct computer-to-computer links to customers. Orders may be executed on (1) POSIT, (2) the New York Stock Exchange, (3) certain regional exchanges, (4) market makers, (5) electronic communications networks and (6) alternative trading systems.

POSIT

    POSIT was introduced in 1987 as a technology-based solution to the trade execution needs of quantitative and passive investment managers. It has since grown to serve the active trading and broker-dealer community. There are approximately 490 clients currently using POSIT, including corporate and government pension plans, insurance companies, bank trust departments, investment advisors and mutual funds.

    POSIT is an electronic stock crossing system through which clients enter buy and sell orders to trade single stocks and portfolios of equity securities among themselves in a confidential environment. Orders may be placed in the system directly via QuantEX and ITG Platform and computer to computer links or indirectly via the Electronic Trading Desk, which then enters the orders in the central computer. ITG also works in partnership with vendors of other popular trading systems, allowing users the flexibility to route orders directly to POSIT from trading products distributed by Bridge Information Systems, BRASS, Bloomberg and others.

    POSIT currently accepts orders for approximately 18,000 different equity securities, but may be modified, as the need arises, to include additional equity securities registered pursuant to Section 12 of the Exchange Act. An algorithm is run at scheduled times to find the maximum possible number of buy and sell orders that match or "cross." Typically, there is an imbalance between the number of shares available to be bought or sold in the system. When this occurs, shares are allocated pro rata across participants, resulting in partial execution. POSIT has been designed to allow clients trade execution flexibility. Clients may specify constraints on the portion of a portfolio that trades, such as the requirement that net cash resulting from buys and sells remain within specified constraints. A client may also specify a minimum number of shares to be executed for a given order. POSIT prices trades at the midpoint of the best bid and offer on the primary market for each security at the time of the cross, based on information provided directly to the system by a third-party data vendor. There are seven scheduled crosses every business day: six regular crosses scheduled hourly, on the hour, between 10:00 a.m. and 3:00 p.m. (Eastern time) and an American Depositary Receipts cross at 8:45 a.m. (Eastern time). Each scheduled cross is normally executed within a five minute window selected randomly by the system.

    POSIT provides the following significant benefits to clients:

    - Confidential matching of buy and sell orders eliminates market impact. In contrast, participants in traditional or other open markets constantly face the risk that disclosure of an order will unfavorably affect price conditions.

    - Access to the substantial pool of liquidity represented by POSIT orders.

    - Clients pay a low transaction fee on completed transactions, relative to the industry average of 5 to 6 cents per share. POSIT generates revenue from transaction fees charged on each share crossed through the system.

    - Immediately after each cross, the system electronically provides clients with reports of matched and unmatched (residual) orders. Clients can then execute residual orders by traditional means or take advantage of the Electronic Trading Desk services (described below).

    Since December 1997, ITG has offered POSIT 4. POSIT 4 gives POSIT users the option of customizing their trading objective and specifying additional constraints (referred to collectively as a POSIT 4 "strategy"), while preserving the functionality of the existing POSIT system. This capability allows orders that might otherwise be ineligible for POSIT to participate in the match. POSIT 4 strategies include ResRisk, which allows users to control the risk of the unexecuted "residual" portfolio, and Pairs, which makes execution of one trade contingent on the execution of another, at or better than a given relative valuation. Portfolio funding, liquidation, restructuring and rebalancing are some of the types of transactions that are appropriate for execution using ResRisk. Risk arbitrage, statistical arbitrage and portfolio substitution trades are examples of transactions that can be implemented using the Pairs strategy. ITG also implements custom applications upon request. Total volume attributable to POSIT 4 in 1998 is 66 million shares. ITG has obtained a patent on the technology underlying POSIT 4.

    The following graph illustrates the average daily volume of shares crossed on POSIT:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           SHARES PER DAY
1989               642,857
1990             1,703,557
1991             2,320,158
1992             4,330,709
1993             6,142,405
1994             7,737,742
1995             9,040,978
1996            13,067,553
1997            14,527,878
1998            23,151,105

QUANTEX

    QuantEX is ITG's trade management system, an advanced tool for technologically sophisticated clients transacting large volumes of orders. QuantEX helps clients manage efficiently every step in the trading process: from decision-making to execution to tracking of trade list status. From a dedicated workstation at their desks, users can access fully-integrated real-time and historical data and analytics, execute electronic order routing and perform trade management functions. To date, trading systems have generally addressed just one or two of these functions--a situation that has left many users with the inefficiency of multiple unrelated systems.

    QuantEX is a rule-based decision support system that allows traders to quantify their trading processes. It is designed to implement each client's trading styles and strategies and to apply them to hundreds of stocks, portfolios or industry groups at once. With QuantEX, clients can flag precisely the same kinds of moment-to-moment opportunities they would ordinarily want to pursue but do it much more efficiently and rapidly.

    QuantEX analyzes lists of securities based on the individual user's trading strategy. QuantEX enables clients to have access to proprietary ITG research, including pre-trade, post-trade and intra-day analytical tools. QuantEX has access to the ITG Data Center, which is a comprehensive historical database that provides a variety of derived analytics based upon raw historical data. ITG's support specialists translate the trading criteria developed by the client into a set of trading rules for trading securities, which are then loaded into QuantEX. QuantEX applies the client's proprietary trading rules to a continuous flow of current market information on the list of securities selected by the user to generate real-time decision support. A user's rules can be based on a wide range of quantitative models or strategies, such as liquidity measures, technical indicators, price benchmarks, tracking to specific industries and sectors, pairs or other long or short strategies, index arbitrage, risk measurements and liquidity parameters for trade urgency, size or timing. These rules typically serve as a guide in support of a client's trading decisions. Additionally, QuantEX supports the ability to implement these trading decisions automatically via an auto-trading strategy.

    As such, QuantEX can automate the complex trade management requirements typical of investment strategies that trade large volumes of securities through multiple sources of liquidity. Orders can be electronically routed to multiple markets, including the New York, American and certain regional stock exchanges and the Nasdaq National Market, POSIT, the Electronic Trading Desk, over-the-counter market-makers, Bloomberg's Tradebook and selected broker-dealers. ITG intends to create links to additional electronic communications networks and other liquidity sources where appropriate. Trades routed through QuantEX are automatically tracked and summarized. Each order can be monitored by source of execution, by trade list, by portfolio or globally with all other orders placed. QuantEX's built-in trade allocation features provides a facility for automated back-office clearance and settlement.

    ITG's support specialists install the system, train users and provide ongoing support for the use of QuantEX's order routing and analysis capabilities. Specialists are knowledgeable about portfolio management and trading as well as the system's hardware and software. ITG's support team works closely with each client to develop trading strategies and rules, explore new trading approaches, provide system integration services and implement system upgrades and enhancements.

    Revenues are generated through commissions and transaction fees attached to each trade electronically routed through QuantEX to the many destinations available from the application. ITG does not derive royalties from the sale or licensing of the QuantEX software.

SMARTSERVERS

    SmartServers allow clients to send orders to a computer for execution using a designated trading strategy. Clients may send orders via the Platform and QuantEX, via direct connections and via the

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ITG Electronic Trading Desk. SmartServers implement a trading strategy in an automated fashion and thereby serve as an additional trading resource, allowing clients to focus their time and attention on other trading issues.

    ITG has introduced its first server-based trading strategy with the VWAP SmartServer. The VWAP SmartServer is designed to allow clients to direct their orders to ITG to be executed in a manner designed to closely track a security's volume-weighted average price or VWAP throughout the trading day. The VWAP SmartServer analyzes trade size and liquidity and determines the appropriate order size and order price to approximate the VWAP. Clients may choose to execute relative to the VWAP price for the entire trading day, or for some subset of that trading day.

ELECTRONIC TRADING DESK

    The Electronic Trading Desk is a full-service agency execution group that specializes in the use of ITG's proprietary products, including extensive use of POSIT for trade execution. For clients that do not send orders electronically to POSIT, ITG account executives receive orders for POSIT matches by telephone, fax, or email. The desk accepts orders until a POSIT match begins and after completion of the match execution reports are given verbally to clients who have placed verbal or fax orders with the desk.

    In addition to order management services for POSIT, the Electronic Trading Desk provides agency execution services. QuantEX and Platform clients deliver lists of orders electronically to the ITG's desk and, as orders are executed by the desk, reports are automatically delivered electronically to the client's terminal. Trading desk personnel are thereby able to assist customers with decision support analyses generated by ITG Platform or QuantEX and with the execution of trades. Clients give traders single stock orders or lists of orders to work throughout the day as well as unfilled orders that remain due to order imbalances in POSIT matches.

    For order completion outside of POSIT match windows, the Electronic Trading Desk utilizes numerous sources of liquidity to complete the trade. The trading desk will actively seek the contra side of client orders by soliciting interest among other clients, use QuantEX to route the orders to multiple markets, including primary exchanges, regional exchanges, over-the-counter market makers and electronic communications networks, or use ITG's active order traders to execute the trade with floor brokers or over-the-counter brokers.

    The Portfolio Trading Group of the ITG desk focuses on agency-only list and program trading. By employing a step-by-step process that leverages technology and access to multiple sources of liquidity, the Portfolio Trading Group seeks to systematically achieve high quality execution for the client. A client program is evaluated with a pre-trade analysis to determine aggregate portfolio characteristics, liquidity ranking and market impact, and to quantify risk. The group implements a number of sophisticated trading strategies using QuantEX to meet execution objectives on an agency or agency incentive basis. After the execution is completed, ITG provides the client with comprehensive reports analyzing execution results utilizing ITG Research products.

ITG PLATFORM

    ITG Platform, introduced in the first quarter of 1996, provides clients with seamless connectivity from their desktop to a variety of execution destinations, such as POSIT, the Electronic Trading Desk, ITG SmartServers, New York Stock Exchange and American Stock Exchange via SuperDOT, and the Nasdaq National Market and other over-the-counter market makers. ITG intends to create links to additional electronic communications networks and other liquidity sources where appropriate. Orders may be corrected or canceled electronically, and all reports are delivered electronically back to the ITG Platform. The ITG Platform also supports special trading interfaces as needed by POSIT 4 applications. Allocation information can be associated with executions in the ITG Platform and delivered to ITG

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electronically. ITG Platform has access to historical data through the ITG Data
Center, including a wide array of analytics, such as average historical share volumes, dollar volumes, volatility and historical spread statistics.

    The ITG Platform was intended for broad distribution to institutional clients, so it was designed to run in conventional PC environments alongside other applications, and be inexpensive to install, maintain and support.

    Many technical features support these goals:

    - Other PC applications can interact with the ITG Platform using the Financial Information eXchange FIX data messaging protocol or using "drag and drop".

    - ITG Platform incorporates a spreadsheet package, so users can extend their trade blotter with custom calculations.

    - Custom execution reports can be created to fit each user's requirements.

    - ITG Platform can access Bridge and ILX quote data if those systems are used by the client.

    - New versions of ITG Platform are distributed automatically to client sites and installed without user or ITG intervention.

    As of December 31, 1998, there were 507 installations of ITG Platform at 266 client sites.

"ISIS" PRE- AND POST-TRADE ANALYSIS

    Accessed through QuantEX, ISIS is an equity pre- and post-trade analysis system. Via the ISIS facility, QuantEX users can request both aggregate and stock-by-stock liquidity reports for a trade portfolio prior to and during execution. Clients can generate standard reports or use a report writer to design custom reports. Reports can be viewed, printed or saved to a file. Certain elements of these reports can also be displayed directly on the QuantEX execution page and referenced in QuantEX strategies. These pre-trade analyses help QuantEX users make decisions about how best to trade a portfolio, for example by helping identify the most difficult trades for special handling and by providing a reference point for evaluating principal trade pricing.

    The ISIS post-trade reporting facility allows QuantEX users to compare actual executed prices to user-selected benchmark prices in order to help assess trade execution quality. Available benchmarks include the volume-weighted average price, closing price and opening price. Post-trade reports generated by ISIS have the same output options as the pre-trade facility, namely on screen, to a printer or to a file.

ITG/OPT

    ITG/Opt is a computer-based equity portfolio selection system that employs advanced optimization techniques to help investors construct portfolios that meet their investment objectives. Special features of the system make it particularly useful to "long/short" and taxable investors, as well as any investor seeking to control transaction costs. ITG/Opt is usually delivered as a "turnkey" system that includes software and, in some cases, hardware and data. Included in the service is telephone and on-site support to assist in training and integration of the system with the user's other investment systems and databases. In addition to its core portfolio construction capabilities, ITG/Opt has powerful backtesting and batch scheduling features that permit efficient researching of new or refined investment strategies. The system, which is targeted at highly sophisticated investment applications, is offered primarily on a value-added basis to ITG's largest clients. Typically, portfolios that are constructed using ITG/Opt are executed via ITG, using one or more execution services, such as QuantEX, the Electronic Trading Desk and POSIT 4.

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ITG RESEARCH

    In addition to its role in the firm's overall research and development effort, Research provides both sales and consulting services to ITG clients and prospects. Taken together, these activities are a key component of ITG's overall relationship development and maintenance activities.

    In its sales capacity, Research introduces ITG's clients and prospects to the full range of products and services offered by the firm and provides information about features, pricing and technical/ functional specifications. The sales process includes development of an in-depth understanding of client practices and requirements and the design and presentation of integrated solutions based on ITG products.

    Consulting encompasses a set of value-added services for the benefit of ITG's clients. These services break down into two main categories: support for ITG products, and provision of quantitative analysis. The products supported by Research are QuantEX, ISIS, Platform, POSIT 4 and ITG/Opt. Support activities include trading strategy design and implementation, system integration, training and coordination of technical support. Quantitative analysis covers a broad range of activities such as transaction cost analysis, investment strategy simulations and provision of historical time series of proprietary analytics. As part of its analysis activities, Research publishes and distributes studies on topics of interest to its clients. In the same way users of fundamental research compensate the traditional brokerages that provide such research (i.e., directing commissions to such brokerage house), ITG clients reward the firm for these value-added research services.

ITG EUROPE

    ITGI is pursuing the international market in a variety of ways, through joint-ventures with strategic partners and the development of specially-tailored versions of ITG services. In the fourth quarter of 1998, ITGI and Societe Generale finalized a 50/50 joint venture through the creation of Investment Technology Group (Europe) Limited ("ITG Europe"). On November 18, 1998, ITG Europe launched a new agency brokerage operation that includes the operation of a European version of the POSIT system ("EuroPOSIT") which currently matches buyers and sellers of U.K.-listed equities twice daily, at 11:00 a.m. and 3:00 p.m., London time.

AUSTRALIAN POSIT

    In 1997, ITG and Burdett, Buckeridge & Young, finalized a 50/50 joint venture through the creation of ITG Australia Limited, a new international brokerage firm that applies ITG's cost-saving execution and transaction research technologies to Australian equity trading. ITG Australia is the culmination of efforts commenced in 1995 when a license to POSIT was granted to Burdett, one of Australia's leading brokerage firms. Through this joint venture ITG is pursuing U.S. business from Australian investors and providing U.S. clients with access to the Australian marketplace.

CANADIAN QUANTEX

    ITG has developed a version of QuantEX for the Canadian markets. This software is licensed on a perpetual, exclusive, royalty-free basis to VERSUS Technologies, Inc., a Canadian technology-focused trade automation firm based in Toronto. The period of exclusivity for the Canadian QuantEX license expires on December 31, 1999. Pursuant to this license and a series of transactions with RBC Dominion Securities, the predecessor owner of the VERSUS assets, ITG received a minority interest in VERSUS. ITG and VERSUS have also entered into three agreements for trade execution by ITG in POSIT and other United States markets: (a) a routing agreement pursuant to which VERSUS routes orders of Canadian registered brokers to ITG, (b) an introducing broker agreement pursuant to which VERSUS's registered broker affiliate sends institutional orders to ITG, and (c) an introducing broker agreement pursuant to which VERSUS's registered broker affiliate sends retail orders to ITG.

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ARIZONA STOCK EXCHANGE

    ITG is the executing broker for all transactions executed on the Arizona Stock Exchange ("AZX"). ITG performs this function as a courtesy to its clients. ITG shares revenues generated from these transactions with Arizona Stock Exchange.

REGULATION

    The securities industry in the United States is subject to extensive regulation under both federal and state laws. The SEC is the federal agency responsible for the administration of the federal securities laws. Regulation of broker-dealers has been primarily delegated to self-regulatory organizations, principally the National Association of Securities Dealers, Inc. and national securities exchanges. The National Association of Securities Dealers has been designated by the SEC as ITG's self-regulatory organization. The self-regulatory organizations conduct periodic examinations of member broker-dealers in accordance with rules they have adopted and amended from time to time, subject to approval by the SEC. Securities firms are also subject to regulation by state securities administrators in those states in which they conduct business. ITG Inc. is a registered broker-dealer in 49 states and the District of Columbia.

    Broker-dealers are subject to regulations covering all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of clients' funds and securities, capital structure of securities firms, record-keeping and conduct of directors, officers and employees. Additional legislation, changes in the interpretation or enforcement of existing laws and rules may directly affect the mode of operation and profitability of broker-dealers. The SEC, self-regulatory organizations and state securities commissions may conduct administrative proceedings, which can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer, its officers or employees. The principal purpose of regulation and discipline of broker-dealers is the protection of clients and the securities markets, rather than the protection of creditors and stockholders of broker-dealers.

    ITG Inc. is required by law to belong to the Securities Investor Protection Corporation. In the event of a broker-dealer's insolvency, the Securities Investor Protection Corporation fund provides protection for client accounts up to $500,000 per customer, with a limitation of $100,000 on claims for cash balances.

    REGULATION ATS

    Since the formation of the POSIT joint venture, POSIT has operated under a no-action letter from the SEC staff that it would take no enforcement action if POSIT were operated without registering as an exchange. As a result, POSIT has not been registered with the SEC as an exchange, although ITG Inc. is registered as a broker-dealer and is subject to regulation as such. Material changes to POSIT currently require prior notice to the SEC pursuant to the conditions of the no-action letter and under Rule 17a-23 under the Exchange Act. On December 2, 1998, the SEC adopted Regulation ATS, which repeals Rule 17a-23 and establishes a new regulatory framework for alternative trading systems such as POSIT. Regulation ATS will allow alternative trading systems to choose to register as exchanges or as broker-dealers and will require compliance with informational requirements that are similar to Rule 17a-23. However, POSIT will no longer be subject to the restrictions of the no-action letter. Upon effectiveness of Regulation ATS on April 21, 1999, ITG anticipates that it will continue to operate POSIT as part of its broker-dealer operations and will not register POSIT as an exchange. There can be no assurance that the SEC will not in the future seek to impose more stringent regulatory requirements on the operation of alternative trading systems such as POSIT. In addition, certain of the securities exchanges have actively sought to have more stringent regulatory requirements imposed upon automated trade execution systems. There can be no assurance that Congress will not enact legislation applicable to alternative trading systems.

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    NET CAPITAL REQUIREMENT

    As a registered broker-dealer, ITG Inc. is subject to the SEC's Uniform Net Capital Rule (the "Net Capital Rule"). The Net Capital Rule is designed to measure the general integrity and liquidity of a broker-dealer and requires that at least a minimum part of its assets be kept in a relatively liquid form.

    The Net Capital Rule prohibits a broker-dealer doing business with the public from allowing the aggregate amount of its indebtedness to exceed 15 times its adjusted net capital or, alternatively, its adjusted net capital to be less than 2% of its aggregate debit balances (primarily receivables from clients and broker-dealers) computed in accordance with the Net Capital Rule. ITG uses the latter method of calculation.

    A change in the Net Capital Rule, imposition of new rules or any unusually large charge against capital could limit certain operations of ITG Inc. such as trading activities that require the use of significant amounts of capital.

    As of December 31, 1998, ITG Inc. had net capital of $72.0 million, which exceeded minimum net capital requirements by $71.7 million. If the Transactions had been completed on December 31, 1998, on a pro forma basis ITG Inc. would have had regulatory net capital of $10 million, which includes pro forma borrowing of approximately $1.4 million. See Unaudited Pro Forma Financial Data including the notes thereto. Based on a closing date of March 31, 1999, ITGI estimates that ITG Inc. will have excess net regulatory capital of approximately $20 million. In addition, ITGI has arranged a $20 million revolving credit facility that it will be entitled to draw on to increase net regulatory capital. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources." Although ITGI believes that the combination of the existing net regulatory capital, operating cash flows and the revolving credit facility will be sufficient to meet regulatory capital requirements, a shortfall in net regulatory capital would have a material adverse effect on ITGI's business and results of operations.

CREDIT RISK

    Although ITG is registered as a broker-dealer, it generally does not perform traditional broker-dealer services. ITG does not act as a market-maker with respect to any securities or otherwise as a principal in any securities transaction; it acts only on an agency basis. Therefore, ITG does not have exposure to credit risks in the way that traditional broker-dealers have such exposure. The relatively low credit risk of its business is reflected in the minimal net capital requirements imposed on ITG as a broker-dealer.

LICENSE AND RELATIONSHIP WITH BARRA

    In 1987, JEFCO and BARRA Inc. ("BARRA") formed a joint venture for the purpose of developing and marketing POSIT. In 1993, JEFCO assigned all of its rights relating to the joint venture and the license agreement (discussed below) to ITG.

    The technology used to operate POSIT is licensed to ITG pursuant to a perpetual license agreement between ITG and the joint venture. The license agreement grants ITG the exclusive right to use certain proprietary software necessary to the continued operation of POSIT and a non-exclusive license to use proprietary software that operates in conjunction with POSIT. ITG pays quarterly royalties to the joint venture to use other proprietary software that operates in conjunction with POSIT equal to specified percentages of the transaction fees charged by ITG on each share crossed through POSIT. For the years ended December 31, 1998, 1997 and 1996, BARRA received aggregate royalty payments from the joint venture of $15.2 million, $9.8 million and $8.8 million, respectively, under the

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license agreement. Under the terms of the joint venture, ITG and BARRA are prohibited from competing directly or indirectly with POSIT.

    The license agreement permits BARRA on behalf of the joint venture to terminate the agreement upon certain events of bankruptcy or insolvency or upon an uncured breach by ITG of certain covenants, the performance of which are all within the control of ITG. Although ITG does not believe that it will experience difficulty in complying with its obligations under the license agreement, any termination of the license agreement resulting from an uncured default would have a material adverse effect on ITG.

    Under the license agreement and the terms of the joint venture, BARRA continues to provide certain support services to ITG in connection with the operation of POSIT, including computer time, software updates and the availability of experienced personnel. BARRA also provides support for the development and maintenance of POSIT.

    Under the terms of the joint venture, BARRA generally has the right to approve any sale, transfer, assignment or encumbrance of ITG's interest in the joint venture. The POSIT joint venture may earn a royalty from licensing the POSIT technology to other businesses. The joint venture licensed to ITG and BBY the right to use the POSIT technology for crossing equity securities in Australia.

    In the third quarter of 1997, BARRA finalized a joint venture with Prebon Yamane to market POSIT-FRA, the first computer-based system for crossing forward rate agreements (FRAs). The POSIT joint venture licensed the POSIT software to Prebon. POSIT-FRA provides a confidential electronic environment where major financial institutions can match specific sets of FRA contracts to offset interest rate risk, a condition that is pervasive in interest rate swap portfolios.

    In the fourth quarter of 1998, ITG finalized the formation of ITG Europe with Societe Generale. The POSIT joint venture has licensed to ITG Europe the POSIT software.

COMPETITION

    The automated trade execution and analysis services offered by ITG compete with services offered by leading brokerage firms and transaction processing firms, and with providers of electronic trading and trade order management systems and financial information services. POSIT also competes with various national and regional securities exchanges and execution facilities, Nasdaq and ECNs (such as Instinet) for trade execution services. Many of ITG's competitors have substantially greater financial, research and development and other resources. ITG believes that its services compete on the basis of access to liquidity, transaction costs, market impact cost, timeliness of execution and probability of trade completion. Although ITG believes that POSIT, QuantEX, ITG Platform and the Electronic Trading Desk and Research services have established certain competitive advantages, ITG's ability to maintain these advantages will require continued investment in the development of its services, additional marketing activities and customer support services. There can be no assurance that ITG will have sufficient resources to continue to make this investment, that its competitors will not devote significantly more resources to competing services or that ITG will otherwise be successful in maintaining its current competitive advantages. In addition, ITG cannot predict the effect that changes in regulation may have on the competitive environment. In particular, the adoption of Regulation ATS may make it easier for securities exchanges, Nasdaq or others to establish competing trading systems.

RESEARCH AND PRODUCT DEVELOPMENT

    ITG believes that fundamental changes in the securities industry have increased the demand for technology-based services. ITG devotes a significant portion of its resources to the development and improvement of these services. Important aspects of ITG's research and development effort include enhancements of existing software, the ongoing development of new software and services and

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investment in technology to enhance ITG's efficiency. The software programs, which are incorporated into ITG's services, are subject, in most cases, to copyright protection. Research and development costs were $11.0 million, $8.4 million, and $6.8 million for 1998, 1997 and 1996, respectively.

    In connection with such research and product development and capital expenditures to improve other aspects of its business, ITG incurs substantial expenses that do not vary directly, at least in the short term, with fluctuations in securities transaction volumes and revenues. In the event of a material reduction in revenues, ITG may not reduce such expenses quickly and, as a result, ITG could experience reduced profitability or losses. Conversely, sudden surges in transaction volumes can result in increased profit and profit margin. To ensure that it has the capacity to process projected increases in transaction volumes, ITG has historically made substantial capital and operating expenditures in advance of such projected increases, including during periods of low transaction volumes. In the event that such growth in transaction volumes does not occur, the expenses related to such investments could, as they have in the past, cause reduced profitability or losses. Additionally, during recent periods of high transaction volumes and increased revenues, ITG has also made substantial capital and operating expenditures to enhance future growth prospects.

    ITG works closely with BARRA on the development of POSIT enhancements. ITG expects to continue this level of investment to improve existing services and continue the development of new services.

DEPENDENCE ON PROPRIETARY INTELLECTUAL PROPERTY; RISKS OF INFRINGEMENT

    ITGI's success is dependent, in part, upon its proprietary intellectual property. ITGI generally relies upon patents, copyrights and trademarks to establish and protect its rights in its proprietary technology, methods and products. A third party may still try to challenge, invalidate or circumvent the protective mechanisms that ITGI selects. ITGI cannot assure that any of the rights granted under any patent, copyright or trademark ITGI may obtain will protect its competitive advantages. In addition, the laws of some foreign countries may not protect ITGI's proprietary rights to the same extent as the laws of the United States.

    There are numerous patents in the computer and financial industries and new patents are being issued at a rapid rate. Therefore, it is not economically practicable for ITGI to determine in advance whether any of its products or any of its components or a service or method infringes the patent rights of others. It is likely that from time to time, ITGI will receive notices from others of claims or potential claims of intellectual property infringement or ITGI may be called upon to defend a joint venture partner, customer, vendee or licensee against such third party claims. Responding to these kinds of claims, regardless of merit, could consume valuable time, result in costly litigation or cause delays, all of which could have a material adverse effect on ITGI. Responding to these claims could also require ITGI to enter into royalty or licensing agreements with the third parties claiming infringement. Such royalty or licensing agreements, if available, may not be available on terms acceptable to ITGI.

    In February 1999, ITGI became aware of patents purportedly owned by Belzberg Financial Markets & News International Inc. and Sydney Belzberg, an officer of that company (the "Belzberg Patents"). One or more of the Belzberg Patents may relate to the devices, means and/or methods that ITGI and/or its customers, licenses or joint venture partners use in the conduct of business. On March 5, 1999, a Canadian licensee of some of ITGI's technology, received a letter asserting that the licensee was infringing one of the Belzberg Patents. The licensee has denied the claims of infringement and has asserted that the Belzberg Patent at issue is invalid or unenforceable. Under certain conditions, ITGI may have a duty to defend or indemnify the licensee for any costs or damages arising out of an infringing use of the technology ITGI has licensed to them. ITGI is monitoring the matter and may participate in any challenge to the Belzberg Patent the licensee may make.

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    ITGI is unaware of any actual claims of patent infringement leveled against it or any of its customers or joint venture partners by any of the title owners of the Belzberg Patents. Based upon our review to date ITGI believes that any such claims arising out of the Belzberg Patents would be without merit and it would vigorously defend any such claim, including, if warranted, initiating legal proceedings. However, intellectual property disputes are subject to inherent uncertainties and there can be no assurance that any potential claim could be resolved favorably to ITGI or that it would not have a material adverse affect on ITGI. ITGI will monitor the Belzberg Patent situation and take action accordingly.

EMPLOYEES

    As of December 31, 1998, ITG employed 261 personnel.

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                        MANAGEMENT OF GROUP AND NEW JEF

    THE BIOGRAPHICAL DATA OF THE MEMBERS OF MANAGEMENT OF GROUP, BEFORE GIVING EFFECT TO THE TRANSACTIONS, AND OF NEW JEF, AFTER GIVING EFFECT TO THE TRANSACTIONS, IS SET FORTH BELOW.

DIRECTORS

    Set forth below is information concerning the directors of Group, all of whom, with the exception of Mr. Herrick, will serve as directors of New JEF following the completion of the Spin-Off.

    FRANK E. BAXTER, 62, has been Chairman of the Board since September 26, 1990, Chief Executive Officer since March 19, 1987, and a Director of Group and of JEFCO since 1975. Mr. Baxter has previously served as President of Group and of JEFCO from January 1986 until December 1996, Executive Vice President, National Sales Manager and New York Branch Manager of JEFCO, and Managing Director of Group's U.K. subsidiary. Mr. Baxter has been a Director of ITGI since March 1994, and was a Director of ITG, ITGI's wholly owned broker-dealer subsidiary, from January 1994 through January 1997. Mr. Baxter has also been a member of the Board of Governors of the National Association of Securities Dealers, Inc. since January 1998, and a member of the Board of Directors of the Securities Industry Association since November 1995.

    RICHARD G. DOOLEY, 69, has been a Director of Group since November 1993. From 1978 until his retirement in June 1993, Mr. Dooley was Executive Vice President and Chief Investment Officer of Massachusetts Mutual Life Insurance Company ("Mass Mutual"); Mr. Dooley is currently a consultant to Mass Mutual. Mr. Dooley has also been a director of Advest Group, Inc. since 1983, HSB Group, Inc. since 1984, Kimco Realty Corporation since 1990, ITGI from 1996 to January 1999 and various Mass Mutual sponsored investment companies. Mr. Dooley is also a trustee of Saint Anselm College and Chairman of the Board of The Nellie Mae Foundation and Corporation. Mr. Dooley is Chairman of Group's Compensation Committee and a member of the Audit Committee.

    RICHARD B. HANDLER, 37, has been a Director of Group since May 1998, an Executive Vice President of JEFCO since April 1990 and a Director of JEFCO since May 1993. Mr. Handler is the Manager of the Taxable Fixed Income Division of JEFCO.

    TRACY G. HERRICK, 65, has been a Director of Group since 1983 and of JEFCO since 1981. He is also President of Tracy G. Herrick, Inc., an economic consulting firm, a Director of Anderson Capital Management, a registered investment adviser, a Director of The Committee for Monetary Research and Education and is a member of the advisory Board of the San Xavier Foundation of Monterey, California.

    MICHAEL L. KLOWDEN, 53, has been a Director of Group since May 1987 and the President and Chief Operating Officer of Group and of JEFCO since December 1996. From May 1995 until December 1996, he was Vice Chairman of Group and of JEFCO. Mr. Klowden has been a Director of JEFCO since May 1995, and has been a trustee of the University of Chicago since 1986. From 1978 until May 1995, Mr. Klowden was a senior partner of Morgan, Lewis & Bockius LLP, a law firm that renders legal services to Group. Mr. Klowden was a Director of ITGI from January 1997 to January 1999.

    SHELDON B. LUBAR, 69, has been a Director of Group since January 1998. He has been Chairman of the Board of Lubar & Co. Incorporated, an investment banking firm, since 1977. From 1986 to the present, he has also been Chairman of the Board of Christiana Companies, Inc., a New York Stock Exchange listed company that supplies refrigerated warehousing and logistics. Mr. Lubar has also been a Director of EVI, Inc. since 1995, Ameritech Corporation since 1993, MGIC Investment Corporation since 1991, Firstar Corporation since 1986, Weatherford International, Inc. since 1995 and of Massachusetts Mutual since 1977.

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    FRANK J. MACCHIAROLA, 57, has been a Director of Group since August 1991. He is currently the President of St. Francis College, where he has served in that capacity since July 1996. He also serves as special counsel to the law firm of Newman, Tannenbaum, Halpern, Syracuse & Hirschtritt LLP. Previously. Mr. Macchiarola was a Professor of Law and Political Science and the Dean of the Benjamin N. Cardozo School of Law at Yeshiva University in New York City from 1991 to 1996, Professor of Business in the Graduate School of Business at Columbia University from 1987 to 1991, and President and Chief Executive Officer of the New York City Partnership, Inc. from 1983 to 1987 and prior to 1985, he was a faculty member at the City University of New York and Chancellor of the New York City Public School System. Mr. Macchiarola has been a Trustee of the Manville Personal Injury Trust since 1991. Mr. Macchiarola is Chairman of
Group's Audit Committee and a member of the Compensation Committee.

OTHER EXECUTIVE OFFICERS

    The executive officers of Group and New JEF are appointed by the Group and New JEF Boards, respectively, and serve at the discretion of the Group and New JEF Boards, respectively. Other than Messrs. Baxter, Handler and Klowden, for whom information is provided above, the following sets forth information as to the other executive officers of Group and New JEF:

    GARY BURNISON, 37, has been the Senior Vice President--Corporate Development since July 1998, the Treasurer of Group since January 1997 and a Director of JEFCO since November 1995. Mr. Burnison has also been responsible for strategic planning and analysis for Jefferies. Prior to November, 1995, Mr. Burnison was a Partner with KPMG Peat Marwick ("KPMG") responsible for its Investment Banking and Advisory practice in the Southwestern U.S.

    JERRY M. GLUCK, 51, has been Secretary and General Counsel of Group and JEFCO since May 1985 and a Director of JEFCO since November 1984. From March 1994 until September 1995, Mr. Gluck was the Secretary of ITGI.

    CLARENCE T. SCHMITZ, 50, has been an Executive Vice President and the Chief Financial Officer of Group and an Executive Vice President and a Director of JEFCO since February 1995. Prior to 1990, Mr. Schmitz founded and chaired KPMG International Mergers and Acquisitions Group. From 1990 until May 1993, Mr. Schmitz was the Managing Partner of KPMG's Los Angeles Business Unit and a member of KPMG's Board of Directors. From June 1993 until January 1995, Mr. Schmitz was the National Managing Partner for KPMG's Manufacturing, Retailing and Distribution line of business, and was a member of KPMG's Management Committee.

    MAXINE SYRJAMAKI, 54, has been Controller of Group since May 1987, an Executive Vice President of JEFCO since November 1986 and the Chief Financial Officer and a director of JEFCO since September 1984.

    RAYMOND L. KILLIAN, JR., as Chairman, President and Chief Executive officer of Group's subsidiary, ITGI, is an executive officer of Group, but will not serve as an executive officer of New JEF. Biographical information concerning Mr. Killian can be found under "Management of ITGI and New ITGI."

DIRECTOR COMPENSATION

NEW JEF

    Each non-employee Director of New JEF (Messrs. Dooley, Lubar, and Macchiarola) will receive an annual retainer of $20,000, paid quarterly, $1,000 for attendance at each of six regular meetings of the Board, and $2,000 for attendance at each special meeting of the Board. In addition, the Chairmen of the Audit and Compensation Committees will be paid an annual fee of $3,000, and Directors will receive $750 for each Committee meeting attended.

    Under the Directors' Plan, if approved by stockholders, each non-employee Director may elect to receive annual retainer and Chairman's fees in the form of stock options and/or to defer receipt of any Director fees in a deferred cash account or as deferred shares. If a Director elects to be paid fees in the form of options, the number of options granted will be that number having an aggregate value, determined under a modified "Black-Scholes" option valuation model or another valuation methodology, equal to the amount of such fees. Such options will have a term of ten years, and an exercise price per share equal to 100% of the fair market value of a share at the date of grant. If fees are deferred in cash, interest will be credited at a rate specified by the Board. If fees are deferred in the form of deferred shares, New JEF will credit the Director's deferral account with a number of deferred shares equal to the number of shares having an aggregate fair market value at the date the fees otherwise would be payable equal to the amount of fees deferred. Dividend equivalents will be credited on such deferred shares, which amounts will be deemed to be reinvested in additional deferred shares. Deferrals will be settled at such time as the Director has elected in a deferral election form.

    In addition, under the Directors' Plan, each non-employee Director will be automatically granted, each year, an option to purchase 4,000 shares of New JEF Common Stock upon effectiveness of the Spin-Off and after each annual stockholder's meeting at which he is elected a Director. A newly elected Director is also automatically granted an option to purchase 5,000 shares under the plan. Options which are automatically granted under the plan will have an exercise price equal to 100% of the fair market value of a share at the date of grant, become exercisable three months after the date of grant, and expire at the earliest of five years after the date of grant, 12 months after the optionee ceases to serve as a Director due to death, disability or retirement or sixty days after the optionee ceases to serve as a Director for any other reason.

    Directors who are also employees of New JEF will not be paid Directors' fees and will not be granted options for serving as Directors.

    During fiscal year 1998, Tracy G. Herrick, a Director of Group, who will not serve on the New JEF Board, provided the Brokerage and Investment Banking Business with certain financial and other consulting services. Mr. Herrick was paid $126,000 for his services.

    Each Director may participate in New JEF's Charitable Gifts Matching Program pursuant to which New JEF will match 50% of charitable contributions made by a Director, up to a maximum dollar amount of $1,500 per person per year.

    The children of Directors may also participate (along with the children of all employees of New JEF) in the Stephen A. Jefferies Educational Grant Program which provides scholarship awards for secondary and post-secondary education based on factors such as financial need, academic merit and personal statements. The grants are made by an independent scholarship committee, none of whose members is affiliated with New JEF.

EXECUTIVE COMPENSATION

    Shown below is information concerning the annual and long-term compensation for services in all capacities to Group or ITGI (as appropriate) for the fiscal years ended December 31, 1998, 1997 and 1996 for the Chief Executive Officer and four most highly compensated executive officers of Group as of December 31, 1998, all of whom will serve as executive officers of New JEF in connection with the Spin-Off, and for the two individuals who served during fiscal 1998 as Chief Executive Officer of ITGI (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                                                   ------------
                                                                                      AWARDS
                                                    ANNUAL COMPENSATION(1)         ------------
                                             ------------------------------------
                                                                          (E)
                                                                         OTHER         (F)
              (A)                                                       ANNUAL      RESTRICTED
       NAME AND PRINCIPAL            (B)        (C)         (D)         COMPEN-       STOCK
            POSITION                YEAR      SALARY       BONUS       SATION(2)     AWARD(S)
--------------------------------  ---------  ---------  ------------  -----------  ------------
Frank E. Baxter.................       1998    400,000       818,918      15,848      1,638,082(4)
  Chairman and Chief Executive         1997    400,000       818,918      16,228      2,088,082
  Officer of Group                     1996    400,000       601,240      12,289        150,000

Jerry M. Gluck..................       1998    214,000       166,000       4,299         79,448(6)
  Secretary and General Counsel        1997    214,000       161,000       3,842              --
  of Group                             1996    214,000       131,000       2,802              --

Richard B. Handler..............       1998    250,000     8,135,197      15,963      3,320,061(6)
  Executive Vice President of          1997    500,000    17,105,403      14,971              --
  Group and Manager of the             1996    500,000     7,897,172      14,005              --
  Taxable Fixed Income Division
  of Jefferies

Michael L. Klowden..............       1998    300,000     1,023,000      15,664        826,411(7)
  President and Chief Operating        1997    300,000     1,050,750      13,405        650,250
  Officer of Group                     1996    275,000       825,000      11,394        275,000

Clarence T. Schmitz.............       1998    275,000       756,750      14,596        294,969(7)
  Executive Vice President             1997    275,000       703,500      13,538        234,500
  and Chief Financial Officer of       1996    275,000       693,750       8,767        231,250
  Group

Raymond L. Killian, Jr.(8)......       1998    300,000     1,672,477      53,624             --
  Chairman, President and Chief        1997    300,000       475,957       5,483             --
  Executive Officer of ITGI            1996    295,184       725,957      11,477             --

Scott P. Mason(9)...............       1998    219,423 11)      956,250     26,708           --
  Former President and                 1997    296,538       549,557      11,600             --
  Chief Executive Officer of           1996    240,580            --          --             --
  ITGI

                                (G)   PAYOUTS
                                SECURITIES ------------
                                UNDER-                (I)
              (A)               LYING     (H)      ALL OTHER
       NAME AND PRINCIPAL       OPTIONS/     LTIP   COMPEN-
            POSITION            SARS   PAYOUTS     SATION(3)
----------------------------------  ------------  -----------
Frank E. Baxter.................--     1,487,660      81,004
  Chairman and Chief Executive  72,000    2,628,322     90,940
  Officer of Group              --     1,465,857      77,504
Jerry M. Gluck..................--            --      33,172
  Secretary and General Counsel 10,000           --     30,527
  of Group                      --            --      26,853
Richard B. Handler..............--            --      78,485
  Executive Vice President of   --            --      82,826
  Group and Manager of the      --            --      84,561
  Taxable Fixed Income Division
  of Jefferies
Michael L. Klowden..............--            --      62,662
  President and Chief Operating 40,000           --     54,239
  Officer of Group              126,000           --     33,759
Clarence T. Schmitz.............--            --      36,740
  Executive Vice President      10,000           --     31,273
  and Chief Financial Officer of106,000           --     22,305
  Group
Raymond L. Killian, Jr.(8)......--            --      54,632
  Chairman, President and Chief --            --      68,294
  Executive Officer of ITGI     --            --      59,981
Scott P. Mason(9)...............--                     6,988
  Former President and          1,000,000(10)          8,216
  Chief Executive Officer of    --                        --
  ITGI

------------------------

1 The amounts shown include cash and non-cash compensation earned by the Named Executive Officers as well as amounts earned but deferred at the election of those Named Executive Officers.

2 Each Named Executive Officer participating in the Group CAP Plan was credited with units representing shares of Group's Common Stock ("CSUs") at a price equal to eighty-five percent (85%) of Group's average cost per share of the shares available for distribution in the Group CAP Plan. Group's average cost per share is based upon the average cost of shares repurchased specifically for purposes of the Group CAP Plan and held as treasury shares pending distribution upon settlement of CSUs. During each calendar quarter, each Group CAP Plan participant defers receipt of compensation, part of which is credited to his or her cash account. At the end of the quarter, the cash account is debited by an amount equal to the number of CSUs multiplied by 85% of the average cost per share. During 1998, the amount of the 15% discount on the CSUs with respect to each Named Executive Officer was as follows: Mr. Baxter: $15,848; Mr. Gluck: $4,299; Mr. Handler: $15,963; Mr.
    Klowden: $15,664; and Mr. Schmitz: $14,596.

3 The total amounts for 1998 shown in the "All Other Compensation" column include the following:

    a. Group's matching contributions under Group's Section 401(k) plan. During the plan year ended November 30, 1998, Mr. Baxter received $12,650 as Group's matching contribution. Messers. Gluck, Handler, Klowden, Schmitz and Killian each received $13,800 as Group's matching contributions. Mr. Mason received $2,500 as Group's matching contribution.

    b. Allocations resulting from forfeitures under Group's ESOP. During the plan year ended November 30, 1998 Messrs. Baxter, Gluck, Handler, Klowden and Schmitz's accounts were each credited with 3.095 shares at an original cost of $10.875 per share, for a total of $34.00 each, as a result of such forfeitures.

    c. Group's matching contributions to Group's Employee Stock Purchase Plan ("ESPP"). During the year ended December 31, 1998, the Named Executive Officers received the following total matching contributions: Mr. Baxter and Mr. Gluck: $5,400; and Mr. Klowden: $18,900.

    d. Contributions of $2,683 and forfeiture allocations of $1,410 for each of Messrs. Baxter, Gluck, Handler, Klowden, Schmitz, Killian and Mason under Group's Profit Sharing Plan.

    e. Dividend equivalents and interest payments to the cash accounts of the Named Executive Officers under the Group CAP Plan paid at a rate equal to the average percentage rate JEFCO paid on its margin accounts carrying credit balances, as follows: Mr. Baxter: $11,731; Mr. Gluck: $1,751; Mr.
       Handler: $12,357; Mr. Klowden: $4,342; Mr. Schmitz: $3,068; Mr. Killian:
       $6,918; and Mr. Mason: $395.

    f. An amount of "deemed interest" credited to each participant's Group CAP account. The Group CAP Plan participants defer a portion of their cash compensation to Profit-Based Deferred Compensation Accounts. The amount of "deemed interest" is determined by multiplying (1) the daily weighted average amount in the Group CAP Plan participant's Profit-Based Deferred Compensation Account by (2) an interest rate equal to 100% of the fully-diluted earnings per share (if any) of Common Stock for that fiscal year divided by the fair market value of a share at the end of the preceding year. In 1998, the Named Executive Officers received the following amounts of such "deemed interest" under the Group CAP Plan: Mr. Baxter:
       $47,096; Mr. Gluck: $8,094; Mr. Handler: $48,201; Mr. Klowden: $21,493;
       Mr. Schmitz: $15,745; and Mr. Killian: $29,821.

4. In prior years, incentive compensation which was deferred was considered Long-Term Compensation and reported as "phantom shares" in a "Long-Term Incentive Plan Awards Table" in the year awarded, and as "LTIP Payouts" in the year it became payable. As a result of amendments to Mr. Baxter's Incentive Compensation Plan under Group's Pay-for-Performance

    Plan, compensation earned in 1998 is being reported as a grant of Restricted Stock in this Proxy/ Information Statement. However, compensation previously reported as grants of long-term incentive compensation in 1996 continues to be treated as such; the settlement of phantom shares which constitute such long-term incentive compensation and as to which the risk of forfeiture lapsed in 1998 is reported in the "LTIP Payouts" column for 1998. Under Mr. Baxter's Incentive Compensation Plan for 1998, two-thirds of Mr. Baxter's annual bonus was deferred, one-half of which generally was to become payable on each of December 31, 1999 and December 31, 2000 (the "deferred incentive compensation"). The amount of deferred incentive compensation was calculated by dividing that portion of the 1998 incentive compensation which was deferred ($1,638,082) by the closing price of Group's Common Stock on December 31, 1998 ($49.625), and designating the result (33,009) as "phantom shares" of Group's Common Stock. The amount of the deferred incentive compensation to be actually paid to Mr. Baxter is determinable as of the time it is to be paid, generally by multiplying (a) the number of phantom shares by (b) the sum of (1) the closing price of Group's Common Stock on the first trading day coincident with or following the close of Group's fiscal year and (2) the amount of dividends, if any, declared on shares of Group's Common Stock during the years of deferral. The total number of phantom shares and shares of restricted stock held by Mr. Baxter on December 31, 1998 (including phantom shares credited in respect of 1998 but excluding phantom shares settled as of that date) was 65,737, with an aggregate value of $3,262,199. In 1999, in connection with the Spin-Off and Merger, the Compensation Committee terminated and settled on an accelerated basis 53,016 phantom shares (including the phantom shares credited for 1998) and dividend equivalents relating thereto, with the amount paid for each phantom share equal to the fair market value of a share of Common Stock on the date of settlement.

5. Pursuant to Mr. Baxter's Incentive Compensation Plan, a portion of Mr. Baxter's 1996 incentive compensation was converted as of December 31, 1996 into 29,783 phantom shares which became payable on December 31, 1998, at a closing price of $49.625, together with dividend equivalents totaling $9,679 for a long-term compensation payout of $1,487,660.

6. Mr. Gluck's 1998 Restricted Stock Award represents 1,585 shares of restricted stock granted as of January 27, 1999 at a price of $50.125 per share, as a portion of his bonus for 1998. Mr. Handler's 1998 Restricted Stock Award represents 66,903 shares of restricted stock granted as of December 31, 1998 at a price of $49.625 per share, as a portion of his bonus for 1998. These awards entitle the executive to receive dividends on the shares of restricted stock. Mr. Gluck held no shares of restricted stock at December 31, 1998, and Mr. Handler held no shares of restricted stock at that date other than the Restricted Stock Award he received on that date, the aggregate value of which is shown in the table.

7. Under Mr. Klowden's and Mr. Schmitz's Incentive Compensation Plans, adopted pursuant to Group's Pay-for-Performance Plan, one fourth of each of Mr. Klowden's and Mr. Schmitz's annual bonus was deferred generally to become payable on December 31, 1999 (the "deferred incentive compensation"). For Mr. Klowden, the portion of the 1998 incentive compensation which was deferred ($341,000) was converted into 6,872 "phantom shares" based on the closing price of Group's Common Stock on December 31, 1998 ($49.625). For Mr. Schmitz, the portion of the 1998 incentive compensation which was deferred ($227,250) was converted into 4,579 "phantom shares" based on the closing price of Group's Common Stock on December 31, 1998 ($49.625). The amount of the incentive compensation to be actually paid to Mr. Klowden and Mr. Schmitz is determinable as of the time it is to be paid, generally by multiplying (a) the number of phantom shares by (b) the sum of (1) the closing price of Group's Common Stock on the first trading day coincident with or following the close of Group's fiscal year and (2) the amount of dividends, if any, declared on shares of Group's Common Stock during the years of deferral. Mr. Klowden's and Mr. Schmitz's 1998 Restricted Stock Awards also includes 9,684 and 1,351 shares of restricted stock, respectively, granted to Mr. Klowden and Mr. Schmitz on January 27, 1999 at a price of

    $50.125 per share for an aggregate of $485,411 and $67,719, respectively, as a portion of their bonuses for 1998. These Restricted Stock Awards vest one year after the date of grant, and entitle the executive to receive dividends on the shares of restricted stock. The total number of phantom shares and shares of restricted stock held by Mr. Klowden and Mr. Schmitz at December 31, 1998 (including phantom shares credited in respect of 1998 but excluding phantom shares settled as of that date and excluding Restricted Stock Awards granted in 1999 in respect of 1998 performance) were 15,353 and 4,579, respectively, with an aggregate value of $761,893 and $227,233, respectively. In 1999, in connection with the Spin-Off and Merger, the Compensation Committee terminated and settled on an accelerated basis the phantom shares credited for 1998 to Mr. Klowden and Mr. Schmitz by converting each phantom share to a cash obligation equal to the fair market value of a share of Common Stock on the date of settlement.

8. Mr. Killian served as President and Chief Executive Officer of ITGI from 1994 to 1997 and has served as President and Chief Executive Officer since September 1998.

9.  Mr. Mason died on September 7, 1998.

10. Represents grant of ITGI stock options by ITGI.

11. Represents amounts paid by ITGI to Mr. Mason in his capacity as ITGI's consultant during 1996.

    No stock options were granted by Group to the Named Executive Officers during 1998.

    The following chart reflects year-end values of Group Options held by the Named Executive Officers:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                 (A)                           (B)                (C)                    (D)                        (E)
                                                                                 NUMBER OF SECURITIES     VALUE OF UNEXERCISED IN-
                                                                                UNDERLYING UNEXERCISED     THE-MONEY OPTIONS/SARS
                                             SHARES              VALUE          OPTIONS/SARS AT FY-END         AT FY-END ($)
                                           ACQUIRED ON         REALIZED          (#) EXERCISABLE (E)/           EXERCISABLE/
                 NAME                     EXERCISE (#)            ($)             UNEXERCISABLE (U)           UNEXERCISABLE(1)
--------------------------------------  -----------------  -----------------  --------------------------  ------------------------
Frank E. Baxter.......................         --                 --                    72,000 (E)              $  1,953,000
Jerry M. Gluck........................         --                 --                    10,000 (U)              $    260,000
Richard B. Handler....................         --                 --                      --                         --
Michael L. Klowden....................         --                 --                   254,000 (E)              $  7,367,000
Clarence T. Schmitz...................         --                 --                   186,000 (E)              $  6,921,125
Raymond L. Killian, Jr................         --                 --                      --                         --
Scott P. Mason........................         --                 --                      --                         --

------------------------

1. At December 31, 1998, the closing price of Group's Common Stock was $49.625, which was the price used to determine the year-end value tables in Column
    (e).

PENSION PLAN

    All employees of Group prior to April 1, 1997, who are citizens or residents of the United States, who are 21 years of age, and who have completed one year of service with Group are covered by the Jefferies Group, Inc. Employees' Pension Plan (the "Pension Plan"), a defined benefit plan, which was originally adopted in 1964 and amended in January 1987. The Pension Plan is funded through contributions by Group and earnings on existing assets in conformance with annual actuarial evaluations. The Pension Plan provides for annual benefits following normal retirement at age 65 equal to 1% of the employee's covered remuneration from January 1, 1987, until termination of employment plus 20% of the first $4,800 and 50% of amounts exceeding $4,800 of annual average covered remuneration for 1985 and 1986, reduced proportionately for service of less than fifteen years (as of

December 31, 1986). Benefits are payable under the Pension Plan for the lifetime of the participant, and are not subject to deduction for Social Security benefits or other offsets.

    Covered remuneration for purposes of the Pension Plan includes the employee's total annual compensation (salaries, bonuses and commissions) not to exceed $100,000 for 1985 and 1986, and $200,000 for 1987. From 1988 through
1993, this latter dollar limitation was adjusted automatically for each plan year to the amount prescribed by the Secretary of the Treasury, or his delegate, for such plan year. From 1994 until 1996, the maximum covered remuneration was $150,000. The maximum covered remuneration for 1997 is $160,000. An employee who retires upon normal retirement at age 65 with at least four years of service will receive a full vested benefit. An employee who retires at age 55 with at least four years of service will receive the normal retirement benefit reduced by 1/2% for each month benefit payments commence before age 65. Employees who terminate employment with Group for reasons other than death or retirement will be entitled to the vested portion of their benefits at their normal or early retirement age. Benefits vest at the rate of 0% for the first year of service, 33% for each of the next two years of service, and 34% for the fourth year of service. The retirement benefits payable at age 65 for those employees with service prior to January 1, 1987, will be composed of two items: (1) a benefit for service up to December 31, 1986, in accordance with the original Pension Plan formula recognizing pay as the average of 1985 and 1986 remuneration up to $100,000, and (2) a benefit for service commencing on January 1, 1987, equal to 1% of covered remuneration through the date of termination. Total years of credited service apply to both the original and amended Pension Plans for purposes of determining vesting and eligibilities.

    As of December 31, 1998, the estimated annual benefits payable upon retirement at normal retirement age for each of the Named Executive Officers of Group are: Mr. Baxter: $52,494; Mr. Gluck: $50,739; Mr. Handler: $61,461; Mr.
Klowden: $25,400; and Mr. Schmitz: $30,200.

IMPACT OF THE SPIN-OFF AND MERGER ON GROUP'S EMPLOYEE BENEFIT PLANS

    The Spin-Off will cause Group to transfer to New JEF or terminate its employee benefit plans. Termination of any such plans may result in the acceleration of benefits, vesting or payouts under certain of these plans. Set forth below is a description of the impact by the Spin-Off on the employee benefit plans.

    In considering the recommendation of our Board with respect to the Merger, Stockholders should be aware that certain executive officers, including some officers who are also directors, have certain interests in the Merger and the Spin-Off that are different from, or in addition to, the interests of Stockholders generally. See "Summary--The Transactions; Interest of Certain Persons in the Transactions."

    JEFFERIES GROUP, INC. STOCK OWNERSHIP AND LONG-TERM INCENTIVE PLAN; NEW JEF
     INCENTIVE PLAN

    The Compensation Committee of the Board of Directors of Group has accelerated the vesting of all stock options issued before January 1, 1998 in order to facilitate the exercise of these options before the Spin-Off and the Merger. The following table sets forth the number of shares of Group Common Stock subject to accelerated vesting for the benefit of all Group directors and executive officers in connection with the Transactions:

                                                                        NUMBER OF OPTIONS WHICH
                                                                             BECOME VESTED
                                NAME                                      PRIOR TO THE MERGER
---------------------------------------------------------------------  -------------------------
Jerry M. Gluck.......................................................              5,000
Gary D. Burnison.....................................................              5,000
Maxine Syrjamaki.....................................................              5,000

    Optionees holding Group options granted after January 1, 1998 may participate in the Replacement Option Exchange and exchange such Group options for options of New JEF that have terms that are designed to preserve the inherent value and contractual rights of the Group options surrendered in the Replacement Option Exchange.

    The directors and executive officers of Group who will serve as directors and executive officers of New JEF, will be entitled to participate in compensation plans and programs adopted from time to time by New JEF. It is anticipated that directors will receive stock option awards under the Directors' Plan and that executive officers and employees of New JEF will receive an award of options of New JEF pursuant to the Incentive Plan, in connection with the consummation of the Spin-Off. For information concerning director awards and information generally regarding compensation plans and programs that have been adopted by New JEF, see "--Approval of the 1999 Incentive Compensation Plan" and "--Approval of the 1999 Directors' Stock Compensation Plan." Awards have not been formally approved under the Incentive Plan, but it is anticipated that option grants covering approximately 800,000 shares of New JEF Common Stock (which includes Make-Whole Grants) will be granted to executive officers of New JEF, as a group, with an exercise price determined by reference to volume weighted average trading prices for New JEF Common Stock during the five trading days after the Spin-Off.

    JEFFERIES GROUP, INC, CAPITAL ACCUMULATION PLAN FOR KEY EMPLOYEES

    Under the Group CAP Plan, participants defer receipt of a portion of their compensation (for a period of three to five years, at the participant's election), and participants have the deferred amounts credited equally to two accounts under the Group CAP Plan: under one account, participants receive credits of interest equal to Group's latest fiscal year's earnings per share divided by the preceding fiscal year's closing price per share for Group Common Stock; and under the other account, participants are credited with "Group Common Stock Units" in their accounts. The Group Common Stock Units are credited to a participant's account at a price equal to 85% of (i.e., at a 15% discount to) Group's average cost per share of shares purchased by Group under the Group CAP Plan. Participants receive distributions of cash and Group Common Stock in settlement of these two accounts upon the expiration of the deferral period which they have elected.

    In order to prepare for the Spin-Off, Group terminated the Group CAP Plan in January of 1999. In connection with the termination of the Group CAP Plan, Group distributed CAP Plan balances without accelerating the vesting of benefits or earnings not already credited to participants' accounts. Participants (except for Messrs. Baxter, Handler, Killian, Klowden and Schmitz, who will have CAP Plan balances transferred in cash to a deferred compensation plan) will be responsible for the accelerated payment of the accrued tax liabilities in connection with the Group CAP Plan Termination.

    JEFFERIES GROUP, INC. EMPLOYEE STOCK PURCHASE PLAN

    Under the ESPP, employees of Group's subsidiaries (other than ITGI) may authorize monthly payroll deductions for the purpose of purchasing Group Common Stock on the open market through unaffiliated broker-dealers. Group contributes an amount equal to 15% of each employee's individual monthly payroll deduction for the purpose of purchasing additional shares of Group Common Stock and, if Group's net profits meet performance criteria set by its Board, an additional 15% contribution is made (contributions by Group are referred to as the "ESPP Matching Contribution"). The ESPP Matching Contribution vests two years after it is made. In connection with the Spin-Off, Group terminated the ESPP, and participants immediately vested with respect to previously non-vested Matching Contributions. Group Executive Officers who are also participants in the ESPP will receive the following number of shares of Group Common Stock as a result of the accelerated vesting of the ESPP Matching Contribution: Mr. Baxter, 258 shares; Mr. Klowden, 899 shares; Mr. Burnison, 87 shares; and Mr. Gluck 258 shares.

    JEFFERIES GROUP, INC. 401(K)/EMPLOYEES' PROFIT SHARING PLAN ("PSP")

    All employees of Group who have completed at least 1,000 hours of service are covered by the PSP. The PSP provides for discretionary employer contributions as determined annually by Group's Board of Directors. Subject to limitations imposed by the Code, Group's contribution is allocated among eligible participants in the ratio that compensation of each participant for the year bears to compensation of all participants for the PSP year. The PSP also has a salary reduction feature designed to qualify under Code Section 401(k) of the Code. A participant may elect to have a portion of his or her compensation (subject to certain limitations and restrictions) contributed by Group to the PSP. Group matches a participant's voluntary contributions at a rate of 25%, although matching contributions may be higher if Group meets performance criteria set by its Board. The discretionary and matching contributions by Group to the PSP are immediately vested for participants who have four years or more service with Group and contributions for all other participants vest at the rate of 0% for the first year of service, 33% in each of the next two years of service, and 34% in the fourth year of service. All executive officers of Group have completed sufficient service with Group so as to be eligible for immediate vesting on discretionary and matching contributions or will, in the ordinary course, be fully eligible for immediate vesting within sixty days of the proposed Merger.

    JEFFERIES GROUP, INC. EMPLOYEE STOCK OWNERSHIP PLAN; NEW JEF EMPLOYEE STOCK
     OWNERSHIP PLAN

    Between 1988 and 1992, in lieu of contributions to the PSP by Group, Group contributed to the Group ESOP, Group Common Stock on behalf of eligible participants who, over time, had such Group Common Stock allocated to their individual ESOP accounts. As of November 30, 1992, all shares available under the ESOP had been allocated to the accounts of ESOP participants; however, to the extent shares were (or are) forfeited as a result of termination of employment by ESOP participants who had not fully vested in their ESOP allocations, shares were allocated (and continue to be allocated) to eligible participants.

    In connection with the Spin-Off, all active participants will immediately vest in Group's contributions to their accounts by the ESOP. However, all of Group's executive officers were fully vested in Group's contributions to the ESOP prior to the Spin-Off and without regard to any acceleration.

    In connection with the Spin-Off, New JEF will assume the Group ESOP (to be redesignated as the New JEF ESOP) and Group participants who are New JEF employees will have their Group ESOP account balances maintained under the New JEF ESOP and Group ESOP participants who are New ITGI employees will have their Group ESOP account balances transferred to the New ITGI ESOP. Immediately after the Spin-Off, participants will have New JEF ESOP account balances that consist of New JEF Common Stock distributed through the Spin-Off and New ITGI Common Stock following the Merger, in lieu of the Group Common Stock balances allocated under the Group ESOP prior to the Transactions. In accordance with Code and ERISA requirements, shares of New ITGI Common Stock held by the New JEF ESOP will be sold in an orderly fashion over a reasonable period of time following the Spin-Off, and all proceeds from such sales will be used to purchase additional New JEF Common Stock for allocation to participants' accounts. For a period of five years after the Spin-Off, it is anticipated that, in addition to the allocations described above, allocations to participants' accounts of New JEF Common Stock equal to approximately 100,000 shares per year will be made.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires Group's Directors and Executive Officers, and persons who beneficially own more than 10% of Group's outstanding Common Stock, to file with the SEC, by a specified date, initial reports of beneficial ownership and reports of changes in beneficial ownership of Group Common Stock and other equity securities of Group on Forms 3, 4 and 5. Directors, Executive

Officers, and greater-than-10% shareholders are required by SEC regulations to furnish Group with copies of all Section 16(a) forms they file.

    On November 21, 1998, Mr. Baxter sold 100,000 shares of Group Common Stock, which was not reported on a Form 4. Mr. Baxter reported these sales on a Form 5 pertaining to the 1998 calendar year. Other than these transactions, to Group's knowledge, based solely on its review of the copies of such reports furnished to Group and written representations that no other reports were required, Group believes that all of its officers and directors and greater-than-10% beneficial owners complied with all Section 16(a) filing requirements applicable to them with respect to those transactions during 1998.

                        MANAGEMENT OF ITGI AND NEW ITGI

    THE BIOGRAPHICAL DATA OF THE MEMBERS OF MANAGEMENT OF ITGI AND NEW ITGI, AFTER GIVING EFFECT TO THE MERGER, IS SET FORTH BELOW.

DIRECTORS

    Set forth below is information concerning the directors of ITGI, all of whom will serve as directors of New ITGI.

    RAYMOND L. KILLIAN, JR., 61, has been the Chairman of the Board of ITGI since January 1997 and a director of ITGI since March 1994. Mr. Killian served as the President and Chief Executive Officer of ITGI from March 1994 through January 1997 and has resumed his service in such capacity since Mr. Mason's death in September 1998. He has directed the activities of ITG since 1987 and has been Chairman of the Board of ITG since 1997. Mr. Killian was a director of Group from January 1997 to January 1999, was an Executive Vice President of Group from 1985 to 1995, a director and an Executive Vice President of JEFCO from 1985 to 1991 and served as National Sales Manager of JEFCO from 1985 to 1990.

    FRANK E. BAXTER, 62, has been a director of ITGI since March 1994. Mr. Baxter has been Chairman of the Board of Group since 1990, Chief Executive Officer of Group since 1987, and a director of Group and JEFCO since 1975. Mr. Baxter has previously served as President of Group and JEFCO from January 1986 until December 1996. Prior to 1986, Mr. Baxter served as Executive Vice President, National Sales Manager and New York Branch Manager of JEFCO and as the Managing Director of Group's U.K. subsidiary.

    NEAL S. GARONZIK, 52, has been a director of ITGI since February 1999. From 1980 until 1989 and 1993 until 1997 Mr. Garonzik was with Morgan Stanley, most recently as a member of that firm's management committee and head of its equity division. During his tenure with Morgan Stanley, he served in various capacities, among them head of global equity capital markets, head of the financial institutions group in the merger and acquisition department, head of firm-wide marketing and managing director in the merchant banking (private equity) department. From 1989 to 1993, Mr. Garonzik was with SGK Partners, LP, of which he was a founding general partner. From 1972 until 1980, he was a securities salesman for Goldman, Sachs & Co., in Boston and London.

    WILLIAM I JACOBS, 57, has been Executive Vice President-Global Resources of MasterCard International, Inc. since January 1995. From 1993 to 1994, Mr. Jacobs served as a financial consultant to several firms and universities. Mr. Jacobs was founder, Executive Vice President, Chief Operating Officer and a director of Financial Security Assurance, a monoline bond insurer, from 1985 to 1993 and, prior to 1985, the President and Managing General Partner of S&B Insurance Services Company. Mr. Jacobs has been a director of ITGI since June 1994.

    ROBERT L. KING, 48, has been the President, Chief Operating Officer and a director of Corporate Express, Inc., a distributor of office and computer supplies, since 1993. Prior to 1993, Mr. King was employed by FoxMeyer Corporation, a distributor of health and pharmaceutical products, where he was Chief Executive Officer from 1989 to 1993, President from 1988 to 1993 and Chief Operating Officer from 1988 to 1989. Mr. King has been a director of ITGI since June 1994.

    MARK A. WOLFSON, 46, was a director of Group from July 1991 to January 1999, a managing partner at Oak Hill Capital Management Inc., a private investment company since 1998, a principal of Arbor Investors, LLC, a private investment company, since 1995, and Vice President of Keystone, Inc., the primary investment vehicle of Robert M. Bass, since 1995. He is also a professor at the Graduate School of Business, Stanford University, where he has been a faculty member since 1977, including a term as Associate Dean from 1990 through 1993. He has also taught at the University of Chicago and Harvard University. Mr. Wolfson has been a director of Integrated Orthopaedics Inc. since 1997. Mr. Wolfson has been a director of ITGI since June 1994.

OTHER EXECUTIVE OFFICERS

    The executive officers of ITGI are appointed by, and serve at the discretion of, the ITGI Board. Other than Mr. Killian, for whom information is provided above, the following sets forth information as to the other executive officers of ITGI.

    YOSSEF A. BEINART, 42, joined ITG in 1992. As Executive Vice President, he is responsible for research and development and technology matters, and is the Chief Information Officer of ITG. From 1988 to 1991, Mr. Beinart was Vice President of Development of Integrated Analytics Corporation.

    ANGELO BULONE, 33, has been Vice President and Controller of ITGI since November 1998. Mr. Bulone joined ITG as the manager of ITG's internal and external financial and regulatory accounting in April 1997. Prior to joining ITG, Mr. Bulone held the position of Vice President and Controller at I/B/E/S International, Inc. from 1993 to 1997.

    DAVID C. CUSHING, 37, is Executive Vice President and Director of Research for ITG. He joined ITG in 1991 as a Vice President of Sales and Trading and formed the research department in 1992. From 1986 to 1991, Mr. Cushing was a Vice President in the Equity Derivatives and Program Trading Department at Lehman Brothers, Inc.

    CHRISTOPHER J. HECKMAN, 38, has been a Senior Vice President and Head of Sales of ITG since March 1998. He joined ITG in January 1991 as a sales trader and became manager of institutional sales and trading in January 1997.

    TIMOTHY H. HOSKING, 39, is Senior Vice President, General Counsel and Secretary of ITGI. Prior to joining ITGI, Mr. Hosking worked for The Fremont Group from August 1991 until June 1997, maintaining a variety of positions, including General Counsel of Fremont Partners, L.P., a private equity partnership.

    JOHN R. MacDONALD, 43, is Senior Vice President and Chief Financial Officer of ITGI. Mr. MacDonald joined ITGI as Vice President and CFO in March 1994. Prior to joining ITGI, from November 1989 through March 1994, Mr. MacDonald was a Vice President and Group Manager of the Financial Division of Salomon Brothers Inc.

    NANCY M. PAULIKAS, 38, has been a Senior Vice President and Director of Software Development since April 1998. She joined ITG in March 1993 as a Senior Software Engineer, and became manager of Unix trading systems development in September of 1996. Prior to joining ITG, Ms. Paulikas was with TRW where she held a variety of positions in software development and technical management.

    ROBERT J. RUSSEL, 44, is Executive Vice President of ITG and is leading ITG's Strategic Planning and Business Development efforts. Mr. Russel joined ITG as Senior Vice President in November 1996. Prior to joining ITG, Mr. Russel spent nine years with Reuters in a variety of senior roles including General Management, Business Development, Technology, and Marketing and Sales.

    STEVEN J. SORICE, 38, has been a Senior Vice President and Head of Trading of ITG since March 1998. He joined ITG in September 1994 as the manager of broker-dealer trading. Prior to joining ITG, Mr. Sorice was with ESI Securities, L.P. ("ESI") from 1988 to 1994. During his tenure with ESI, Mr. Sorice was Head of the International Desk and a Vice President of Sales and Trading and was a partner of the firm from 1993 until 1994.

    JAMES MARK WRIGHT, 39, has been a Senior Vice President of ITG since December 1994. From 1992 through November 1994, Mr. Wright was a Vice President of ITG. From 1990 through 1991, Mr. Wright was a Vice President of Integrated Analytics Corporation. From 1984 through 1990, Mr. Wright was the Director of Development of Inference Corporation, a company engaged in the development of artificial intelligence systems.

     BENEFICIAL OWNERSHIP OF GROUP COMMON STOCK BY DIRECTORS, OFFICERS AND
                        PRINCIPAL STOCKHOLDERS OF GROUP

    The following table sets forth certain information regarding beneficial ownership of Group Common Stock by (1) each person known by Group to beneficially own more than 5% of Group's Common Stock, (2) each Director, (3) each Executive Officer named in the Summary Compensation Table and (4) all Directors and Executive Officers as a group. The information set forth below is as of March 1, 1999. Information regarding stockholders other than Directors, Executive Officers and employee benefit plans is based upon information contained in Schedules 13D or 13G filed with the SEC and furnished to Group by such stockholders. The number of shares beneficially owned by each stockholder and the percentage of the outstanding Common Stock those shares represent include shares that may be acquired by that stockholder within 60 days through the exercise of any option, warrant or right. Unless otherwise indicated in a footnote and subject to applicable community property and similar statutes, each person listed as the beneficial owner of the shares possesses sole voting and dispositive power with respect to such shares. The mailing address of the parties listed below is Group's principal business address unless otherwise indicated.

                                                                                   SHARES OF      PERCENTAGE OF
                                                                                  COMMON STOCK    COMMON STOCK
                                                                                  BENEFICIALLY    BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                                                 OWNED            OWNED
-------------------------------------------------------------------------------  --------------  ---------------
Jefferies Group, Inc. Employee Stock Ownership Plan............................      2,074,165(1)          8.9%
Tweedy, Browne Company L.P. and Affiliates.....................................      1,689,744(2)          7.3%
  52 Vanderbilt Ave., 8th Floor
  New York, New York 10017
Frank E. Baxter................................................................      1,562,863(3)          6.7%
The Guardian Life Insurance Company Of America and Affiliates..................      1,182,308(4)          5.1%
  201 Park Avenue South
  New York, New York 10003
Richard B. Handler.............................................................        572,263(5)          2.5%
Raymond L. Killian, Jr.........................................................        332,256(6)          1.4%
Michael L. Klowden.............................................................        259,542(7)          1.1%
Clarence T. Schmitz............................................................        150,130(8)            *
Tracy G. Herrick...............................................................         53,503(9)            *
Richard G. Dooley..............................................................         64,436(10)            *
Frank J. Macchiarola...........................................................         53,586(11)            *
Jerry M. Gluck.................................................................         43,449(12)            *
Sheldon B. Lubar...............................................................         10,472(13)            *
All Directors and Executive Officers...........................................      3,162,681(14)         13.6%

------------------------

* The percentage of shares beneficially owned does not exceed one percent of the class.

(1) Amounts reported above are based upon information supplied by the ESOP as of December 31, 1998. The terms of the ESOP provide for the voting rights associated with the shares held by the ESOP to be passed through and exercised exclusively by the participants in the ESOP to the extent that such securities are allocated to a participant's account. See "Management of Group and New JEF--Impact of the Spin-Off on Group's Employee Benefit Plans." Shares held by the ESOP and allocated to the accounts of Directors and Executive Officers are indicated in the ESOP figure referenced above and are also included elsewhere in the table and in the succeeding notes to the table, where appropriate. The ESOP and the Trustee of the ESOP (Wells Fargo
    Bank) may be deemed to have shared dispositive power over the shares held by the ESOP. The Board of Directors of Group appoints the members of the committee which serves as the Plan Administrator of the ESOP. Messrs. Frank
    E. Baxter, a Director of Group, Alan D. Browning, an Executive Vice President of JEFCO, and Melvin W. Locke, Jr., Director of Human Resources of Group, presently serve on the committee. These individuals each disclaim beneficial ownership of the shares held by the ESOP except those shares allocated to his ESOP account.

(2) Tweedy, Browne Company L.P., a Delaware limited partnership ("TBC"), together with TBK Partners, L.P., a Delaware limited partnership ("TBK"), and Vanderbilt Partners L.P., a Delaware limited partnership ("Vanderbilt"), filed a combined statement on Schedule 13D dated and reporting beneficial ownership at February 6, 1997, and as of the date hereof, had not filed an amended Schedule 13D. The holdings for TBC and related entities are therefore based on the 1997 Schedule 13D, as adjusted for the December 1997 Stock Split. As adjusted, TBC reported beneficial ownership of 1,405,860 shares (6.8% of the outstanding class), with sole voting power over 1,211,000 shares and shared dispositive power over all 1,405,860 shares. TBK reported having sole voting and dispositive power over 226,040 shares. Vanderbilt reported having sole voting and dispositive power over 57,844 shares. The aggregate number of shares with respect to which TBC, TBK and Vanderbilt could be deemed to be the beneficial owner is 1,689,744 shares (8.2% of the outstanding class). As of February 6, 1997, the three general partners in Vanderbilt (Christopher H Browne, William H. Browne, and John D. Spears) were the three general partners of TBC and are also three of the four general partners of TBK (Thomas P. Knapp was also a general partner of TBK, but is not a general partner of TBC or Vanderbilt). The general partners in each of TBC, TBK, and Vanderbilt, as the case may be, solely by reason of their positions as such, may be deemed to have shared power to vote and dispose of the shares held by TBC, TBK, and Vanderbilt, respectively.

(3) Includes 9,026 shares Mr. Baxter holds as custodian for his children's accounts; 34,900 shares held under the ESOP; and 298,008 shares held under the PSP. Participants in the ESOP have sole voting power and no dispositive power over shares allocated to their ESOP accounts. Participants in the PSP have sole voting power and limited dispositive power over shares allocated to their PSP accounts. Mr. Baxter also owns 4,122 shares (less than 1% of the outstanding class) of the common stock of ITGI.

(4) The Guardian Life Insurance Company of America ("Guardian"), Guardian Investor Services Corporation ("GISC"), The Guardian Park Ave. Fund ("GPAF"), The Guardian Stock Fund, Inc. ("GSF"), The Guardian Park Avenue Small Cap Fund ("GPASCF"), The Guardian Small Cap Stock Fund, Inc. ("GSCSF"), The Guardian Life Insurance Company of America Master Pension Trust ("Guardian MPT"), and The Guardian Employees' Incentive Savings Plan ("GEISP") filed a group Schedule 13G dated February 11, 1998, reporting beneficial ownership at December 31, 1997. The members of the group reported having voting and dispositive power as follows: Guardian reported sole voting and dispositive power over 497,736 shares and shared voting and dispositive power over 132,172 shares; GISC reported shared voting and dispositive power over

    552,400 shares; GPAF reported shared voting and dispositive power over 200,000 shares; GSF reported shared voting and dispositive power over 338,000 shares; GPASCF reported shared voting and dispositive power over 8,300 shares; GSCSF reported shared voting and dispositive power over 6,100 shares; Guardian MPT reported shared voting and dispositive power over 52,172 shares; and GEISP reported shared voting and dispositive power over 80,000 shares.

(5) Includes 10,544 shares held under the ESOP.

(6) Includes 26,176 shares held under the ESOP, 30,325 shares held under the PSP and 4,920 shares held by members of his immediate family, as to which he disclaims beneficial ownership. Mr. Killian also owns 564,836 shares (2.9% of the outstanding class) of ITGI Common Stock, 548,978 of which are subject to immediately exercisable options.

(7) Includes 40,000 shares subject to immediately exercisable options and 87 shares held under the ESOP. Mr. Klowden also owns 1,000 shares (less than 1% of the outstanding class) of ITGI common stock.

(8) Includes 87 shares held under the ESOP and 3,065 shares under the PSP.

(9) Includes 18,000 shares subject to immediately exercisable options and 13,048 held by the Tracy G. Herrick, Inc. D.B.P.P. for the benefit of Mr. Herrick as to which Mr. Herrick has shared investment power.

(10) Includes 25,612 shares subject to immediately exercisable options. Mr. Dooley also beneficially owns 22,000 shares (less than 1% of the outstanding class) of ITGI Common Stock, 15,000 of which are subject to immediately exercisable options.

(11) Includes 21,612 shares subject to immediately exercisable options. Mr. Macchiarola also beneficially owns 6,600 shares (less than 1% of the outstanding class) of ITGI Common Stock.

(12) Includes 10,000 shares subject to immediately exercisable options, 20,633 shares held by the Trustee of the ESOP, and 661 shares held by the Trustee of the PSP.

(13) Includes 2,134 shares held by Mr. Lubar's spouse and 5,353 shares subject to immediately exercisable options.

(14) Includes 313,577 shares subject to options, all of which are immediately exercisable, 113,720 shares held under the ESOP for Executive Officers as a group and 334,004 shares held under the PSP for Executive Officers as a group. In addition, all Directors and current Executive Officers as a group beneficially own 598,558 shares of ITGI (3.2% of the outstanding class) of which 563,978 shares are subject to immediately exercisable options.

                                    EXPERTS

    The consolidated financial statements of ITGI and Group as of December 31, 1998, 1997, 1996, 1995 and 1994 and for each of the years in the five-year period ended December 31, 1998 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent certified public accountants, upon authority of said firm as experts in accounting and auditing.

       OTHER MATTERS; STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETINGS
                            OF NEW JEF AND NEW ITGI

    As of the date of this Proxy/Information Statement, the Group Board knows of no matters that will be presented for consideration at the Group Special Meeting, other than as described in this Proxy Statement. If any other matters shall properly come before the Group Special Meeting or any adjournments or postponements thereof and shall be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not vote in accordance with the recommendation of the Group Board and management of Group.

    New JEF will hold the annual meeting of its stockholders in March of 1999 and will convene its next annual meeting of stockholders in May of 2000. Stockholders who intend to present proposals for consideration at the 2000 annual meeting of stockholders of New JEF are hereby advised that any such proposals must be received by the Secretary of New JEF no later than the close of business on November 30, 1999, if such proposal is to be considered for inclusion in the 2000 annual meeting proxy materials of New JEF.

    The deadline for submitting stockholder proposals for inclusion in New ITGI's 1999 annual meeting proxy materials was November 30, 1999 and, since no such proposals were timely submitted, no stockholder proposals will be included in New ITGI's 1999 annual meeting proxy materials. Stockholders of New ITGI who intend to present proposals for consideration at the 2000 annual meeting of stockholders are hereby advised that any such proposals must be received by the Secretary of New ITGI no later than the close of business on November 30, 1999, if such proposal is to be considered for inclusion in the 2000 annual meeting proxy materials of New ITGI.

                      WHERE YOU CAN FIND MORE INFORMATION

    As required by law, we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about Group. You can inspect and copy these materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the SEC: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. For further information concerning the SEC's Public Reference Rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at HTTP://WWW.SEC.GOV. You can also inspect these materials at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The SEC allows us to "incorporate by reference" information into this Proxy/Information Statement, which means that we can disclose important information by referring you to another document filed separately with the SEC. Information incorporated by reference is considered part of this Proxy/Information Statement, except to the extent that the information is superseded by information in this Proxy/Information Statement. This Proxy/Information Statement incorporates by reference the information contained in Group's Annual Report on Form 10-K for the year ended December 31, 1998 previously filed by us with the SEC (SEC file number 1-11665):

    We also incorporate by reference the information contained in all other documents we file with the SEC after the date of this Proxy/Information Statement and before the Special Meeting. The information contained in any such document will be considered part of this Proxy/Information Statement from the date the document is filed.

    If you are a stockholder of Group and would like to receive a copy of any document incorporated by reference into this Proxy/Information Statement (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this Proxy/Information Statement), you should call or write to Jefferies Group, Inc., 11100 Santa Monica Boulevard, 11th Floor, Los Angeles, California 90025,
Attention: Jerry Gluck (telephone: (310) 914-1300). In order to ensure timely delivery of the documents prior to the Special Meeting, any request should be made not later than April 2, 1999.

    Certain information about ITGI is incorporated by reference into this Proxy/Information Statement. Information incorporated by reference is considered part of this Proxy/Information Statement, except to the extent that the information is superseded by information in this Proxy/ Information Statement. This Proxy/Information Statement incorporates by reference the information contained in ITGI's Annual Report on Form 10-K for the year ended December 31, 1998 previously filed by ITGI with the SEC (SEC file No. 0-23644):

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                INDEX TO UNAUDITED PROFORMA FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Introduction...............................................................................................         F-2
Unaudited Proforma Consolidated Statements of Financial Condition as of December 31, 1998 and 1997.........         F-3
Unaudited Proforma Consolidated Statements of Earnings for the Three Years Ended
  December 31, 1998........................................................................................         F-4
Unaudited Proforma Consolidated Statements of Changes in Stockholders' Equity for the
  Three Years Ended December 31, 1998......................................................................         F-5
Unaudited Proforma Consolidated Statements of Cash Flows for the Three Years Ended December 31, 1998.......         F-6
Unaudited Proforma Notes to Consolidated Financial Statements..............................................         F-7

                                  INTRODUCTION

    The accompanying unaudited pro forma consolidated statements of financial condition of JEF Holding Company, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related unaudited pro forma consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, assumes the proposed Spin-Off was consummated and reflects the historical unaudited pro forma consolidated financial statements of JEF Holding Company, Inc., as successor to Group. The proposed Spin-Off is contingent upon the necessary approvals by both Group and ITGI stockholders. Upon the receipt of the necessary approvals, ITGI will be reported as a discontinued operation. As a result, for purposes of these unaudited pro forma consolidated financial statements, ITGI is reported as a discontinued operation. In connection with the Spin-Off, it is anticipated that certain events will take place that will increase both JEF Holding, Inc.'s stockholders' equity and the number of shares outstanding. The accompanying unaudited pro forma consolidated statement of financial condition does not reflect these events. To see the pro forma effect of these events, see Unaudited Pro Forma Condensed Consolidated Statement of Financial Condition of New JEF at pages 80.

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

       UNAUDITED PROFORMA CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                           DECEMBER 31, 1998 AND 1997

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                            1998          1997
                                                                                        ------------  ------------
                                                      ASSETS
Cash and cash equivalents.............................................................  $     55,581  $     58,225
Cash and securities segregated and on deposit for regulatory purposes or deposited
  with clearing and depository organizations..........................................        62,518        30,977
Receivable from brokers and dealers...................................................     2,018,090     1,269,664
Receivable from customers, officers and directors.....................................        93,526       166,284
Securities owned......................................................................       100,797       245,055
Investments...........................................................................        93,463       134,836
Investment in discontinued operations of ITGI.........................................       108,333        65,057
Premises and equipment................................................................        20,524        23,322
Other assets..........................................................................        65,032        64,686
                                                                                        ------------  ------------
                                                                                        $  2,617,864  $  2,058,106
                                                                                        ------------  ------------
                                                                                        ------------  ------------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Bank loans............................................................................  $     21,000  $         --
Payable to brokers and dealers........................................................     1,602,906       981,705
Payable to customers..................................................................       226,774       202,255
Securities sold, not yet purchased....................................................        39,365       188,700
Accrued expenses and other liabilities................................................       243,657       293,400
                                                                                        ------------  ------------
                                                                                           2,133,702     1,666,060
Long-term debt........................................................................       149,387       149,290
                                                                                        ------------  ------------
                                                                                           2,283,089     1,815,350
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Stockholders' equity:
  Preferred stock, $.01 par value. Authorized 1,000,000 shares; none issued...........            --            --
  Common stock, $.01 par value. Authorized 100,000,000 shares; issued 23,368,268
    shares in 1998 and 22,393,910 shares in 1997......................................           234           224
  Additional paid-in capital..........................................................        28,943            39
  Retained earnings...................................................................       344,441       271,589
  Less:
    Treasury stock, at cost; 2,138,238 shares in 1998 and 2,107,842 shares in 1997....       (37,125)      (26,954)
    Accumulated other comprehensive income (loss):
      Currency translation adjustments................................................           (49)         (622)
      Additional minimum pension liability adjustment.................................        (1,669)       (1,520)
                                                                                        ------------  ------------
    Total accumulated other comprehensive income (loss)...............................        (1,718)       (2,142)
                                                                                        ------------  ------------
  Net stockholders' equity............................................................       334,775       242,756
                                                                                        ------------  ------------
                                                                                        $  2,617,864  $  2,058,106
                                                                                        ------------  ------------
                                                                                        ------------  ------------

See accompanying notes to unaudited proforma consolidated financial statements.

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

             UNAUDITED PROFORMA CONSOLIDATED STATEMENTS OF EARNINGS
                      THREE YEARS ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  1998        1997        1996
                                                                               ----------  ----------  ----------
REVENUES:
  Commissions................................................................  $  190,870  $  148,940  $  113,512
  Principal transactions.....................................................     177,189     179,081     145,207
  Corporate finance..........................................................     126,651     228,640      97,870
  Interest...................................................................      91,024      70,656      47,443
  Other......................................................................       4,881       3,525       2,991
                                                                               ----------  ----------  ----------
      Total revenues.........................................................     590,615     630,842     407,023
  Interest expense...........................................................      75,153      61,314      37,840
                                                                               ----------  ----------  ----------
      Revenues, net of interest expense......................................     515,462     569,528     369,183
                                                                               ----------  ----------  ----------
NON-INTEREST EXPENSES:
  Compensation and benefits..................................................     321,943     373,619     234,446
  Floor brokerage and clearing fees..........................................      32,425      26,754      21,606
  Communications.............................................................      47,210      40,305      24,474
  Occupancy and equipment rental.............................................      14,036      15,701      13,003
  Travel and promotional.....................................................      17,710      15,300      10,703
  Other......................................................................      22,945      29,159      22,765
                                                                               ----------  ----------  ----------
      Total non-interest expenses............................................     456,269     500,838     326,997
                                                                               ----------  ----------  ----------
Earnings before income taxes.................................................      59,193      68,690      42,186
Income taxes.................................................................      22,992      27,334      17,772
                                                                               ----------  ----------  ----------
Earnings from continuing operations..........................................      36,201      41,356      24,414
Discontinued operations of ITGI, net of tax..................................      33,481      22,211      19,146
                                                                               ----------  ----------  ----------
Net earnings.................................................................  $   69,682  $   63,567  $   43,560
                                                                               ----------  ----------  ----------
EARNINGS PER SHARE:
  Basic:
  Continuing operations......................................................  $     1.62  $     1.92  $     1.06
  Discontinued operations of ITGI, net of tax................................        1.50        1.03        0.84
                                                                               ----------  ----------  ----------
  Net earnings...............................................................  $     3.12  $     2.95  $     1.90
                                                                               ----------  ----------  ----------
  Diluted:
  Continuing operations......................................................  $     1.58  $     1.85  $     1.04
  Discontinued operations of ITGI, net of tax................................        1.38        0.95        0.80
                                                                               ----------  ----------  ----------
  Net earnings...............................................................  $     2.96  $     2.80  $     1.84
                                                                               ----------  ----------  ----------
WEIGHTED AVERAGE SHARES OF COMMON STOCK:
  Basic......................................................................      22,346      21,552      22,980
  Diluted....................................................................      22,954      22,349      23,410

See accompanying notes to unaudited proforma consolidated financial statements.

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

 UNAUDITED PROFORMA CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                      THREE YEARS ENDED DECEMBER 31, 1998

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                                      ACCUMULATED
                                                                             ADDITIONAL                                  OTHER
                                                                 COMMON        PAID-IN     RETAINED     TREASURY     COMPREHENSIVE
                                                                  STOCK        CAPITAL     EARNINGS       STOCK      INCOME (LOSS)
                                                              -------------  -----------  -----------  -----------  ---------------
Balance, December 31, 1995..................................    $      93     $  58,117    $ 192,234    $ (63,075)     $  (1,108)
Exercise of stock options, including tax benefits (352,460
  shares)...................................................            1         2,555           --           97             --
Purchase of 2,320,352 shares of treasury stock..............           --            --           --      (36,766)            --
Issuance of common stock (71,388 shares)....................           --           770           --           --             --
Issuance of restricted stock, including tax benefits and
  additional vesting (68,864 shares)........................           --         1,083           --           --             --
Capital Accumulation Plan distributions, including tax
  benefits (39,186 shares)..................................           --           138           --          340             --
Net increase in proportionate share of subsidiary's
  equity....................................................           --            --       (1,115)          --             --
Comprehensive income:
  Net earnings..............................................           --            --       43,560           --             --
  Other comprehensive income (loss), net of tax:
  Currency translation adjustment...........................           --            --           --           --            426
  Additional minimum pension liability adjustment...........           --            --           --           --             33
                                                                                                                         -------
  Other comprehensive income (loss).........................                                                                 459
Comprehensive income........................................           --            --           --           --             --
Dividends paid ($.0875 per share)...........................           --            --       (1,883)          --             --
Redemption of rights ($.0025 per right).....................           --            --          (55)          --             --
Two-for-one stock split.....................................           94           (94)          --           --
                                                                    -----    -----------  -----------  -----------       -------
Balance, December 31, 1996..................................          188        62,569      232,741      (99,404)          (649)
Exercise of stock options, including tax benefits (240,028
  shares)...................................................            2         3,431           --           --             --
Purchase of 1,063,026 shares of treasury stock..............           --            --           --      (23,584)            --
Issuance of common stock (41,052 shares)....................           --           879           --            3             --
Issuance of restricted stock, including tax benefits and
  additional vesting (198,888 shares).......................           --         3,666           --           --             --
Capital Accumulation Plan distributions, including tax
  benefits (143,228 shares).................................           --           508           --        1,289             --
Retirement of treasury shares (15,600,000 shares)...........          (78)      (70,902)     (23,762)      94,742             --
Net decrease in proportionate share of subsidiary's
  equity....................................................           --            --        1,558           --             --
Comprehensive income:
  Net earnings..............................................           --            --       63,567           --             --
  Other comprehensive income (loss), net of tax:
  Currency translation adjustment...........................           --            --           --           --           (526)
  Additional minimum pension liability adjustment...........           --            --           --           --           (967)
                                                                                                                         -------
  Other comprehensive income (loss).........................                                                              (1,493)
Comprehensive income........................................
Dividends paid ($.125 per share)............................           --            --       (2,515)          --             --
Two-for-one stock split.....................................          112          (112)          --           --             --
                                                                    -----    -----------  -----------  -----------       -------
Balance, December 31, 1997..................................          224            39      271,589      (26,954)        (2,142)
Exercise of stock options, including tax benefits (737,125
  shares)...................................................            7        15,144           --           --             --
Purchase of 334,234 shares of treasury stock................           --            --           --      (13,815)            --
Issuance of common stock (53,286 shares)....................            1         2,180           --           --             --
Issuance of restricted stock, including tax benefits and
  additional vesting (182,095 shares).......................            2         8,170           --          (22)            --
Capital Accumulation Plan distributions, including tax
  benefits (305,690 shares).................................           --         3,410           --        3,666             --
Net decrease in proportionate share of subsidiary's
  equity....................................................           --            --        7,337           --             --
Comprehensive income:
  Net earnings..............................................           --            --       69,682           --             --
  Other comprehensive income (loss), net of tax:
  Currency translation adjustment...........................           --            --           --           --            573
  Additional minimum pension liability adjustment...........           --            --           --           --           (149)
                                                                                                                         -------
  Other comprehensive income (loss).........................                                                                 424
Comprehensive income........................................
Dividends paid ($.20 per share).............................           --            --       (4,167)          --             --
                                                                    -----    -----------  -----------  -----------       -------
Balance, December 31, 1998..................................    $     234     $  28,943    $ 344,441    $ (37,125)     $  (1,718)
                                                                    -----    -----------  -----------  -----------       -------
                                                                    -----    -----------  -----------  -----------       -------


                                                                   NET
                                                              STOCKHOLDERS'
                                                                 EQUITY
                                                              -------------
Balance, December 31, 1995..................................    $ 186,261
Exercise of stock options, including tax benefits (352,460
  shares)...................................................        2,653
Purchase of 2,320,352 shares of treasury stock..............      (36,766)
Issuance of common stock (71,388 shares)....................          770
Issuance of restricted stock, including tax benefits and
  additional vesting (68,864 shares)........................        1,083
Capital Accumulation Plan distributions, including tax
  benefits (39,186 shares)..................................          478
Net increase in proportionate share of subsidiary's
  equity....................................................       (1,115)
Comprehensive income:
  Net earnings..............................................       43,560
  Other comprehensive income (loss), net of tax:
  Currency translation adjustment...........................          426
  Additional minimum pension liability adjustment...........           33
                                                              -------------
  Other comprehensive income (loss).........................          459
                                                              -------------
Comprehensive income........................................       44,019
Dividends paid ($.0875 per share)...........................       (1,883)
Redemption of rights ($.0025 per right).....................          (55)
Two-for-one stock split.....................................           --
                                                              -------------
Balance, December 31, 1996..................................      195,445
Exercise of stock options, including tax benefits (240,028
  shares)...................................................        3,433
Purchase of 1,063,026 shares of treasury stock..............      (23,584)
Issuance of common stock (41,052 shares)....................          882
Issuance of restricted stock, including tax benefits and
  additional vesting (198,888 shares).......................        3,666
Capital Accumulation Plan distributions, including tax
  benefits (143,228 shares).................................        1,797
Retirement of treasury shares (15,600,000 shares)...........           --
Net decrease in proportionate share of subsidiary's
  equity....................................................        1,558
Comprehensive income:
  Net earnings..............................................       63,567
  Other comprehensive income (loss), net of tax:
  Currency translation adjustment...........................         (526)
  Additional minimum pension liability adjustment...........         (967)
                                                              -------------
  Other comprehensive income (loss).........................       (1,493)
                                                              -------------
Comprehensive income........................................       62,074
Dividends paid ($.125 per share)............................       (2,515)
Two-for-one stock split.....................................           --
                                                              -------------
Balance, December 31, 1997..................................      242,756
Exercise of stock options, including tax benefits (737,125
  shares)...................................................       15,151
Purchase of 334,234 shares of treasury stock................      (13,815)
Issuance of common stock (53,286 shares)....................        2,181
Issuance of restricted stock, including tax benefits and
  additional vesting (182,095 shares).......................        8,150
Capital Accumulation Plan distributions, including tax
  benefits (305,690 shares).................................        7,076
Net decrease in proportionate share of subsidiary's
  equity....................................................        7,337
Comprehensive income:
  Net earnings..............................................       69,682
  Other comprehensive income (loss), net of tax:
  Currency translation adjustment...........................          573
  Additional minimum pension liability adjustment...........         (149)
                                                              -------------
  Other comprehensive income (loss).........................          424
                                                              -------------
Comprehensive income........................................       70,106
Dividends paid ($.20 per share).............................       (4,167)
                                                              -------------
Balance, December 31, 1998..................................    $ 334,775
                                                              -------------
                                                              -------------

See accompanying notes to unaudited proforma consolidated financial statements.

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

            UNAUDITED PROFORMA CONSOLIDATED STATEMENTS OF CASH FLOWS

                      THREE YEARS ENDED DECEMBER 31, 1998

                             (DOLLARS IN THOUSANDS)

                                                                                      1998       1997       1996
                                                                                    ---------  ---------  ---------
Cash flows from operating activities:
  Net earnings....................................................................  $  69,682  $  63,567  $  43,560
  Adjustments to reconcile net earnings to net cash provided by (used in)
    operating
  activities:
  Depreciation and amortization...................................................     12,052      9,862      9,687
  Deferred income taxes...........................................................     (5,285)    (8,710)    (8,435)
  Increase in cash and securities segregated......................................    (31,541)    (1,870)   (26,813)
  (Increase) decrease in receivables:
    Brokers and dealers...........................................................   (748,426)  (304,039)   152,529
    Customers, officers and directors.............................................     72,758    (52,412)    (6,714)
  (Increase) decrease in securities owned.........................................    144,258    (52,093)   (34,261)
  (Increase) decrease in investments..............................................     41,373    (91,577)   (20,080)
  Increase in investment in discontinued operations of ITGI.......................    (43,276)   (24,268)   (18,033)
  Increase in other assets........................................................       (535)    (9,087)   (39,523)
  Increase (decrease) in payables:
  Brokers and dealers.............................................................    621,201    175,992    (58,743)
  Customers.......................................................................     24,519     31,871    (44,171)
  Increase (decrease) in securities sold, not yet purchased.......................   (149,335)    65,611     40,157
  Increase (decrease) in accrued expenses and other liabilities...................    (44,607)   114,855     79,175
                                                                                    ---------  ---------  ---------
  Net cash provided by (used in) operating activities.............................    (37,162)   (82,298)    68,335
                                                                                    ---------  ---------  ---------
Cash flows from financing activities:
  Net proceeds from bank loans....................................................     21,000         --         --
  Issuance of term debt...........................................................         --     99,722         --
  Net payments on:
  Repurchase of treasury stock....................................................    (13,815)   (23,584)   (36,766)
  Redemption of 8 7/8% Subordinated Notes, due 1997...............................         --     (3,576)    (3,576)
  Dividends paid..................................................................     (4,167)    (2,515)    (1,883)
  Redemption of rights............................................................         --         --        (55)
  Proceeds from exercise of stock options.........................................     15,151      3,433      2,653
  Net decrease (increase) in proportionate share of subsidiary's equity...........      7,337      1,558     (1,115)
  Distribution of Capital Accumulation Plan shares................................      7,076      1,797        478
  Issuance of restricted shares...................................................      8,150      3,666      1,083
  Issuance of common shares.......................................................      2,181        882        770
                                                                                    ---------  ---------  ---------
    Net cash provided by (used in) financing activities...........................     42,913     81,383    (38,411)
                                                                                    ---------  ---------  ---------
Cash flows from investing activities--purchase of premises and equipment..........     (8,968)   (10,521)   (10,521)
                                                                                    ---------  ---------  ---------
Effect of currency translation on cash............................................        573       (526)       426
                                                                                    ---------  ---------  ---------
  Net (decrease) increase in cash and cash equivalents............................     (2,644)   (11,962)    19,829
Cash and cash equivalents at beginning of year....................................     58,225     70,187     50,358
                                                                                    ---------  ---------  ---------
Cash and cash equivalents at end of year..........................................  $  55,581  $  58,225  $  70,187
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest......................................................................  $  73,757  $  58,038  $  38,522
    Income taxes..................................................................     50,018     52,030     42,724

    Supplemental disclosure of non-cash financing activities:

    In 1996, the additional minimum pension liability included in stockholders' equity of $553 resulted from a decrease of $33 to accrued expenses and other liabilities and an offsetting increase in stockholders' equity. In 1997, the additional minimum pension liability included in stockholders' equity of $1,520 resulted from an increase of $967 to accrued expenses and other liabilities and an offsetting decrease in stockholders' equity. In 1998, the additional minimum pension liability included in stockholders' equity of $1,669 resulted from an increase of $149 to accrued expenses and other liabilities and an offsetting decrease in stockholders' equity.

See accompanying notes to unaudited proforma consolidated financial statements.

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

         NOTES TO UNAUDITED PROFORMA CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The accompanying unaudited proforma consolidated financial statements include the accounts of JEF Holding Company, Inc., as successor to Jefferies Group, Inc. ("Group") and all its subsidiaries ("Company"), including Jefferies & Company, Inc. ("JEFCO")(See Note 17). The accounts of Investment Technology Group, Inc. and all its subsidiaries (collectively "ITGI"), including its wholly owned subsidiary, ITG Inc. ("ITG") are included in the unaudited proforma consolidated financial statements as discontinued operations. The accounts of W & D Securities, Inc. ("W & D") are consolidated because of the nature and extent of the Company's ownership interest in W & D. The Company and its subsidiaries (after the discontinuance of ITGI) are primarily engaged in a single line of business as a securities broker-dealer, which includes several types of services, such as principal and agency transactions in equity, convertible debt and taxable fixed income securities, as well as corporate finance activities. Operations of the Company include agency and principal transactions and other securities-related financial services.

    All significant intercompany accounts and transactions are eliminated in consolidation.

SECURITIES TRANSACTIONS

    All transactions in securities, commission revenues and related expenses are recorded on a trade-date basis.

    Securities owned and securities sold, not yet purchased, are valued at market, and unrealized gains or losses are reflected in revenues from principal transactions.

INVESTMENTS

    Partnership interests are recorded at their initial cost. The carrying values of these investments are adjusted when the adjustment can be supported by quoted market prices, adjusted for liquidity and other relevant factors. In addition, the carrying values are reduced when the Company determines that the estimated realizable value is less than the carrying value based on relevant financial and market information.

    Debt and equity investments consist primarily of mutual funds which are valued at market, based on available quoted prices.

    Equity and debt interests in affiliates are recorded under either the equity or cost method depending on the Company's level of ownership and control.

RECEIVABLE FROM, AND PAYABLE TO, CUSTOMERS, OFFICERS AND DIRECTORS

    Receivable from, and payable to, customers includes amounts receivable and payable on cash and margin transactions. Securities owned by customers and held as collateral for these receivables are not reflected in the accompanying unaudited proforma consolidated financial statements. Receivable from officers and directors represents balances arising from their individual security transactions. Such transactions are subject to the same regulations as customer transactions.

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FAIR VALUE OF FINANCIAL INSTRUMENTS

    Substantially all of the Company's financial instruments are carried at fair value or amounts approximating fair value. Assets, including cash and cash equivalents, securities borrowed or purchased under agreements to sell, and certain receivables, are carried at fair value or contracted amounts, which approximate fair value due to the short period to maturity. Similarly, liabilities, including bank loans, securities loaned or sold under agreements to repurchase, long-term debt and certain payables, are carried at amounts approximating fair value. Securities owned and securities sold, not yet purchased, are valued at quoted market prices, if available. For securities without quoted prices, the reported fair value is estimated using various sources of information, including quoted prices for comparable securities.

    The Company has derivative financial instrument positions in option contracts, foreign exchange forward contracts and index futures contracts which are measured at fair value with gains and losses recognized in earnings. The gross contracted or notional amount of these contracts is not reflected in the unaudited proforma consolidated statements of financial condition (see note 13 of the notes to unaudited proforma consolidated financial statements.)

PREMISES AND EQUIPMENT

    Premises and equipment are depreciated using the straight-line method over the estimated useful lives of the related assets (generally three to ten years). Leasehold improvements are amortized using the straight-line method over the term of related leases or the estimated useful lives of the assets, whichever is shorter.

GOODWILL

    Goodwill, which represents the excess of cost over net assets acquired, is amortized on a straight-line basis over ten to fifteen years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through future operating cash flows of the acquired business.

INCOME TAXES

    The Company files a consolidated U.S. Federal income tax return which includes all qualifying subsidiaries. Amounts provided for income taxes are based on income reported for financial statement purposes and do not necessarily represent amounts currently payable. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income taxes are provided for temporary differences in reporting certain items, principally state income taxes, depreciation, deferred compensation and unrealized gains and losses on securities owned. Tax credits are recorded as a reduction of income taxes when realized.

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH EQUIVALENTS

    The Company generally invests its excess cash in money market funds and other short-term investments. At December 31, 1998 and 1997, such cash equivalents amounted to $25,865,000 and $40,776,000, respectively. Cash equivalents are part of the cash management activities of the Company and generally mature within 90 days.

REPURCHASE AND REVERSE REPURCHASE AGREEMENTS

    Repurchase agreements consist of sales of U.S. Treasury notes under agreements to repurchase. They are treated as collateralized financing transactions and are recorded at their contracted repurchase amount.

    Reverse repurchase agreements consist of purchases of U.S. Treasury notes under agreements to re-sell. They are treated as collateralized financing transactions and are recorded at their contracted re-sale amount.

EARNINGS PER COMMON SHARE

    Basic earnings per share of common stock are computed by dividing net earnings by the average number of shares outstanding and certain other shares committed to, but not yet issued. Diluted earnings per share of common stock are computed by dividing net earnings by the average number of shares outstanding of common stock and all dilutive common stock equivalents outstanding during the period. All shares used in the earnings per share calculations were restated to retroactively reflect the two-for-one stock splits approved by the Board of Directors on November 19, 1997 and March 2, 1996.

    In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." SFAS 128 established new standards for computing and presenting earnings per share. SFAS No. 128 replaced the presentation of primary earnings per share with a presentation of basic earnings per share. SFAS No. 128 also requires dual presentation of basic and diluted earnings per share on the face of the statement of earnings for entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic earnings per share computation to the numerator and denominator of the diluted earnings per share computation. SFAS 128 did not have a material impact on the Company. Earnings per share information has been restated to retroactively reflect the adoption of Statement of Financial Accounting Standards No. 128.

COMMON STOCK

    On November 19, 1997, the Company's Board of Directors approved a two-for-one split of all of the outstanding shares of the Company's common stock, payable December 15, 1997 to stockholders of record at the close of business on November 28, 1997. The stated par value of each share was not changed from $0.01. In addition, the Board of Directors, approved the quarterly cash dividend at $0.05 per share on the approximately 20,000,000 common shares outstanding after the split (effectively doubling the dividend rate).

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    On March 2, 1996, the Company's Board of Directors approved a two-for-one split of all of the outstanding shares of the Company's common stock, payable March 29, 1996 to stockholders of record at the close of business on March 15, 1996. The stated par value of each share was not changed from $0.01. In addition, the Board of Directors, approved the quarterly cash dividend at $0.05 per share (pre November 1997 stock split) on the approximately 12,000,000 common shares (pre November 1997 stock split) to be outstanding after the March 2, 1996 split (effectively doubling the dividend rate), as well as the repurchase of up to one million of the new common shares (pre November 1997 stock split), on the open market or otherwise, from time to time.

    All share, share price and per share information included in the unaudited proforma consolidated financial statements has been restated to retroactively reflect the effect of the November 19, 1997 and the March 2, 1996 two-for-one stock splits.

TRANSFERS OF FINANCIAL ASSETS

    In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS 125 which establishes, among other things, new criteria for determining whether a transfer of financial assets should be accounted for as a sale or as a pledge of collateral in a secured borrowing. SFAS No. 125 also establishes new accounting requirements for pledged collateral. The Company implemented SFAS No. 125 in 1997. SFAS No. 125 did not have a material impact on the Company.

COMPREHENSIVE INCOME

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. All items that are required to be recognized under accounting standards as components of comprehensive income are required to be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

    SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

    The Company implemented SFAS No. 130 in 1997. The adoption of SFAS No. 130 did not have a material impact on the Company.

SEGMENT REPORTING

    In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers.

    SFAS No. 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments.

    SFAS No. 131 also requires that a public business enterprise report descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the enterprise's general-purpose financial statements, and changes in the measurement of segment amounts from period to period.

    The Company implemented SFAS No. 131 in 1998. The adoption of SFAS No. 131 did not have a material impact on the Company.

PENSION DISCLOSURE

    In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosure About Pensions and Other Post-retirement Benefits," which revises employers' disclosures about pension and other post-retirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other post-retirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures.

    The Company implemented SFAS No. 132 in 1998. The adoption of SFAS No. 132 did not have a material impact on the Company.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.

    This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. SFAS No. 133 is not expected to have a material impact on the Company.

FOREIGN CURRENCY TRANSLATION

    The Company's foreign revenues and expenses are translated at average current rates during each reporting period. Foreign currency transaction gains and losses are included in the unaudited proforma consolidated statement of earnings. Gains and losses resulting from translation of financial statements

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) are excluded from the unaudited proforma consolidated statement of earnings and are recorded directly to a separate component of stockholders' equity.

RECLASSIFICATIONS

    Certain reclassifications have been made to the prior years' amounts to conform to the current year's presentation.

USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2) RECEIVABLE FROM, AND PAYABLE TO, BROKERS AND DEALERS

    The following is a summary of the major categories of receivable from, and payable to, brokers and dealers as of December 31, 1998 and 1997 (in thousands of dollars):

                                                                                            1998          1997
                                                                                        ------------  ------------
Receivable from brokers and dealers:
  Securities borrowed.................................................................  $  1,922,691  $  1,197,227
  Reverse repurchase agreements.......................................................         5,066            --
  Other...............................................................................        90,333        72,437
                                                                                        ------------  ------------
                                                                                        $  2,018,090  $  1,269,664
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Payable to brokers and dealers:
  Securities loaned...................................................................  $  1,580,811  $    966,132
  Repurchase agreements...............................................................         5,061            --
  Other...............................................................................        17,034        15,573
                                                                                        ------------  ------------
                                                                                        $  1,602,906  $    981,705
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    The Company has a securities borrowed versus securities loaned business with other brokers. The Company also borrows securities to cover short sales and to complete transactions in which customers have failed to deliver securities by the required settlement date, and lends securities to other brokers and dealers for similar purposes. From these activities, the Company derives interest revenue and interest expense.

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(3) RECEIVABLE FROM, AND PAYABLE TO, CUSTOMERS, OFFICERS AND DIRECTORS

    The following is a summary of the major categories of receivables from customers, officers and directors as of December 31, 1998 and 1997 (in thousands of dollars):

                                                                                               1998        1997
                                                                                             ---------  ----------
Customers (net of allowance for uncollectible accounts of $3,427 in 1998 and $2,453 in
  1997)....................................................................................  $  92,646  $  164,099
Officers and directors.....................................................................        880       2,185
                                                                                             ---------  ----------
                                                                                             $  93,526  $  166,284
                                                                                             ---------  ----------
                                                                                             ---------  ----------

    Interest is paid on free credit balances in accounts of customers who have indicated that the funds will be used for investment at a future date. The rate of interest paid on such free credit balances varies between the thirteen-week treasury bill rate and 1% below that rate, depending upon the size of the customers' free credit balances.

(4) SECURITIES OWNED AND SECURITIES SOLD, NOT YET PURCHASED

    The following is a summary of the market value of major categories of securities owned and securities sold, not yet purchased, as of December 31, 1998 and 1997 (in thousands of dollars):

                                                                            1998                     1997
                                                                   -----------------------  ----------------------
                                                                               SECURITIES               SECURITIES
                                                                                  SOLD,                   SOLD,
                                                                   SECURITIES    NOT YET    SECURITIES   NOT YET
                                                                     OWNED      PURCHASED     OWNED     PURCHASED
                                                                   ----------  -----------  ----------  ----------
Corporate equity securities......................................  $   43,468   $  26,471   $  120,316  $  134,160
High-yield securities............................................      28,684       8,253       59,270      52,332
Corporate debt securities........................................      20,903       4,067       37,382       1,571
U.S. Government and agency obligations...........................       7,076          --       25,012          --
Other............................................................         666         574        3,075         637
                                                                   ----------  -----------  ----------  ----------
                                                                   $  100,797   $  39,365   $  245,055  $  188,700
                                                                   ----------  -----------  ----------  ----------
                                                                   ----------  -----------  ----------  ----------

(5) INVESTMENTS

    The following is a summary of the major categories of investments, as of December 31, 1998 and 1997 (in thousands of dollars):

                                                                                               1998        1997
                                                                                             ---------  ----------
Partnership interests......................................................................  $  44,638  $   64,874
Debt and equity investments................................................................     42,088      64,397
Equity and debt interests in affiliates....................................................      6,737       5,565
                                                                                             ---------  ----------
                                                                                             $  93,463  $  134,836
                                                                                             ---------  ----------
                                                                                             ---------  ----------

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(6) PREMISES AND EQUIPMENT

    The following is a summary of premises and equipment as of December 31, 1998 and 1997 (in thousands of dollars):

                                                                                                1998       1997
                                                                                              ---------  ---------
Furniture, fixtures and equipment...........................................................  $  60,365  $  56,320
Leasehold improvements......................................................................     17,316     16,338
                                                                                              ---------  ---------
Total.......................................................................................     77,681     72,658
Less accumulated depreciation and amortization..............................................     57,157     49,336
                                                                                              ---------  ---------
                                                                                              $  20,524  $  23,322
                                                                                              ---------  ---------
                                                                                              ---------  ---------

    Depreciation and amortization expense amounted to $11,766,000, $9,629,000 and $9,446,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Depreciation and amortization expense included in discontinued operations of ITGI amounted to $7,502,000, $4,614,000 and $2,034,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

(7) BANK LOANS

    Bank loans represent short-term borrowings that are payable on demand and generally bear interest at the brokers' call loan rate. At December 31, 1998, the Company had unsecured bank loans amounting to $21,000,000 with a weighted average interest rate of 5.6%. At December 31, 1997, there were no bank loans.

(8) LONG TERM DEBT

    The following summarizes long term debt outstanding at December 31, 1998 and 1997 (in thousands of dollars):

                                                                                               1998        1997
                                                                                            ----------  ----------
8 7/8% Series B Senior Notes, due 2004, less unamortized discount of $372 and $442 in 1998
  and 1997, respectively, effective rate of 9%............................................  $   49,628  $   49,558
7 1/2% Senior Notes, due 2007, less unamortized discount of $241 and $268 in 1998 and
  1997, effective rate of 8%..............................................................      99,759      99,732
                                                                                            ----------  ----------
                                                                                            $  149,387  $  149,290
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    During 1997, JEFCO obtained a NASDR approved $200,000,000 revolving credit facility to be used in connection with underwriting activities. The revolving credit facility terminates on October 30, 1999. Loans under this facility bear interest at 2.5% over either the Federal funds rate or the London Interbank Offered Rate. During 1998, there were several borrowings against the revolving credit facility. During 1997, there were no borrowings against the revolving credit facility.

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(9) INCOME TAXES

    Total income taxes for the years ended December 31, 1998, 1997 and 1996 were allocated as follows (in thousands of dollars):

                                                                                     1998       1997       1996
                                                                                  ----------  ---------  ---------
Income from continuing operations...............................................  $   22,992  $  27,334  $  17,772
Income from discontinued operations of ITGI, net of tax.........................      37,541     20,343     17,666
Stockholders' equity, for compensation expense for tax purposes in excess of
  amounts recognized for financial reporting purposes...........................     (12,804)    (1,704)    (1,568)
                                                                                  ----------  ---------  ---------
                                                                                  $   47,729  $  45,973  $  33,870
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------

    Income taxes (benefits) for the years ended December 31, 1998, 1997 and 1996 consist of the following (in thousands of dollars):

                                                                                     1998       1997       1996
                                                                                   ---------  ---------  ---------
CURRENT:
  Federal........................................................................  $  22,650  $  28,675  $  21,337
  State and city.................................................................      5,627      7,369      4,870
                                                                                   ---------  ---------  ---------
                                                                                      28,277     36,044     26,207
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
DEFERRED:
  Federal........................................................................     (3,921)    (6,388)    (7,348)
  State and city.................................................................     (1,364)    (2,322)    (1,087)
                                                                                   ---------  ---------  ---------
                                                                                      (5,285)    (8,710)    (8,435)
                                                                                   ---------  ---------  ---------
                                                                                   $  22,992  $  27,334  $  17,772
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

    Income taxes differed from the amounts computed by applying the Federal income tax rate of 35% for 1998, 1997 and 1996 as a result of the following (in thousands of dollars):

                                                                     1998                  1997                  1996
                                                             --------------------  --------------------  --------------------
                                                              AMOUNT        %       AMOUNT        %       AMOUNT        %
                                                             ---------  ---------  ---------  ---------  ---------  ---------
Computed expected income taxes.............................  $  20,718       35.0% $  24,042       35.0% $  14,765       35.0%
Increase (decrease) in income taxes resulting from:
  State and city income taxes, net of Federal income tax
    benefit................................................      2,770        4.7      3,281        4.8      2,459        5.8
  Limited deductibility of meals and entertainment.........      1,142        1.9      1,054        1.5        699        1.6
  Foreign income...........................................        654        1.1         --         --         --         --
  Non-taxable interest income..............................       (304)      (0.5)      (164)      (0.2)        --         --
  Research and development tax credits.....................       (264)      (0.5)      (264)      (0.4)      (132)      (0.3)
  Other, net...............................................     (1,724)      (2.9)      (615)      (0.9)       (19)        --
                                                             ---------        ---  ---------        ---  ---------        ---
      Total income taxes...................................  $  22,992       38.8% $  27,334       39.8% $  17,772       42.1%
                                                             ---------        ---  ---------        ---  ---------        ---
                                                             ---------        ---  ---------        ---  ---------        ---

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(9) INCOME TAXES (CONTINUED)
    The cumulative tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1998 and 1997 are presented below (in thousands of dollars):

                                                                                                1998       1997
                                                                                              ---------  ---------
Deferred tax assets:
Long-term compensation......................................................................  $  28,752  $  22,874
Lease allowances............................................................................        582        929
Accounts receivable.........................................................................      3,518      2,888
State income taxes..........................................................................      1,012      1,646
Premises and equipment......................................................................      1,361      2,298
Other.......................................................................................      1,437        742
                                                                                              ---------  ---------
      Total gross deferred tax assets.......................................................     36,662     31,377
Valuation allowance.........................................................................         --         --
                                                                                              ---------  ---------
      Net deferred tax asset, included in other assets......................................  $  36,662  $  31,377
                                                                                              ---------  ---------
                                                                                              ---------  ---------

    There was no valuation allowance for deferred tax assets as of December 31, 1998 and 1997.

    Management believes it is more likely than not that the Company will generate sufficient taxable income in the future to realize the deferred tax asset.

(10) BENEFIT PLANS

PENSION PLAN

    The Company has a defined benefit pension plan which covers certain employees of the Company and its subsidiaries. The plan is subject to the provisions of the Employee Retirement Income Security Act of 1974. Benefits are based on years of service and the employee's career average pay. The Company's funding policy is to contribute to the plan at least the minimum amount that can be deducted for Federal income tax purposes.

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(10) BENEFIT PLANS (CONTINUED)
    The following tables set forth the plan's funded status and amounts recognized in the Company's accompanying unaudited proforma consolidated statements of financial condition and unaudited proforma consolidated statements of earnings (in thousands of dollars):

                                                                                                  DECEMBER 31
                                                                                              --------------------
                                                                                                1998       1997
                                                                                              ---------  ---------
Actuarial present value of benefit obligations--accumulated benefit obligation, including vested benefits of $19,594 and $18,449 as of December 31, 1998 and 1997, respectively.....  $  21,141  $  19,777
                                                                                              ---------  ---------
Projected benefit obligation for service rendered to date...................................  $  24,837  $  22,603
Plan assets, at fair market value...........................................................     17,203     16,479
                                                                                              ---------  ---------
Excess of the projected benefit obligation over plan assets.................................      7,634      6,124
Unamortized prior service cost..............................................................        420        624
Unrecognized net transition obligation being recognized over 15 years.......................       (129)      (172)
Unrecognized net loss.......................................................................     (6,841)    (5,876)
Adjustment to recognize minimum liability...................................................      2,853      2,598
                                                                                              ---------  ---------
Pension liability included in other liabilities.............................................  $   3,937  $   3,298
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                                                                                           YEAR ENDED DECEMBER 31
                                                                                       -------------------------------
                                                                                         1998       1997       1996
                                                                                       ---------  ---------  ---------
Net pension cost included the following components:
Service cost--benefits earned during the period......................................  $   1,895  $   1,288  $   1,125
Interest cost on projected benefit obligation........................................      1,551      1,222      1,064
Expected return on plan assets.......................................................     (1,310)    (1,065)      (889)
Net amortization.....................................................................        363        178        198
                                                                                       ---------  ---------  ---------
Net periodic pension cost............................................................  $   2,499  $   1,623  $   1,498
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

    The following tables reconcile the fair value of assets and the projected benefit obligation for the years ending December 31, 1998 and 1997 (in thousands of dollars):

                                                                                        YEAR ENDED DECEMBER
                                                                                                31,
                                                                                        --------------------
                                                                                          1998       1997
                                                                                        ---------  ---------
Fair value of assets, beginning of year...............................................  $  16,479  $  13,102
Employer contributions................................................................      2,114      1,476
Benefit payments made.................................................................     (2,124)      (544)
Total investment return...............................................................        734      2,445
                                                                                        ---------  ---------
Fair value of assets, end of year.....................................................  $  17,203  $  16,479
                                                                                        ---------  ---------
                                                                                        ---------  ---------

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(10) BENEFIT PLANS (CONTINUED)

                                                                                        YEAR ENDED DECEMBER
                                                                                                31,
                                                                                        --------------------
                                                                                          1998       1997
                                                                                        ---------  ---------
Projected benefit obligation, beginning of year.......................................  $  22,603  $  16,279
Service cost..........................................................................      1,895      1,288
Interest cost.........................................................................      1,551      1,222
Actuarial gains and losses............................................................        763      4,358
Benefits paid.........................................................................     (2,124)      (544)
Plan amendments.......................................................................        149         --
                                                                                        ---------  ---------
Projected benefit obligation, end of year.............................................  $  24,837  $  22,603
                                                                                        ---------  ---------
                                                                                        ---------  ---------

    The net periodic pension costs above include the costs related to discontinued operations of ITGI of $385,000, $208,000 and $151,000 in 1998, 1997 and 1996, respectively.

    The plan assets consist of approximately 60% equities and 40% fixed income securities.

    The weighted average discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 6.75% and 5.00%, respectively, in 1998, 7.00% and 5.00%, respectively, in 1997 and 7.50% and 5.00%, respectively, in 1996. The expected long-term rate of return on assets was 8.40% in 1998, 1997 and 1996.

STOCK COMPENSATION PLANS

    In October 1995, the FASB issued SFAS 123, "Accounting for Stock-Based Compensation." SFAS 123 defines a fair value based method of accounting for an employee stock option or similar instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it allows an entity to continue to measure compensation cost for these plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net earnings and earnings per share, as if the fair value based method of accounting defined in SFAS 123 had been applied. The Company implemented the statement during the year ended December 31, 1996.

    At December 31, 1998, the Company had six stock-based compensation plans, which are described below. The Company applied APB Opinion No. 25 in accounting for their plans. Accordingly, no compensation cost has been recognized for fixed stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS 123, the Company's

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(10) BENEFIT PLANS (CONTINUED)
net earnings and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands of dollars, except per share amounts):

                                                                                     1998       1997       1996
                                                                                   ---------  ---------  ---------
Net earnings:
  As reported....................................................................  $  69,682  $  63,567  $  43,560
  Pro forma......................................................................  $  65,240  $  58,927  $  40,102

Basic earnings per share:
  As reported....................................................................  $    3.12  $    2.95  $    1.90
  Pro forma......................................................................  $    2.92  $    2.73  $    1.75

Diluted earnings per share:
  As reported....................................................................  $    2.96  $    2.80  $    1.84
  Pro forma......................................................................  $    2.77  $    2.60  $    1.69

1993 PLAN

    The Company has a Stock Ownership and Long-Term Incentive Plan (1993 Plan) which allows awards in the form of incentive stock options (within the meaning of Section 422 of the Internal Revenue code), nonqualified stock options, stock appreciation rights, restricted stock, unrestricted stock, performance awards, dividend equivalents or other stock based awards. The maximum number of shares of common stock of the Company with respect to which any awards may be made in any calendar year during the term of the 1993 Plan may not exceed 20% of the number of shares of common stock issued and outstanding as of the first day of the calendar year in which awards are made, less the number of shares of common stock reserved for issuance with respect to, or underlying, any award, made pursuant to the 1993 Plan or any predecessor plan, as of such date. The 1993 Plan provides flexibility as to exercise price and term of each option.

DIRECTOR PLAN

    The Company, also, has a Non-Employee Directors' Stock Option Plan (Director
Plan) which provides for an annual grant to each non-employee director of an option to purchase 2,000 shares of the Company's common stock. Such grants will be made automatically on the date directors are elected or reelected at the Company's annual meeting. In addition, the Director Plan provides for the automatic grant to a non-employee director, at the time he or she is first elected or appointed, of an option to purchase 5,000 shares of the Company's common stock. A total of 300,000 shares of the Company's common stock are reserved under the Director Plan. Under the Director Plan, the exercise price of each option equals the market price of the Company's stock on the date of grant and the option's maximum term is five years.

1996 PLAN

    Additionally, in 1996, the Company established a Non-Employee Directors' Deferred Compensation Plan (1996 Plan). The 1996 Plan permits each non-employee director to elect to be paid annual retainer fees and annual fees for service as chairman or a member of a Board committee in the

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(10) BENEFIT PLANS (CONTINUED)
form of stock options and to defer receipt of any director fees in an interest-bearing cash account or as deferred shares in a deferred share account. A total of 200,000 shares of the Company's common stock are reserved under the 1996 Plan. Under the 1996 Plan, the exercise price of each option equals the market price of the Company's stock on the date of grant and the options expire ten years after the date of grant.

UNITED KINGDOM CAPITAL ACCUMULATION PLAN

    The Company has a United Kingdom Capital Accumulation Plan (UK CAP) for certain officers and key employees of the Company who work in the United Kingdom. Participation in the plan is optional, with those who elect to participate agreeing to defer graduated percentages of their compensation. The UK CAP allows selected employees to acquire the Company's common stock (through the granting of stock options) at a 15% discount with 40% of the amount deferred. The remaining 60% of the amount deferred is placed in a Profit-Based Deferred Compensation Account that earns interest at a rate based on the performance of the Company.

OPTIONS ISSUED UNDER ALL PLANS

    The fair value of all option grants for all the Company's plans are estimated on the date of grant using the Black-Scholes option-pricing model with the weighted-average assumptions used for all fixed option grants in 1998, 1997 and 1996, respectively: dividend yield of 0.6%, 0.4%, and 0.6%; expected volatility of 32.6%, 33.4%, and 33.3%; risk-free interest rates of 5.5%, 6.4%, and 5.4%; and expected lives of 5.0 years, 5.5 years, and 3.3 years.

    A summary of the status of Company stock options in all its stock-based plans as of December 31, 1998, 1997 and 1996 and changes during the year then ended is presented below:

                                                             1998                    1997                     1996
                                                    ----------------------  -----------------------  -----------------------
                                                                 WEIGHTED                WEIGHTED                 WEIGHTED
                                                                 AVERAGE                  AVERAGE                  AVERAGE
                                                                 EXERCISE                EXERCISE                 EXERCISE
                                                      SHARES      PRICE       SHARES       PRICE       SHARES       PRICE
                                                    ----------  ----------  ----------  -----------  ----------  -----------
Outstanding at beginning of year..................   1,829,033  $    12.05   1,702,000   $    9.35    1,467,832   $    6.34
Granted...........................................     377,949       39.70     367,061       22.91      594,628       13.28
Exercised.........................................    (748,142)       7.93    (240,028)       9.48     (352,460)       3.47
Forfeited.........................................     (16,023)      40.00          --          --       (8,000)       8.13
                                                    ----------              ----------               ----------
Outstanding at end of year........................   1,442,817       21.12   1,829,033       12.05    1,702,000        9.35
                                                    ----------              ----------               ----------
                                                    ----------              ----------               ----------
Options exercisable at year-end...................     941,955               1,349,124                  858,996
                                                    ----------              ----------               ----------
                                                    ----------              ----------               ----------
Weighted-average fair value of options granted
  during the year.................................              $    13.43               $   10.05                $    4.19

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(10) BENEFIT PLANS (CONTINUED)
    The following table summarizes information about stock options outstanding at December 31, 1998:

                                                               OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                                                    ------------------------------------------  -------------------------
                                                       NUMBER        WEIGHTED                      NUMBER
                                                    OUTSTANDING       AVERAGE       WEIGHTED    EXERCISABLE    WEIGHTED
                                                         AT          REMAINING       AVERAGE         AT         AVERAGE
                                                    DECEMBER 31,    CONTRACTUAL     EXERCISE    DECEMBER 31,   EXERCISE
RANGE OF EXERCISE PRICES                                1998       LIFE (YEARS)       PRICE         1998         PRICE
--------------------------------------------------  ------------  ---------------  -----------  ------------  -----------
$1.28 to 9.99.....................................      346,437            0.8      $    7.33       302,470    $    7.60
$10.00 to 19.99...................................      412,600            0.7          14.20       408,600        14.21
$20.00 to 29.99...................................      287,532            3.4          22.56       217,532        22.06
$30.00 to 39.99...................................       45,000            8.2          32.15         5,000        35.38
$40.00 to 47.94...................................      351,248            4.1          40.26         8,353        47.68
                                                    ------------                                ------------
$1.28 to 47.94....................................    1,442,817            2.3          21.12       941,955        14.31
                                                    ------------                                ------------
                                                    ------------                                ------------

PERFORMANCE-BASED STOCK OPTIONS

    While the 1993 Plan allows for the granting of performance-based stock options, no such options were granted during 1998, 1997 and 1996, and no such options were outstanding at December 31, 1998, 1997 and 1996.

RESTRICTED STOCK

    The 1993 Plan allows for grants of restricted stock awards, whereby certain key employees are granted restricted shares of common stock subject to forfeiture until the restrictions lapse or terminate. With certain exceptions, the employee must remain with the Company for a period of years after the date of grant to receive the full number of shares granted. During 1998, 1997 and 1996, there were restricted stock awards of 183,947 shares, 198,888 shares and 49,264 shares, respectively, with a corresponding market value of $6,488,000, $4,189,000 and $624,000, respectively. Certain grants are expensed over the vesting periods of one to three years, while others have been granted in settlement of previously accrued compensation liabilities. The compensation cost, excluding the cost associated with the settlement of previously accrued compensation liabilities, charged against earnings was $993,000, $1,142,000 and $394,000 in 1998, 1997 and 1996, respectively. As of December 31, 1998, 1997 and
1996, restricted stock shares outstanding were 381,585 shares, 203,468 shares and 95,160 shares, respectively.

EMPLOYEE STOCK PURCHASE PLAN

    The Company has an Employee Stock Purchase Plan (ESPP). All regular full-time employees are eligible for the ESPP. Employee contributions are voluntary and are made via payroll deduction. The employee contributions are used to purchase the Company's common stock which is then held in an outside trust account. The Company matches employee contributions at a rate of 15% (more, if profits exceed targets set by the Company's Board of Directors). The Company's match vests after two years. The Company recognizes compensation cost related to its ESPP matching. The compensation cost charged against continuing operations was $293,000, $187,000 and $213,000 in 1998, 1997 and 1996,

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(10) BENEFIT PLANS (CONTINUED)
respectively. The charge against discontinued operations was $4,000, $41,000 and $37,000 in 1998, 1997 and 1996, respectively.

CAPITAL ACCUMULATION PLAN

    The Company has a Capital Accumulation Plan (CAP) for certain officers and key employees of the Company. Participation in the plan is optional, with those who elect to participate agreeing to defer graduated percentages of their compensation. The plan allows selected employees to acquire the Company's common stock at a 15% discount with 50% of the amount deferred. The remaining 50% of the amount deferred is placed in a Profit-Based Deferred Compensation Account that earns interest at a rate based on the performance of the Company.

    The Company will from time to time repurchase shares of its common stock in the open market for use in both the CAP and UK CAP plans. The Company has acquired 2,580,034 shares since the inception of the plans (CAP in 1993 and UK CAP in 1995) and has made distributions of 653,410 shares. The Company recognizes compensation cost related to the 15% discount and interest on Profit-Based Deferred Compensation Accounts. The compensation cost charged against continuing operations was $4,115,000, $4,480,000 and $2,448,000 in 1998, 1997
and 1996, respectively. The charge against discontinued operations was $219,000, $354,000 and $294,000 in 1998, 1997 and 1996, respectively.

PROFIT SHARING PLAN

    The Company has a profit sharing plan, covering substantially all employees, which includes a salary reduction feature designed to qualify under Section 401-K of the Internal Revenue Code. Expenses of this plan related to continuing operations amounted to $6,778,000, $6,222,000 and $4,454,000 in 1998, 1997 and
1996, respectively. Expenses of this plan related to discontinued operations amounted to $2,362,000, $1,701,000 and $1,259,000 in 1998, 1997 and 1996,
respectively.

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(11) EARNINGS PER SHARE

    The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the years 1998, 1997 and 1996 (in thousands of dollars, except per share amounts):

                                                                                YEAR ENDED DECEMBER 31,
                                                                     ---------------------------------------------
                                                                       1998              1997              1996
                                                                     ---------  -----------------------  ---------
Earnings from continuing operations................................  $  36,201         $  41,356         $  24,414
Discontinued operations of ITGI, net of tax........................     33,481            22,211            19,146
                                                                     ---------           -------         ---------
Net earnings for basic earnings per share..........................     69,682            63,567            43,560
Earnings adjustment--stock options on subsidiary...................     (1,672)             (890)             (501)
                                                                     ---------           -------         ---------
Adjusted earnings for diluted earnings per share...................  $  68,010         $  62,677         $  43,059
                                                                     ---------           -------         ---------
                                                                     ---------           -------         ---------
Shares of common stock and common stock equivalents:
Average number of common shares....................................     20,902            20,148            21,644
Capital Accumulation Plan unissued shares..........................      1,444             1,404             1,336
                                                                     ---------           -------         ---------
Average shares used in basic computation...........................     22,346            21,552            22,980
Stock options......................................................        508               651               398
Other unissued common shares.......................................        100               146                32
                                                                     ---------           -------         ---------
Average shares used in diluted computation.........................     22,954            22,349            23,410
                                                                     ---------           -------         ---------
                                                                     ---------           -------         ---------
Earnings per share:
Basic:
Earnings from continuing operations................................  $    1.62         $    1.92         $    1.06
Discontinued operations of ITGI, net of tax........................       1.50              1.03              0.84
                                                                     ---------           -------         ---------
Net earnings.......................................................  $    3.12         $    2.95         $    1.90
                                                                     ---------           -------         ---------
                                                                     ---------           -------         ---------
Diluted:
Earnings from continuing operations................................  $    1.58         $    1.85         $    1.04
Discontinued operations of ITGI, net of tax........................       1.38              0.95              0.80
                                                                     ---------           -------         ---------
Net earnings.......................................................  $    2.96         $    2.80         $    1.84
                                                                     ---------           -------         ---------
                                                                     ---------           -------         ---------

    The Company had no anti-dilutive securities during 1998, 1997 and 1996.

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(12) LEASES

    As lessee, the Company leases certain premises and equipment under noncancelable agreements expiring at various dates through 2014. Future minimum lease payments for all noncancelable operating leases at December 31, 1998 are as follows (in thousands of dollars):

                                                                              DISCONTINUED   CONTINUING
                                                                               OPERATIONS    OPERATIONS     TOTAL
                                                                              -------------  -----------  ---------
1999........................................................................    $   3,059     $   9,632   $  12,619
2000........................................................................        3,116        10,803      13,919
2001........................................................................        2,712         9,696      12,408
2002........................................................................        2,524         6,460       8,984
2003........................................................................        2,914         6,008       8,922
Thereafter..................................................................       18,818        54,280      73,098

    Rental expense related to continuing operations amounted to $7,295,000, $5,742,000 and $4,859,000, in 1998, 1997 and 1996, respectively. Rental expense related to discontinued operations amounted to $2,556,000, $2,600,000 and $1,900,000, in 1998, 1997 and 1996, respectively.

(13) FINANCIAL INSTRUMENTS

OFF-BALANCE SHEET RISK

    The Company has contractual commitments arising in the ordinary course of business for securities loaned or purchased under agreements to sell, securities sold but not yet purchased, repurchase agreements, future purchases and sales of foreign currencies, securities transactions on a when-issued basis, options contracts, futures index contracts, and underwriting. Each of these financial instruments and activities contains varying degrees of off-balance sheet risk whereby the market values of the securities underlying the financial instruments may be in excess of, or less than, the contract amount. The settlement of these transactions is not expected to have a material effect upon the Company's unaudited proforma consolidated financial statements.

    In the normal course of business, the Company had letters of credit outstanding aggregating $35,825,000 at December 31, 1998 to satisfy various collateral requirements in lieu of depositing cash or securities.

    The Company has derivative financial instrument positions in foreign exchange forward contracts, option contracts, and index futures contracts, all of which are measured at fair value with realized and unrealized gains and losses recognized in earnings. The foreign exchange forward contract positions are generally taken to lock in the dollar cost or proceeds of foreign currency commitments associated with unsettled foreign denominated securities purchases or sales. The average maturity of the forward contracts is generally less than two weeks. The option positions taken are generally part of a strategy in which offsetting equity positions are taken. The index futures positions are taken as a hedge against securities positions.

    The gross contracted or notional amount of index futures contracts, options contracts, and foreign exchange forward contracts, which are not reflected in the unaudited proforma consolidated statements of financial condition, is set forth in the table below and provide only a measure of the Company's involvement in these contracts at December 31, 1998 and 1997. They do not represent amounts subject

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(13) FINANCIAL INSTRUMENTS (CONTINUED)
to market risk and, in many cases, serve to reduce the Company's overall exposure to market and other risks (in thousands of dollars):

                                                                                   NOTIONAL OR CONTRACTED AMOUNT
                                                                           ----------------------------------------------
                                                                                    1998                    1997
                                                                           ----------------------  ----------------------

                                                                            PURCHASE      SALE      PURCHASE      SALE
                                                                           -----------  ---------  -----------  ---------
Index futures contracts..................................................   $      --   $   3,559   $      --   $   8,173
Option contracts.........................................................       2,950       2,927       6,277       4,803
Foreign exchange forward contracts.......................................          --       8,759         430       4,461

FAIR VALUE OF DERIVATIVE FINANCIAL INSTRUMENTS

    The following is an aggregate summary of the average 1998 and 1997 and December 31, 1998 and 1997 fair values of derivative financial instruments (in thousands of dollars):

                                                                               1998                          1997
                                                                   ----------------------------  ----------------------------
                                                                     AVERAGE     END OF PERIOD     AVERAGE     END OF PERIOD
                                                                   -----------  ---------------  -----------  ---------------
Index futures contracts:
  In a favorable position........................................   $      42      $      --      $      55      $      --
  In an unfavorable position.....................................         150            178            204            149
Option contracts:
  Purchase.......................................................         500            666            682            799
  Sale...........................................................         506            574            372            637
Foreign exchange forward contracts:
  Purchase.......................................................       2,093             --          3,406            430
  Sale...........................................................       6,623          8,759          3,291          4,461

CREDIT RISK

    In the normal course of business, the Company is involved in the execution, settlement and financing of various customer and principal securities transactions. Customer activities are transacted on a cash, margin or delivery-versus-payment basis. Securities transactions are subject to the risk of counterparty or customer nonperformance. However, transactions are collateralized by the underlying security, thereby reducing the associated risk to changes in the market value of the security through settlement date or to the extent of margin balances.

    The Company seeks to control the risk associated with these transactions by establishing and monitoring credit limits and by monitoring collateral and transaction levels daily. The Company may require counterparties to deposit additional collateral or return collateral pledged. In the case of aged securities failed to receive, the Company may, under industry regulations, purchase the underlying securities in the market and seek reimbursement for any losses from the counterparty.

CONCENTRATION OF CREDIT RISK

    As a major securities firm, the Company's activities are executed primarily with and on behalf of other financial institutions, including brokers and dealers, banks and other institutional customers. Concentrations of credit risk can be affected by changes in economic, industry or geographical factors. The Company seeks to control its credit risk and the potential risk concentration through a variety of reporting and control procedures, including those described in the preceding discussion of credit risk.

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(14) OTHER COMPREHENSIVE INCOME

    The following summarizes other comprehensive income and accumulated other comprehensive income at December 31, 1998 and for the year then ended (in thousands of dollars):

                                                           BEFORE-TAX    INCOME TAX    NET-OF-TAX
                                                             AMOUNT      OR BENEFIT      AMOUNT
                                                           -----------  -------------  -----------
Currency translation adjustments.........................   $     573     $      --     $     573
Minimum pension liability adjustment.....................        (254)          105          (149)
                                                                -----         -----         -----
Other comprehensive income (loss)........................   $     319     $     105     $     424
                                                                -----         -----         -----
                                                                -----         -----         -----

                                                                     MINIMUM     ACCUMULATED
                                                      CURRENCY       PENSION        OTHER
                                                     TRANSLATION    LIABILITY   COMPREHENSIVE
                                                     ADJUSTMENTS   ADJUSTMENT   INCOME (LOSS)
                                                    -------------  -----------  --------------
Beginning balance.................................    $    (622)    $  (1,520)    $   (2,142)
Change in 1998....................................          573          (149)           424
                                                          -----    -----------       -------
Ending balance....................................    $     (49)    $  (1,669)    $   (1,718)
                                                          -----    -----------       -------
                                                          -----    -----------       -------

    The following summarizes other comprehensive income and accumulated other comprehensive income at December 31, 1997 and for the year then ended (in thousands of dollars):

                                                           BEFORE-TAX    INCOME TAX    NET-OF-TAX
                                                             AMOUNT      OR BENEFIT      AMOUNT
                                                           -----------  -------------  -----------
Currency translation adjustments.........................   $    (526)    $      --     $    (526)
Minimum pension liability adjustment.....................      (1,645)          678          (967)
                                                           -----------        -----    -----------
Other comprehensive income (loss)........................   $  (2,171)    $     678     $  (1,493)
                                                           -----------        -----    -----------
                                                           -----------        -----    -----------

                                                                     MINIMUM     ACCUMULATED
                                                      CURRENCY       PENSION        OTHER
                                                     TRANSLATION    LIABILITY   COMPREHENSIVE
                                                     ADJUSTMENTS   ADJUSTMENT   INCOME (LOSS)
                                                    -------------  -----------  --------------
Beginning balance.................................    $     (96)    $    (553)    $     (649)
Change in 1997....................................         (526)         (967)        (1,493)
                                                          -----    -----------       -------
Ending balance....................................    $    (622)    $  (1,520)    $   (2,142)
                                                          -----    -----------       -------
                                                          -----    -----------       -------

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(14) OTHER COMPREHENSIVE INCOME (CONTINUED)
    The following summarizes other comprehensive income and accumulated other comprehensive income at December 31, 1996 and for the year then ended (in thousands of dollars):

                                                            BEFORE-TAX     INCOME TAX    NET-OF-TAX
                                                              AMOUNT       OR BENEFIT      AMOUNT
                                                           -------------  -------------  -----------
Currency translation adjustments.........................    $     426      $      --     $     426
Minimum pension liability adjustment.....................           58            (25)           33
                                                                 -----            ---         -----
Other comprehensive income (loss)........................    $     484      $     (25)    $     459
                                                                 -----            ---         -----
                                                                 -----            ---         -----

                                                                      MINIMUM      ACCUMULATED
                                                      CURRENCY        PENSION         OTHER
                                                     TRANSLATION     LIABILITY    COMPREHENSIVE
                                                     ADJUSTMENTS    ADJUSTMENT    INCOME (LOSS)
                                                    -------------  -------------  --------------
Beginning balance.................................    $    (522)     $    (586)     $   (1,108)
Change in 1996....................................          426             33             459
                                                          -----          -----         -------
Ending balance....................................    $     (96)     $    (553)     $     (649)
                                                          -----          -----         -------
                                                          -----          -----         -------

(15) NET CAPITAL REQUIREMENTS

    As registered broker-dealers, JEFCO, ITG and W & D are subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital. JEFCO, ITG and W & D have elected to use the alternative method permitted by the Rule, which requires that they each maintain minimum net capital, as defined, equal to the greater of $250,000 or 2% of the aggregate debit balances arising from customer transactions, as defined.

    At December 31, 1998, JEFCO's, ITG's and W & D's net capital was $217,367,000, $71,996,000, and $2,026,000, respectively, which exceeded minimum net capital requirements by $213,362,000, $71,746,000, and $1,776,000, respectively.

(16) CONTINGENCIES

    IN RE NASDAQ MARKET-MAKERS ANTITRUST LITIGATION. Beginning in July 1994, antitrust class actions were commenced against JEFCO and 33 other defendants in various federal courts (the "Lawsuits"). Following the filing of the Lawsuits, the Antitrust Division of the United States Department of Justice ("DOJ") and the Commission commenced investigations into certain issues related to the allegations of the Lawsuits. In August 1996, the DOJ entered into an antitrust consent decree with 24 defendants who are market makers in Nasdaq stocks. JEFCO was neither asked nor required to settle with the DOJ. Shortly after the DOJ settlement, the Commission filed a Section 21(a) report against the National Association of Securities Dealers, Inc. ("NASD"), criticizing various practices by market makers, and the NASD for failing to adequately police or discipline the market makers for those practices. However, the Commission did not take any action at that time against the market maker firms.

    In October 1994, the Lawsuits were consolidated for discovery purposes in the United States District Court for the Southern District of New York (the "Court"). The consolidated complaint alleges

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(16) CONTINGENCIES (CONTINUED)
that the defendants violated the antitrust laws by conspiring to fix the spread paid by plaintiffs and class members to trade in certain Nasdaq securities, by refusing to quote bids and asks in so-called odd-eighths. The cases purport to be brought on behalf of all persons who purchased or sold certain securities on the Nasdaq National Market System during the period May 1, 1989 to May 27, 1994. The plaintiffs seek damages in an unspecified amount.

    In order to avoid the uncertainties of litigation, JEFCO has entered into a settlement agreement which received the preliminary approval of the Court on October 15, 1997. The settlement received the final approval of the Court on November 9, 1998. The amount of the settlement has been previously provided for and will not have a material adverse effect on the Company.

    INCOME TAXES. The Company received a "30-day letter" proposing certain adjustments which, if sustained, would result in a tax deficiency of approximately $10.0 million plus interest. Substantially all of the proposed adjustments relate to Investment Technology Group, Inc., the Company's approximately 80.5% owned subsidiary and include (i) the disallowance of deductions taken in connection with the termination of certain compensation plans at the time of Investment Technology Group's initial public offering in 1994 and (ii) the disallowance of tax credits taken in connection with certain research and development expenditures. The Company intends to vigorously contest the proposed adjustments and believes that resolution of this matter will not have a material adverse effect on the Company.

    OTHER. Many aspects of the Company's business involve substantial risks of liability. In the normal course of business, the Company and its subsidiaries have been named as defendants or co-defendants in lawsuits involving primarily claims for damages. The Company's management believes that pending litigation will not have a material adverse effect on the Company.

(17) SEGMENT REPORTING

    The Company's operations have been classified into two business segments:
Financial Services and ITGI. The Financial Services segment includes the traditional securities brokerage and investment banking activities of the Company. The ITGI segment includes the automated equity trading and transaction research activities of ITGI and its subsidiaries.

    On March 17, 1998, Group and ITGI jointly announced plans for a series of transactions (the "Transactions") that would result in the separation of ITGI from the other Group businesses. Group would transfer all non-ITGI assets and liabilities to the Company (the "Transfers"). After the Transfers, Group's 15 million shares of ITGI would be its only asset. Group would then distribute all of the common stock of the Company to the Group stockholders (the "Spin-Off"). Immediately following the Spin-Off, ITGI would merge with and into Group with Group as the surviving corporation (the "Merger"). In connection with the Merger, Group would be renamed Investment Technology Group, Inc. (the "Surviving Corporation"). Subject to the terms and conditions of the merger agreement, each issued and outstanding share of ITGI common stock (other than any shares held by Group or held in the Treasury of ITGI) will be converted into the right to receive a number of shares of common stock of the Surviving Corporation equal to the ratio derived after dividing the number of shares of Group Common Stock outstanding immediately prior to the effective time of the Merger by

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(17) SEGMENT REPORTING (CONTINUED)
the number of shares of ITGI Common Stock owned by Group immediately prior to the effective time of the Merger.

    As a result of the Transactions, Group stockholders will own 100% of the Company and approximately 80.5% of the Surviving Corporation. The public ITGI stockholders will own 19.5% of the Surviving Corporation, the same proportionate ownership they held in ITGI prior to the Transactions.

    On March 12, 1999, Group received tax rulings from the Internal Revenue Service (the "IRS") with the concurrence of the IRS concerning the tax-free treatment of the Transfers and the Spin-Off for Group and its stockholders, respectively. On March 17, 1999, Group's Board of Directors unanimously approved the Transfers and the Spin-Off. The Transactions are contingent on a number of factors, including receipt of stockholders approvals.

    In anticipation of the Spin-Off, Group liquidated its CAP plan, a deferred compensation plan consisting of cash and stock, to nearly 200 employees on January 25, 1999. The liquidation of this plan resulted in a capital infusion into the Company and in employees receiving approximately 1.5 million shares of Group.

    Financial information for the discontinued business segment is summarized as follows (in thousands of dollars):

ITGI CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1998        1997
                                                                        ----------  ----------
ASSETS
Cash and cash equivalents.............................................  $   77,324  $   14,263
Securities owned......................................................      39,615      37,358
Receivables from brokers, dealers and others..........................      24,127      10,131
Premises and equipment................................................      19,662      19,506
Other assets..........................................................      19,784      32,383
                                                                        ----------  ----------
                                                                        $  180,512  $  113,641
                                                                        ----------  ----------
                                                                        ----------  ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses.................................  $   36,515  $   19,875
Securities sold, not yet purchased....................................         288           3
                                                                        ----------  ----------
                                                                            36,803      19,878
Stockholders' equity..................................................     143,709      93,763
                                                                        ----------  ----------
                                                                        $  180,512  $  113,641
                                                                        ----------  ----------
                                                                        ----------  ----------

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(17) SEGMENT REPORTING (CONTINUED)
COMPONENTS OF INVESTMENT IN DISCONTINUED OPERATIONS OF ITGI:

Stockholders' equity of ITGI............................  $ 143,709  $  93,763
Add: Goodwill on Company's books related to ITGI........      5,300      1,635
Less: Deferred taxes on ITGI initial public offering
  gain..................................................    (12,922)   (13,766)
Less: Minority interest in ITGI.........................    (27,754)   (16,575)
                                                          ---------  ---------
Investment in discontinued operations of ITGI...........  $ 108,333  $  65,057
                                                          ---------  ---------
                                                          ---------  ---------

ITGI CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                                                YEAR ENDED DECEMBER 31,
                                                           ----------------------------------
                                                              1998        1996        1997
                                                           ----------  ----------  ----------
Revenues.................................................  $  212,205  $  137,042  $  111,556
Expenses.................................................     131,270      89,782      70,555
                                                           ----------  ----------  ----------
Earnings before income tax expense.......................      80,935      47,260      41,001
Income tax expense.......................................      37,541      20,343      17,666
                                                           ----------  ----------  ----------
Net earnings.............................................  $   43,394  $   26,917  $   23,335
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

COMPONENTS OF DISCONTINUED OPERATIONS OF ITGI:

Net earnings of ITGI..........................  $  43,394  $  26,917  $  23,335
Less: Company's spin-off related expenses.....      1,936         --         --
Less: Minority interest in ITGI...............      7,977      4,706      4,189
                                                ---------  ---------  ---------
Discontinued operations of ITGI...............  $  33,481  $  22,211  $  19,146
                                                ---------  ---------  ---------
                                                ---------  ---------  ---------

CAPITALIZED SOFTWARE

    ITGI capitalizes software development costs where technological feasibility of the product has been established. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life and changes in software and hardware technologies. The Company is amortizing capitalized software costs using the straight-line method over one to two years, with an average remaining life of under two years. Amortization begins when the product is available for release to the customers. As of December 31, 1998 and 1997, respectively, the Company had $6.5 million and $6.0 million of capitalized software costs, net of accumulated amortization included in investment in discontinued operations of ITGI. In 1998, 1997 and 1996, the Company amortized software costs of $3.5 million, $1.5 million, and $1.4 million, respectively.

    Research and development expenses related to software were $11.0 million, $8.4 million and $6.8 million in 1998, 1997 and 1996, respectively. In 1998, 1997 and 1996, $4.0 million, $4.4 million and $1.6 million, respectively, were capitalized.

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(17) SEGMENT REPORTING (CONTINUED)
GOODWILL

    At December 31, 1998 and 1997, excess of purchase price over net assets acquired remaining was $6,673,000 and $3,556,000, net of accumulated amortization of $4,174,000 and $3,436,000, respectively and is included in other assets on ITGI's Condensed Consolidated Statements of Financial Condition.

BENEFIT PLANS

    In 1994 ITGI, established the 1994 Employee Stock Option and Long-Term Incentive Plan (ITGI Plan) which allows for the granting of options to purchase a total of 3,650,000 shares of ITGI common stock. In 1995, the ITGI Board of Directors adopted, and the ITGI stockholders approved, the Non-Employee Directors' Plan (ITGI Director Plan). The ITGI Director Plan generally provides for an annual grant to each non-employee director an option to purchase 2,500 shares of ITGI common stock. In addition, the ITGI Director Plan provides for the automatic grant to a non-employee director, at the time he or she is initially elected, a stock option to purchase 10,000 shares of ITGI common stock. Stock options granted under the ITGI Director Plan are non-qualified stock options having an exercise price equal to 100% of the fair market value of ITGI common stock at the date of grant. A total of 125,000 shares of ITGI common stock are reserved for issuance under the ITGI Director Plan. There were a total of 3,458,216 fixed stock options outstanding and 18,220,968 ITGI common stock shares outstanding as of December 31, 1997. There were a total of 2,888,106 fixed stock options outstanding and 18,590,361 ITGI common stock shares outstanding as of December 31, 1998.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the weighted-average assumptions used for all fixed option grants in 1998, 1997 and 1996, respectively: dividend yield of 0.0%, 0.0% and 0.0%; expected volatility of 45%, 54% and 49%; risk-free interest rates of 5.5%, 6.6% and 6.1%; and expected lives of 7 years, 5 years and 4 years.

    The following table summarizes information about stock options outstanding at December 31, 1998:

                                   OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                        ------------------------------------------  -------------------------
                           NUMBER        WEIGHTED                      NUMBER
                        OUTSTANDING       AVERAGE       WEIGHTED    EXERCISABLE    WEIGHTED
                             AT          REMAINING       AVERAGE         AT         AVERAGE
  RANGE OF EXERCISE     DECEMBER 31,    CONTRACTUAL     EXERCISE    DECEMBER 31,   EXERCISE
             PRICES         1998       LIFE (YEARS)       PRICE         1998         PRICE
----------------------  ------------  ---------------  -----------  ------------  -----------
 7.$50-- 9.99.......        445,909            1.9      $    9.08       445,909    $    9.08
10.$00--14.99.......      1,167,117            0.9      $   12.30     1,167,117    $   12.30
15.$00--19.99.......        157,976            3.4      $   19.22        73,256    $   18.94
20.$00--24.99.......      1,019,604            3.1      $   22.21     1,010,000    $   22.19
25.$00--29.99.......         92,500            8.4      $   27.80        26,000    $   27.97
30.$00--32.10.......          5,000            4.3      $   32.10            --           --
                        ------------                                ------------
7.5$0--32.10........      2,888,106            2.2      $   16.21     2,722,282    $   15.77
                        ------------                                ------------
                        ------------                                ------------

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(17) SEGMENT REPORTING (CONTINUED)
CASH PAID FOR INTEREST AND INCOME TAXES

    The interest paid and income taxes paid amounts included in the Unaudited Proforma Consolidated Statements of Cash Flows included amounts related to discontinued operations of ITGI (in thousands of dollars).

                                                                 1998       1997       1996
                                                               ---------  ---------  ---------
Interest paid................................................  $      20  $     146  $     223
Income taxes paid to affiliate...............................  $  30,296  $  19,947  $  18,798

(18) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following is a summary of unaudited quarterly statements of earnings for the years ended December 31, 1998 and 1997 (in thousands of dollars, except per share amounts):

                                                         MARCH        JUNE     SEPTEMBER    DECEMBER      YEAR
                                                       ----------  ----------  ----------  ----------  ----------
1998
Revenues.............................................  $  163,848  $  149,699  $  124,041  $  153,027  $  590,615
Earnings before income taxes.........................      19,226      16,751       6,830      16,386      59,193
Earnings from continuing operations..................      11,568      10,101       4,916       9,616      36,201
Earnings from discontinued operations
  of ITGI............................................       5,908       7,725      10,760       9,088      33,481
Net earnings.........................................      17,476      17,826      15,676      18,704      69,682
Basic:
Earnings from continuing operations
  per share..........................................        0.52        0.46        0.22        0.42        1.62
Net earnings per share...............................        0.79        0.80        0.70        0.82        3.12
Diluted:
Earnings from continuing operations
  per share..........................................        0.51        0.44        0.21        0.42        1.58
Net earnings per share...............................        0.75        0.76        0.66        0.79        2.96

1997
Revenues.............................................  $  116,993  $  165,448  $  152,090  $  196,311  $  630,842
Earnings before income taxes.........................      10,206      21,402      15,079      22,003      68,690
Earnings from continuing operations..................       6,031      13,122       9,073      13,130      41,356
Earnings from discontinued operations
  of ITGI............................................       5,366       6,626       5,347       4,872      22,211
Net earnings.........................................      11,397      19,748      14,420      18,002      63,567
Basic:
Earnings from continuing operations
  per share..........................................        0.28        0.61        0.42        0.61        1.92
Net earnings per share...............................        0.53        0.92        0.67        0.83        2.95
Diluted:
Earnings from continuing operations
  per share..........................................        0.27        0.59        0.41        0.59        1.85
Net earnings per share...............................        0.50        0.87        0.63        0.79        2.80

                                                                      Appendix A

                          AGREEMENT AND PLAN OF MERGER

    Agreement and Plan of Merger (this "AGREEMENT"), dated as of the 17th day of March, 1999, by and between JEFFERIES GROUP, INC., a Delaware corporation ("JEFG"), and INVESTMENT TECHNOLOGY GROUP, INC., a Delaware corporation ("ITGI", and, together with JEFG, the "CONSTITUENT CORPORATIONS").

    WHEREAS, the Board of Directors of JEFG has approved the business transactions pursuant to which all the assets, businesses and Liabilities (as defined below) of ITGI and its subsidiaries will be separated from all other assets, businesses and Liabilities of JEFG;

    WHEREAS, JEFG and JEF Holding Company, Inc., a Delaware corporation and wholly-owned subsidiary of JEFG ("HOLDING"), concurrently herewith are entering into a Distribution Agreement (the "DISTRIBUTION AGREEMENT"), which provides that (x) JEFG will transfer to Jefferies & Company, Inc., a Delaware corporation and wholly-owned subsidiary of JEFG ("JEFCO"), prior to the time that JEFCO becomes a subsidiary of Holding in connection with the Contribution (defined below), and to Holding, and JEFCO and Holding will accept from JEFG, all of JEFG's assets other than JEFG's capital stock in ITGI (collectively, the "CONTRIBUTION"), and JEFG will assign to Holding (or to JEFCO, as appropriate), and Holding and JEFCO (as appropriate) will assume from JEFG, all JEFG liabilities excluding all liabilities of, or related to, ITGI (the "ASSUMPTION") (such transfer and acceptance pursuant to the Contribution and such assignment and assumption pursuant to the Assumption being collectively referred to herein as the "TRANSFERS"), and (y) all of the outstanding common stock of Holding (the "Holding Common Stock") will be distributed in a pro rata dividend (the "DISTRIBUTION") to JEFG's stockholders;

    WHEREAS, as of March 16, 1999, ITGI declared a dividend in an amount equal to $4.00 per share in cash payable on the business day immediately succeeding the consummation of the pre-closing to the Merger referred to in Sections 2, 8, 9 and 10 hereof (the "PRE-CLOSING") to all its stockholders of record as of April 20, 1999, including JEFG (the "SPECIAL ITGI CASH DIVIDEND");

    WHEREAS, following the Special ITGI Cash Dividend, the Transfers, and the Distribution, (x) ITGI will merge (the "MERGER," and together with the Transfers and the Distribution, collectively the "JEFG TRANSACTIONS") with and into JEFG and (y) outstanding shares of Common Stock, par value $0.01 per share (the "ITGI COMMON STOCK"), of ITGI will be canceled or converted into the right to receive shares of Common Stock, par value $0.01 per share (the "JEFG COMMON STOCK"), of JEFG in the manner set forth herein;

    WHEREAS, JEFG, Holding and ITGI concurrently herewith are entering into a Tax Sharing and Indemnification Agreement (the "TAX AGREEMENT"), which sets forth the rights and obligations of JEFG and Holding following the Merger with respect to certain tax matters, and JEFG and Holding concurrently herewith are entering into a Benefits Agreement (the "BENEFITS AGREEMENT," and together with the Distribution Agreement and the Tax Agreement, the "ANCILLARY AGREEMENTS"), which sets forth the rights and obligations of JEFG and Holding following the Merger with respect to certain employee benefit matters;

    WHEREAS, the Boards of Directors of JEFG and ITGI have each determined that the combination of JEFG and ITGI into one publicly traded corporation after the Transfers and the Distribution is in the best interest of JEFG and ITGI and have each approved this Merger Agreement and the Merger upon the terms and conditions set forth herein;

    WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a tax-free liquidation of ITGI into JEFG under Section 332 of the Internal Revenue Code of 1986, as amended

(the "CODE"), and a reorganization for ITGI's stockholders, excluding JEFG (the "ITGI PUBLIC STOCKHOLDERS") under Section 368(a)(1)(A) of the Code;

    NOW THEREFORE, in consideration of the agreements and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  THE MERGER

    Subject to the terms and conditions hereof and in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL"), at the Effective Time (as hereinafter defined): (a) ITGI shall be merged with and into JEFG and the separate existence of ITGI shall cease; (b) JEFG, as the surviving corporation in the Merger (the "SURVIVING CORPORATION"), (i) shall continue its corporate existence under the laws of the State of Delaware, (ii) shall change its name to "INVESTMENT TECHNOLOGY GROUP, INC.", and (iii) shall succeed to all rights, assets, liabilities and obligations of ITGI in accordance with the DGCL; (c) the Certificate of Incorporation of JEFG, as in effect immediately prior to the Effective Time, shall continue as the Certificate of Incorporation of the Surviving Corporation, as amended and restated as set forth on Appendix A hereto (with the amendments referred to therein being referred to herein as the "CHARTER AMENDMENT"); (d) the By-laws of JEFG, as in effect immediately prior to the Effective Time, shall continue as the By-laws of the Surviving Corporation, as amended and restated as set forth on Appendix B hereto; (e) the directors of ITGI immediately prior to the Effective Time shall be the directors of the Surviving Corporation; and (f) the officers of ITGI immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation. From and after the Effective Time, the Merger will have all the effects provided by applicable law.

2. STOCKHOLDERS' MEETINGS; PRE-CLOSING, CLOSING AND EFFECTIVE TIME OF THE MERGER; SEC FILINGS

    (a) Prior to the date hereof, JEFG and Holding have jointly prepared and filed with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder (the "EXCHANGE ACT"), a proxy statement/information statement (as amended from time to time, the "PROXY/INFORMATION STATEMENT") and JEFG and ITGI have jointly prepared and filed with the SEC a proxy statement/prospectus (as amended from time to time, the "PROXY/PROSPECTUS"). The Proxy/Information Statement comprises and will comprise (i) proxy material of JEFG with respect to the approval and adoption of this Agreement (including the Charter Amendment) and the issuance of JEFG Common Stock pursuant to this Agreement and the approval of certain employee benefit plans of Holding (the "PLAN PROPOSALS") and
(ii) an information statement with respect to the Distribution and Holding, which will be filed with the SEC as part of a Form 10 registration statement of Holding under the Exchange Act. The Proxy/Prospectus comprises and will comprise proxy material of ITGI with respect to the approval and adoption of this Agreement, the election of ITGI directors and the ratification of ITGI's auditor appointment and a registration statement (as amended from time to time, the "REGISTRATION STATEMENT"), including a prospectus, of JEFG under the Securities Act of 1933, as amended and the rules and regulations thereunder (the "SECURITIES ACT"), with respect to JEFG Common Stock to be issued to the ITGI Public Stockholders pursuant to this Agreement in connection with the Merger. JEFG will use its best efforts to respond to any comments of the SEC and take such other actions as may be necessary or appropriate with respect to the Proxy/Information Statement to enable the Proxy/Information Statement in definitive form to be mailed to JEFG's stockholders as promptly as practicable. Each of JEFG and ITGI will use their respective best efforts to respond to any comments of the SEC and take such other actions as may be necessary or appropriate to enable the SEC to declare the Registration Statement effective under the Securities Act and to cause a Proxy/Prospectus in definitive form to be mailed to ITGI's stockholders as promptly as practicable.

    (b) JEFG shall submit this Agreement and the issuance of JEFG Common Stock pursuant to this Agreement and the Plan Proposals to the holders of JEFG Common Stock and ITGI shall submit this Agreement, the election of ITGI directors and the ratification of ITGI's auditor appointment and to the holders of ITGI Common Stock, respectively, for approval and adoption at stockholders' meetings to be held April 20, 1999 (the "STOCKHOLDERS' MEETINGS").

    (c) Subject to the satisfaction of the conditions contained in Sections 8, 9 and 10 hereof, the Pre-Closing shall occur on the day of the Stockholders' Meetings, unless extended in writing by JEFG and ITGI (the "PRE-CLOSING DATE"). Immediately following completion of the Pre-Closing, JEFG, ITGI, Holding and The Bank of New York, as escrow agent (the "ESCROW AGENT"), shall enter into a pre-closing and escrow agreement dated as of the Pre-Closing Date, substantially in the form of Appendix C hereto (the "ESCROW AGREEMENT"), pursuant to which:

       (1) ITGI shall deposit into escrow, cash in an amount equal to the aggregate Special ITGI Cash Dividend, to be released without condition or limitation by the Escrow Agent on the business day following the completion of the Pre-Closing to all of ITGI's stockholders of record as of the close of business on the date of the Stockholders' Meetings;

       (2) Documents shall be executed and placed into escrow to effectuate, in accordance with the Distribution Agreement, any remaining Transfers immediately following the Escrow Agent's payment to JEFCO of $60 million, consistent with the direction of JEFG delivered on the Pre-Closing Date instructing the Escrow Agent to make such payment to JEFCO in respect of JEFG's pro rata share of the Special ITGI Cash Dividend, which remaining Transfers will be effected through the Escrow Agent in accordance with the Escrow Agreement immediately following payment of the Special ITGI Cash Dividend;

       (3) JEFG shall deposit into escrow an agreement between JEFG and EquiServe, as distribution agent for the Holding Common Stock (the "DISTRIBUTION AGENT"), pursuant to which JEFG shall irrevocably direct the Distribution Agent to, and the Distribution Agent shall agree to, distribute all Holding Common Stock to JEFG's stockholders immediately after being instructed to do so by the Escrow Agent, who shall issue such instructions unless the Escrow Agent receives a certificate from ITGI or JEFG on or prior to 9:00 a.m. E.T. on the Closing Date that either or both of the conditions referred to in
           Section 11(b) or (c) shall not have been satisfied; and

       (4) ITGI and JEFG shall deposit into escrow the executed Certificate of Merger (as defined below), to be filed without condition or limitation by the Escrow Agent with the Secretary of State of the State of Delaware after the Escrow Agent's (i) issuance of the instructions to the Distribution Agent described in clause (3) above and (ii) receipt of confirmation from the Distribution Agent confirming in writing its book-entry distribution of all Holding Common Stock to JEFG's stockholders.

Subject to completion of the Pre-Closing and upon the satisfaction of the conditions contained in Section 11(b) and (c) herein, the Constituent Corporations shall hold a closing (the "CLOSING") at the offices of Morgan, Lewis & Bockius LLP, New York, New York on the fifth business day following the date of the Stockholders' Meetings unless extended in writing by JEFG and ITGI (the "CLOSING DATE"). On the Closing Date, the Escrow Agent, on behalf of the Constituent Corporations, shall cause the Merger to be consummated by filing a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware in accordance with clause (4) above and the provisions of the Escrow Agreement (the date and time of such filing, or such later date or time agreed upon by JEFG and ITGI in accordance with the DGCL and set forth therein, the "EFFECTIVE TIME").

3.  CONVERSION AND CANCELLATION OF SECURITIES

    (a) At the Effective Time, each share of ITGI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of ITGI Common Stock described in Section (b) of this Section) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such number of shares of JEFG Common Stock equal to the result obtained by dividing (x) the total number of shares of JEFG Common Stock outstanding immediately prior to the Effective Time by (y) the total number of shares of ITGI Common Stock held by JEFG immediately prior to the Effective Time (the "EXCHANGE RATIO"); provided that no fractional shares of JEFG Common Stock shall be issued and, in lieu thereof, a cash payment shall be made as provided in Section 4(i) herein.

    (b) At the Effective Time, each share of ITGI Common Stock held in the treasury of ITGI or held by JEFG immediately prior to the Effective Time, shall by virtue of the Merger and without any action on the part of the holder thereof, be automatically canceled and retired and cease to exist, and no cash, securities or other property shall be payable in respect thereof.

    (c) The holders of shares of ITGI Common Stock or JEFG Common Stock shall not be entitled to appraisal rights as a result of either of the Transfers or the Merger.

4.  EXCHANGE OF CERTIFICATES

    (a) Prior to the Pre-Closing Date, JEFG shall select a bank or trust company to act as exchange agent (the "EXCHANGE AGENT") in connection with the surrender of certificates evidencing shares of ITGI Common Stock converted into shares of JEFG Common Stock pursuant to the Merger. On the Pre-Closing Date, JEFG shall deposit with the Escrow Agent one or more certificates representing the shares of JEFG Common Stock issuable pursuant to Section 3(a) (the "MERGER STOCK"), which shares of Merger Stock shall be issued in accordance with this Agreement at the Effective Time. At and following the Effective Time, JEFG shall deliver to the Exchange Agent such cash as may be required from time to time to make payment of cash in lieu of fractional shares in accordance with Section 4(i) hereof.

    (b) As soon as practicable after the Effective Time, JEFG shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of a certificate or certificates that immediately prior to the Effective Time evidenced outstanding shares of ITGI Common Stock (the "CERTIFICATES") (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, which shall be in a form and contain any other provisions as JEFG and the Surviving Corporation may reasonably agree and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the Merger Stock. Upon the proper surrender of Certificates to the Exchange Agent, together with a properly completed and duly executed letter of transmittal and such other documents as may be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor certificates representing the shares of Merger Stock that such holder has the right to receive pursuant to the terms hereof (together with any dividend or distribution with respect thereto made after the Effective Time and any cash paid in lieu of fractional shares pursuant to Section 4(i)), and the Certificate so surrendered shall be canceled. In the event of a transfer of ownership of ITGI Common Stock that is not registered in the transfer records of ITGI, a certificate representing the proper number of shares of Merger Stock may be issued to a transferee if the Certificate representing such ITGI Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence reasonably satisfactory to JEFG that any applicable stock transfer tax has been paid.

    (c) After the Effective Time, each outstanding Certificate which theretofore represented shares of ITGI Common Stock shall, until surrendered for exchange in accordance with this Section 4, be deemed for all purposes to evidence ownership of full shares of JEFG Common Stock into which the shares of ITGI Common Stock (which, prior to the Effective Time, were represented thereby) shall have been so converted.

    (d) Any Merger Stock deposited with the Exchange Agent pursuant to Section 4(a) hereof, and not exchanged pursuant to Section 4(b) hereof for ITGI Common Stock within six months after the Effective Time, and any cash deposited with the Exchange Agent pursuant to Section 4(a) hereof, and not exchanged for fractional interests pursuant to Section 4(i) hereof within six months after the Effective Time, shall be returned by the Exchange Agent to the Surviving Corporation which shall thereafter act as exchange agent subject to the rights of holders of ITGI Common Stock hereunder.

    (e) At the Effective Time, the stock transfer books of ITGI shall be closed and no transfer of shares of ITGI Common Stock shall thereafter be made.

    (f) None of JEFG, ITGI, the Surviving Corporation or the Exchange Agent will be liable to any holder of shares of ITGI Common Stock for any shares of Merger Stock, dividends or distributions with respect thereto or cash payable in lieu of fractional shares pursuant to Section 4(i) hereof delivered to a state abandoned property administrator or other public official pursuant to any applicable abandoned property, escheat or similar law.

    (g) If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificates to be lost, stolen or destroyed, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificates the Merger Stock for the shares represented thereby, deliverable in respect thereof, as determined in accordance with the terms hereof. When authorizing such payment in exchange for any lost, stolen or destroyed Certificates, the person to whom the Merger Stock is to be issued, as a condition precedent to such delivery, shall give JEFG a bond satisfactory to JEFG against any claim that may be made against JEFG with respect to the Certificates alleged to have been lost, stolen or destroyed.

    (h) No dividend or other distribution declared or made after the Effective Time with respect to common stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Merger Stock issuable upon surrender thereof until the holder of such Certificate shall surrender such Certificate in accordance with Section 4(b). Subject to the effect of applicable law, following surrender of any such Certificate there shall be paid, without interest, to the record holder of certificates representing whole shares of Merger Stock issued in exchange therefor: (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to common stock of the Surviving Corporation; and (ii) the amount of dividends or other distributions with respect to common stock of the Surviving Corporation that are properly payable with respect to such Merger Stock arising out of the fact that the Surviving Corporation shall have established for a dividend or distribution concerning common stock of the Surviving Corporation with (A) a record date subsequent to the Effective Time but prior to surrender of such Certificate for such Merger Stock and (B) a payment date subsequent to the surrender of such Certificate.

    (i) No certificates or scrip evidencing fractional shares of Merger Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of JEFG or the Surviving Corporation. In lieu of any such fractional shares, each holder of a Certificate previously evidencing ITGI Common Stock, upon surrender of such Certificate for exchange pursuant to this
Section 4, shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (a) the closing regular way price for a share of the Surviving Corporation's common stock on the NYSE Composite Transaction Tape on the first business day immediately following the Effective Time, by (b) the fractional interest to which such holder would otherwise be entitled; PROVIDED, HOWEVER, no holder of ITGI Common Stock will receive cash for any fractional share interest in an amount equal to or greater than such closing regular way price of one full share of the Surviving Corporation's common stock. The Surviving Corporation shall be obligated to fund all amounts required to be paid in accordance with the preceding sentence. The fractional share interests of each holder of a Certificate previously evidencing ITGI Common Stock will be aggregated.

5.  OPTIONS

    (a) Prior to the Effective Time, each outstanding option to purchase or acquire ITGI Common Stock shall have been adjusted for the effects of the Special ITGI Cash Dividend in the following fashion: the exercise price of each such ITGI option will be reduced so that (1) the ratio of the unadjusted exercise price over the volume weighted average regular way market price of the ITGI Common Stock on the trading day that the Special ITGI Cash Dividend is paid (the "PRE-DIVIDEND PRICE") is equal to (2) the ratio of the adjusted exercise price over the greater of (x) the volume weighted average regular way market price of the ITGI Common Stock on the trading day following the trading day that the Special ITGI Cash Dividend is paid or (y) the Pre-Dividend Price minus the per share amount of the Special ITGI Cash Dividend (with the greater of (x) or (y) constituting the "POST-DIVIDEND PRICE"); PROVIDED, HOWEVER, that the adjusted exercise price shall not be higher than the unadjusted exercise price. In the event, and only in the event, there is an adjustment to the exercise price pursuant to the preceding sentence, to compensate for the loss in the intrinsic value of each option (the spread of the market price above the exercise price), the number of shares issuable upon exercise of the options of each holder will be adjusted to such greater number that is equal to the aggregate number of shares issuable pursuant to the unadjusted options multiplied by the ratio of the Pre-Dividend Price divided by the Post-Dividend Price.

    (b) Following the adjustments set forth in paragraph (a) of this Section 5, at the Effective Time, each option granted by ITGI to purchase shares of ITGI Common Stock, which is outstanding and unexercised immediately prior thereto, shall be assumed by the Surviving Corporation and converted into an option to purchase such number of shares of the Surviving Corporation's Common Stock and at such exercise price as are determined as provided below (and otherwise having the same vesting, duration and other terms as the original option):

        (i) the number of shares of the Surviving Corporation's Common Stock to be subject to the new option shall be equal to the product of (1) the number of shares of ITGI Common Stock subject to the original option and (2) the Exchange Ratio, the product being rounded, if necessary, up or down, to the nearest whole share; and

        (ii) the exercise price per share of the Surviving Corporation's Common Stock under the new option shall be equal to (1) the exercise price per share of the ITGI Common Stock under the original option divided by (2) the Exchange Ratio, rounded, if necessary, up or down, to the nearest cent.

The adjustments provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code. Prior to the Effective Time, the Board of Directors of ITGI shall take such action as may be required under the governing option plans and agreements to effectuate the foregoing.

At the Effective Time, the Surviving Corporation will assume the ITGI 1994 Stock Option and Long-Term Incentive Plan (as amended and restated January 29, 1997), the ITGI Employee Stock Purchase Plan and the ITGI Non-Employee Directors' Stock Option Plan as the successor to ITGI under such plans. Awards authorized under such plans may be made to employees of the Surviving Corporation and its subsidiaries following the Effective Time.

6.  REPRESENTATIONS AND WARRANTIES

    6A. REPRESENTATIONS AND WARRANTIES OF JEFG. JEFG represents and warrants to, and agrees with, ITGI as follows:

    (a) Organization, Etc. JEFG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as is now being conducted as described in the JEFG SEC Reports (defined below). Except as set forth on Section 6A(a) of the disclosure schedule attached to this Agreement (the "DISCLOSURE SCHEDULE"), JEFG is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where such failure to so qualify would not have any material adverse effect on JEFG and its subsidiaries taken as a whole (a "JEFG MATERIAL ADVERSE EFFECT"). JEFG has provided to ITGI complete and correct copies of its certificate of incorporation and bylaws (the "ORGANIZATIONAL DOCUMENTS"), as currently in effect.

    (b) Authority of JEFG. JEFG has full corporate power and authority to (i) execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements and (ii) to consummate the JEFG Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the JEFG Transactions have been duly and validly authorized by the Board of Directors of JEFG, and no other corporate proceedings on the part of JEFG are necessary to authorize this Agreement or any of the Ancillary Agreements or to consummate the JEFG Transactions, other than the approval of the adoption by the JEFG stockholders of this Agreement and the issuance of JEFG Common Stock pursuant to this Agreement. Each of this Agreement and the Ancillary Agreements has been duly and validly executed and delivered by JEFG and constitutes valid and binding agreements of JEFG, enforceable against JEFG in accordance with their respective terms.

    (c) No Consent. No filing or registration with, or permit, authorization, consent or approval of, or notification or disclosure (collectively, "GOVERNMENTAL CONSENTS") to, any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission, court or other body or any arbitral tribunal (each, a "GOVERNMENTAL AUTHORITY") or any other third party (collectively, "CONSENTS") is required in connection with the execution, delivery and performance by JEFG of this Agreement or any of the Ancillary Agreements or the consummation by JEFG of the JEFG Transactions, except (i) the filing and effectiveness of the Proxy/Information Statement under the Exchange Act, the filing of the Proxy/Prospectus under the Exchange Act and the Securities Act and the effectiveness of the Proxy/Prospectus under the Securities Act, (ii) the applicable approval of this Agreement (including the Charter Amendment) and the issuance of JEFG Common Stock pursuant to this Agreement by the holders of JEFG Common Stock, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such consents, approvals, orders, permits, authorizations, registrations, declarations and filings as may be required under the Blue Sky laws of various states, (v) the listing on the New York Stock Exchange of the common stock of the Surviving Corporation, in connection with the Merger, and of Holding, in connection with the Distribution, and (vi) as set forth in Section 6A(c) of the Disclosure Schedule.

    (d) No Violation. Assuming that all Consents have been duly made or obtained as contemplated by Section 6A(c), the execution, delivery and performance by JEFG of this Agreement and the Ancillary Agreements and the consummation by JEFG of the JEFG Transactions will not (i) violate any provision of the Organizational Documents of JEFG, (ii) to the best of JEFG's knowledge, violate any statute, rule, regulation, order or decree of any Governmental Authority by which JEFG or any of its subsidiaries other than ITGI and its subsidiaries (the "NON-ITGI SUBSIDIARIES"), or their respective assets, may be bound or affected or (iii) result in a material violation or breach of, or constitute a material default (or give rise to any right of termination, cancellation, acceleration, redemption or repurchase) under, any of the terms, conditions or provisions of (x) any note, bond, mortgage, indenture or deed of trust relating to indebtedness for borrowed money or (y) any material license, lease or other agreement, instrument or obligation to which JEFG or any of the Non-ITGI Subsidiaries is a party or by which any of their respective assets may be bound or affected.

    (e) Capitalization of JEFG. The authorized capital stock of JEFG consists of 100,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, $.01 par value per share ("JEFG PREFERRED STOCK"). As of December 31, 1998, there were 21,230,030 JEFG Common Stock and no shares of JEFG Preferred Stock outstanding. All issued and outstanding shares of capital stock of JEFG are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto. As of the date hereof, 695,499 shares of JEFG Common Stock are issuable upon exercise of outstanding options or other rights to purchase or acquire JEFG Common Stock ("JEFG COMMON STOCK EQUIVALENTS") and 301,682 shares of JEFG Common Stock are reserved under employee stock ownership, stock purchase, equity compensation and incentive plans of JEFG and the Non-ITGI Subsidiaries. Prior to the Effective Time, JEFG will use its best efforts to cause all JEFG Common Stock that is the subject of JEFG Common Stock Equivalents to be issued and all JEFG Common Stock Equivalents to be exercised or canceled or exchanged for options, shares, awards or common stock equivalents of Holding. Except for the JEFG Common Stock Equivalents, there are no options, warrants, calls, subscriptions, or other rights, agreements or commitments obligating JEFG to issue, transfer or sell any shares of capital stock of JEFG or any other securities convertible into or evidencing the right to subscribe for any such shares.

    (f)  SEC Filings.

           (i) JEFG has timely filed with the SEC all required forms, reports, registration statements and documents required to be filed by it with the SEC since January 1, 1999 (collectively, the "JEFG SEC REPORTS"), all of which complied as to form in all material respects with the applicable provisions of the Securities Act or the Exchange Act, as the case may be. The JEFG SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not, as of their respective dates, and do not contain any untrue statement of a material fact concerning JEFG and the Non-ITGI Subsidiaries or omit to state a material fact required to be stated therein concerning JEFG and the Non-ITGI Subsidiaries or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading concerning JEFG and the Non-ITGI Subsidiaries.

           (ii) JEFG will deliver to ITGI as soon as they become available true and complete copies of any report or other document mailed by JEFG to its securityholders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time (the "SUBSEQUENT JEFG REPORTS"). As of their respective dates, the Subsequent JEFG Reports will not contain any untrue statement of a material fact concerning JEFG and the Non-ITGI Subsidiaries or omit to state a material fact required to be stated therein concerning JEFG and the Non-ITGI Subsidiaries or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading concerning JEFG and the Non-ITGI Subsidiaries and will comply in all material respects with all applicable requirements of law. The audited consolidated financial statements and unaudited consolidated interim financial statements of JEFG and the Non-ITGI Subsidiaries included or incorporated by reference in the JEFG SEC Reports or to be included or incorporated by reference in the Subsequent JEFG Reports have been prepared or will be prepared, as the case may be, in accordance with GAAP and fairly present or will fairly present the consolidated financial position of JEFG and the Non-ITGI Subsidiaries, as of the dates thereof and the consolidated results of operations and consolidated cash flow for the periods to which they relate (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements).

        (g) Liabilities. To the best knowledge of JEFG, JEFG has no Liabilities (as defined herein) other than (i) those arising under this Agreement or described in Section 6A(g)(i) of the Disclosure Schedule, and (ii) any Liabilities of or related to ITGI and its subsidiaries. For purposes hereof, the term "LIABILITIES" means any and all known claims, debts, commitments, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, commitments, liabilities and obligations arising under this Agreement, any law, rule, regulation, action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking. Immediately following the Transfers, JEFG will have no Liabilities other than those described in clause (ii) above and those set forth in Section 6A(g)(ii) of the Disclosure Schedule.

        (h) No JEFG Assets Used in ITGI Business. No "ASSETS" (as defined below) of JEFG or any of its subsidiaries (other than ITGI and its subsidiaries) are used by ITGI or any of its subsidiaries or reflected on the consolidated balance sheet of ITGI. For purposes hereof, the term "ASSETS" means properties, rights, contracts, leases and claims, of every kind and description, wherever located, whether tangible or intangible, and whether real, personal or mixed.

        (i) Absence of Changes or Events. Since December 31, 1998, JEFG has not, directly or indirectly, except as described in Section 6A(i) of the Disclosure Schedule:

           (i) except in the ordinary course of business, purchased or otherwise acquired, or agreed to purchase or otherwise acquire, any share of capital stock of JEFG, or any options, warrants or other equity security, debt security or other indebtedness of JEFG or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

           (ii) except in the ordinary course of business (A) created or incurred any indebtedness for borrowed money; (B) assumed, guaranteed, endorsed or otherwise become responsible for the obligations of any other individual, firm or corporation, or made any loans or advances to any other individual, firm or corporation; or (C) entered into any commitment or incurred any Liabilities;

           (iii) except in the ordinary course of business, suffered any damage, destruction or loss that is material to JEFG, whether covered by insurance or not; or

           (iv) agreed to do any of the things described in the preceding clauses (i) through (iii).

        (j) Litigation. Except as described in Section 6A(j) of the Disclosure Schedule, there is no (1) claim, action, suit or proceeding pending or, to the best of JEFG's knowledge, threatened against JEFG or any of the Non-ITGI Subsidiaries by or before any Governmental Authority or (2) outstanding judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal in a proceeding to which JEFG was or is a party or by which any of them or any of their respective assets may be bound or affected.

        (k)  Compliance with Laws.

           (i) Except as described in Section 6A(k)(i) of the Disclosure Schedule, neither JEFG nor any of the Non-ITGI Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any Governmental Authority, or any judgment, decree or order of any court, applicable to its business or operations, except where such violation or failure to comply would not give rise to a JEFG Material Adverse Effect.

           (ii) Except as described in Section 6A(k)(ii) of the Disclosure Schedule, (1) JEFG has such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate governmental agencies and bodies as are necessary to own, lease or operate the properties and to conduct the business of Non-ITGI Subsidiaries in the manner described in the JEFG SEC Reports ("JEFG LICENSES"), except where the failure to have such will not give rise to a JEFG Material Adverse Effect; (2) JEFG is, and within the period of all applicable statutes of limitation has been, in compliance with its obligations under such JEFG Licenses and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such JEFG Licenses and (3) JEFG has no knowledge of any facts or circumstances that could reasonably be expected to result in an inability of JEFG to renew any JEFG License. Neither the execution and delivery by JEFG of this Agreement nor the Ancillary Agreements nor the consummation of the JEFG Transactions will result in any revocation or termination of any JEFG License. Set forth in Section 6A(k)(ii) of the Disclosure Schedule is a true and complete list of all JEFG Licenses which are necessary for the conduct of the business described in clause
       (1) above.

        (l) Labor and Employment Matters. Except as described in Section 6A(l) of the Disclosure Schedule:

           (i) Neither JEFG nor any of the Non-ITGI Subsidiaries is party to any union contract or other collective bargaining agreement. JEFG and the Non-ITGI Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, safety, wages and hours, except where the failure to comply will not give rise to a JEFG Material Adverse Effect, and are not engaged in any unfair labor practice. There is no labor strike, slowdown or stoppage pending (or any labor strike or stoppage threatened) against or affecting JEFG or any of the Non-ITGI Subsidiaries, and no union organizing activities with respect to any of its employees are occurring or threatened.

           (ii) Neither JEFG nor any of the Non-ITGI Subsidiaries is a party to any employment, management services, consultation or other contract or agreement with any past or present officer, director or employee or any entity affiliated with any past or present officer, director or employee, other than the agreements executed by employees generally, the forms of which have been provided to ITGI.

        (m) No Puts. Except as set forth in Section 6(A)(m) of the Disclosure Schedule, neither the execution and delivery by JEFG of this Agreement or the Ancillary Agreements nor the consummation of the JEFG Transactions gives rise to any obligation of JEFG or any of the Non-ITGI Subsidiaries, or any right of any holder of any security of JEFG or any of the Non-ITGI Subsidiaries to require JEFG to purchase, offer to purchase, redeem or otherwise prepay or repay any such security, or deposit any funds to effect the same.

        (n) Leases. There have been made available to ITGI true and complete copies of each lease pursuant to which real property is held under lease by JEFG, or, to JEFG's knowledge, under a lease to which JEFG is guarantor, and true and complete copies of each lease pursuant to which JEFG leases real property to others. Section 6A(n) of the Disclosure Schedule sets forth a true and complete list of all such leases. Such leased real properties are in good operating order and condition.

        (o) Contracts and Commitments. Section 6A(o) of the Disclosure Schedule sets forth each existing contract, obligation, commitment, agreement or understanding of any type in any of the following categories:

           (i) contracts that provide for payments by JEFG in any year aggregating in excess of $100,000;

           (ii) any contract under which JEFG has become absolutely or contingently or otherwise liable for (1) the performance under a contract of any other person, firm or corporation or

       (2) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation;

           (iii) any contract under which any amount payable by JEFG is dependent upon the revenues or profits of JEFG or its subsidiaries;

           (iv) any contract with any director, officer or five percent or greater stockholder of JEFG or any contract with any entity in which, to the best of JEFG's knowledge, any director, officer or stockholder or any family member of any director, officer or stockholder has a material economic interest; and

           (v) any contract that limits or restricts where JEFG may conduct its business or the type or line of business that JEFG may engage in.

        JEFG is not in breach of or default under any such contract, obligation, commitment, agreement or understanding.

        (p) Environmental Matters. To the best knowledge of JEFG, without any special inquiry, (i) JEFG and the Non-ITGI Subsidiaries are, and within applicable statutes of limitation, have been, in material compliance with all applicable Environmental Laws (as defined below), (ii) JEFG and the Non-ITGI Subsidiaries have all material permits, authorizations and approvals required under any applicable Environmental Laws and are in compliance with their requirements, and the consummation by JEFG of the transactions contemplated hereby will not require any notification, disclosure, registration, reporting, filing, investigation, or remediation under any Environmental Law, (iii) there are no pending or threatened Environmental Claims (as defined below) against JEFG or any of the Non-ITGI Subsidiaries, (iv) JEFG has no knowledge of any circumstances that could reasonably be anticipated to form the basis of an Environmental Claim against JEFG or any of the Non-ITGI Subsidiaries or any of their respective properties or operations and the business operations relating thereto and
    (v) there has been no disposal, spill, discharge or release of any hazardous or toxic substance or material, as defined or regulated by any Environmental Law, on, at or under any property that could reasonably be expected to result in material liability of, or material costs to, JEFG under any Environmental Law. For purposes of this Agreement, the following terms shall have the following meanings: "ENVIRONMENTAL LAW" means any foreign, federal, state, local or municipal statute, law, rule, regulation, ordinance, code and any published judicial or administrative interpretation thereof including, without limitation, any judicial or administrative order, consent, decree or judgment relating to, regulating or imposing liability or standards of conduct concerning the environment, health, pollution or any pollutant, contaminant or hazardous or toxic substance or waste, and any other chemical or material exposure to which is prohibited or limited or which is otherwise regulated by any governmental authority. "ENVIRONMENTAL CLAIMS" means any and all civil or criminal administrative, regulatory or judicial actions, suits, demands, notice or demand letters, potentially responsible party letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law.

        (q) Finders or Brokers. Other than J.P. Morgan & Co. Incorporated, neither JEFG nor any of the Non-ITGI Subsidiaries has employed any investment banker broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee, discount or commission.

        (r) Fairness Opinion. JEFG has received the opinion of J.P. Morgan Securities Inc. attached as Appendix E hereto.

        (s) Board Recommendation. The Board of Directors of JEFG has, by a unanimous vote at a meeting of such Board duly held on March 17, 1999, approved and adopted, and declared advisable, this Agreement (including the issuance of JEFG Common Stock pursuant to this

    Agreement and the Charter Amendment), the Ancillary Agreements, the JEFG Transactions and the Plan Proposals and determined that the JEFG Transactions are in the best interest of the stockholders of JEFG, and prior to the date hereof has resolved to recommend that the holders of JEFG Common Stock approve and adopt this Agreement (including the issuance of JEFG Common Stock pursuant to this Agreement and the Charter Amendment) and the Plan Proposals.

        (t) Holding Debt Assumption. Supplemental indentures have been duly executed in respect of JEFG's 7 1/2% Senior Notes Due 2007 (the "7 1/2% NOTES") which (i) amend in certain respects the indenture relating to the 7 1/2% Notes and (ii) effective as of the date the Transfers are completed, provide that Holding shall assume, and JEFG shall be released from, JEFG's obligations under the 7 1/2% Notes and the related indenture. Complete copies of such supplemental indentures, along with the officers' certificates, opinions of JEFG's counsel and consents of holders of the 7 1/2% Notes provided to the trustee for the 7 1/2% Notes in connection therewith have been provided to ITGI and its counsel.

    6B. REPRESENTATIONS AND WARRANTIES OF ITGI. ITGI represents and warrants to, and agrees with, JEFG as follows:

        (a) Organization, Etc. ITGI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate is properties and to carry on its business as it is now being conducted as described in the ITGI SEC Reports (defined below). Except as set forth on
    Section 6B(a) of the Disclosure Schedule, ITGI is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where such failure to so qualify would not have any material adverse effect on ITGI and its subsidiaries taken as a whole (an "ITGI MATERIAL ADVERSE EFFECT"). ITGI has provided to JEFG complete and correct copies of the Organizational Documents, as currently in effect, of ITGI.

        (b)  Authority of ITGI. ITGI has full corporate power and authority to
    (i) execute, deliver and perform its obligations under this Agreement and
    (ii) to declare and pay the Special ITGI Cash Dividend and to consummate the Merger. The execution, delivery and performance of this Agreement, the payment of the Special ITGI Cash Dividend (subject to approval and adoption of this Agreement and the Merger by the JEFG and ITGI stockholders and the satisfaction or waiver of all other conditions to the Merger) and the consummation of the Merger have been duly and validly authorized by the Board of Directors of ITGI, and no other corporate proceedings on the part of ITGI are necessary to authorize this Agreement or to consummate the Merger, other than the approval and adoption of this Agreement by ITGI stockholders as required by the DGCL. This Agreement has been duly and validly executed and delivered by ITGI and constitutes a valid and binding agreement of ITGI, enforceable against ITGI in accordance with its terms.

        (c) No Governmental Consent. No Governmental Consent or other Consent is required in connection with the execution, delivery and performance by ITGI of this Agreement, the declaration and payment of the Special ITGI Cash Dividend or the consummation by ITGI of the Merger, except (i) the filing of the Proxy/Prospectus under the Exchange Act and the Securities Act and the effectiveness thereof under the Securities Act, (ii) the applicable approval of this Agreement and the Merger by the holders of ITGI Common Stock as required by the DGCL, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such consents, approvals, orders, permits, authorizations, registrations, declarations and filings as may be required under the Blue Sky laws of various states, (v) the listing on the New York Stock Exchange of the common stock of the Surviving Corporation and (vi) as set forth in Section 6B(c) of the Disclosure Schedule.

        (d) No Violation. Assuming that all Consents have been duly made or obtained as contemplated by Section 6B(c), the execution, delivery and performance by ITGI of this Agreement and the consummation by ITGI of the Merger and the declaration and payment of the Special ITGI Cash Dividend will not (i) violate any provision of the Organizational Documents of ITGI,
    (ii) to the best of ITGI's knowledge, violate the DGCL or any other statute, rule, regulation, order or decree of any Governmental Authority by which ITGI or its subsidiaries, or their properties, may be bound or affected or
    (iii) result in a material violation or breach of, or constitute any material default (or give rise to any right of termination, cancellation, acceleration, redemption or repurchase) under, any of the terms, conditions or provisions of (x) any note, bond, mortgage, indenture or deed of trust relating to indebtedness for borrowed money or (y) any material license, lease or other agreement, instrument or obligation to which ITGI or its subsidiaries is a party.

        (e)  Capitalization of ITGI.

           (i) The authorized capital stock of ITGI consists of 30,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, $.01 par value per share ("ITGI PREFERRED STOCK"). As of December 31, 1998, there were 18,590,360 shares of ITGI Common Stock and no shares of ITGI Preferred Stock outstanding. All issued and outstanding shares of capital stock of ITGI are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto.

           (ii) At no time prior to the date hereof did ITGI have more than 18,750,000 shares of ITGI Common Stock issued and outstanding.

           (iii) As of the date hereof, 2,869,967 shares of ITGI Common Stock are issuable upon exercise of outstanding options or other rights to purchase or acquire ITGI Common Stock ("ITGI COMMON STOCK EQUIVALENTS") and zero shares of ITGI Common Stock are reserved for issuance prior to the Effective Time under employee stock ownership, stock purchase, equity compensation and incentive plans of ITGI and its subsidiaries. Except for the ITGI Common Stock Equivalents, there are no options, warrants, calls, subscriptions, or other rights, agreements or commitments obligating ITGI to issue, transfer or sell any shares of capital stock of ITGI or any other securities convertible into or evidencing the right to subscribe for any such shares. Section 6B(e)(i) of the Disclosure Schedule accurately reflects the total outstanding ITGI Common Stock Equivalents that, at the date hereof or any time prior to or through the Effective Time, could be exercised for ITGI Common Stock by contract, arrangement or otherwise (the "EXERCISABLE ITGI RIGHTS") and Section 6B(e)(ii) of the Disclosure Schedule accurately reflects the total outstanding ITGI Common Stock Equivalents that are the subject to any agreement that prevents the exercise of Exercisable ITGI Rights and the purchase or acquisition of ITGI Common Stock pursuant to Exercisable ITGI Rights until after the earlier of the Effective Time or April 29, 1999 (the "LOCK-UP AGREEMENTS"). Section 6B(e)(ii) of the Disclosure Schedule sets forth the aggregate number of shares subject to each form of Lock-Up Agreement, and
       Section 6B(e)(iii) of the Disclosure Schedule contains each form of Lock-Up Agreement.

           (iv) ITGI agrees to promptly advise JEFG (and provide executed copies of any agreement) concerning any Lock-Up Agreement executed after the date of this Agreement, including any amendment to any Lock-Up Agreement. ITGI will, prior to the earlier of the Effective Date or April 30, 1999, only permit the exercise of such Exercisable ITGI Rights that are not subject to Lock-Up Agreements (regardless of whether such Agreements have been executed on or prior to the date hereof or after the date hereof and prior to the Effective Time).

        (f)  SEC Filings.

           (i) ITGI has timely filed with the SEC all required forms, reports, registration statements and documents required to be filed by it with the SEC since January 1, 1999 (collectively, the "ITGI SEC REPORTS"), all of which complied as to form in all material respects with the applicable provisions of the Securities Act or the Exchange Act, as the case may be. As of their respective dates, the ITGI SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not, as of their respective dates, and do not contain any untrue statement of a material fact concerning ITGI and its subsidiaries or omit to state a material fact required to be stated therein concerning ITGI and its subsidiaries or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading concerning ITGI and its subsidiaries.

           (ii) ITGI will deliver to JEFG as soon as they become available true and complete copies of any report or other document mailed by ITGI to its securityholders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time (the "SUBSEQUENT ITGI REPORTS"). As of their respective dates, the Subsequent ITGI Reports will not contain any untrue statement of a material fact or omit to state a material fact concerning ITGI and its subsidiaries or omit to state a material fact required to be stated therein concerning ITGI and its subsidiaries or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading concerning ITGI and its subsidiaries and will comply in all material respects with all applicable requirements of law. The audited consolidated financial statements and unaudited consolidated interim financial statements of ITGI and its subsidiaries included or incorporated by reference in the ITGI SEC Reports or to be included or incorporated by reference in the Subsequent ITGI Reports have been prepared or will be prepared in accordance with GAAP and fairly present or will fairly present the consolidated financial position of ITGI and its subsidiaries, as of the dates thereof and the consolidated results of operations and consolidated cash flow for the periods to which they relate (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements).

        (g) Liabilities. Except for the Liabilities arising under this Agreement or set forth or referred to in ITGI SEC Reports or the Proxy/Prospectus, ITGI and its subsidiaries have no material Liabilities, other than those described in Section 6B(g) of the Disclosure Schedule.

        (h) Absence of Changes or Events. Since December 31, 1998, ITGI has not, directly or indirectly, except as described in Section 6B(h) of the Disclosure Schedule:

           (i) except in the ordinary course of business, purchased or otherwise acquired, or agreed to purchase or otherwise acquire, any share of capital stock of ITGI, or any options, warrants or other equity security, debt security or other indebtedness of ITGI or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

           (ii) except in the ordinary course of business (A) created or incurred any indebtedness for borrowed money; (B) assumed, guaranteed, endorsed or otherwise become responsible for the obligations of any other individual, firm or corporation, or made any loans or advances to any other individual, firm or corporation; or (C) entered into any commitment or incurred any liabilities;

           (iii) except in the ordinary course of business, suffered any damage, destruction or loss that is material to ITGI, whether covered by insurance or not; or

           (iv) agreed to do any of the things described in the preceding clauses (i) through (iii).

        (i)  Compliance with Laws.

           (i) Except as described in Section 6B(i)(i) of the Disclosure Schedule, neither ITGI nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any Governmental Authority, or any judgment, decree or order of any court, applicable to their respective business or operations, except where such violation or failure to comply would not give rise to an ITGI Material Adverse Effect.

           (ii) Except as described in Section 6B(i)(ii) of the Disclosure Schedule, (1) ITGI has such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate governmental agencies and bodies as are necessary to own, lease or operate the properties and to conduct the business in the manner described in the ITGI SEC Reports ("ITGI LICENSES"), except where the failure to have such will not give rise to an ITGI Material Adverse Effect; (2) ITGI is, and within the period of all applicable statutes of limitation has been, in compliance with its obligations under such ITGI Licenses and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such ITGI Licenses and
       (3) ITGI has no knowledge of any facts or circumstances that could reasonably be expected to result in an inability of ITGI to renew any ITGI License. Neither the execution and delivery by ITGI of this Agreement or any Ancillary Agreement or the payment of the Special ITGI Cash Dividend or the consummation of the Merger will result in any revocation or termination of any ITGI License. Set forth in Section 6B(i)(ii) of the Disclosure Schedule is a true and complete list of all ITGI Licenses which are necessary for the conduct of the business described in clause (1) above.

        (j) Labor and Employment Matters. Except as described in Section 6B(j) of the Disclosure Schedule:

           (i) Neither ITGI nor any of its subsidiaries is a party to any union contract or other collective bargaining agreement. ITGI and its subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, safety, wages and hours, except where the failure to comply will not give rise to a ITGI Material Adverse Effect, and are not engaged in any unfair labor practice. There is no labor strike, slowdown or stoppage pending (or any labor strike or stoppage threatened) against or affecting ITGI or any of its subsidiaries, and no union organizing activities with respect to any of its employees are occurring or threatened.

           (ii) Neither ITGI nor any of its subsidiaries is a party to any employment, management services, consultation or other contract or agreement with any past or present officer, director or employee or any entity affiliated with any past or present officer, director or employee, other than the agreements executed by employees generally, the forms of which have been provided to JEFG.

        (k) No Puts. Except as set forth in Section 6B(k) of the Disclosure Schedule, neither the execution and delivery by ITGI of this Agreement or any Ancillary Agreement nor payment of the Special ITGI Cash Dividend or the consummation of the Merger gives rise to any obligation of ITGI or any of its subsidiaries, or any right of any holder of any security of ITGI or any of its subsidiaries to require ITGI to purchase, offer to purchase, redeem or otherwise prepay or repay any such security, or deposit any funds to effect the same.

        (l) Leases. There have been made available to JEFG true and complete copies of each lease pursuant to which real property is held under lease by ITGI and under which JEFG is a guarantor, and true and complete copies of each lease pursuant to which ITGI leases real property to others. Section 6B(l) of the Disclosure Schedule sets forth a true and complete list of all such leases. The leased real properties are in good operating order and condition.

        (m) Contracts and Commitments. Section 6B(m) of the Disclosure Schedule sets forth each existing contract, obligation, commitment, agreement or understanding of any type in any of the following categories:

           (i) contracts that provide for payments by ITGI in any year aggregating in excess of $100,000;

           (ii) any contract under which ITGI has become absolutely or contingently or otherwise liable for (1) the performance under a contract of any other person, firm or corporation or (2) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation;

           (iii) any contract under which any amount payable by ITGI is dependent upon the revenues or profits of ITGI or its subsidiaries;

           (iv) any contract with any director, officer or five percent or greater stockholder of ITGI or any contract with any entity in which, to the best of ITGI's knowledge, any director, officer or stockholder or any family member of any director, officer or stockholder has a material economic interest; and

           (v) any contract that limits or restricts where ITGI may conduct its business or the type or line of business that ITGI may engage in.

        ITGI is not in breach of or default under any such contract, obligation, commitment, agreement or understanding.

        (n) Litigation. Except as described in Section 6B(n) of the Disclosure Schedule, there is no (1) claim, action, suit or proceeding pending or, to the best of ITGI's knowledge, threatened against ITGI or any of its subsidiaries by or before any Governmental Authority or (2) outstanding judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal in a proceeding to which ITGI or any of its subsidiaries was or is a party or by which any of them or any of their respective assets may be bound or affected.

        (o) Environmental Matters. To the best knowledge of ITGI, without any special inquiry, (i) ITGI and its subsidiaries are, and within applicable statutes of limitation, have been, in material compliance with all applicable Environmental Laws, (ii) ITGI and its subsidiaries have all material permits, authorizations and approvals required under any applicable Environmental Laws and are in compliance with their requirements, and the consummation by ITGI of the transactions contemplated hereby will not require any notification, disclosure, registration, reporting, filing, investigation, or remediation under any Environmental Law, (iii) there are no pending or threatened Environmental Claims against ITGI or any of its subsidiaries, (iv) ITGI has no knowledge of any circumstances that could reasonably be anticipated to form the basis of an Environmental Claim against ITGI or any of its subsidiaries or any of their respective properties or operations and the business operations relating thereto and
    (v) there has been no disposal, spill, discharge or release of any hazardous or toxic substance or material, as defined or regulated by any Environmental Law, on, at or under any property that could reasonably be expected to result in material liability of, or material costs to, ITGI under any Environmental Law.

        (p) Ownership of JEFG Common Stock. Except as set forth in Section 6B(p) of the Disclosure Schedule, ITGI and its subsidiaries own no JEFG Common Stock and are party to no contracts or options which would allow or obligate ITGI or any of its subsidiaries to purchase JEFG Common Stock.

        (q) Finders or Brokers. Other than Donaldson, Lufkin & Jenrette Securities Corporation, neither ITGI nor any of its subsidiaries has employed any investment banker broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee, discount or commission.

        (r) Fairness Opinion. ITGI has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation attached as Appendix E hereto.

        (s) Board and Special Committee Recommendations. The Board of Directors of ITGI has, by a unanimous vote at a meeting of such Board duly held on March 16, 1999, approved and adopted, and declared advisable, this Agreement and authorized the declaration and payment of the Special ITGI Cash Dividend and determined that this Agreement and the Merger are in the best interest of the stockholders of ITGI, and prior to the date hereof has resolved to recommend that the holders of ITGI Common Stock approve and adopt this Agreement. In addition, a Special Committee of the Board of Directors of ITGI consisting exclusively of independent directors (the "ITGI SPECIAL COMMITTEE") has, by a unanimous vote at a meeting of such committee held on March 15, 1999, unanimously approved, and declared advisable, this Agreement and determined that this Agreement and the Merger are fair to and in the best interests of ITGI's stockholders other than JEFG.

7.  COVENANTS OF JEFG AND ITGI

        (a) Certain Changes. Except as contemplated by this Agreement and the Ancillary Agreements, ITGI agrees that, without the prior written consent of JEFG, between the date hereof and the Closing Date, ITGI will, and ITGI will cause each of its subsidiaries to (i) conduct its affairs in the ordinary course of business consistent with past and then current practice, (ii) not adopt, amend or modify any employment or personnel contract or plan, or increase the level of compensation payable to any officer or employee other than in accordance with past practice or as otherwise required by law or the terms of any such contract or plan; (iii) refrain from (A) issuing any capital stock or security convertible into capital stock of ITGI, except pursuant to Exercisable ITGI Rights that are not subject to Lock-Up Agreements, (B) granting any option to purchase or acquire ITGI Common Stock, which option is granted outside of the ordinary course or inconsistent with past practice or is exercisable at any time prior to April 30, 1999, and (C) taking any other action that would otherwise alter its capital structure, (iv) refrain from paying any dividend (other than the Special ITGI Cash Dividend) or making any distribution (including, any stock split or stock dividend) with respect to its securities, (v) refrain from entering into any contract or arrangement other than in the ordinary course of business and (vi) refrain from amending its Certificate of Incorporation or By-laws. ITGI agrees to promptly advise JEFG if it has more than 18,750,000 shares of ITGI Common Stock outstanding at any time prior to the Effective Time, or any person holding, or exercising rights under, ITGI Common Stock Equivalents shall have validly tendered any exercise form related thereto and demanded the issuance and delivery of ITGI Common Stock in respect of any such ITGI Common Stock Equivalent prior to the Effective Time. ITGI agrees not to amend, by written instrument, document, waiver or other act or practice, any Lock-Up Agreement without JEFG's prior written consent.

        Except as contemplated by this Agreement and the Ancillary Agreements, JEFG agrees that, without the prior written consent of ITGI, between the date hereof and the Closing Date, JEFG will, and JEFG will cause each of the Non-ITGI Subsidiaries to (1) conduct its affairs in the ordinary course of business consistent with past and then current practice, (2) not adopt, amend or modify any employment or personnel contract or plan, or increase the level of compensation payable to any officer or employee other than in accordance with past practice or as otherwise required by law or the terms of any such contract or plan; (3) refrain from issuing any capital stock or security convertible into capital stock, except pursuant to outstanding stock options and equity compensation awards, or granting any option or equity compensation awards except any such option or award that by its terms becomes, upon consummation of the Transfers, an option to purchase or acquire Holding Common Stock or an award in equity of Holding, or taking any other action that would be specified in Section 6A(e) of the Disclosure Schedule, or taking any other action that would otherwise alter its capital structure, (4) refrain from paying any dividend (other than the Distribution) or making any distribution (including, any stock split or stock dividend) with respect to its securities, (5) refrain from entering into any contract or arrangement other than in the ordinary course of business and (6) refrain from amending its Certificate of Incorporation or By-laws.

        (b) Proxy/Prospectus and Proxy/Information Statement. JEFG agrees that the Proxy/ Prospectus and any amendment or supplement thereto and the Proxy/Information Statement and any amendment or supplement thereto, at the time of mailing thereof and at the time of the Stockholders' Meetings, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; PROVIDED, HOWEVER, that the foregoing shall not apply to any information relating solely to ITGI and any of its subsidiaries (including financial and statistical information), the Special ITGI Cash Dividend or the ITGI-provided information concerning the Merger, as set forth in detail in Schedule B to the Distribution Agreement (the "ITGI MERGER INFORMATION"). If at any time prior to the Stockholders' Meetings, either the Proxy/Prospectus or the Proxy/Information Statement shall, as it relates solely to JEFG or any of the Non-ITGI Subsidiaries, the Transfers, the Ancillary Agreements, the Distribution or the JEFG Merger Information (defined below), contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, JEFG shall promptly notify ITGI and such parties shall use their best efforts to promptly cause to be filed with the SEC and, as required by law, disseminated to the stockholders of JEFG and ITGI an amendment or supplement that will result in the Proxy/Prospectus and/or the Proxy/Information Statement (as the case may be), as so amended or supplemented, not containing an untrue statement of a material fact and not omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading; PROVIDED, HOWEVER, that the foregoing shall not apply to any information relating solely to ITGI, any of its subsidiaries, the Special ITGI Cash Dividend and the ITGI Merger Information. JEFG will not file any amendment or supplement to the Proxy/ Prospectus or Proxy/Information Statement, or submit any information to the SEC in connection therewith, without prior consultation with ITGI.

        ITGI agrees that the Proxy/Prospectus and any amendment or supplement thereto and the Proxy/Information Statement and any amendment or supplement thereto, at the time of mailing thereof and at the time of the Stockholders' Meetings, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; PROVIDED, HOWEVER, that the foregoing shall not apply to any information relating solely to JEFG and the Non-ITGI Subsidiaries (including financial and statistical information), the Transfers, the Ancillary Agreements, the Distribution or the JEFG-provided information concerning the Merger, as set forth in detail in Schedule A to the Distribution Agreement (the "JEFG MERGER INFORMATION"). If at any time prior to the Stockholders' Meetings, either the Proxy/Prospectus or the Proxy/Information Statement, as it relates solely to ITGI or any of its subsidiaries, the Special ITGI Cash Dividend or the ITGI Merger Information, shall contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, ITGI shall promptly notify JEFG and such parties shall use their best efforts to promptly cause to be filed with the SEC and, as required by law, disseminated to the stockholders of JEFG and ITGI an amendment or supplement that will result in the Proxy/Prospectus and/or the Proxy/Information Statement (as the case may be), as so amended or supplemented, not containing an untrue statement of a material fact and not omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading; PROVIDED, HOWEVER, that the foregoing shall not apply to any information relating solely to JEFG and the Non-ITGI Subsidiaries, the Transfers, the Ancillary Agreements, the Distribution or the JEFG Merger Information. ITGI will not file any amendment or supplement to the Proxy/Prospectus or Proxy/Information Statement, or submit any information to the SEC in connection therewith, without prior consultation with JEFG.

        (c) Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will use its commercially reasonable efforts to (i) execute and deliver such further instruments and documents and take such other actions as the other party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (ii) take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement.

        (d) Expenses. Each of JEFG and ITGI shall be responsible for the Transaction Expenses (as defined below), as set forth in this paragraph (d). To the extent JEFG, Holding or ITGI incurs expenses in connection with the Transactions (as defined below) which do not constitute Transaction Expenses, the party incurring such expense shall be solely responsible for such expenses. "TRANSACTION EXPENSES" shall be limited to reasonable "OUT-OF-POCKET" expenses (i.e., expenses paid to a third party, excluding internal costs or allocations) of JEFG, Holding or ITGI that have been incurred because of or in order to effect the JEFG Transactions and the Special ITGI Cash Dividend (collectively, the "TRANSACTIONS"), including:

           (i) fees paid to investment bankers and their counsels,

           (ii) fees paid to outside counsel, including those who are giving legal opinions,

           (iii) fees paid to effect all of the Transfers, including (A) consent payments and fees and expenses in respect of the transfer of JEFG's
       8 7/8% Senior Notes due 2004 (the "8 7/8% NOTES") and the 7 1/2% Notes to Holding pursuant to the Assumption, not to exceed the aggregate amount set forth in Section 7(d)(iii) of the Disclosure Schedule, and (B) payments to landlords, third parties or others to whom JEFG has given guarantees in order to obtain their consents to the release of JEFG from the related obligations,

           (iv) professional and closing fees (but excluding financing costs) paid in order to replace financing arrangements that have been affected by the Transactions or new financing arrangements of ITGI or the Surviving Corporation,

           (v) fees paid to compensation and benefit plan consultants, actuaries, and the like to the extent services are rendered (a) for changes to existing plans which are necessary in order to effect or because of the Transactions or (b) to implement new plans which will replace plans which had been in place at JEFG or ITGI prior to the Transactions, excluding fees for services rendered to implement new plans which are not substantially similar in purpose and effect to existing JEFG plans and costs related to enhanced pension benefits and any underfunding liability of existing plans,

           (vi) payments to the ITGI Special Committee and their counsel,

           (vii) costs of acquiring and installing (and licensing fees limited to first year licensing fees for) software by ITGI, but only to the extent that such systems provide reasonably similar information and functionality as that currently used or provided by JEFG or ITGI,

           (viii)tax, accounting and auditing services provided by KPMG LLP and Ernst & Young LLP in connection with the Transactions, and

           (ix) costs of securityholder matters (exclusive of matters addressed in clause (iii)(A) above) and agency matters related to the Transactions, including solicitation, printing, mailing, registrar and transfer agent fees, exchange agent, distribution agent, trustee and escrow agent fees and expenses, filing fees, listing fees and other regulatory fees and licenses.

Expenses of JEFG and Holding which may constitute Transaction Expenses relevant for the allocation in the second succeeding sentence shall be counted on a dollar-for-dollar basis for Transaction Expenses incurred which are not tax deductible and on the basis of $0.565 for each dollar of Transaction Expenses incurred which are tax deductible and, based upon such procedure, shall not exceed $11.5 million in the aggregate. Expenses of ITGI which may constitute Transaction Expenses relevant for the allocation in the following sentence shall be counted on a dollar-for-dollar basis for Transaction Expenses incurred which are not tax deductible and on the basis of $0.565 for each dollar of Transaction Expenses incurred which are tax deductible and, based upon such procedure, shall not exceed $6.0 million. The allocation of responsibility for Transaction Expenses between JEFG and ITGI shall be determined by dividing (A) the sum of
(i) the lesser of $11.5 million or the dollar amount of Transaction Expenses actually incurred by JEFG and Holding (with such lesser amount constituting the "REIMBURSABLE JEFG EXPENSE CAP") plus (ii) the lesser of $6.0 million or the dollar amount of Transaction Expenses actually incurred by ITGI (with such lesser amount constituting the "REIMBURSABLE ITGI EXPENSE CAP"), by (B) two (with the resulting amount constituting the "RATABLE TRANSACTION EXPENSE RESPONSIBILITY"). Following determination of the Ratable Transaction Expense Responsibility, (y) ITGI (or the Surviving Corporation, in the event such determination occurs after the Effective Time) shall reimburse JEFG (or Holding or its subsidiaries, in the event such determination occurs after the Effective
Time) for any positive difference resulting after subtracting the Ratable Transaction Expense Responsibility from the Reimbursable JEFG Expense Cap or (z) JEFG (or Holding, in the event such determination occurs after the Effective
Time) shall reimburse ITGI (or the Surviving Corporation, in the event such determination occurs after the Effective Time) for any positive difference resulting after subtracting the Ratable Transaction Expense Responsibility from the Reimbursable ITGI Expense Cap.

Notwithstanding the foregoing, (A) expenses that would otherwise be incurred in the ordinary course of business or are the result of changes being implemented coincident with the JEFG Transactions at management's discretion do not qualify as Transaction Expenses, (B) when there is a range of options that may be taken with respect to an expense that fits within the matters described in clauses (i) through (ix) above, only the least expensive alternative qualifies as a Transaction Expense (and any amount in excess of the least expensive alternative shall be for the account of, and shall be the sole responsibility of, the party that incurred such expense), and (C) no services rendered or expenses incurred subsequent to the Effective Time (other than any such expenses incurred to comply with Section 3.01 of the Distribution Agreement) will qualify as Transaction Expenses.

Notwithstanding any other provision set forth in this Paragraph (d), (A) JEFG shall be responsible for all Transaction Expenses in the event that JEFG, as a stockholder of ITGI, fails to vote in favor of the Merger Agreement and thereby causes the failure of the Merger Agreement to be approved and adopted at the ITGI Stockholders' Meeting, (B) ITGI shall be responsible for all Transaction Expenses in the event that ITGI breaches, or any of its subsidiaries breaches its representations, warranties or covenants contained in Section 6B(e)(ii),
Section 6B(e)(iii), the second sentence of Section 6B(e)(iv), Section 7(a) (iii) or the second sentence of Section 7(j) hereof and such action causes an inability to satisfy any of the conditions set forth in Section 8(h) or 11(b) hereof, (C) any party that breaches Section 7(m) hereof shall be responsible for all Transaction Expenses, (D) any party that causes the condition set forth in
Section 8(h) or 11(b) not to be fulfilled shall be responsible for all Transaction Expenses, and (E) JEFG shall be responsible for all Transaction Expenses in the event it participates, but does not afford the benefit to the ITGI Public Stockholders of their full participation, in a transaction described in Section 7(l) hereof.

    (e) Access to Information. From the date of this Agreement to the Effective Time, JEFG and ITGI shall afford the other and its accountants, counsel and designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contacts, instruments, computer data and other data and information in its possession relating to the business and affairs of the other (other than data and information subject to an attorney-client or other privilege), insofar as such access is reasonably required by the other including, without limitation, for audit, accounting and litigation purposes.

    (f) Affiliates. Sections 7A(f)(i) and (ii) of the Disclosure Schedules list all persons who may currently be deemed to be "AFFILIATES" of JEFG and ITGI, respectively, for purposes of Rule 145 under the Securities Act ("AFFILIATES"), and each such party shall advise the other in writing of any person who becomes an Affiliate after the date hereof and prior to the Effective Time, and shall use its commercially reasonable efforts to cause each such person to deliver to the other party, at or prior to the Effective Time, a written agreement substantially in the form of Exhibit 7A(f) hereto.

    (g) Press Releases. Neither ITGI nor JEFG shall make or issue any press release or other public statement with respect to any of the transactions contemplated hereby without obtaining the prior written approval of the other, which consent shall not be unreasonably withheld.

    (h) Consents. JEFG agrees to use its reasonable best efforts to obtain all Governmental Consents referenced in Section 6A(c) hereof and the Consents listed on Section 6A(c) of the Disclosure Schedule. ITGI agrees to use its reasonable best efforts to obtain all Governmental Consents and other consents referenced in Section 6B(c) hereof.

    (i)  Amendment of Distribution Agreement.   JEFG shall not modify, amend or
waive any provision of the Distribution Agreement, unless JEFG shall have obtained the consent of ITGI, which consent shall not be unreasonably withheld.

    (j) ITGI Lock-Up Covenants. ITGI agrees to refrain, and to cause its subsidiaries to refrain, from purchasing, or entering into options or contracts which would allow or obligate ITGI or any of its subsidiaries to purchase, JEFG Common Stock prior to the Effective Time. ITGI agrees to use its commercially reasonable efforts to obtain agreements from the holders of ITGI Common Stock Equivalents not to exercise such options prior to the earlier of (x) the Effective Time and (y) April 30, 1999.

    (k) Termination of Certain Intercompany Agreements. JEFG and ITGI agree that the Development Rights Agreement and the Intercompany Borrowing Agreement, each dated March 14, 1994, between JEFG and ITGI, shall be terminated effective as of the Pre-Closing without liability to any party thereunder, and each party will execute and deliver prior to the Pre-Closing such instruments as the other party reasonably may request to give effect to the foregoing.

    (l) Other JEFG Covenants Prior to Pre-Closing. In the event that at any time prior to the Pre-Closing, JEFG receives a third party offer to purchase its entire equity interest in ITGI, JEFG agrees to use its commercially reasonable best efforts to endeavor to obtain, but shall not be obligated to obtain, the same economic terms and benefits of such offer for the benefit of the ITGI Public Stockholders.

    (m) Standstill After Pre-Closing. Each of JEFG and ITGI agrees that it will not, at any time from and after the Pre-Closing and prior to the Effective Time, knowingly take any action that would result in ITGI's ceasing to be a member of the affiliated group (within the meaning of Section 1504(a) of the Code) of which JEFG is the parent.

    (n) JEFG Transfers of Liabilities. JEFG shall take all necessary action prior to the Pre-Closing Date in order to effect the transfer to Holding (or to JEFCO, as appropriate), after the Pre-Closing

Date and prior to the Effective Time, of all JEFG Liabilities that are not related to ITGI or ITGI's subsidiaries. If, due to the inability of JEFG to transfer certain of such JEFG Liabilities to Holding or obtain for itself any required third party releases from such Liabilities or any required consent in connection with any transfer set forth in the preceding sentence, and therefore JEFG shall have Liabilities immediately prior to the Effective Time (excluding Liabilities related to ITGI or ITGI's subsidiaries, Liabilities of ITGI or the Surviving Corporation arising pursuant to this Agreement or the Ancillary Agreements, contingent Liabilities arising by operation of law and Liabilities related to asserted or unasserted litigation, the responsibility for which cannot be reasonably quantified or ascertained) (with such JEFG Liabilities, excluding the Liabilities in the preceding parenthetical, constituting the "RESIDUAL LIABILITIES"), JEFG shall take such action prior to the Pre-Closing Date, in form and substance reasonably satisfactory to ITGI, to discharge, offset, reserve against or otherwise mitigate the Residual Liabilities (through prepayments, reserves, insurance, defeasance, trust arrangements, replacement guarantees or the provision to third party creditors, landlords, ITGI or the Surviving Corporation of one or more letters of credit) for all Residual Liabilities in excess of the Applicable Amount (defined below). The "APPLICABLE AMOUNT" of unmitigated Residual Liabilities, as used in the preceding sentence, shall be $5.0 million from and after the Effective Time until the first anniversary thereof; $3.33 million from and after the first anniversary until the second anniversary of the Effective Time; $1.67 million from and after the second anniversary until the third anniversary of the Effective Time; and $0 from and after the third anniversary of the Effective Time. JEFG agrees to obtain, for the benefit of ITGI (or the Surviving Corporation after the Effective Time), one or more letters of credit in an aggregate undrawn face amount not less than the amount by which the aggregate unmitigated Residual Liabilities exceeds the Applicable Amount. Such letters of credit shall be issued by one or more nationally recognized financial institutions reasonably satisfactory to ITGI, be in form and substance reasonably satisfactory to ITGI and expire not earlier than 135 days after the date on which the related unmitigated Residual Liabilities terminate.

8.  CONDITIONS TO THE OBLIGATIONS OF JEFG AND ITGI TO CONSUMMATE THE PRE-CLOSING

    The respective obligations of ITGI, on the one hand, and JEFG, on the other hand, to consummate the Pre-Closing are subject to the fulfillment (or waiver in writing by a duly authorized officer of the party which did not fail to satisfy such condition or requirement) of the following requirements and conditions:

    (a) Stockholder Approvals. This Agreement (including the Charter Amendment) and the issuance of JEFG Common Stock pursuant to this Agreement shall have been approved and adopted by the requisite votes of JEFG's stockholders in accordance with the DGCL, New York Stock Exchange requirements and the Organizational Documents of JEFG. This Agreement shall have been approved and adopted by the requisite votes of ITGI's stockholders in accordance with the DGCL and the Organizational Documents of ITGI.

    (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, sanction or other order issued by any court of competent jurisdiction, self-regulatory organization or body, stock exchange or other legal or regulatory restraint or prohibition shall have been issued and be in effect (i) restraining or prohibiting the consummation of the Merger, the Contribution, the Assumption, the Special ITGI Cash Dividend, the Distribution or the other transactions contemplated by the Ancillary Agreements or this Agreement or (ii) prohibiting or limiting the ownership, operation or control by the Surviving Corporation or JEFG or any of their respective subsidiaries of any portion of the business or assets of ITGI or its subsidiaries as of the Effective Time, or compelling the Surviving Corporation or JEFG or ITGI or any of their respective subsidiaries to dispose of, grant rights in respect of, or hold separate any portion of the business or assets of JEFG, ITGI or any of their respective subsidiaries as of the Effective Time; nor shall any action have been taken by a governmental regulatory authority, agency or instrumentality, self-regulatory organization or body, stock exchange or any federal, state or foreign statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any governmental regulatory authority, agency or instrumentality, self-regulatory organization or body, stock exchange or arbitrator, which is in effect and has the effect of making the Contribution, the Assumption, the Special ITGI Cash Dividend, the Distribution or the Merger, illegal or otherwise prohibiting the consummation of the Contribution, the Assumption, the Special ITGI Cash Dividend, the Distribution or the Merger.

    (c) Proxy/Prospectus and Proxy/Information Statement. The registration statement with respect to the Proxy/Prospectus shall have been declared effective under the Securities Act and no stop orders with respect thereto shall have been issued and the Proxy/Prospectus shall have been furnished to the stockholders of ITGI. JEFG shall have received all requisite authorizations under all applicable state securities or blue sky laws necessary to consummate the issuance of JEFG Common Stock pursuant to this Agreement. The Proxy/Information Statement shall have been furnished to the stockholders of JEFG.

    (d) NYSE Listing. Approval for listing by the New York Stock Exchange, Inc. upon official notice of issuance of JEFG Common Stock to be issued in the Merger shall have been received by JEFG.

    (e) Supplemental Indentures. Supplemental indenture(s) in form and substance satisfactory to JEFG and ITGI shall have been duly executed in respect of the 8 7/8% Notes, pursuant to which, effective as of the date the Transfers are completed, Holding shall assume, and JEFG shall be released from, JEFG's obligations under the 8 7/8% Notes and the related indenture. ITGI and its counsel shall have been provided complete copies of such supplemental indenture(s) and the officers' certificate(s) and opinion(s) of JEFG's counsel (which expressly permit(s) ITGI to rely thereon) provided to the trustee for the 8 7/8% Notes in connection therewith, and such officer's certificate(s) and opinion(s) shall be satisfactory in form and substance to ITGI.

    (f) Accounting Advisory Letter. ITGI and JEFG shall have received a letter from KPMG LLP, dated as of the Pre-Closing Date, substantially in the form set forth in Section 8(f) of the Disclosure Schedule.

    (g) Escrow. The Escrow Agreement shall have been executed and delivered by JEFG, ITGI and the Escrow Agent, and all items required to be delivered into escrow thereunder shall have been delivered, to be released by the Escrow Agent in accordance with the terms and conditions thereof.

    (h) JEFG's Maintenance of Minimum Ownership Levels of ITGI Common Stock. JEFG and ITGI shall be reasonably satisfied that, at all relevant times prior to the Pre-Closing Date, JEFG owns at least 80% of the outstanding ITGI Common Stock and that no capital stock of ITGI (other than ITGI Common Stock) shall have been issued or outstanding.

    (i) Satisfaction of Distribution Agreement Conditions. All conditions to the Distribution set forth in Section 2.02 of the Distribution Agreement shall have been satisfied and if any condition shall not have been satisfied as of the Pre-Closing Date such condition shall have been waived by JEFG, in its sole discretion.

    (j) Absence of Withdrawal or Amendment of Tax Ruling. The tax ruling from the Internal Revenue Service relating to the Transfers, the Distribution and certain aspects of the Merger obtained prior to the date hereof (the "TAX RULING") shall not have been, prior to the Pre-Closing, withdrawn by the IRS or modified by the IRS in any material adverse respect.

9.  CONDITIONS TO THE OBLIGATIONS OF JEFG TO CONSUMMATE THE PRE-CLOSING

    The obligations of JEFG under this Agreement to effect the Pre-Closing are subject to the fulfillment (or waiver in writing by a duly authorized officer of JEFG), prior to or at the Pre-Closing, of each of the following conditions:

    (a) Representations, Warranties and Covenants of ITGI. The representations and warranties of ITGI herein contained shall be true and correct as of the Pre-Closing Date in all material respects with the same effect as though made at such time, except to the extent waived hereunder or affected by the transactions contemplated herein; ITGI shall have performed in all material respects all obligations and complied in all material respects with all agreements, undertakings, covenants and conditions required by this Agreement and the Ancillary Agreements to be performed or complied with by it at or prior to the Pre-Closing Date; and ITGI shall have delivered to JEFG a certificate in form and substance satisfactory to JEFG dated the date of the Pre-Closing Date and signed by the chief executive officer and the chief financial officer of ITGI to such effect.

    (b) Consents. ITGI shall have obtained all Governmental Consents and shall have obtained all other Consents referenced in Section 6B(c) and designated to be required to have been obtained on or prior to the Pre-Closing.

    (c)  Opinions of Counsel.

        (i) ITGI shall have delivered to JEFG opinions, dated the Pre-Closing Date, satisfactory to counsel for JEFG, of Cahill Gordon & Reindel, counsel to ITGI, to the effect that:

       (1) ITGI is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to enter into and perform its obligations under this Agreement.

       (2) The execution, delivery and performance of this Agreement and the consummation of the Merger as provided herein by ITGI have been duly authorized and approved by all requisite corporate action; this Agreement has been duly executed and delivered by ITGI and constitutes a valid and binding obligation of ITGI, enforceable in accordance with its terms, subject to any bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights and by general principles of equity.

       (3) Upon the filing of the appropriate certificate of merger with the Secretary of State of the State of Delaware, the Merger shall be effective in accordance with the terms of this Agreement and the DGCL.

       (4) All such approvals, consents, authorizations or modifications as may, to the knowledge of such counsel, be required to permit the performance by ITGI of its respective obligations under this Agreement and consummation of the transactions herein contemplated have been obtained (whether from Governmental Authorities or other persons).

    In rendering its opinion letter, Cahill Gordon & Reindel may rely on certificates of officers of ITGI or its subsidiaries or government officials, opinions of other counsel and such other evidence as such counsel for ITGI may deem necessary or desirable.

        (ii) JEFG shall have received an opinion of Morgan, Lewis & Bockius LLP, in form and substance reasonably satisfactory to JEFG and substantially in the form of Appendix F (following Morgan, Lewis & Bockius LLP's receipt of representations of officers of ITGI and JEFG substantially in the form of Appendices G-1 and G-2), on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Pre-Closing Date, to the effect that, with respect to the ITGI Public Stockholders, the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, and that each of JEFG and ITGI will be a party to the reorganization within the meaning of Section 368(b) of the Code.

10.  CONDITIONS TO THE OBLIGATIONS OF ITGI TO CONSUMMATE THE PRE-CLOSING

    The obligations of ITGI under this Agreement to effect the Pre-Closing are subject to the fulfillment (or waiver in writing by a duly authorized officer of ITGI), prior to or at the Pre-Closing, of each of the following conditions:

    (a) Representations, Warranties and Covenants of JEFG. The representations and warranties of JEFG herein contained shall be true and correct as of the Pre-Closing Date in all material respects with the same effect as though made at such time, except to the extent waived hereunder or affected by the transactions contemplated herein; JEFG shall have performed in all material respects all obligations and complied in all material respects with all agreements, undertakings, covenants and conditions required by this Agreement and the Ancillary Agreements to be performed or complied with by it at or prior to the Pre-Closing Date; and JEFG shall have delivered to ITGI a certificate in form and substance satisfactory to ITGI dated the Pre-Closing Date and signed by the chief executive officer and the chief financial officer of JEFG to such effect.

    (b)  [Intentionally Omitted].

    (c)  [Intentionally Omitted].

    (d) Options. JEFG shall have delivered to ITGI a copy (certified by the Secretary of JEFG) of duly adopted resolutions of the Board of Directors of JEFG accelerating the vesting and exercisability of all options to purchase or acquire JEFG Common Stock, which acceleration shall be effective on or before the release of the Special ITGI Cash Dividend pursuant to the Escrow Agreement. JEFG shall have caused all outstanding JEFG Common Stock Equivalents to have been exercised or canceled, or exchanged (conditioned upon completion of the Distribution) for options, shares, or common stock equivalents of Holding as of, or within two business days following the Pre-Closing Date, or reserved against without the Surviving Corporation's responsibility after the Effective Time.

    (e) Transfer and Releases. JEFG shall have taken all necessary action to effect the transfer (after the Pre-Closing Date before the Effective Time) of all JEFG Liabilities, excluding the Residual Liabilities, to Holding and to provide that the unmitigated Residual Liabilities shall not be in excess of the Applicable Amount.

    (f) Consents. JEFG shall have obtained all Governmental Consents referenced in Section 6A(c) hereof and shall have obtained all Consents listed in Section 10(f) of the Disclosure Schedule.

    (g)  Opinion of Counsel.

        (i) JEFG shall have delivered to ITGI an opinion, dated the Pre-Closing Date, satisfactory to counsel for ITGI, of Morgan, Lewis & Bockius LLP, counsel for JEFG, to the effect that:

           (1) JEFG is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the requisite corporate power to enter into and perform its obligations under this Agreement.

           (2) The execution, delivery and performance of this Agreement by JEFG and the Ancillary Agreements by JEFG and Holding and the issuance of JEFG Common Stock pursuant to this Agreement have been duly authorized and approved by all requisite corporate action; this Agreement has been duly executed and delivered by JEFG and constitutes a valid and binding obligation of JEFG enforceable against JEFG in accordance with its terms, subject to any bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights and general principles of equity; the Ancillary Agreements have been duly executed and delivered by JEFG and Holding, and constitute a valid and binding obligation of JEFG and Holding and are enforceable in accordance with their terms, subject to any bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights and general principles of equity.

           (3) Upon the filing of the appropriate certificate of merger with the Secretary of State of the State of Delaware, the Merger shall be effective in accordance with the terms of this Agreement and the DGCL.

           (4) All such approvals, consents, authorizations or modifications as may, to the knowledge of such counsel, be required to permit the performance by JEFG of its respective obligations under this Agreement and consummation of the transactions herein contemplated have been obtained (whether from Governmental Authorities or other persons).

           (5) The JEFG Common Stock to be issued by JEFG as contemplated by this Agreement has been duly authorized and upon delivery to the ITGI Public Stockholders, will be duly and validly issued, fully paid and non-assessable, and will not have been issued in violation of any statutory preemptive rights of stockholders.

    In rendering its opinion letter, Morgan, Lewis & Bockius LLP may rely on certificates of officers of JEFG, opinions of other counsel and such other evidence as such counsel for JEFG may deem necessary or desirable.

        (ii) ITGI shall have received an opinion of Cahill Gordon & Reindel, in form and substance reasonably satisfactory to ITGI and substantially in the form of Appendix H (following Cahill Gordon & Reindel's receipt of representations of officers of ITGI and JEFG substantially in the form of Appendices I-1 and I-2), on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Pre-Closing Date, to the effect that the Merger will be treated for federal income tax purposes from the perspective of the ITGI Public Stockholders as a reorganization qualifying under the provisions of Section 368(a) of the Code, and that each of JEFG and ITGI will be a party to the reorganization within the meaning of
    Section 368(b) of the Code.

    (h) Amendment of Distribution Agreement. No provision of the Distribution Agreement shall have been modified, amended or waived without the prior written consent of ITGI, which consent shall not be unreasonably withheld.

    (i) Other. All certificates, consents and opinions, including any provision therein permitting ITGI to rely thereon, delivered in connection with the supplemental indentures referred to in Section 6(A)(t) shall not have been withdrawn.

    (j) Procurement of Any Necessary Letters of Credit. JEFG shall have procured and delivered to ITGI all necessary letters of credit concerning unmitigated Residual Liabilities in excess of the Applicable Amount as may be required by Section 7(n) hereof.

11.  CONDITIONS TO THE OBLIGATIONS OF JEFG AND ITGI TO CONSUMMATE THE MERGER

    The obligations of each of JEFG and ITGI under this Agreement to effect the Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of JEFG and ITGI), prior to or at the Effective Time, of each of the following conditions:

    (a) Pre-Closing Consummated. The Pre-Closing shall have been consummated in accordance with this Agreement and the Escrow Agreement shall have been fully complied with.

    (b) JEFG's Maintenance of Minimum Ownership Levels of ITGI Common Stock. JEFG and ITGI shall be reasonably satisfied that, at all relevant times prior to the Effective Time, JEFG owns at least 80% of the outstanding ITGI Common Stock and that no capital stock of ITGI (other than ITGI Common Stock) shall have been issued or outstanding.

    (c) Absence of Withdrawal or Amendment of Tax Ruling. The Tax Ruling shall not have been, prior to the Effective Time, withdrawn by the IRS or modified by the IRS in any material adverse respect.

12.  NO SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

    The representations, warranties, covenants and other obligations of JEFG and ITGI hereunder shall not survive the Merger; PROVIDED, HOWEVER, that Section 7(d) hereof shall survive (i) the Merger in accordance with Section 12.01 of the Distribution Agreement and (ii) any termination of this Agreement prior to the Effective Time pursuant to Section 13 hereof.

13.  TERMINATION

    (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the completion of the Pre-Closing
(i) by mutual written consent of JEFG and ITGI or (ii) by either party upon (x) the failure of the other party to satisfy any covenant or agreement set forth in this Agreement or the Ancillary Agreements or (y) upon the discovery of any representation of the other party which is false in any material respect or for which there is a material omission to disclose information which makes any representation of the other party materially misleading or (z) the failure to satisfy any condition set forth in Section 8 hereof or the failure of the other party to satisfy a condition to such party's obligation to consummate the Pre-Closing set forth in Section 9 or 10 hereof, as applicable.

    (b) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time after completion of the Pre-Closing and prior to the Closing (i) by mutual written consent of JEFG and ITGI or (ii) by either party upon the failure of the condition set forth in Section 11(b) or 11(c) hereof to be satisfied unless and to the extent such failure occurred as a result of such party's breach of any representation, warranty or covenant set forth in this Agreement.

14.  ENTIRE AGREEMENT

    This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

15.  NOTICES

    All notices and communications under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly given when received addressed as follows:

                           If to ITGI to:
                           Investment Technology Group, Inc.
                           380 Madison Avenue, 4th Floor
                           New York, New York 10017
                           Attention: Chief Financial Officer

                           With a copy to:
                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, New York 10005
                           Attention: Immanuel Kohn, Esq.
                           If to JEFG to:
                           Jefferies Group, Inc.
                           11100 Santa Monica Boulevard, 11th Floor
                           Los Angeles, California 90025
                           Attention: Chief Financial Officer
                           With a copy to:
                           Morgan, Lewis & Bockius LLP
                           1701 Market Street
                           Philadelphia, PA 19103-2921
                           Attention: Brian J. Lynch, Esq.

    Such notices shall be deemed received (i) as of the date of delivery by hand delivery, (ii) one business day after such notice is given to a national overnight delivery service or (iii) five business days after placed in the United States mail, provided such mail is sent by certified mail with return receipt requested. Either party may, by written notice so delivered to the other party, change the address to which delivery of any notice shall thereafter be made.

16.  GOVERNING LAW

    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

17.  COUNTERPARTS

    This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                                          JEFFERIES GROUP, INC.

                                          By: /s/ CLARENCE T. SCHMITZ
                                          --------------------------------------
                                          Name: Clarence T. Schmitz
                                          Title: Executive Vice President and
                                                 Chief Financial Officer

                                          INVESTMENT TECHNOLOGY GROUP, INC.

                                          By: /s/ RAYMOND L. KILLIAN, JR.
                                          --------------------------------------
                                          Name: Raymond L. Killian, Jr.
                                          Title: Chairman, Chief Executive
                                                 Officer and President

                                                                      APPENDIX B

                               DISTRIBUTION AGREEMENT

                                  DATED AS OF

                                 MARCH 17, 1999

                                    BETWEEN

                             JEFFERIES GROUP, INC.

                                      AND

                           JEF HOLDING COMPANY, INC.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
ARTICLE I--DEFINITIONS.....................................................................................           2
    Section 1.01. Definitions..............................................................................           2

ARTICLE II--THE DISTRIBUTION...............................................................................           7
    Section 2.01. Cooperation Prior to the Distribution....................................................           7
    Section 2.02. JEFG Board Action; Conditions Precedent to the Distribution..............................           8
    Section 2.03. The Distribution.........................................................................           9

ARTICLE III--CONVEYANCE OF ASSETS, OBLIGATIONS AND RIGHTS; ASSUMPTION OF LIABILITIES; CONDUCT OF HOLDING
  PENDING DISTRIBUTION.....................................................................................           9
    Section 3.01. Conveyance of Assets, Obligations and Rights; Assumption and Release of Liabilities......           9
    Section 3.02. Conduct of Holding and JEFG Pending Distribution.........................................          11
    Section 3.03. Further Assurances and Consents..........................................................          11

ARTICLE IV--INDEMNIFICATION................................................................................          12
    Section 4.01. Holding Indemnification of the ITGI Group................................................          12
    Section 4.02. ITGI Indemnification of the Holding Group................................................          12
    Section 4.03. Insurance and Third Party Obligations....................................................          12

ARTICLE V--HOLDING REPRESENTATIONS.........................................................................          12
    Section 5.01. Holding Representations..................................................................          12

ARTICLE VI--INDEMNIFICATION PROCEDURES; CONTRIBUTION.......................................................          14
    Section 6.01. Notice and Payment of Claims.............................................................          14
    Section 6.02. Notice and Defense of Third-Party Claims.................................................          14
    Section 6.03. Contribution.............................................................................          15

ARTICLE VII--EMPLOYEE MATTERS..............................................................................          16
    Section 7.01. Benefits Agreement.......................................................................          16

ARTICLE VIII--TAX MATTERS..................................................................................          16

ARTICLE IX--ACCOUNTING MATTERS.............................................................................          16
    Section 9.01. Accounting Treatment of Assets Transferred...............................................          16

ARTICLE X--INFORMATION.....................................................................................          16
    Section 10.01. Provision of Corporate Records..........................................................          17
    Section 10.02. Access to Information...................................................................          17
    Section 10.03. Litigation Cooperation..................................................................          17
    Section 10.04. Reimbursement...........................................................................          17
    Section 10.05. Retention of Records....................................................................          17
    Section 10.06. Confidentiality.........................................................................          17

ARTICLE XI--INTEREST ON PAYMENTS...........................................................................          18

                                                                                                                PAGE
                                                                                                                -----
ARTICLE XII--MISCELLANEOUS.................................................................................          18
    Section 12.01. Expenses................................................................................          18
    Section 12.02. Notices.................................................................................          19
    Section 12.03. Amendment and Waiver....................................................................          20
    Section 12.04. Entire Agreement........................................................................          20
    Section 12.05. Parties in Interest.....................................................................          20
    Section 12.06. Disputes................................................................................          20
    Section 12.07. Survival................................................................................          21
    Section 12.08. Severability............................................................................          21
    Section 12.09. Governing Law...........................................................................          21
    Section 12.10. Counterparts............................................................................          21

Schedule A   --         Holding Provided Information Concerning the Merger
Schedule B   --         ITGI Provided Information Concerning the Merger

                             DISTRIBUTION AGREEMENT

    This Distribution Agreement ("AGREEMENT"), dated as of March 17, 1999, is hereby entered into by and between Jefferies Group, Inc., a Delaware corporation ("JEFG"), and JEF Holding Company, Inc., a Delaware corporation and wholly-owned subsidiary of JEFG as of the date of this Agreement ("HOLDING").

                                    RECITALS

    WHEREAS, the Board of Directors of JEFG has approved the business transactions pursuant to which all the assets, businesses and Liabilities (as defined below) of Investment Technology Group, Inc., a Delaware corporation and approximately 80.5% owned subsidiary of JEFG ("ITGI"), and ITGI's subsidiaries will be separated from all other assets, businesses and Liabilities of JEFG, on the terms and subject to the conditions set forth herein and in the Ancillary Agreements (as defined below);

    WHEREAS, concurrently herewith, JEFG and ITGI are entering into an Agreement and Plan of Merger (the "MERGER AGREEMENT"), pursuant to which (x) ITGI will merge (the "MERGER") with and into JEFG and (y) all outstanding shares of common stock, par value $0.01 per share, of ITGI (the "ITGI COMMON STOCK") will be canceled or converted into the right to receive shares of common stock, par value $0.01 per share, of JEFG (the "JEFG COMMON STOCK") in the manner set forth in the Merger Agreement;

    WHEREAS, prior to the Distribution (defined below) and Merger (x) JEFG will transfer to Holding (or to JEFCO, defined herein, prior to the time JEFCO becomes a subsidiary of Holding in connection with the Contribution, defined below), and Holding and JEFCO will accept from JEFG, all of the Assets of JEFG other than JEFG's ownership interest in capital stock of ITGI (the "CONTRIBUTION"), and JEFG will assign to Holding (or to JEFCO, as appropriate), and Holding and JEFCO will assume from JEFG, all of the Holding Liabilities (as defined herein) (individually, the "ASSUMPTION" and together with the Contribution, collectively, the "TRANSFERS"), and (y) following the Transfers and the satisfaction of all conditions set forth in Section 2.02 of this Agreement, all of the common stock of Holding, par value $0.0001 per share ("HOLDING COMMON STOCK"), will be distributed (the "DISTRIBUTION") to JEFG's stockholders at the rate of one share of Holding Common Stock for each share of JEFG Common Stock outstanding as of April 20, 1999, or such other date as is designated by JEFG's Board of Directors as the record date for determining the stockholders of JEFG entitled to receive the Distribution (the "RECORD DATE");

    WHEREAS, (i) pursuant to the Merger, the name of Jefferies Group, Inc. (as the surviving corporate entity in the Merger) will be changed to Investment Technology Group, Inc. and (ii) following the consummation of the Distribution and the Merger, the name of JEF Holding Company, Inc. will be changed to Jefferies Group, Inc.;

    WHEREAS, it is intended that the Distribution not be taxable to JEFG or its stockholders pursuant to Section 355 of the Internal Revenue Code of 1986, as amended (the "CODE");

    WHEREAS, as of March 16, 1999, the Board of Directors of ITGI declared, subject to the approval and adoption of the Merger Agreement by the stockholders of JEFG and ITGI and the satisfaction or waiver of all other conditions to the Pre-Closing (as defined in the Merger Agreement) as set forth in the Merger Agreement, a cash dividend in an amount equal to $4.00 per share to all holders of ITGI Common Stock, including JEFG (the "SPECIAL ITGI CASH DIVIDEND");

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

    Section 1.01. DEFINITIONS. As used herein, the following terms have the following meaning:

    "Action" means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any other tribunal.

    "Analytical" means Jefferies Analytical Trading Group, Inc., a Delaware corporation.

    "Ancillary Agreements" means the Benefits Agreement and the Tax Agreement and all of the written agreements, instruments, understandings, assignments and other arrangements entered into in connection with the transactions contemplated hereby excluding, however, the Merger Agreement and all instruments and documents related thereto.

    "Assets" means all properties, rights, contracts, leases and claims, of every kind and description, wherever located, whether tangible or intangible, and whether real, personal or mixed.

    "Assumption" is defined in the recitals to this Agreement.

    "Benefits Agreement" means the Benefits Agreement entered into in connection with the Distribution between JEFG and Holding, as amended from time to time.

    "Code" is defined in the recitals to this Agreement.

    "Commission" means the Securities and Exchange Commission.

    "Contribution" is defined in the recitals to this Agreement.

    "Distribution" is defined in the recitals to this Agreement.

    "Distribution Agent" means EquiServe, in its capacity as agent for JEFG in connection with the Distribution.

    "Distribution Date" means April 27, 1999 or such other business day as of which the Distribution shall be effective, as determined by the Board of Directors of JEFG; provided, however, that the Distribution Date shall occur (in time) prior to the Effective Time.

    "Effective Time" means the date and time at which the Merger is consummated.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Form S-4" means the registration statement on Form S-4 filed by JEFG pursuant to the Securities Act with respect to the JEFG Common Stock issuable in the Merger pursuant to the Merger Agreement, as such registration statement may be amended from time to time.

    "Form 10" means the registration statement on Form 10 filed by Holding with the Commission to effect the registration of the class of Holding Common Stock pursuant to the Exchange Act, as such registration statement may be amended from time to time.

    "Group" means the ITGI Group or the Holding Group, as applicable.

    "Holding" is defined in the preamble to this Agreement.

    "Holding Assets" means all Assets of JEFG (a) including without limitation
(1) all of the capital stock, and options, warrants or other rights to purchase capital stock, of Analytical, Investment, Japan, JEFCO, JIL, Licensing, Pacific, and Switzerland, and all of the preferred stock and options, warrants or other rights to purchase capital stock (including all of the common stock) of W&D, (2) all cash, receivables, marketable securities and real and personal property of JEFG, (3) all Assets that are (i) owned of record by or held in the name of a member of the Holding Group, (ii) used exclusively by one or more members of the Holding Group prior to, on or following the Effective Time and
(4) the names "Jefferies," "Jefferies Group" and "Jefferies Group, Inc." and all variations thereof and all trademarks, trade names, copyrights or other intellectual property right related thereto, but (b) excluding the capital stock of ITGI.

    "Holding Business" means the businesses conducted by JEFG prior to or at the Effective Time or by any member of the Holding Group prior to, on and following the Effective Time, excluding in each such case the ITGI Business.

    "Holding By-laws" means the By-laws of Holding in the form filed as an exhibit to the Form 10, as last amended, under the Exchange Act.

    "Holding Certificate" means the certificate of incorporation of Holding in the form filed as an exhibit to the Form 10, as last amended, under the Exchange Act.

    "Holding Common Stock" is defined in the recitals to this Agreement.

    "Holding Group" shall mean Holding, Analytical, Investment, Japan, JEFCO, JIL, Licensing, Pacific, Switzerland and W&D and their successors and permitted assigns.

    "Holding Liabilities" means (i) all Liabilities of Holding under this Agreement, any Intercompany Agreement or any Ancillary Agreement, (ii) except as otherwise expressly provided in this Agreement, any Intercompany Agreement or any Ancillary Agreement, all Liabilities, other than ITGI Group Liabilities, (x) of JEFG, to the extent those Liabilities arise out of or relate to any event, occurrence, act, omission or state of affairs that occurred or existed prior to the Effective Time, (y) of any member of the Holding Group or the Holding Business, whether arising before, on or after the Effective Time or (z) arising out of the ownership or use of the Holding Assets, whether arising before, on or after the Effective Time, (iii) all Liabilities arising under or in connection with the Form 10 unless and except to the extent that such claims are based upon the ITGI Provided Information, (iv) subject to the provisions of Section 12.01 of this Agreement, all Liabilities comprising the JEFG Debt Obligation, (v) all Liabilities arising with respect to claims based upon the Holding Provided Information included or incorporated by reference into the Form S-4 and (vi) Liabilities of JEFG under options or other rights to purchase or acquire any JEFG Common Stock, to the extent such options or rights, prior to the Effective Time, are not exercised for JEFG Common Stock, canceled or exchanged for options to purchase shares of Holding Common Stock.

    "Holding Provided Information" means information included or incorporated by reference into the Form S-4, Form 10, or Joint Proxy/Information Statement that relates exclusively to JEFG (excluding ITGI and its subsidiaries) prior to the Effective Time, the consolidated financial statements and financial and statistical data of JEFG (excluding the financial statements and statistical and financial data of ITGI and its subsidiaries), any member of the Holding Group, the Holding Business, the Ancillary Agreements, the Transfers, the Distribution or the Holding provided information concerning the Merger as set forth in Schedule A attached hereto and made a part hereof.

    "Intercompany Agreements" means an amended and restated tax sharing agreement, dated March 17, 1999, between JEFG, Holding and ITGI.

    "Investment" means JEF Investment Company, a Delaware corporation.

    "ITGI" means Investment Technology Group, Inc., a Delaware corporation, before and/or after the Merger, as the context requires as set forth herein.

    "ITGI Business" means the businesses conducted exclusively by ITGI and its subsidiaries prior to, on and following the Effective Time.

    "ITGI Common Stock" is defined in the recitals to this Agreement.

    "ITGI Group" means ITGI and its subsidiaries prior to, on and following the Effective Time.

    "ITGI Group Liabilities" means (i) all Liabilities of ITGI (in its own right or as the successor to JEFG following the Merger) under Sections 4.02 and 12.01 of this Agreement, or under any Intercompany Agreement or any Ancillary Agreement, (ii) except as otherwise expressly provided in this Agreement, any Intercompany Agreement or any Ancillary Agreement, all Liabilities (other than Holding Liabilities) of ITGI, any member of the ITGI Group or the ITGI Business or Liabilities arising out of the ownership or use of the Assets of the ITGI Group, in each case whether arising before, on or after the Effective Time,
(iii) all Liabilities with respect to claims based upon the ITGI Provided Information included and incorporated by reference into the Form 10 and Joint Proxy/ Information Statement, and (iv) all Liabilities arising with respect to claims based upon ITGI Provided Information included or incorporated by reference into the Form S-4.

    "ITGI Provided Information" means information included or incorporated by reference into the Form S-4, Form 10 or Joint Proxy/Information Statement that relates exclusively to ITGI, any member of the ITGI Group, the ITGI Business, JEFG after the Effective Time, the consolidated historical financial statements of ITGI, the pro forma consolidated financial statements of ITGI (as the successor to JEFG following the Merger), the financial and statistical data of ITGI, the Special ITGI Cash Dividend or the ITGI provided information concerning the Merger as set forth in Schedule B attached hereto and made a part hereof.

    "Japan" means Jefferies (Japan) Limited, a company formed under the laws of England.

    "JEFCO" shall mean Jefferies & Company, Inc., a Delaware corporation.

    "JEFG" is defined in the preamble to this Agreement.

    "JEFG Common Stock" is defined in the recitals to this Agreement.

    "JEFG Contribution" means an amount of money to be contributed by JEFG to the capital of JEFCO prior to the Distribution Date equal to at least $60 million.

    "JEFG Debt Obligation" means the Liabilities of JEFG in respect of its 8 7/8% Senior Notes due 2004 and 7 1/2% Senior Notes due 2007, including, without limitation, the related indentures (including all supplemental indentures thereto), consent solicitations and offering materials.

    "JIL" means Jefferies International Limited, a company formed under the laws of England.

    "Joint Proxy/Information Statement" means the joint proxy/information statement, as amended from time to time, filed by JEFG and Holding with the SEC under the Exchange Act to be sent to each holder of JEFG Common Stock in connection with the Distribution and the Merger.

    "Liabilities" means any and all claims, debts, commitments, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, commitments, liabilities and obligations arising under this Agreement, any law, rule, regulation, action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

    "Licensing" means Jefferies Licensing Corporation, a Delaware corporation.

    "Merger" is defined in the recitals to this Agreement.

    "Merger Agreement" is defined in the recitals to this Agreement.

    "Pacific" means Jefferies Pacific Limited, a company formed under the laws of Hong Kong.

    "Record Date" is defined in the recitals to this Agreement.

    "SEC" means the Securities and Exchange Commission.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Special ITGI Cash Dividend" is defined in the recitals to this Agreement.

    "Switzerland" means Jefferies (Switzerland) Ltd., a company formed under the laws of Switzerland.

    "Tax" shall have the meaning given to such term in the Tax Agreement.

    "Tax Agreement" means the Tax Sharing and Indemnification Agreement entered into in connection with the Distribution among JEFG, Holding and ITGI, as amended from time to time.

    "Transfers" is defined in the recitals to this Agreement.

    "Transactions" shall mean the Transfers, the Distribution and the Merger.

    "W&D" means W&D Securities, Inc., a Delaware corporation.

                                   ARTICLE II

                                THE DISTRIBUTION

    Section 2.01. COOPERATION PRIOR TO THE DISTRIBUTION.

    (a) JEFG and Holding shall prepare, and JEFG shall mail on or prior to the Distribution Date to the holders of JEFG Common Stock, the Joint Proxy/Information Statement, which shall set forth appropriate disclosure concerning Holding, the Distribution, the Merger and certain other matters required by the Exchange Act. JEFG and Holding shall also prepare, and Holding shall file with the Commission, the Form 10, which shall incorporate by reference portions of the Joint Proxy/Information Statement. JEFG and Holding shall use all reasonable efforts to cause the Form 10 to be declared, or become, effective under the Exchange Act as soon as reasonably practicable and on or before the Distribution Date.

    (b) JEFG and Holding shall cooperate in preparing, filing with the Commission under the Securities Act and causing to become effective any registration statements or amendments thereto that are appropriate to reflect the establishment of or amendments to any employee benefit plan contemplated by the Benefits Agreement.

    (c) JEFG and Holding shall, by means of a stock split or stock distribution, cause the number of outstanding shares of Holding Common Stock held by JEFG as of the Record Date to be equal to the number of shares of Holding Common Stock to be distributed in the Distribution.

    (d) JEFG and Holding shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

    (e) Holding shall prepare, file and pursue an application to succeed to the listing of JEFG and thereby effectuate the listing of the Holding Common Stock on the New York Stock Exchange, and such related matters and other matters as shall be required by the New York Stock Exchange.

    (f) On or prior to the Distribution Date, JEFG and Holding shall cooperate in carrying out the transactions and events described in Article III hereof.

    Section 2.02. JEFG BOARD ACTION; CONDITIONS PRECEDENT TO THE DISTRIBUTION. JEFG's Board of Directors shall, in its discretion, establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution. In no event shall the Distribution occur unless the following conditions shall have been satisfied:

    (a) any necessary regulatory approvals shall have been received;

    (b) the Form 10 shall have been declared, or become, effective under the Exchange Act;

    (c) ITGI shall have declared and paid the Special ITGI Cash Dividend to the holders of ITGI Common Stock, including JEFG;

    (d) the JEFG Contribution and the Transfers shall have been completed;

    (e) JEFG and the trustees under the indentures governing the JEFG Debt Obligation shall have executed supplemental indentures in form and substance satisfactory to JEFG and such trustees and their respective counsel, pursuant to which Holding shall assume, and JEFG shall be released from obligations concerning the JEFG Debt Obligation, effective as of the date the Transfers are completed;

    (f) Holding's Board of Directors, as named in the Form 10, shall have been elected by JEFG, as sole stockholder of Holding, as directors of Holding effective as of the Distribution Date, and the Holding Certificate and Holding By-laws shall be in effect;

    (g) the Holding Common Stock shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

    (h) The tax ruling obtained from the Internal Revenue Service ("IRS") on March 11, 1999 concerning the treatment of the Transfers and the Distribution and related transactions under Sections 332, 351, 355 and 368(a)(1)(D) of the Code shall not have been, prior to the Effective Time, withdrawn by the IRS or modified by the IRS in any material adverse respect;

    (i) all conditions to the Pre-Closing (as defined in the Merger Agreement) of the Merger shall have been satisfied or waived by JEFG or ITGI, as appropriate, and the Pre-Closing shall have been consummated; and

    (j) JEFG shall be reasonably satisfied that, at all relevant times prior to the Effective Time, JEFG owns at least 80% of the outstanding ITGI Common Stock and that no capital stock of ITGI (other than ITGI Common Stock) shall have been issued or outstanding.

    Section 2.03. THE DISTRIBUTION. On or before the Distribution Date, subject to satisfaction or waiver of the conditions set forth in this Agreement, JEFG shall deliver to the Distribution Agent a certificate or certificates representing all of the then outstanding shares of Holding Common Stock held by JEFG, endorsed in blank, and shall instruct the Distribution Agent to distribute to each holder of record of JEFG Common Stock as of the close of business on the Record Date a certificate or certificates representing one share of Holding Common Stock for each share of JEFG Common Stock held of record as of the close of business on the Record Date. Holding agrees to provide all certificates for shares of Holding Common Stock that the Distribution Agent shall require in order to effect the Distribution.

                                  ARTICLE III

                 CONVEYANCE OF ASSETS, OBLIGATIONS AND RIGHTS;
                           ASSUMPTION OF LIABILITIES;
                    CONDUCT OF HOLDING PENDING DISTRIBUTION

    Section 3.01. CONVEYANCE OF ASSETS, OBLIGATIONS AND RIGHTS; ASSUMPTION AND RELEASE OF LIABILITIES.

    (a) Prior to the completion of the Transfers, JEFG shall make the JEFG Contribution.

    (b) Prior to the Distribution Date and effective with the Transfers (i) all Holding Assets are intended to be and shall become Assets of the Holding Group and (ii) all Holding Liabilities are intended to be and shall become exclusively the Liabilities of the Holding Group.

    (c) Prior to, or in connection with, the completion of the Transfers, JEFG shall transfer or cause to be transferred to Holding (or JEFCO, as appropriate), and JEFG shall disclaim (as appropriate) all right, title and interest of JEFG in and to any and all of the Holding Assets and the Holding Business. Effective as of the Transfers, all of JEFG's rights and obligations under the Intercompany Agreements shall be transferred and assigned, without limitation or alteration of the rights or responsibilities hereunder or thereunder, to Holding.

    (d) Before the Distribution Date, effective as of the date of the Transfers, Holding shall execute supplemental indentures in form and substance satisfactory to JEFG, the trustee under the Indentures governing the JEFG Debt Obligation and their respective counsel pursuant to which, among other things, Holding shall assume, and JEFG shall be released from, the JEFG Debt Obligation, all of which shall be effective prior to the Distribution Date.

    (e) Set forth on Schedule 3.01(e) hereto is each Holding Asset and each Holding Liability that requires a third-party consent to transfer such Holding Asset or Holding Liability from JEFG to Holding (or to JEFCO, as appropriate). If any such Holding Asset or Holding Liability may not be transferred by reason of the requirement to obtain the consent of any third party and such consent has not been obtained by the Distribution Date, then such Holding Asset or Holding Liability shall not be transferred until such consent has been obtained. In the event that any conveyance of an Asset constituting a Holding Asset or a Liability constituting a Holding Liability is not effected on or before the Distribution Date, the obligation to transfer such Asset or such Liability as the case may be, shall continue past the Distribution Date and shall be accomplished as soon thereafter as practicable. JEFG and its successors (including ITGI) will cooperate with Holding to provide, or cause the owner of such Holding Asset to use all reasonable efforts to provide, to the appropriate member of the Holding Group all the rights and benefits under such Holding Asset, or cause such owner to enforce such Holding Asset for the benefit of such member. Such parties shall otherwise cooperate and use all reasonable efforts to provide the economic and operational equivalent of an assignment or transfer of the Holding Asset or Holding Liability, as the case may be. Holding shall duly pay, perform or discharge, or cause the appropriate member of the Holding Group to duly pay, perform or discharge, from and after the date of the Transfers, each Holding Liability, including without limitation any Holding Liability referred to in the second sentence of this paragraph; provided, the foregoing provisions of this paragraph (e) do not affect Holding's obligation to assume all of the Holding Liabilities at the date of the Transfers and therefore duly pay, perform or discharge all of the Holding Liabilities from and after such time.

    (f) From and after the Distribution Date, each party shall promptly transfer or cause the members of its Group promptly to transfer to the other party or the appropriate member of the other party's Group, from time to time, any property held by any such party that pursuant to this Agreement is or is intended to be an Asset of the other party or a member of its Group. Without limiting the foregoing, funds received by a member of one Group upon the payment of accounts receivable that pursuant to this Agreement is or is intended to belong to a member of the other Group shall be transferred to the other Group by wire transfer not more than five business days after receipt of such payment.

    (g) Holding agrees that it will not, without the prior written consent of ITGI, take any action that attempts or purports to amend or modify any agreement, including any real property lease or sublease, to which JEFG is a party at or prior to the Transfers and from which (i) JEFG is not fully and unconditionally released at or prior to the Transfers and (ii) the Surviving Corporation (as the successor to JEFG pursuant to the Merger) is not fully and unconditionally released after the Merger.

    (h) Holding agrees to obtain and deliver to ITGI, for the benefit of ITGI one or more letters of credit in an aggregate undrawn face amount not less than the amount by which the aggregate unmitigated Residual Liabilities exceeds the Applicable Amount, consistent with the definitions and terms provided for under
Section 7(n) of the Merger Agreement. Such letters of credit shall be issued by one or more nationally recognized financial institutions reasonably satisfactory to ITGI, be in form and substance reasonably satisfactory to ITGI and expire not earlier than 135 days after the date on which the related unmitigated Residual Liabilities terminate.

    Section 3.02. CONDUCT OF HOLDING AND JEFG PENDING DISTRIBUTION.

    (a) Prior to the Distribution Date, neither Holding nor JEFG shall, without the prior consent in writing of the other, make any public announcement concerning the Distribution and each party shall use its respective best efforts not to take any action which may prejudice or delay the consummation of the Distribution.

    (b) Prior to the Distribution Date, the business of Holding shall be operated for the sole benefit of JEFG as its sole stockholder.

    Section 3.03. FURTHER ASSURANCES AND CONSENTS. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will use its commercially reasonable efforts to (i) execute and deliver such further instruments and documents and take such other actions as any other party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (ii) take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement.

                                   ARTICLE IV

                                INDEMNIFICATION

    Section 4.01. HOLDING INDEMNIFICATION OF THE ITGI GROUP. On and after the Distribution Date, Holding shall indemnify, defend and hold harmless each member of the ITGI Group, and each of their respective directors, officers, employees and agents (the "ITGI Indemnitees") from and against any and all claims, costs, damages, losses, liabilities and expenses (including, without limitation, reasonable expenses of investigation and reasonable attorney fees and expenses, but excluding consequential damages of the indemnified party, in connection with any and all Actions or threatened Actions) (collectively, "Indemnifiable Losses") incurred or suffered by any of the ITGI Indemnitees and arising out of, or due to or otherwise in connection with any of the Holding Liabilities or the failure of Holding or any member of the Holding Group to assume, pay, perform or otherwise discharge any of the Holding Liabilities.

    Section 4.02. ITGI INDEMNIFICATION OF THE HOLDING GROUP. On and after the Distribution Date, ITGI (as the successor to JEFG following the Merger) shall indemnify, defend and hold harmless each member of the Holding Group and each of their respective directors, officers, employees and agents (the "Holding Indemnitees") from and against any and all Indemnifiable Losses incurred or suffered by any of the Holding Indemnitees and arising out of, or due to or otherwise in connection with any of the ITGI Group Liabilities or the failure of ITGI or any member of the ITGI Group to pay, perform or otherwise discharge any of the ITGI Group Liabilities.

    Section 4.03. INSURANCE AND THIRD PARTY OBLIGATIONS. No insurer or any other third party shall be (a) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, (b) relieved of the responsibility to pay any claims to which it is obligated or (c) entitled to any subrogation rights with respect to any obligation hereunder.

                                   ARTICLE V

                            HOLDING REPRESENTATIONS

    Section 5.01. HOLDING REPRESENTATIONS. Holding represents and warrants to JEFG as follows:

    (a) Organization, Etc. Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Holding is a newly formed corporation that, since formation and the initial capitalization effected thereby, has not acquired, assumed or become contractually obligated to acquire or assume any assets or liabilities, except as set forth on Schedule 5.01(a) hereof. Since formation, Holding has not conducted any activity other than the execution and delivery of this Agreement and the Ancillary Agreements and activities coincident with the Transfers and the Distribution and incidental hereunder and under the Ancillary Agreements, and other than that which is contemplated hereby.

    (b) Authority of Holding. Holding has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements and to effectuate the Transfers and consummate the Distribution. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements and the consummation of the Transfers and the Distribution has been duly and validly authorized by the Board of Directors of Holding, and no other corporate proceedings on the part of Holding are necessary to consummate or authorize any of the Ancillary Agreements or to effectuate the Transfers and consummate the Distribution. Each of this Agreement and the Ancillary Agreements has been duly and validly executed and delivered by Holding and constitutes valid and binding agreements of Holding, enforceable against Holding in accordance with their respective terms.

    (c) No Consent. No filing or registration with, or permit, authorization, consent or approval of, or notification or disclosure (collectively, "Governmental Consents") to, any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission, court or other body or any arbitral tribunal (each, a "Governmental Authority") or any other third party (collectively, "Consents") is required in connection with the execution, delivery and performance by Holding of this Agreement or any of the Ancillary Agreements or the consummation by Holding of the Transfers and the Distribution, except (i) the filing of the Form 10 under the Exchange Act and the effectiveness thereof under the Exchange Act,
(ii) such consents, approvals, orders, permits, authorizations, registrations, declarations and filings as may be required under the Blue Sky laws of various states, (iii) the listing on the New York Stock Exchange of the Holding Common Stock in connection with the Distribution and (iv) as set forth in Schedule 5.01(c) hereof.

    (d) No Violation. Assuming that all Consents have been duly made or obtained as contemplated by Section 5.01(c), the execution, delivery and performance by Holding of this Agreement and the Ancillary Agreements and the consummation of the Transfers and the Distribution will not (i) violate any provision of the certificate of incorporation or bylaws of Holding, (ii) violate any statute, rule, regulation, order or decree of any Governmental Authority by which Holding or any of its assets may be bound or affected or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration, redemption or repurchase) under, any of the terms, conditions or provisions of
(x) any note, bond, mortgage, indenture or deed of trust relating to indebtedness for borrowed money or (y) any license, lease or other agreement, instrument or obligation to which Holding is a party or by which it or any of its assets may be bound or affected.

    (e) Capitalization of Holding. All issued and outstanding shares of capital stock of Holding are held by JEFG as of the date hereof and are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights and respect thereto. Other than this Agreement and the transactions contemplated thereby and the awards contemplated by the Benefits Agreement or the Joint Proxy/Information Statement, there are no options, warrants, calls, subscriptions, or other rights, agreements or commitments obligating Holding to issue, transfer or sell any shares of capital stock of Holding or any other securities convertible into or evidencing the right to subscribe for any such shares. Prior to the date hereof, there has not been any issuance of capital stock of Holding other than to JEFG.

                                   ARTICLE VI

                    INDEMNIFICATION PROCEDURES; CONTRIBUTION

    Section 6.01. NOTICE AND PAYMENT OF CLAIMS. If any ITGI or Holding Indemnitee (the "INDEMNIFIED PARTY") determines that it is or may be entitled to indemnification by a party (the "INDEMNIFYING PARTY") under Article IV (other than in connection with any Action or claim subject to Section 6.02), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. After the Indemnifying Party shall have been notified of the amount for which the Indemnified Party seeks indemnification, the Indemnifying Party shall, within 90 days after receipt of such notice, pay the Indemnified Party such amount in cash or other immediately available funds (or reach agreement with the Indemnified Party as to a mutually agreeable alternative payment schedule) unless the Indemnifying Party objects to the claim for indemnification or the amount thereof. If the Indemnifying Party does not give the Indemnified Party written notice objecting to such claim and setting forth the grounds therefor within the same 90 day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount.

    Section 6.02. NOTICE AND DEFENSE OF THIRD-PARTY CLAIMS. Promptly following the earlier of (a) receipt of notice of the commencement by a third party of any Action against or otherwise involving any Indemnified Party or (b) receipt of information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a "THIRD-PARTY CLAIM"), the Indemnified Party shall give the Indemnifying Party written notice thereof. The failure of the Indemnified Party to give notice as provided in this Section 6.02 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is materially prejudiced by such failure to give notice. Within 90 days after receipt of such notice, the Indemnifying Party may by giving written notice thereof to the Indemnified Party, (a) acknowledge, as between the parties hereto, responsibility for, and at its option, elect to assume the defense of such Third-Party Claim at its sole cost and expense or (b) object to the claim of indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this
Section 6.02; PROVIDED that if the Indemnifying Party does not within the same 90 day period give the Indemnified Party written notice objecting to such claim and setting forth the grounds therefor or electing to assume the defense, the Indemnifying Party shall be deemed to have acknowledged, as between the parties hereto, its responsibility for such Third-Party Claim. Any contest of a Third Party Claim as to which the Indemnifying Party has elected to assume the defense shall be conducted by attorneys employed by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; PROVIDED that the Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at the Indemnified Party's sole cost and expense. Notwithstanding the foregoing, (i) the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (and shall be liable to the Indemnified Party for the reasonable fees and expenses incurred by the Indemnified Party in defending such Third-Party Claim) if there are one or more legal defenses available only to the Indemnified Party that conflict, in one or more significant substantive respects, with those available to the Indemnifying Party with respect to such Third-Party Claim and (ii) if at any time after assuming the defense of a Third-Party Claim an Indemnifying Party shall fail to prosecute or shall withdraw from the defense of such Third-Party Claim, the Indemnified Party shall be entitled to resume the defense thereof with counsel selected by such Indemnified Party and the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in such defense. The Indemnifying Party may settle, compromise or discharge a Third-Party Claim, provided, the Indemnifying Party shall have obtained the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If, after receipt of notice of a Third-Party Claim, the Indemnifying Party does not undertake to defend such Third-Party Claim within 90 days of such notice, the Indemnified Party may, but shall have no obligation to, contest any lawsuit or action with respect to such Third-Party Claim and the Indemnifying Party shall be bound by the results obtained with respect thereto by the Indemnified Party. Indemnification shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnifiable Loss is incurred. The parties agree to render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any Third-Party Claim. The remedies provided in this Article VI shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

    Section 6.03. CONTRIBUTION. To the extent that any indemnification provided for in Section 4.01 or 4.02 is unavailable to an Indemnified Party or is insufficient in respect of any of the Indemnifiable Losses of such Indemnified Party, then the Indemnifying Party, in lieu of, or in addition to, indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Indemnifiable Losses (i) in such proportion as is appropriate to reflect the relative benefits received by such Indemnifying Party on the one hand and the Indemnified Party on the other hand from the transaction or other matter which resulted in the Indemnifiable Losses or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other hand in connection with the action, inaction, statements or omissions that resulted from such Indemnifiable Losses as well as any other relevant equitable considerations.

                                  ARTICLE VII

                                EMPLOYEE MATTERS

    Section 7.01. BENEFITS AGREEMENT. All matters relating to or arising out of any employee benefit, compensation or welfare arrangement in respect of any present and former employee of the ITGI Group or the Holding Group shall be governed by the Benefits Agreement, except as may be expressly stated herein. In the event of any inconsistency between the Benefits Agreement and this Agreement, the Benefits Agreement shall govern.

                                  ARTICLE VIII

                                  TAX MATTERS

    All matters relating to Taxes shall be governed exclusively by the Tax Agreement, except as may be expressly stated herein. In the event of any inconsistency between the Tax Agreement and this Agreement, the Tax Agreement shall govern.

                                   ARTICLE IX

                               ACCOUNTING MATTERS

    Section 9.01. ACCOUNTING TREATMENT OF ASSETS TRANSFERRED. All transfers of Assets of JEFG to JEFCO or Holding pursuant to this Agreement shall constitute contributions by JEFG to the capital of JEFCO or Holding, as appropriate.

                                   ARTICLE X

                                  INFORMATION

    Section 10.01. PROVISION OF CORPORATE RECORDS. ITGI (as successor to JEFG pursuant to the Merger) and Holding shall arrange as soon as practicable following the Effective Time for the provision to the other of copies of any requested corporate documents (e.g. minute books, stock registers, stock certificates, documents of title, contracts, etc.) in its possession relating to the other or its business and affairs; provided, however, this Section 10.01 shall not create any obligation to retain documents beyond that which is required pursuant to such entity's records retention policies. JEFG and Holding agree that Holding shall retain control and custody of original copies of all corporate documents of JEFG relating to matters and events on or prior to the Effective Time.

    Section 10.02. ACCESS TO INFORMATION. From and after the Effective Time, ITGI (as successor to JEFG pursuant to the Merger) and Holding shall each afford the other and its accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contacts, instruments, computer data and other data and information in its possession relating to the business and affairs of the other, insofar as such access is reasonably required by the other including, without limitation, for audit, accounting and litigation purposes.

    Section 10.03. LITIGATION COOPERATION. ITGI (as successor to JEFG pursuant to the Merger) and Holding shall each use reasonable efforts to make available to the other, upon written request, its officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings arising out of the business of the other prior to the Effective Time in which the requesting party may from time to time be involved.

    Section 10.04. REIMBURSEMENT. ITGI (as successor to JEFG pursuant to the Merger) and Holding, each providing copies of documents, information or witnesses under Sections 10.01, 10.02 or 10.03 to the other, shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payment for all reasonable out-of-pocket costs and expenses as may be reasonably incurred in providing such information or witnesses.

    Section 10.05. RETENTION OF RECORDS. Except as otherwise required by law or agreed to in writing, each party shall, and shall cause the members of its Group to, retain all information relating to the other's business in accordance with the past practice of such party. Notwithstanding the foregoing, except as otherwise provided in the Tax Agreement, either party may destroy or otherwise dispose of any information at any time following the first anniversary of the Merger in accordance with the corporate record retention policy maintained by such party with respect to its own records.

    Section 10.06. CONFIDENTIALITY. Each party shall, and shall cause each member of its Group to, hold and cause its directors, officers, employees, agents, consultants and advisors to hold, in strict confidence all information concerning the other party (except to the extent that such information can be shown to have been (a) in the public domain through no fault of such party or
(b) later lawfully acquired after the Distribution on a non-confidential basis from other sources not subject to a confidentiality obligation by the party to which it was furnished), and neither party shall release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of and agree in writing to comply with the provisions of this Section 10.06. In the event that a party (the "RECEIVING PERSON") is requested pursuant to, or required by, applicable law, regulation, rule or by legal process to disclose any information regarding the other party (the "DISCLOSING PERSON"), the Receiving Person agrees that it will provide the Disclosing Person with prompt notice of such request or requirement in order to enable the Disclosing Person to seek an appropriate protective order or other remedy, to consult with the Receiving Person with respect to the Disclosing Person taking steps to resist or narrow the scope of such request or requirement, or to waive compliance, in whole or in part, with the terms of this
Section 10.06. In any such event, the Receiving Person will disclose only that portion of any information regarding the Disclosing Party which the Receiving Person is advised by counsel is legally required and will use its reasonable best efforts to ensure that all such information that is so disclosed will be accorded confidential treatment.

                                   ARTICLE XI

                              INTEREST ON PAYMENTS

    Except as otherwise expressly provided in this Agreement, all payments by one party to the other under this Agreement, any Intercompany Agreement or any Ancillary Agreement shall be paid, by wire transfer of immediately available funds to an account in the United States designated by the recipient, within 30 days after receipt of an invoice or other written request for payment setting forth the specific amount due and a description of the basis therefor in reasonable detail. Any amount remaining unpaid beyond its due date, including disputed amounts that are ultimately determined to be payable, shall bear interest at a floating rate of interest equal to 2.5% over the higher of the Federal funds rate or the London Interbank Offered Rate.

                                  ARTICLE XII

                                 MISCELLANEOUS

    Section 12.01. EXPENSES. The obligations of JEFG and ITGI under Section 7(d) ("Expenses") of the Merger Agreement shall survive (i) any termination of the Merger Agreement and (ii) the Effective Time of the Merger, with (x) Holding succeeding to the obligations of, and being credited for any Expense payments made prior to the Effective Time by, JEFG thereunder and (y) ITGI (as the successor to JEFG following the Merger) succeeding to the obligations of, and being credited for any Expense payments made by, ITGI thereunder.

    Section 12.02. NOTICES. All notices and communications under this Agreement after the Distribution Date shall be in writing and any communication or delivery hereunder shall be deemed to have been duly given when received addressed as follows:

           If to JEFG or any of its successors, to:

           Investment Technology Group, Inc.
           380 Madison Avenue, 4th Floor
           New York, New York 10017
           Attention: Chief Financial Officer

           With a copy to:

           Cahill Gordon & Reindel
           80 Pine Street
           New York, New York 10005
           Attention: Immanuel Kohn, Esq.

           If to Holding, to:

           Jefferies Group, Inc.
           JEF Holding Company, Inc.
           11100 Santa Monica Boulevard, 11th Floor
           Los Angeles, California 90025
           Attention: Chief Financial Officer

           With a copy to:

           Morgan, Lewis & Bockius LLP
           1701 Market Street
           Philadelphia, PA 19103
           Attention: Brian J. Lynch, Esq.

Such notices shall be deemed received (i) as of the date of delivery by hand delivery, (ii) one business day after such notice is given to a national overnight delivery service or (iii) five business days after placed in the United States mail, provided such mail is sent by certified mail with return receipt requested. Either party may, by written notice so delivered to the other party, change the address to which delivery of any notice shall thereafter be made.

    Section 12.03. AMENDMENT AND WAIVER. This Agreement may not be altered or amended, nor may rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

    Section 12.04. ENTIRE AGREEMENT. This Agreement, together with the Merger Agreement and the Ancillary Agreements, constitutes the entire understanding of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. To the extent that the provisions of this Agreement are inconsistent with the provisions of any Ancillary Agreement, the provisions of such Ancillary Agreement shall prevail.

    Section 12.05. PARTIES IN INTEREST. Neither of the parties hereto may assign its rights or delegate any of its duties under this Agreement without the prior written consent of each other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer any benefits, rights or remedies under Articles IV, V and VI hereof upon any person or entity other than members of the ITGI Group and the Holding Group and the ITGI Indemnitees and the Holding Indemnitees and their respective successors and permitted assigns.

    Section 12.06. DISPUTES.

    (a) Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes in connection with claims by third parties (collectively, "DISPUTES"), shall be subject to the provisions of this
Section 12.06; provided, however, that nothing contained herein shall preclude either party from seeking or obtaining (i) injunctive relief or (ii) equitable or other judicial relief to enforce the provisions hereof or to preserve the status quo pending resolution of Disputes hereunder.

    (b) Either party may give the other party written notice of any Dispute not resolved in the normal course of business. The parties shall thereupon attempt in good faith to resolve any Dispute promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Within 20 days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and the response shall include a statement of such party's position and a summary of arguments supporting that position and the name and title of the executive who will represent that party and of any other person who will accompany such executive. Within 45 days after delivery of the first notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. All reasonable requests for information made by one party to the other will be honored.

    (c) If the Dispute has not been resolved by negotiation within 60 days of the first party's notice, or if the parties failed to meet within 45 days, the parties shall endeavor to settle the Dispute by mediation under the then current Commercial Mediation Rules of the American Arbitration Association.

    (d) If the Dispute has not been resolved within 180 days after delivery of the first notice under Section 12.06(b), either party may commence any litigation or other procedure allowed by law.

    Section 12.07. SURVIVAL. The rights and obligations under this Agreement shall survive the Distribution and Merger and any sale or other transfer by any member of Holding Group and/or the ITGI Group or any assignment or sale by them of any Assets or Liabilities.

    Section 12.08. SEVERABILITY. The provisions of this Agreement are severable and should any provision hereof be void, voidable or unenforceable under any applicable law, such provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the parties as though such void, voidable or unenforceable provision were not a part hereof.

    Section 12.09. GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without regard to the conflicts of law rules of such state.

    Section 12.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

    IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                JEFFERIES GROUP, INC.

                                By   /s/ CLARENCE T. SCHMITZ
                                     -----------------------------------------
                                     Name: Clarence T. Schmitz
                                     Title: Executive Vice President and CFO

                                JEF HOLDING COMPANY, INC.

                                By   /s/ JERRY M. GLUCK
                                     -----------------------------------------
                                     Name: Jerry M. Gluck
                                     Title: Secretary and General Counsel

                                                                      APPENDIX C

                               BENEFITS AGREEMENT

    BENEFITS AGREEMENT ("Agreement") dated as of March 17, 1999 by and between Jefferies Group, Inc., a Delaware corporation ("JEFG"), and JEF Holding Company, Inc. a Delaware corporation and a wholly owned subsidiary of JEFG ("Holding").

                                    RECITALS

    WHEREAS, the Board of Directors of JEFG has approved the business transactions pursuant to which all the assets, businesses and Liabilities (as defined below) of Investment Technology Group, Inc., a Delaware corporation and approximately 80.5% owned subsidiary of JEFG ("ITGI"), and ITGI's subsidiaries will be separated from all other assets, businesses and Liabilities of JEFG, on the terms and subject to the conditions set forth herein and in the Ancillary Agreements (as defined below);

    WHEREAS, concurrently herewith, JEFG and ITGI are entering into an Agreement and Plan of Merger (the "MERGER AGREEMENT"), pursuant to which (x) ITGI will merge (the "MERGER") with and into JEFG and (y) all outstanding shares of common stock, par value $0.01 per share, of ITGI (the "ITGI COMMON STOCK") will be canceled or converted into the right to receive shares of common stock, par value $0.01 per share, of JEFG (the "JEFG COMMON STOCK") in the manner set forth in the Merger Agreement;

    WHEREAS, prior to the Distribution (defined below) and Merger (x) JEFG will transfer to Holding (or to JEFCO, defined herein, prior to the time JEFCO becomes a subsidiary of Holding in connection with the Contribution, defined below), and Holding and JEFCO will accept from JEFG, all of the Assets of JEFG other than JEFG's ownership interest in capital stock of ITGI (the "CONTRIBUTION"), and JEFG will assign to Holding (or to JEFCO, as appropriate), and Holding and JEFCO will assume from JEFG, all of the Holding Liabilities (as defined herein) (individually, the "ASSUMPTION" and together with the Contribution, collectively, the "TRANSFERS"), and (y) following the Transfers and the satisfaction of all conditions set forth in Section 2.02 of this Agreement, all of the common stock of Holding, par value $0.0001 per share ("HOLDING COMMON STOCK"), will be distributed (the "DISTRIBUTION") to JEFG's stockholders at the rate of one share of Holding Common Stock for each share of JEFG Common Stock outstanding as of April 20, 1999, or such other date as is designated by JEFG's Board of Directors as the record date for determining the stockholders of JEFG entitled to receive the Distribution (the "RECORD DATE");

    WHEREAS, (i) pursuant to the Merger, the name of Jefferies Group, Inc. (as the surviving corporate entity in the Merger) will be changed to Investment Technology Group, Inc. and (ii) following the consummation of the Distribution and the Merger, the name of JEF Holding Company, Inc. will be changed to Jefferies Group, Inc.;

    WHEREAS, it is intended that the Distribution not be taxable to JEFG or its stockholders pursuant to Section 355 of the Internal Revenue Code of 1986, as amended (the "CODE");

    WHEREAS, prior to the Distribution, ITGI will declare and, subject to the approval and adoption of the Merger Agreement and the Merger by the stockholders of JEFG and ITGI and the satisfaction or waiver of all other conditions to the Merger as set forth in the Merger Agreement, pay a cash dividend in an amount equal to $4.00 per share to all holders of ITGI Common Stock, including JEFG (the "SPECIAL ITGI CASH DIVIDEND");

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

    Section 1.01. DEFINITIONS. Capitalized terms used herein without definition have the meanings given to them in the Distribution Agreement. As used herein, the following terms have the following meanings:

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "HOLDING EMPLOYEE" means (i) any person who was an employee immediately prior to the Effective Time of any member of the JEFG Group (other than any member of the ITGI Group), including any such employee who is absent from work at the Effective Time on account of sick leave, short-term or long-term disability or leave of absence, but excluding any such employee designated by Holding and ITGI as remaining an employee of a member of the JEFG Group following the Effective Time; (ii) any employee of any member of the Holding Group (whether before or after the Effective Time); and (iii) any former employee of any member of the JEFG Group (other than any member of the ITGI Group).

    "HOLDING GROUP"  means Holding and its subsidiaries.

    "ITGI GROUP"  means ITGI and its subsidiaries.

    "JEFG EMPLOYEE" means (i) any employee of any member of the ITGI Group, including any such employee who is absent from work on account of sick leave, short-term or long-term disability or leave of absence; (ii) any person who was an employee immediately prior to the Effective Time of any other member of the JEFG Group and who is designated by Holding and ITGI as remaining an employee of a member of the JEFG Group following the Effective Time; and (iii) any former employee of any member of the ITGI Group.

    "JEFG GROUP" means JEFG and its subsidiaries, excluding any member of the Holding Group.

                                   ARTICLE II
                    EMPLOYEES AND ALLOCATION OF LIABILITIES

    Section 2.01.  ALLOCATION OF EMPLOYEE LIABILITIES.

    (a) As of the Effective Time, Holding shall assume, retain and be liable for all wages, salaries, welfare, pension, incentive compensation and other employee-related liabilities and obligations ("EMPLOYEE LIABILITIES") with respect to Holding Employees, except as specifically provided otherwise in this Agreement. JEFG shall assume, retain and be liable for Employee Liabilities with respect to JEFG Employees, except as specifically provided otherwise in this Agreement.

    Section 2.02.  OFFER OF EMPLOYMENT; BENEFIT PLAN COVERAGE.

    (a) Holding shall offer all Holding Employees (other than those described in clause (iii) of the definition thereof) employment with the Holding Group as of the Effective Time. As of the Effective Time, all such Holding Employees shall cease to be employees of the JEFG Group.

    (b) Holding Employees shall not continue to be participants in benefit plans maintained by the JEFG Group on or after the Effective Time and, instead, shall be eligible to participate in applicable Holding plans, as determined by Holding, as of the Effective Time. Holding shall treat service of each Holding Employee with the JEFG Group before the Effective Time as if such service had been with

Holding for purposes of determining eligibility to participate, eligibility for benefits, benefit forms and vesting under plans maintained by Holding.

    Section 2.03. ADMINISTRATION. Holding and JEFG shall each make its appropriate employees and data regarding employee benefit coverage available to the other at such reasonable times as may be necessary for the proper administration by the other of any and all matters relating to employee benefits and worker's compensation claims affecting its employees. Prior to the Effective Time and for any period of time during which Holding is administering any employee benefit plans for the benefit of JEFG Employees, ITGI shall continue to pay to Holding such amounts for administrative services as it was paying for such purpose as of the date of execution of this Agreement.

                                  ARTICLE III
                    PROFIT SHARING, EMPLOYEE STOCK OWNERSHIP
                               AND PENSION PLANS

    Section 3.01.  PROFIT SHARING PLAN.

    (a) As of the Effective Time, the Jefferies Group, Inc. Employees' Profit Sharing Plan (the "JEFG PSP") shall be transferred to and maintained by, and all liability relating thereto shall be assumed by, Holding. Prior to the Effective Time, JEFG will amend the JEFG PSP to fully vest the accounts of all participants who are active employees on December 31, 1998 as of that date and to provide for the cessation of further benefit accruals in the plan by JEFG Employees as of December 31, 1998. JEFG shall reimburse Holding for any contribution made subsequent to the end of the plan year of the JEFG PSP ending November 30, 1998 to the extent that such contribution is allocated to JEFG Employees, including any such contribution allocated to JEFG Employees for the month of December of 1998. Such reimbursement by JEFG shall be made to Holding no later than 30 days following the date on which Holding makes the contribution to the JEFG PSP for the year ending November 30, 1998. Contributions to the JEFG PSP for the plan year ending November 30, 1998 shall be based on calendar year 1998 combined profits of Holdings and ITGI.

    (b) As soon as practical following the date the final contribution for the plan year ending November 30, 1998 is made to the JEFG PSP, and except as provided below, assets of the JEFG PSP equal to the aggregate account balances of the JEFG Employees under the JEFG PSP (including contributions accrued through December 31, 1998) shall be transferred to, at ITGI's election, (x) a defined contribution plan and trust (the "ITG PSP") maintained by a member of the JEFG Group intended to be qualified under Sections 401 and 501 of the Code and providing for salary reduction contributions pursuant to Section 401(k) of the Code or (y) the ITGI ESOP (as defined below). The transfer to the ITGI PSP shall be made in cash or notes evidencing plan loans to JEFG Employees and the transfer to the ITGI ESOP shall be made in JEFG common stock or Holdings common stock. Any outstanding balances of plan loans to JEFG Employees shall be transferred with the underlying accounts. The account balances of the JEFG Employees shall be valued as of the date immediately preceding the date on which the transfer is made, which value shall include the earnings, gains and losses, appreciation and depreciation of the investment funds in which the accounts are invested through the date immediately preceding the date on which the transfer is made. Notwithstanding any provision of this Agreement to the contrary, Holding and the JEFG PSP shall remain responsible for providing any unpaid benefits accrued under the JEFG PSP for former JEFG Employees who have outstanding plan loans from the JEFG PSP as of the date of transfer of the account balances, and neither JEFG nor ITGI shall be responsible for any administrative expenses relating thereto.

    (c) Pending the transfer of assets to the ITG PSP, Holding will administer the JEFG PSP in accordance with the terms of the plan, ERISA and the Code, and will make distributions to JEFG Employees on the basis of their employment status with the JEFG Group. In addition, pending the transfer of assets to the ITG PSP, JEFG Employees shall have the ability to direct the investment of their accounts under the JEFG PSP in the same manner as they had immediately prior to the Effective Time. Loans from the JEFG PSP to JEFG Employees which are outstanding during the period from January 1, 1999 through the date of transfer of assets to the ITG PSP shall be serviced by having ITGI make applicable payroll deductions which shall be forwarded to Holding, as plan administrator, for payment to the JEFG PSP. As soon as practicable after the date hereof, Holding will provide to ITGI a list of such plan loans to JEFG Employees outstanding as of December 15, 1998, including the outstanding loan balances as of December 31, 1998 and a list of the remaining scheduled loan repayments for each such JEFG Employee. Holding and ITGI shall jointly administer the loan provisions of the JEFG PSP as applied to the JEFG Employees for the period from January 1, 1999 through the date of transfer of assets to the ITG PSP.

    Section 3.02.  EMPLOYEE STOCK OWNERSHIP PLAN.

    (a) As of the Effective Time, the Jefferies Group, Inc. Employee Stock Ownership Plan (the "JEFG ESOP") shall be transferred to and maintained by, and all liability relating thereto shall be assumed by, Holding. Prior to the Effective Time, JEFG will amend the JEFG ESOP to provide that all participants who are active employees on December 31, 1998 shall be fully vested in their accounts as of the Effective Time. Participation in the JEFG ESOP by JEFG Employees shall continue until the Effective Time.

    (b) Following the date of consummation of the Transactions, the parties hereto currently expect that the Holding Common Stock held by the JEFG ESOP for the account of JEFG Employees will be exchanged to the extent possible for JEFG Common Stock held for the account of Holding Employees and that the exchange will occur within approximately ninety days after the Effective Time. Unless the parties hereto mutually agree otherwise, the price at which any such exchange shall occur shall be based upon the average respective closing prices of JEFG Common Stock and Holding Common Stock for the ten trading days ending on the date before the day on which the exchange occurs. Any remaining JEFG Common Stock held in the accounts of Holding Employees shall be sold at such time or times as is deemed prudent under ERISA and the cash proceeds received from such sale shall be credited to such accounts.

    (c) As soon as practical following the Effective Time, an employee stock ownership plan and trust (the "ITG ESOP") shall be established by a member of the JEFG Group intended to be qualified under Sections 401 and 501 of the Code and assets of the JEFG ESOP equal to the aggregate account balances of the JEFG Employees under the JEFG ESOP shall be transferred to the ITG ESOP. The transfer shall be made in cash, Holding Common Stock and JEFG Common Stock according to the investment of each JEFG Employee's account as of the date on which the transfer is made. The account balances of the JEFG Employees shall be valued as of the date on which the transfer is made, which value shall include the earnings, gains and losses, appreciation and depreciation of the investments in which the accounts are invested through the date on which the transfer is made. Pending the transfer of the assets to the ITGI ESOP, Holding will administer the JEFG ESOP in accordance with the terms of the plan, ERISA and the Code, and will make distributions to JEFG Employees at such time as their employment might terminate with the JEFG Group.

    Section 3.03. PENSION PLAN. As of the Effective Time, the Jefferies Group, Inc. Employees Pension Plan (the "JEFG PENSION PLAN") shall be transferred to and maintained by, and all liability relating thereto shall be assumed by, Holding. JEFG Employees shall participate in the JEFG Pension Plan and accrue benefits under the plan through February 15, 1999. Prior to the Effective Time, JEFG will amend the JEFG Pension Plan in the manner set forth in Exhibit A. Holding shall submit the JEFG Pension Plan, as amended as set forth in Exhibit A, to the Internal Revenue Service for a determination as to its qualification under Section 401(a) of the Code as soon as possible following the date hereof, but in no event later than March 15, 1999. As soon as practicable following receipt by Holding of a favorable determination letter from the Internal Revenue Service with respect to the

JEFG Pension Plan, as amended in the manner set forth in Exhibit A and including the provision for lump sum distributions to JEFG Employees, JEFG Employees shall be allowed to receive distributions, including lump sum distributions, of their entire benefit under the JEFG Pension Plan in accordance with the terms of the JEFG Pension Plan, as amended as set forth in Exhibit A. Following the Effective Time and the receipt by Holdings of the favorable Internal Revenue Service determination letter referred to above and approximately two weeks prior the date benefits are expected to be payable to all JEFG Employees from the JEFG Pension Plan, JEFG will pay to the JEFG Pension Plan an amount, computed as set forth below, in order to pay for the underfunding of the JEFG Pension Plan allocable to JEFG Employees for benefits accrued through December 31, 1998. First, the lump sum equivalent of all benefits accrued as of January 1, 1999 under the JEFG Pension Plan, as amended as set forth in Exhibit A, will be calculated for all participants using a discount rate equal to 5.25%, compounded annually (the GATT interest rate for November, 1998) and the mortality table described in Rev. Rul. 95-6. The "JEFG LIABILITY PERCENTAGE" will then be determined by dividing the aggregate lump sum value of the accrued benefits, as so computed as of January 1, 1999, of the JEFG Employees by the total of the aggregate lump sum value of all such accrued benefits as so computed for all participants. The amount of the payment which JEFG is required to make to the JEFG Pension Plan pursuant to this Section 3.03(a) will be the total of the following: (i) the total benefit due the JEFG Employees, calculated as of the date of actual distribution (using the GATT interest rate in effect for November of the plan year immediately prior to the year benefits are actually distributed and the mortality table described in Rev. Rul. 95-6), less (ii) the actual value of the assets of the JEFG Pension Plan as of the last day of the month in which the determination letter referred to above is received from the Internal Revenue Service (as such value is reported by the trustee of the JEFG Pension Plan) multiplied by the JEFG Liability Percentage, less (iii) the amount of the benefits accrued by JEFG Employees between January 1, 1999 and February 15, 1999, determined as set forth in clause (i) above, plus (iv) interest for 30 days on such resulting amount (the clause (i) amount less the amounts of clauses
(ii) and (iii)) at the GATT interest rate in effect at the time of such calculation. Holding shall administer the payment of such distributions in accordance with the terms of the JEFG Pension Plan, ERISA and the Code. The entire accrued benefit under the JEFG Pension Plan of each JEFG Employee who is actively employed on December 31, 1998 shall be fully vested as of December 31, 1998. In the event the Internal Revenue Service, as a condition to issuing a favorable determination letter, requires Holding to revise the amendment set forth in Exhibit A so as to modify the distribution provisions to JEFG Employees, including any modification that would eliminate the payment of lump sum distributions to JEFG Employees prior to the time they separate from service with JEFG, distributions shall be made to JEFG Employees only in accordance with the JEFG Pension Plan as it may be amended to secure the favorable determination letter.

    Section 3.04.  ASSUMPTION OF LIABILITIES UPON TRANSFER OF PLAN ASSETS;
FILINGS.

    (a) Effective on the date of the transfer of assets of the JEFG PSP and the JEFG ESOP to the ITG PSP and/or the ITG ESOP, (i) JEFG and its applicable benefit plan shall assume all liabilities to pay benefits in connection with the transferred assets, and (ii) Holding shall have no further liability to pay benefits with respect to the assets and liabilities that are transferred. On and after the date of such transfer, the JEFG Group shall have no liability with respect to Holding's pension, employee stock ownership and profit sharing plans, and Holding shall have no liability with respect to JEFG's employee stock ownership and profit sharing plans.

    (b) Holding and JEFG shall make the appropriate filings required under the Code or ERISA in connection with the transfers described in this Article III in a timely manner. The parties agree that the transfers described in Sections 3.01 and 3.02 shall be made in accordance with Section 414(l) of the Code.

    (c) JEFG shall submit to the Internal Revenue Service requests for favorable determination letters with respect to the tax-qualified status of the ITG PSP, if adopted, and the ITG ESOP as soon as practicable after the Effective Time, and JEFG shall make such amendments to the plans as may be required by the Internal Revenue Service in order for JEFG to receive favorable determination letters with respect to the plans.

                                   ARTICLE IV
             STOCK OPTION AND OTHER EQUITY-BASED COMPENSATION PLANS

    Section 4.01. EMPLOYEE STOCK OPTION PLANS. Holding shall be responsible for all liabilities relating to stock options granted by JEFG prior to the Effective Time.

    Section 4.02.  CAP AND EMPLOYEE STOCK PURCHASE PLANS.

    (a) JEFG shall accelerate vesting in the matching contributions to its Employee Stock Purchase Plan and distribute the JEFG Common Stock in this plan to participants prior to the Effective Time. Holding shall be responsible for all liability under the JEFG Employee Stock Purchase Plan.

    (b) The disposition of the nonqualified deferred compensation plan of JEFG (the "CAPITAL ACCUMULATION PLAN FOR KEY EMPLOYEES") shall be as described in the Unanimous Written Consent of the Board of Directors of JEFG adopted as of January 13, 1999 (a copy of which is attached as Exhibit B).

                                   ARTICLE V
                              OTHER EMPLOYEE PLANS

    Section 5.01.  WELFARE BENEFIT PLANS.

        (a) As of the Effective Time, Holding shall assume all liability under and with respect to all welfare benefit plans maintained by JEFG, including, without limitation, medical, health, disability, accident, life insurance, death, dental and other benefit plans or arrangements and such plans shall be transferred to, and maintained by, Holding. Effective January 1, 1999, ITGI established welfare benefit plans for eligible JEFG Employees, which provide medical, health, disability, accident, life insurance, death, dental or other benefits.

        (b) (i) JEFG shall be liable for all employee health (including, without limitation, medical and dental), life insurance (including, without limitation, disability waiver of premium claims and any other life insurance disability claims) and long-term disability claims, and any other welfare benefit claims, and any expenses related thereto, ("WELFARE CLAIMS") that are incurred on or after January 1, 1999 with respect to JEFG Employees and their beneficiaries and dependents.

        (ii) Holding shall be liable for all Welfare Claims that are incurred on, after or before the Effective Time with respect to Holding Employees and their beneficiaries and dependents.

       (iii) If either party pays any welfare benefit claims that are a liability of the other party, the responsible party shall reimburse the paying party for all such payments.

        (c) For purposes of this Section 5.01, a health benefit claim is incurred when the medical services are rendered, and a life insurance claim is incurred when the covered person dies. A claim for a hospital admission shall be deemed to have been incurred on the date of admission to the hospital and shall continue for the duration of that period of hospital confinement; costs for all services provided during that period of hospital confinement shall be included in the claim. A long-term disability claim shall be deemed to have been incurred on the date the condition causing the disability rendered the employee disabled, as determined by the committee or plan administrator making the determination; costs for all long-term disability benefits relating to the claim shall be included in the claim.

        (d) Holding shall be liable for any health care continuation obligations under Section 4980B of the Code and Section 601 through 608 of ERISA with respect to Holding Employees and former Holding Employees and persons who are "qualified beneficiaries" (as that term is used in Section 4980B of the Code) of such employees.

        (e) The Distribution shall not be considered an event entitling any employee to salary continuation or other severance benefits.

    Section 5.02. VACATION PAY AND SIMILAR ITEMS. Holding shall assume or retain liability for all unpaid vacation pay, sick pay and personal leave accrued by Holding Employees as of the Effective Time. JEFG shall assume or retain liability for all unpaid vacation pay, sick pay and personal leave accrued by JEFG Employees as of the Effective Time.

                                   ARTICLE VI
                            HOLDING REPRESENTATIONS

    Holding represents to JEFG as follows:

    Section 6.01. ANNEX A hereto contains a true and complete list of "all employee benefit plans" as defined in Section 3(3) of ERlSA, and each other plan, arrangement or policy relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits and other employee benefits which are maintained or contributed to by any member of the JEFG Group or as to which any member of the JEFG Group has any direct or indirect, actual or contingent liability, other than plans, arrangements or policies maintained by the ITGI Group (such JEFG Group plans, arrangements and policies, the "Benefit Plans"), and copies of such plans, arrangements, policies and related relevant materials have been made available to ITGI.

    Section 6.02. No member of the Holding Group or JEFG Group has incurred, or is reasonably likely to incur, any material liability under Title IV of ERISA (other than for PBGC insurance premiums, all of which have been paid when due). All contributions to any "employee benefit plan" (as defined in Section 3(3) of ERISA) required to be made by any member of the JEFG Group or the Holding Group in accordance with the terms of such plan and, when applicable, Section 302 of ERISA or Section 412 if the Code, have been timely made.

    Section 6.03. Each member of the JEFG Group and each Benefit Plan are in compliance in all material respects with the applicable provisions of ERISA and the Code. Each Benefit Plan intended to qualify under Section 401 of the Code is so qualified. With respect to all Benefit Plans, there are no audits, investigations or claims pending or, to the knowledge of Holding, threatened (other than routine claims for benefits). There have been no nonexempt prohibited transactions under the Code or ERISA with respect to any Benefit Plans. With respect to all Benefit Plans that are welfare plans (as defined in ERISA Section 3(1)), such plans have complied in all material respects with the COBRA continuation coverage requirements of Code Section 4980B. No member of the JEFG Group has any liability with respect to any plans providing benefits with respect to employees employed outside the United States.

    Section 6.04. The consummation of the transactions contemplated by the Distribution Agreement and this Agreement will not result in JEFG being liable to any individual for severance pay.

                                  ARTICLE VII
                                INDEMNIFICATION

    Section 7.01. HOLDING INDEMNIFICATION OF THE JEFG GROUP. On or after the Effective Time, Holding shall indemnify, defend and hold harmless each member of the JEFG Group, and each of their respective directors, officers, employees and agents (the "JEFG Indemnitees") from and against any and all claims, costs, damages, losses, liabilities and expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys fees and expenses in connection with any and all Actions or threatened Actions) (collectively, "INDEMNIFIABLE LOSSES") incurred or suffered by any of the JEFG Indemnitees and arising out of, or due to or otherwise in connection with (x) any of the employee benefit liabilities and obligations assumed or retained by Holding pursuant to this Agreement or (y) the failure of Holding or any member of the Holding Group to pay, perform or otherwise discharge, any of the employee benefit liabilities and obligations assumed or retained, and representations and agreements made, by Holding pursuant to this Agreement.

    Section 7.02. JEFG INDEMNIFICATION OF HOLDING. On and after the Effective Time, JEFG shall indemnify, defend and hold harmless Holding, and each of its respective directors, officers, employees and agents (the "HOLDING INDEMNITEES") from and against any and all Indemnifiable Losses incurred or suffered by any of the Holding Indemnitees and arising out of, or due to or otherwise in connection with (x) any of the employee benefit liabilities and obligations assumed or retained by JEFG pursuant to the Agreement or (y) the failure of JEFG or any member of the JEFG Group to pay, perform or otherwise discharge, any of the employee benefit liabilities and obligations assumed or retained, and agreements made, by JEFG pursuant to this Agreement.

    Section 7.03. INSURANCE AND THIRD PARTY OBLIGATIONS. No insurer or any other third party shall be (a) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, (b) relieved of the responsibility to pay any claims to which it is obligated or (c) entitled to any subrogation rights with respect to any obligation hereunder.

                                  ARTICLE VIII
                           INDEMNIFICATION PROCEDURES

    Section 8.01. NOTICE AND PAYMENT OF CLAIMS. If any JEFG or Holding Indemnitee (the "INDEMNIFIED PARTY") determines that it is or may be entitled to indemnification by a party (the "INDEMNIFYING PARTY") under Article VII (other than in connection with any Action or claim subject to Section 8.02), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. After the Indemnifying Party shall been notified of the amount for which the Indemnified Party seeks indemnification, the Indemnifying Party shall, within 90 days after receipt of such notice, pay the Indemnified Party such amount in cash or other immediately available funds (or reach agreement with the Indemnified Party as to a mutually agreeable alternative payment schedule) unless the Indemnifying Party objects to the claim for indemnification or the amount thereof. If the Indemnifying Party does not give the Indemnified Party written notice objecting to such claim and setting forth the grounds therefor within the same 90 day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount.

    Section 8.02. NOTICE AND DEFENSE OF THIRD-PARTY CLAIMS. Promptly following the earlier of (a) receipt of notice of the commencement by a third party of any Action against or otherwise involving any Indemnified Party or (b) receipt of information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a "THIRD-PARTY CLAIM"), the Indemnified Party shall give the Indemnifying Party written notice thereof. The failure of the Indemnified Party to give notice as provided in this Section 8.02 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice. Within 90 days after receipt of such notice, the Indemnifying Party may
(a) by giving written notice thereof to the Indemnified Party, acknowledge liability for and at its option elect to assume the defense of such Third-Party Claim at its sole cost and expense or (b) object to the claim of indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this Section 8.02; provided that if the Indemnifying Party does not within the same 90 day period give the Indemnified Party written notice objecting to such claim and setting forth the grounds therefor or electing to assume the defense, the Indemnifying Party shall be deemed to have acknowledged, as between the parties hereto, its liability for such Third-Party Claim. Any contest of a Third Party Claim as to which the Indemnifying Party has elected to assume the defense shall be conducted by attorneys employed by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided that the Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at the Indemnified Party's sole cost and expense. Notwithstanding the foregoing, (i) the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (and shall be liable to the Indemnified Party for the reasonable fees and expenses incurred by the Indemnified Party in defending such Third-Party Claim) if there are one or more legal defenses available only to the Indemnified Party that conflict, in one or more significant substantive respects, with those available to the Indemnifying Party with respect to such Third-Party Claim and (ii) if at any time after assuming the defense of a Third-Party Claim an Indemnifying Party shall fail to prosecute or shall withdraw from the defense of such Third-Party Claim, the Indemnified Party shall be entitled to resume the defense thereof with counsel selected by such Indemnified Party and the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in such defense. The Indemnifying Party may settle, compromise or discharge a Third-Party Claim, provided, the Indemnifying Party shall have obtained the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If, after receipt of notice of a Third-Party Claim, the Indemnifying Party does not undertake to defend such Third-Party Claim within 90 days of such notice, the Indemnified Party may, but shall have no obligation to, contest any lawsuit or action with respect to such Third-Party Claim and the Indemnifying Party shall be bound by the results obtained with respect thereto by the Indemnified Party. Indemnification shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnifiable Loss is incurred. The parties agree to render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any Third-Party Claim. The remedies provided in this Article VIII shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

    Section 8.03. CONTRIBUTION. To the extent that any indemnification provided for in Section 7.01 or 7.02 is unavailable to an Indemnified Party or is insufficient in respect of any of the Indemnifiable Losses of such Indemnified Party, then the Indemnifying Party, in lieu of, or in addition to, indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Indemnifiable Losses (i) in such proportion as is appropriate to reflect the relative benefits received by such Indemnifying Party on the one hand and the Indemnified Party on the other hand from the transaction or other matter which resulted in the Indemnifiable Losses or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other hand in connection with the action, inaction, statements or omissions that resulted from such Indemnifiable Losses as well as any other relevant equitable considerations.

                                   ARTICLE IX
                                 MISCELLANEOUS

    Section 9.01. NOTICES. All notices and communications under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly given when received addressed as follows:If to JEFG, to:
Investment Technology Group, Inc.
380 Madison Avenue, 4th Floor
New York, New York 10017
Attention: Chief Financial Officer

With a copy to:
Cahill Gordon & Reindel
80 Pine Street
New York, New York 10005
Attention: Immanuel Kohn, Esq.

If to Holding, to:
Jefferies Group, Inc.
JEF Holding Company, Inc.
11100 Santa Monica Boulevard, 11th Floor
Los Angeles, California 90025
Attention: Chief Financial Officer

With a copy to:
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention: Brian J. Lynch, Esq.

    Such notices shall be deemed received (i) as of the date of delivery by hand delivery, (ii) one business day after such notice is given to a national overnight delivery service or (iii) five business days after placed in the United States mail, provided such mail is sent by certified mail with return receipt requested. Either party may, by written notice so delivered to the other party, change the address to which delivery of any notice shall thereafter be made.

    Section 9.02. AMENDMENT AND WAIVER. This Agreement may not be altered or amended, nor may rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver and by ITGI. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

    Section 9.03. ENTIRE AGREEMENT. This Agreement, together with the Distribution Agreement, constitutes the entire understanding of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. To the extent that the provisions of this Agreement are inconsistent with the provisions of the Distribution Agreement, the provisions of this Agreement shall prevail.

    Section 9.04. PARTIES IN INTEREST. Neither of the parties hereto may assign its rights or delegate any of its duties under this Agreement without the prior written consent of each other party and of ITGI. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer any benefits, rights or remedies upon any person or entity other than members of the JEFG Group and Holding, and the JEFG Indemnitees and Holding Indemnitees and their respective successors and assigns under Articles VII and VIII hereof.

    Section 9.05. FURTHER ASSURANCES AND CONSENTS. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will use its reasonable efforts to (i) execute and deliver such further instruments and documents and take such other actions as any other party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (ii) take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement.

    Section 9.06. SEVERABILITY. The provisions of this Agreement are severable and should any provision hereof be void, voidable or unenforceable under any applicable law, such provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the parties as though such void, voidable or unenforceable provision were not part hereof.

    Section 9.07. EXPRESS THIRD-PARTY BENEFICIARY. Prior to the Merger, ITGI is an express third party beneficiary of this Agreement and shall be entitled to enforce the provisions hereof as if a party hereto.

    Section 9.08. GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without regard to the conflicts of law rules of such state.

    Section 9.09. COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

    Section 9.10. DISPUTES. Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes in connection with claims by third parties shall be exclusively governed by and settled in accordance with provisions identical to those set forth in Section 11.10 of the Distribution Agreement, which Section is hereby incorporated by this reference.

    Section 9.11. Holding will provide to ITGI, as soon as practicable following its request, any information reasonably needed by ITGI relating to any of the employee benefit plans referred to in this Agreement. In addition, as soon as practicable following the Effective Time Holding will provide to ITGI copies of all domestic relations orders received with respect to JEFG Employees in connection with the JEFG ESOP, the JEFG PSP and the JEFG Pension Plan.

    IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                JEFFERIES GROUP, INC.

                                BY            /s/ CLARENCE T. SCHMITZ
                                     -----------------------------------------
                                        Clarence T. Schmitz, Executive Vice
                                                     President
                                                      and CFO

                                JEF HOLDING COMPANY, INC.

                                BY               /s/ JERRY M. GLUCK
                                     -----------------------------------------
                                           Jerry M. Gluck, Secretary and
                                                  General Counsel

                                                                      APPENDIX D

                   TAX SHARING AND INDEMNIFICATION AGREEMENT

    THIS AGREEMENT is entered into as of the 17th day of March, 1999, by and among JEFFERIES GROUP, INC., a Delaware corporation ("JEFG"), JEF HOLDING COMPANY, INC., a Delaware corporation ("HOLDING"), and INVESTMENT TECHNOLOGY GROUP, INC., a Delaware corporation ("ITGI").

                                  WITNESSETH:

    WHEREAS, the JEFG Board of Directors has determined that it is appropriate and desirable to distribute all of the shares of HOLDING common stock that it owns to the holders of JEFG common stock (the "Distribution") in a transaction intended to qualify as a tax-free distribution for federal income tax purposes under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"); and

    WHEREAS, JEFG has applied to the Internal Revenue Service for a private letter ruling (the "Ruling") to the effect that the Distribution will qualify as a tax-free distribution for federal income tax purposes under Section 355 of the Code; and

    WHEREAS, ITGI will be the principal subsidiary of JEFG immediately after the Distribution; and

    WHEREAS, it is intended that ITGI will merge with and into JEFG following the Distribution (the "Merger"); and

    WHEREAS, it is intended that HOLDING and its subsidiaries will accordingly cease to be members of the affiliated group (within the meaning of Section 1504(a) of the Code) of which JEFG is the common parent, effective on or about April 27, 1999 (the "Effective Date"); and

    WHEREAS, the parties desire to provide for and agree upon the allocation of liabilities for taxes with respect to the parties for the taxable year that includes the Effective Date (the "1999 Taxable Year"); and

    WHEREAS, the parties hereto also desire to provide for the preparation and filing of tax returns along with the payment of taxes shown due and payable thereon with respect to the 1999 Taxable Year, the treatment of carrybacks and adjustments with respect to the parties for the 1999 Taxable Year, and any other matters related to taxes with respect to the 1999 Taxable Year, including indemnification for any taxes imposed as a result of certain actions by the parties that are inconsistent with the treatment of the Distribution as tax-free; and

    WHEREAS, the Tax Sharing Agreement entered into as of January 1, 1994 by and between JEFG and ITGI has been terminated in its existing form and the Amended and Restated Tax Sharing Agreement dated as of March 17, 1999 by and among JEFG, HOLDING and ITGI (the "Prior Agreement") (attached hereto as Exhibit A) will apply to all tax years ending before the 1999 Taxable Year,

    NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and conditions hereinafter contained, the parties hereto agree as follows:

    1.  DEFINITIONS

    The following terms as used in this Agreement shall have the meanings set forth below:

        (a) "Additional Amount" shall mean the amount determined under Section 3 hereof.

        (b) "Consolidated Return" shall mean a consolidated Federal income tax return filed pursuant to Section 1501 of the Code.

        (c) "Consolidated Taxable Income" shall mean the consolidated Federal taxable income of the JEFG Group for any taxable year for which the JEFG Group files a Consolidated Return.

        (d) "Consolidated Tax Liability" shall mean the consolidated Federal income tax liability of the JEFG Group for any taxable year for which the JEFG Group files a Consolidated Return.

        (e)  "IRS" shall mean the Internal Revenue Service.

        (f) "JEFG Group" shall mean the affiliated group of corporations of which JEFG is the common parent. In the event that the merger takes place as contemplated and JEFG changes its name to Investment Technology Group, Inc. ("New ITGI"), the term "JEFG Group" shall include the affiliated group of corporations of which New ITGI is the common parent.

        (g) "Loss Amount" shall mean the amount determined under Section 2 hereof.

        (h)  "Member" shall mean each includible member of the JEFG Group.

        (i) "Regulations" shall mean the Treasury Regulations as in effect from time to time.

        (j) "Separate Return Tax Liability" shall mean the Federal income tax liability of a Member and its subsidiaries computed as if they had filed a separate Federal income tax return for the applicable taxable year with the modifications set forth in Section 1.1552-1(a)(2)(ii) of the Regulations. If the computation of a Member's Separate Return Tax Liability as provided herein does not result in a positive amount, such Member's Separate Return Tax Liability shall be deemed to be zero. For purposes of this definition, ITGI's Separate Return Tax Liability shall include JEFG's Separate Return Tax Liability for the period after the Distribution.

        (k) "Separate Taxable Income" shall mean an amount determined with respect to a Member and its subsidiaries in accordance with Section 1.1502-12 of the Regulations with the adjustments contained in Section 1.1552-1(a)(1)(ii) of the Regulations. If the computation of a Member's Separate Taxable Income as provided herein does not result in a positive amount, such Member's Separate Taxable Income shall be deemed to be zero. For purposes of this definition, ITGI's Separate Taxable Income shall include JEFG's Separate Taxable Income for the period after the Distribution.

        (l)  "Separate Tax Liability" shall mean the amount determined under
    Section 2 hereof.

    2.  SEPARATE TAX LIABILITY

        (a) The Separate Tax Liability of ITGI shall be the amount set forth in paragraph (b) hereof as modified by paragraphs (c) and (d) hereof.

        (b) The amount referred to in this paragraph (b) shall be an amount equal to that portion of the Consolidated Tax Liability for such taxable year that the Separate Taxable Income of ITGI for such taxable year bears to the sum of the Separate Taxable Incomes of all Members for such taxable year; PROVIDED, HOWEVER, that such amount shall not exceed the Consolidated Tax Liability for such taxable year.

        (c) The amount computed pursuant to paragraph (b) above shall be increased by 100% of the excess, if any, of the ITGI Separate Return Tax Liability for such taxable year over such amount (the "Loss Amount").

        (d) Any federal, state or local income tax deduction resulting from (i) the payment to the JEFG Pension Plan described in Section 3.03(a) of the Benefits Agreement (or from benefits distributions related thereto), or (ii) the payment of benefits under the JEFG CAP Plan to JEFG employees (each as defined in the Benefits Agreement), shall be for the benefit of ITGI (and the JEFG Group after the Distribution) and not for the benefit of HOLDING.

    3.  ADDITIONAL AMOUNT

    The Additional Amount shall be equal to 100% of the amount, if any, by which the Consolidated Tax Liability for the 1999 Taxable Year has been decreased by reason of the inclusion of ITGI and its subsidiaries in the JEFG Group for the 1999 Taxable Year.

    4.  PAYMENTS

    For the 1999 Taxable Year, payment of (i) the Separate Tax Liability of ITGI by ITGI (less any Loss Amount paid to HOLDING) to JEFG (or to the IRS after the Merger), (ii) the excess of the Consolidated Tax Liability over the amount described in (i) (the "Holding Liability") by HOLDING to JEFG, (iii) the Additional Amount, if any, by HOLDING to ITGI and (iv) the Loss Amount, if any, by ITGI to HOLDING with respect to such taxable year shall be made as follows:

        (a) On or before the 15th day of the fourth month of such taxable year, JEFG shall cause KPMG LLP to estimate the Separate Tax Liability (less any Loss Amount to be paid to HOLDING), the Holding Liability, the Additional Amount and the Loss Amount for such taxable year.

        (b) ITGI shall pay to JEFG (or to the IRS after the Merger), HOLDING shall pay to JEFG, HOLDING shall pay to ITGI and ITGI shall pay to HOLDING on or before each of the due dates for JEFG to make payment of estimates of JEFG Group's Federal income taxes for such taxable year one-fourth of the amount estimated pursuant to paragraph (a) above (collectively, the "Estimated Amounts"). If, after paying any such installment of the Estimated Amounts, KPMG LLP makes a new estimate, the amount of each remaining installment (if any) shall be the amount which would have been payable if the new estimate had been made when the first estimate for the taxable year was made, increased or decreased, as applicable, by the amount computed by dividing:

           (i) the difference between (A) the amount of the Estimated Amounts required to be paid before the date on which the new estimate is made, and (B) the amount of the Estimated Amounts which would have been required to be paid before such date if the new estimate had been made when the first estimate was made, by

           (ii) the number of installments remaining to be paid on or after the date on which the new estimate is made.

        (c) If, after the end of the 1999 Taxable Year, at the time of the filing of an application for extension of the time to file the tax return for the 1999 Taxable Year, if so filed, it is determined that the estimated Separate Tax Liability of ITGI (less any Loss Amount paid to HOLDING), Holding Liability, Additional Amount or the Loss Amount for such taxable period exceeds the aggregate amount paid pursuant to subparagraph (b) above with respect to such taxable period, then such excess shall be paid on or before the later of (i) the 15th day of the third month after the end of such taxable period, and (ii) the date on which such excess is finally determined, which shall be no later than 30 days after the extension for such taxable period is filed.

        (d) If, after the end of the 1999 Taxable Year, it is determined that the actual Separate Tax Liability of ITGI (less any Loss Amount paid to HOLDING), Holding Liability, Additional Amount or Loss Amount for such taxable period exceeds the aggregate amount paid pursuant to subparagraph
    (b) and (c) above with respect to such taxable period, then such excess shall be paid on or before the later of (i) the 15th day of the third month after the end of such taxable period, and (ii) the date on which such excess is finally determined, which shall be no later than 30 days after the Consolidated Return for such taxable period is filed.

        (e) If, after the end of the 1999 Taxable Year, it is determined that the amount paid pursuant to subparagraphs (b), (c) or (d) above with respect to such taxable period exceeds the actual Separate Tax Liability of ITGI (less any Loss Amount paid to HOLDING), Holding Liability, Additional Amount or Loss Amount for such taxable period, then such excess shall be paid on or before the later of (i) the 15th day of the third month after the end of such taxable period, and (ii) the date on which such excess is finally determined, which shall be no later than 30 days after the Consolidated Return for such taxable period is filed.

    5.  CARRYBACKS

        (a) If the JEFG Group has a consolidated unused investment credit, a consolidated unused foreign tax credit, a consolidated excess charitable contribution, a consolidated net capital loss or a consolidated net operating loss, as such terms defined in the Regulations (a "Consolidated Excess Amount") for any taxable year, the portion of such Consolidated Excess Amount which is attributable to a Member (the "Separate Excess Amount") shall be computed in accordance with Section 1.1502-79 of the Regulations. Any consolidated unused research and experimentation credit of the JEFG Group shall be treated and calculated in a manner consistent with the foregoing sentence, and shall be included in the term "Consolidated Excess Amount."

        (b) If such Consolidated Excess Amount originates in the 1999 Taxable Year, it will be carried back to a prior taxable year of the JEFG Group and the effect of such carryback will be determined in accordance with the Prior Agreement.

        (c) Payment of any amount due under this Section 5 shall be made on the date that a credit or refund is allowed with respect to the taxable year to which such payment relates.

    6.  SUBSEQUENT ADJUSTMENTS AND PROCEDURAL MATTERS

        (a) If any adjustments (other than adjustments made pursuant to Section 5 hereof) are made to the income, gains, losses, deductions or credits of the JEFG Group for the 1999 Taxable Year, whether by reason of the filing of an amended return or a claim for refund with respect to such taxable year or an audit with respect to such taxable year by the IRS, the amounts due under this Agreement for such taxable year shall be redetermined by taking into account such adjustments. If, as a result of such redetermination, any amounts due under this Agreement shall differ from the amounts previously paid, then payment of such difference shall be made (a) in the case of an adjustment resulting in a credit or refund, on the date on which such credit or refund is allowed with respect to such adjustment or (b) in the case of an adjustment resulting in the assertion of a deficiency, on the date on which such deficiency is paid. Any amounts due under this paragraph (a) shall include any interest attributable thereto computed in accordance with Sections 6601 or 6611 of the Code, as the case may be, and any penalties or additional amounts which may be imposed.

        (b) If any tax audit is undertaken by any tax authority, HOLDING shall initially have primary control of any dealings with such tax authority. Upon a determination that such audit could give rise to an increase in either HOLDING's or ITGI's liability under this Agreement, then HOLDING or ITGI, as the case may be, shall be given primary control of any dealings with such tax authority; provided, however, that the other party will be consulted with respect to any matters which could result in an increase in the other party's liability under this Agreement.

        (c) If any adjustment or deficiency is proposed, asserted or assessed by any tax authority which would give rise to an increase in either HOLDING's or ITGI's liability under this Agreement, then HOLDING or ITGI, as the case may be, shall have the primary right to contest, compromise or settle any such adjustment or deficiency; provided, however, that the other party will be consulted with respect to any matters which could result in an increase in such other party's liability under this Agreement. If such adjustment or deficiency would give rise to an increase in both HOLDING's and ITGI's liability under this Agreement, then HOLDING and ITGI shall jointly have the right to contest, compromise or settle any such adjustment or deficiency.

    7.  CARRYBACKS FROM SEPARATE RETURN YEARS

    This Agreement shall have no application to the carryback of a net operating loss or credit from a separate return year (within the meaning of Section 1.1502-1(e) of the Treasury Regulations) to any taxable year of JEFG Group, and no recomputation or other payment shall be made in respect of such carryback.

    8.  FILING OF CALIFORNIA SINGLE RETURNS

    HOLDING may file or cause to be filed a single return for California franchise and income tax purposes ("California Single Return") for those affiliated corporations that are includible in a California combined report (the "JEFG Combined Group") for the 1999 Taxable Year if the JEFG Combined Group is required or permitted to file such a return. To the extent that it qualifies under California law, JEFG shall be the "key corporation" with respect to any such California Single Return and, to the extent that it does not so qualify, shall designate a "key corporation" from among the members of the JEFG Combined Group that does so qualify. Each party to this Agreement hereby consents to any such designation on behalf of itself and any direct or indirect subsidiary thereof. With regard to any income year with respect to which the JEFG Combined Group files, or it is reasonably anticipated that the JEFG Combined Group will file, a California Single Return for the 1999 Taxable Year, the estimated and final California tax liability of each member of the JEFG Combined Group shall be determined, to the extent permitted by California law, in a manner consistent with the principles set forth in this Agreement, and payments of the estimated and final tax liability so determined shall be made to the key corporation at the time that payments of corresponding Federal payments are due.

    9.  FILING OF STATE CONSOLIDATED RETURNS

    To the extent permitted or required by the applicable laws of any state other than California, JEFG and its affiliated corporations (the "state consolidated group"), at the election of HOLDING in its sole discretion, may join for the 1999 Taxable Year in the filing of a single, combined or consolidated franchise or income tax return ("state consolidated return") with any such corporation required to file a franchise or income tax return in such state for such taxable year. With regard to the 1999 Taxable Year with respect to which the state consolidated group files, or it is reasonably anticipated will file, a state consolidated return which includes ITGI, the estimated and final state tax liability of each member of the state consolidated group shall be determined, to the extent permitted by law of the state in which the return is to be filed, in a manner consistent with the principles set forth in this Agreement, and payments of the estimated and final tax liability so determined shall be made to the member of the state consolidated group responsible for payment of the state consolidated group's tax liability at the time that payments of corresponding Federal payments are due.

    10. LIABILITY FOR TAKING CERTAIN ACTIONS INCONSISTENT WITH THE TREATMENT OF THE DISTRIBUTION AS TAX-FREE.

        (a) Notwithstanding any other provision of this Agreement (other than in this Section 10), (i) in the event that any party, or employee, officer, or director of such party, takes any action inconsistent with, or fails to take any action required by, or in accordance with, the treatment of the Distribution as tax-free, then such party shall be liable for the inconsistent action or failure to take required action of it or its employees, officers and directors and shall indemnify and hold the other parties harmless from any tax liabilities, including the costs thereof, resulting from such inconsistent action or failure to take required action, and (ii) if any party engages in any transaction involving its stock or assets or makes any factual statement or representation to the Internal Revenue Service in or in connection with the Ruling that is inaccurate or incomplete in any material respect, and as a result of that transaction or inaccuracy or incompleteness of such factual statement or representation, the Distribution is treated as a taxable event notwithstanding the receipt of the Ruling, then the party engaging in such transaction or making such factual statement or representation shall hold the other parties harmless from any tax liabilities, including the costs thereof, that result from the treatment of the Distribution as a taxable event.

        (b) For purposes of this Section 10, (i) any action taken (or failure to take action) prior to the Distribution by any subsidiary of JEFG (other than ITGI or a subsidiary of ITGI) or any employee, officer or director of such subsidiary of JEFG shall be deemed to be an action taken (or failure to take action) by HOLDING (and not JEFG) or by an employee, officer or director of HOLDING (and not JEFG); (ii) any action taken (or failure to take action) prior to the Distribution by JEFG or any employee, officer or director of JEFG shall be deemed to be an action taken (or failure to take action) by HOLDING (and not JEFG) or by an employee, officer or director of HOLDING (and not JEFG); (iii) any action taken (or failure to take action) prior to the Distribution by any subsidiary of ITGI or any employee, officer or director of such subsidiary of ITGI shall be deemed an action (or failure to take action) by ITGI (and not HOLDING) or by an employee, officer or director of ITGI (and not HOLDING); (iv) any action taken (or failure to take action) prior to the Distribution by any employee, officer or director of ITGI shall be deemed to be an action taken (or failure to take action) by ITGI (and not HOLDING) or by an employee, officer or director of ITGI (and not HOLDING); (v) any action taken (or failure to take action) after the Distribution by JEFG, any subsidiary of JEFG (including ITGI and any subsidiary of ITGI) (other than HOLDING or a subsidiary of HOLDING) or any employee, officer or director of JEFG or such subsidiary of JEFG (including ITGI and any subsidiary of ITGI) shall be deemed to be an action taken (or failure to take action) by ITGI or by an employee, officer or director of ITGI; and (vi) any action taken (or failure to take action) after the Distribution by HOLDING, any subsidiary of HOLDING or any employee, officer or director of HOLDING or such subsidiary of HOLDING shall be deemed to be an action taken (or failure to take action) by HOLDING or by an employee, officer or director of HOLDING.

        (c) For purposes of this Section 10, any factual statement or representation made by JEFG in or in connection with the Ruling with respect to (i) ITGI and any subsidiary of ITGI, or with respect to JEFG following the Distribution, including, without limitation, the intentions of JEFG following the Distribution, shall be deemed to be a factual statement or representation made by ITGI (and not HOLDING) or by an employee, officer or director of ITGI (and not HOLDING), and (ii) JEFG and any subsidiary of JEFG (other than ITGI or any subsidiary of ITGI and other than with respect to JEFG following the Distribution, including, without limitation, the intentions of JEFG following the Distribution) shall be deemed to be a factual statement or representation made by HOLDING (and not JEFG) or by an employee, officer or director of HOLDING (and not JEFG).

        (d) ITGI has reviewed the materials submitted to the IRS in and in connection with the Ruling. All such materials concerning ITGI and all such materials concerning JEFG following the Distribution, including, without limitation, any factual statements and representations concerning ITGI, its business operations, capital structure and organization, are complete and accurate in all material respects.

        (e) HOLDING has reviewed the materials submitted to the IRS in and in connection with the Ruling. All such materials concerning JEFG and subsidiaries (other than (i) materials relating to ITGI or any subsidiary of ITGI and (ii) materials concerning JEFG following the Distribution) including, without limitation, any factual statements and representations concerning JEFG or its subsidiaries, their business operations, capital structure and organization, are complete and accurate in all material respects.

        (f) HOLDING and ITGI agree to split equally the costs of defending the Ruling in a subsequent examination by the IRS if it is reasonably determined that no party is otherwise responsible for such costs as provided in this
    Section 10.

        (g) ITGI is considering an internal restructuring involving a transfer by ITG Inc. ("ITGX") of the assets, liabilities and employees of ITGX's research and development division to a newly formed subsidiary of ITGX (the "R&D Subsidiary"), followed by a distribution by ITGX of all of the stock of the R&D Subsidiary to ITGI (such transfer and distribution referred to hereinafter as the "Internal Spin"). ITGI hereby represents and warrants that ITGI and ITGX have not consummated the Internal Spin in its entirety and have not consummated either of (i) such transfer of assets, liabilities and employees to the R&D Subsidiary or (ii) such distribution of the stock of the R&D Subsidiary. ITGI further represents and agrees that it will not consummate, and will cause ITGX not to consummate, either the Internal Spin in its entirety or either of (i) such transfer of assets, liabilities and employees to the R&D Subsidiary or (ii) such distribution of the stock of the R&D Subsidiary unless and until it has received a ruling from the IRS that any such consummation will not adversely affect any ruling issued by the IRS pursuant to the Ruling, and the subsequent supplements to the Ruling.

    11. REPRESENTATIONS OF HOLDING. HOLDING represents and warrants to ITGI that, to the best of its knowledge, subject to the exceptions provided in
Schedule   attached hereto, and subject to other exceptions that are not material individually or in the aggregate:

        (a) JEFG will have prepared and timely filed with the appropriate taxing authority all tax returns and reports required to be filed through the date of the Distribution, taking into account any extension of time to file granted to JEFG;

        (b) JEFG will have timely paid all taxes (including interest and penalties thereon and additions thereto) due and payable by it (including any federal income tax liability of the JEFG Group and any tax liability of a combined or consolidated state, local or foreign group which includes JEFG for any period prior to the Distribution);

        (c) any deficiencies or assessments asserted in writing against JEFG by any taxing authority through the date of the Distribution will have been paid or fully settled;

        (d) JEFG is not presently under examination or audit by any taxing authority;

        (e) no extension of the period for assessment or collection of any tax is currently in effect with respect to JEFG;

        (f) copies of all tax returns and reports filed by JEFG and any other books and records and other information relating to any liability (or potential liability) of JEFG for taxes have been made available to ITGI; and

        (g) no Member of the JEFG Group has entered into any intercompany transaction (as that term is defined in Section 1.1502-13 of the Treasury Regulations) that may result in any material tax or addition to tax such as interest or penalties.

    12. FURTHER ACTIONS

    Each of the parties hereto agrees, and agrees to cause any direct or indirect subsidiary of such party, to file such consents, elections and other documents and take such other action as may be necessary or appropriate to carry out the purpose of this Agreement.

    13. RECORD RETENTION, RETURN PREPARATION AND COSTS

        (a) HOLDING will retain all records relating to the determination of taxes hereunder as agent and custodian for JEFG, and HOLDING will make such records available to JEFG.

        (b) KPMG LLP will prepare all tax returns to be filed pursuant to this Agreement in a manner consistent with past practice and will make all computations relating to estimated taxes and carrybacks for purposes of this Agreement.

        (c) HOLDING and ITGI agree to split equally the costs arising from the preparation and filing of all tax returns filed pursuant to this Agreement (including any applicable computations relating to carrybacks).

    14. DETERMINATIONS

    Except as provided in Section 13 of this Agreement, all determinations required hereunder shall be made by the independent public accountants regularly employed by the JEFG Group at the time that such determination is required to be made. Such determinations shall be binding and conclusive upon the parties for purposes hereof.

    15. INTEREST

    If any payment required to be made pursuant to Section 4, 5, 8 or 9 of this Agreement is not made within the time periods specified in those Sections, the delinquent payment shall bear interest from its due date until the date of actual payment at the rate (or rates) charged by the Internal Revenue Service on underpayments of tax for the periods in question.

    16. MISCELLANEOUS PROVISIONS

        (a) All references and provisions under this Agreement that refer to ITGI shall be deemed to refer also to JEFG with respect to any period after the Merger.

        (b) This Agreement applies only with respect to the 1999 Taxable Year and the Prior Agreement remains in full force and effect with respect to all tax years prior to the 1999 Taxable Year.

        (c) This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. No alteration, amendment or modification of any of the terms of this Agreement shall be valid unless made by an instrument signed in writing by an authorized officer of each party hereto.

        (d) This Agreement has been made in and shall be construed and enforced in accordance with the laws of the State of New York from time to time obtaining.

        (e) This Agreement shall be binding upon and inure to the benefit of each party hereto and their respective successors and assigns.

        (f) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        (g) All notices and other communications hereunder shall be deemed to have been duly given if given in writing and delivered by either in person or by facsimile with receipt acknowledged or confirmed or by certified or registered mail, return receipt requested, postage prepaid and addressed as follows:

        (i)If to JEFG or any of its successors prior to the Distribution at:

           Jefferies Group, Inc.
           11100 Santa Monica Boulevard, 11th Floor
           Los Angeles, California 90025

           Attention: Chief Executive Officer
           Facsimile: 310-914-1013

           With a copy to:

           Morgan, Lewis & Bockius LLP
           1701 Market Street
           Philadelphia, PA 19103
           Attention: Brian J. Lynch, Esq.

        (ii)If to JEFG or any of its successors after the Distribution at:

            Investment Technology Group, Inc.
           380 Madison Avenue, 4th Floor
           New York, New York 10017
           Attention: Chief Financial Officer
           Facsimile: 212-444-6490

            With a copy to:

            Cahill Gordon & Reindel
           80 Pine Street
           New York, New York 10005
           Attention: Immanuel Kohn, Esq.

       (iii)If to ITGI or any of its successors at:

            Investment Technology Group, Inc.
           380 Madison Avenue, 4th Floore
           New York, New York 10017
           Attention: Chief Financial Officer
           Facsimile: 212-444-6490

            With a copy to:

            Cahill Gordon & Reindel
           80 Pine Street
           New York, New York 10005
           Attention: Immanuel Kohn, Esq.

        (iv)If to HOLDING at:

            Jefferies Group, Inc.
           JEF Holding Company, Inc.
           11100 Santa Monica Boulevard, 11th Floor
           Los Angeles, California 90025
           Attention: Chief Financial Officer

            With a copy to:

            Morgan, Lewis & Bockius LLP
           1701 Market Street
           Philadelphia, PA 19103
           Attention: Brian J. Lynch, Esq.

        (h) The headings of the paragraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be affixed hereto, all on the date and year first above written.

"JEFG"                          JEFFERIES GROUP, INC.,
                                a Delaware corporation

                                By:           /s/ CLARENCE T. SCHMITZ
                                     -----------------------------------------
                                        Clarence T. Schmitz, Executive Vice
                                                     President
                                                      and CFO

"ITGI"
                                INVESTMENT TECHNOLOGY GROUP, INC.
                                a Delaware corporation

                                By:         /s/ RAYMOND L. KILLIAN, JR.
                                     -----------------------------------------
                                         Raymond L. Killian, Jr., Chairman,
                                       Chief Executive Officer and President

"HOLDING"
                                JEF HOLDING COMPANY, INC.
                                A Delaware corporation

                                By:  /s/ JERRY M. GLUCK
                                     -----------------------------------------
                                     Jerry M. Gluck, Secretary and
                                     General Counsel

                                                                      Appendix E

                                                                   [LOGO]

March 17, 1999

J.P. Morgan Securities Inc.

60 Wall Street
New York, NY
0260-0060

The Board of Directors
Jefferies Group, Inc.
11100 Santa Monica Boulevard
Los Angeles, CA 90025

Attention: Frank E. Baxter
       Chairman & Chief Executive Officer

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to Jefferies Group, Inc. (the "Company") of the Exchange Ratio (as defined below) in the proposed merger (the "Merger") of the Company with Investment Technology Group, Inc. ("ITGI"). Pursuant to the Agreement and Plan of Merger, dated as of March 17, 1999 (the "Agreement"), between the Company and ITGI, ITGI will be merged with and into the Company, and each share of Common Stock, par value $0.01 per share (the "ITGI Common Stock"), of ITGI issued and outstanding immediately prior to the Effective Time (as defined in the Agreement) (other than shares held in the treasury of ITGI or held by the Company) shall be converted into the right to receive such number of shares of Common Stock, par value $0.01 per share (the "Company Common Stock") of the Company equal to the result obtained by dividing (x) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time by (y) the total number of shares of ITGI Common Stock held by the Company immediately prior to the Effective Time (the "Exchange Ratio").

In arriving at our opinion, we have reviewed (i) the Agreement; (ii) the Proxy/Information Statement of the Company with respect to the Merger (the "Proxy Statement"); and (iii) the audited financial statements of the Company and ITGI for the fiscal year ended December 31, 1997, and a draft of the audited financial statements of the Company and ITGI for the period ended December 31, 1998. In addition, we have held discussions with certain members of the management of the Company and ITGI with respect to certain aspects of the Merger and considered such other information as we deemed appropriate for the purposes of this opinion.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and ITGI or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. J.P. Morgan has also assumed that the Merger will have the tax consequences described in the Proxy Statement and in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the

Agreement will be consummated as described in the Agreement and the Proxy Statement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Company Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the Merger and other transactions contemplated by the Agreement and the Proxy Statement and will receive a fee from the Company for our services. J.P. Morgan has from time to time acted as a financial advisor to the Company, for which it has received customary fees. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of the Company or ITGI for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the exchange ratio in the proposed Merger is fair, from a financial point of view, to the Company.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger.

Very truly yours,

J.P. MORGAN SECURITIES INC.

By:        /s/ FREDERIC A. ESCHERICH
           ------------------------------------------
           Name:  Frederic A. Escherich
           Title:  Managing Director

                                                                      Appendix F

                        DELAWARE GENERAL CORPORATION LAW
                          SECTION 262 OF SUBCHAPTER IX
                                APPRAISAL RIGHTS

SECTION 262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251, 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to Section 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
    (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                              JEFFERIES GROUP, INC.
                    11100 Santa Monica Boulevard, 11th Floor
                          Los Angeles, California 90025

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL
                    MEETING OF STOCKHOLDERS, APRIL 20, 1999.

KNOW ALL MEN BY THESE PRESENTS that I, the undersigned stockholder of Jefferies Group, Inc., a Delaware corporation (the "Company"), do hereby nominate, constitute, and appoint Frank E. Baxter and Clarence T. Schmitz, or any one or more of them, my true and lawful attorney(s) with full power of substitution for me and in my name, place and stead, to vote all of the Common Stock, par value $.01 per share, of the Company, standing in my name on its books on March 1, 1999, at the Special Meeting of its Stockholders to be held on April 20, 1999 at the New York Helmsley Hotel, 212 East 42nd Street, New York, New York 10017 at 9:00 a.m., local time, and at any and all postponements or adjournments thereof.

--------------------------------------------------------------------------------
(1) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of March 17, 1999 (the "Merger Agreement"), between the Company and Investment Technology Group, Inc., a Delaware corporation and an approximately 80.5% subsidiary of the Company ("ITGI"), providing for the merger (the "Merger") of ITGI with and into the Company and to also approve the issuance of the Common Stock of the Company pursuant to the Merger Agreement. The Merger is subject to numerous conditions as set forth in the Merger Agreement, including the condition that the Merger would occur only after the Company distributes (the "Spin-Off") to Company stockholders through a pro rata dividend all of the outstanding common stock of JEF Holding Company, Inc. ("New JEF"), a wholly-owned subsidiary of the Company, following the transfer of all of the Company's assets, except for the Company's approximately 80.5% interest in the capital stock of ITGI, and all of the Company's liabilities (other than liabilities of or related to ITGI), to New JEF or a Company subsidiary that will become a New JEF subsidiary pursuant to the Transfers and the satisfaction of all other terms and conditions related to the Spin-Off.
--------------------------------------------------------------------------------
             FOR [  ]           AGAINST [  ]            ABSTAIN [  ]
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(2)  To consider and vote upon a proposal to approve the 1999 Incentive
     Compensation Plan of New JEF.
--------------------------------------------------------------------------------
             FOR [  ]           AGAINST [  ]            ABSTAIN [  ]
--------------------------------------------------------------------------------
(3) To consider and vote upon a proposal to approve the 1999 Directors' Stock Compensation Plan of New JEF.
--------------------------------------------------------------------------------
             FOR [  ]           AGAINST [  ]            ABSTAIN [  ]
--------------------------------------------------------------------------------
(4) To consider and vote upon a proposal to grant the Company's Board of Directors discretionary authority to postpone or adjourn the Special Meeting in order to solicit additional votes to approve any matter set forth in paragraphs (1), (2) or (3) above if the Secretary of the Company determines that there are not sufficient votes to approve any such matter.
--------------------------------------------------------------------------------
             FOR [  ]           AGAINST [  ]            ABSTAIN [  ]
--------------------------------------------------------------------------------
(5) In their discretion, to transact any other business that may properly come before the Special Meeting.
--------------------------------------------------------------------------------

ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 AND 4 AND IN THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

                                  REVERSE SIDE

         The undersigned acknowledges receipt of the Notice of Special Meeting and a Proxy/Information Statement, and revokes all prior Proxies for said meeting. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.


SIGNATURE(S) ________________________________________  DATE _____________


SIGNATURE(S) ________________________________________  DATE _____________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.